As filed with the Securities and Exchange Commission on September 11, 2012

Registration No. 333-182290

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Community Choice Financial Inc.

Subsidiary Guarantors Listed on Schedule A Hereto

(Exact name of registrant as specified in its charter)

Ohio	6099	45-1536453
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7001 Post Road, Suite 200

Dublin, Ohio 43016

(614) 798-5900

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

William E. Saunders, Jr.

Chief Executive Officer

7001 Post Road, Suite 200

Dublin, Ohio 43016

(614) 798-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bridgette Roman, Esq. Senior Vice President, Secretary and General Counsel 7001 Post Road, Suite 200 Dublin, Ohio 43016 Tel: (614) 798-5900 Fax: (614) 760-4057	Christopher M. Kelly, Esq. Michael J. Solecki, Esq. John T. Owen, Esq. Jones Day 222 East 41st Street New York, NY 10017-6702 Tel: (212) 326-3939 Fax: (212) 755-7306

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)       ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)           ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SCHEDULE A

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices
ARH-Arizona, LLC	Delaware	6099	27-2570561	7001 Post Road, Suite 200 Dublin, Ohio 43016
BCCI CA, LLC	Delaware	6099	20-8756962	7001 Post Road, Suite 200 Dublin, Ohio 43016
BCCI Management Company	Ohio	6099	31-1745261	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing II, Inc.	Ohio	6099	31-1482037	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of Arizona, Inc.	Ohio	6099	31-1715170	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of California, LLC	Delaware	6099	20-5738249	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of Florida, Inc.	Ohio	6099	31-1705930	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of Illinois, LLC	Delaware	6099	27-4614574	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of Kansas, LLC	Delaware	6099	20-4887219	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of Kentucky, Inc.	Ohio	6099	20-2310420	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of Michigan, Inc.	Delaware	6099	20-1286211	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of Missouri, LLC	Delaware	6099	20-4887280	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of Texas, LLC	Delaware	6099	26-0359272	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of Utah, Inc.	Ohio	6099	20-1430197	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing of Virginia, Inc.	Ohio	6099	41-2032804	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Check Cashing, Inc.	Ohio	6099	31-1195792	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Commercial Check Cashing of Florida, LLC	Delaware	6099	26-0270715	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Credit Solutions, LLC	Delaware	6099	26-3293792	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Lending Solutions of Arizona, LLC	Delaware	6099	27-0869281	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Lending Solutions, LLC	Delaware	6099	26-3042009	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Small Loans, LLC	Delaware	6099	26-2643235	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Title Loans of California, LLC	Delaware	6099	20-8106621	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Title Loans of Kansas, LLC	Delaware	6099	20-5566344	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Title Loans of Missouri, LLC	Delaware	6099	20-4950168	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Title Loans of Utah, LLC	Delaware	6099	20-4677945	7001 Post Road, Suite 200 Dublin, Ohio 43016

Buckeye Title Loans of Virginia, LLC	Delaware	6099	20-4678002	7001 Post Road, Suite 200 Dublin, Ohio 43016
Buckeye Title Loans, Inc.	Ohio	6099	20-3771897	7001 Post Road, Suite 200 Dublin, Ohio 43016
California Check Cashing Stores, LLC	Delaware	6099	20-5371754	7001 Post Road, Suite 200 Dublin, Ohio 43016
Cash Central of Alabama, LLC	Alabama	6099	20-3075331	84 East 2400 North North Logan, Utah 84341
Cash Central of Alaska, LLC	Alaska	6099	20-3052199	84 East 2400 North North Logan, Utah 84341
Cash Central of California, LLC	California	6099	20-3133378	84 East 2400 North North Logan, Utah 84341
Cash Central of Delaware, LLC	Delaware	6099	20-3224184	84 East 2400 North North Logan, Utah 84341
Cash Central of Hawaii, LLC	Hawaii	6099	20-3515396	84 East 2400 North North Logan, Utah 84341
Cash Central of Idaho, LLC	Idaho	6099	20-3133324	84 East 2400 North North Logan, Utah 84341
Cash Central of Kansas, LLC	Kansas	6099	20-3052220	84 East 2400 North North Logan, Utah 84341
Cash Central of Minnesota, LLC	Minnesota	6099	20-3390170	84 East 2400 North North Logan, Utah 84341
Cash Central of Missouri, LLC	Missouri	6099	20-3071030	84 East 2400 North North Logan, Utah 84341
Cash Central of Nevada, LLC	Nevada	6099	20-3416474	84 East 2400 North North Logan, Utah 84341
Cash Central of North Dakota, LLC	North Dakota	6099	20-3279738	84 East 2400 North North Logan, Utah 84341
Cash Central of South Dakota, LLC	South Dakota	6099	20-3096791	84 East 2400 North North Logan, Utah 84341
Cash Central of Texas, LLC	Texas	6099	20-4998356	84 East 2400 North North Logan, Utah 84341
Cash Central of Utah, LLC	Utah	6099	20-3052693	84 East 2400 North North Logan, Utah 84341
Cash Central of Washington, LLC	Washington	6099	20-3036545	84 East 2400 North North Logan, Utah 84341
Cash Central of Wyoming, LLC	Wyoming	6099	20-3297792	84 East 2400 North North Logan, Utah 84341
Cash Central of Wisconsin, LLC	Wisconsin	6099	20-3036580	84 East 2400 North North Logan, Utah 84341
CCCIS, Inc.	California	6099	20-4040950	7001 Post Road, Suite 200 Dublin, Ohio 43016
CCCS Corporate Holdings, Inc.	Delaware	6099	20-5491360	7001 Post Road, Suite 200 Dublin, Ohio 43016
CCCS Holdings, LLC	Delaware	6099	20-5371704	7001 Post Road, Suite 200 Dublin, Ohio 43016
CheckSmart Financial Company	Delaware	6099	20-4882314	7001 Post Road, Suite 200 Dublin, Ohio 43016
Checksmart Financial Holdings Corp.	Delaware	6099	20-4882400	7001 Post Road, Suite 200 Dublin, Ohio 43016
CheckSmart Financial, LLC	Delaware	6099	20-8514088	7001 Post Road, Suite 200 Dublin, Ohio 43016
Checksmart Money Order Services, Inc.	Delaware	6099	26-4295132	7001 Post Road, Suite 200 Dublin, Ohio 43016
Community Choice Family Insurance Agency, LLC	Delaware	6099	45-3199757	7001 Post Road, Suite 200 Dublin, Ohio 43016
CS-Arizona, LLC	Delaware	6099	27-2563500	7001 Post Road, Suite 200 Dublin, Ohio 43016
Direct Financial Solutions, LLC	Delaware	6099	20-3052679	84 East 2400 North North Logan, Utah 84341

Express Payroll Advance of Ohio, Inc.	Ohio	6099	20-2918150	7001 Post Road, Suite 200 Dublin, Ohio 43016
Fast Cash, Inc.	California	6099	77-0037914	7001 Post Road, Suite 200 Dublin, Ohio 43016
First Virginia Credit Solutions, LLC	Delaware	6099	27-1097140	7001 Post Road, Suite 200 Dublin, Ohio 43016
First Virginia Financial Services, LLC	Delaware	6099	26-4560641	7001 Post Road, Suite 200 Dublin, Ohio 43016
Hoosier Check Cashing of Ohio, Ltd	Ohio	6099	35-1965352	7001 Post Road, Suite 200 Dublin, Ohio 43016
Insight Capital, LLC	Alabama	6099	61-1455384	7001 Post Road, Suite 200 Dublin, Ohio 43016
National Tax Lending, LLC	Delaware	6099	27-4286061	7001 Post Road, Suite 200 Dublin, Ohio 43016
Reliant Software, Inc.	Utah	6099	20-5934040	84 East 2400 North North Logan, Utah 84341

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 11, 2012.

PROSPECTUS

Community Choice Financial Inc.

OFFER TO EXCHANGE

Up to $395,000,000 aggregate principal amount of its 10.75% Senior Secured Notes due 2019 registered under the Securities Act of 1933 for

any and all outstanding 10.75% Senior Secured Notes due 2019 that were issued on April 29, 2011

•                  We are offering to exchange new registered 10.75% senior secured notes due 2019, which we refer to herein as the “exchange notes,” for all of our outstanding unregistered 10.75% senior secured notes due 2019 that were issued on April 29, 2011, which we refer to herein as the “original notes.” We refer herein to the exchange notes and the original notes, collectively, as the “notes.”

•                  The exchange offer expires at 5:00 p.m., New York City time, on                 , 2012, unless extended.

•                  The exchange offer is subject to customary conditions that we may waive.

•                  All outstanding original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

•                  Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

•                  The exchange of original notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

•                  We will not receive any proceeds from the exchange offer.

•                  The terms of the exchange notes to be issued are substantially identical to the terms of the original notes, except that the exchange notes will not have transfer restrictions and you will not have registration rights.

•                  In order to accept this exchange offer, you must deliver your original notes and a properly completed and duly executed letter of transmittal to the exchange agent prior to the expiration of the exchange offer. For more information on how to tender your original notes, see “The Exchange Offer.”

•                  If you fail to tender your original notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

•                  There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system.

We are an “emerging growth company” and are eligible for reduced reporting requirements.

See “Risk Factors” beginning on page 19 for a discussion of matters you should consider before you participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2012.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prosecutes or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

i

NOTICE TO INVESTORS

This prospectus contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in this prospectus or incorporated by reference into this prospectus are qualified in their entirety by this reference. To the extent that any such agreement is attached as an exhibit to this registration statement, we will make a copy of such agreement available to you upon request.  We will provide this information to you at no charge upon written or oral request directed to Investor Relations, 7001 Post Road, Suite 200, Dublin, Ohio 43016 (telephone number (614) 798-5900). In order to ensure timely delivery of this information, any request should be made by            , 2012, five business days prior to the expiration date of the exchange offer.

The notes will be available in book-entry form only. The notes exchanged pursuant to this prospectus will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture, dated as of April 29, 2011, or the Indenture, governing the notes. See “Book-Entry, Delivery and Form.” U.S. Bank National Association, as trustee under the Indenture or as collateral agent under the Indenture, credit agreement governing our revolving credit facility and the collateral agreement, has not reviewed this prospectus and has made no representations as to the information contained herein.

INDUSTRY AND MARKET DATA AND PERFORMANCE DATA

This prospectus includes information regarding the retail financial services industry and various markets in which we compete. When we refer to our position in the industry, such market position is based on the number of retail stores we operate and not on our revenues or volumes. Where possible, this information is derived from third-party sources that we believe are reliable, including the Federal Deposit Insurance Corporation, or FDIC, Mercator Advisory Group, or Mercator, Stephens Inc., or Stephens, the Federal Reserve Bank of New York, the National Bureau of Economic Research, or NBER, Bretton Woods, Inc., or Bretton Woods, and Financial Service Centers of America, Inc., or FiSCA. In other cases, this information is based on estimates made by our management, based on their industry and market knowledge and information from third-party sources. However, this data is subject to change and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including the historical consolidated financial statements and pro forma consolidated statements of operations and the related notes included elsewhere in this prospectus, before you decide to participate in the exchange offer. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus. When we present historical financial information on a “pro forma basis”, we provide such information after giving effect to each of the acquisition of CCCS Corporate Holdings, Inc., which we completed in April 2011, and the acquisition of 10 stores in Illinois, which we completed in March 2011, and to each of the offering of our original notes and the establishment of our $40 million revolving credit facility, or our Revolving Credit Facility, each of which we completed in April 2011, as described in more detail under “Unaudited Pro Forma Consolidated Financial Information”. In this prospectus, unless the context requires otherwise, references to “CCFI”, “Issuer”, “we”, “our”, “us” or the “Company” refer to Community Choice Financial Inc. and to our predecessor, CheckSmart Financial Holdings Corp., as the context requires. Unless indicated otherwise, all data in this prospectus is presented as June 30, 2012.

Overview

In the opinion of management, we believe we are a leading retailer of alternative financial services to unbanked and underbanked consumers through a network 438 retail storefronts across 14 states. The Company also offers short-term consumer loans via our recently acquired Internet company which services customers in 19 states. We focus on providing a wide range of convenient consumer financial products and services to help customers manage their day-to-day financial needs, including short-term consumer loans, medium-term loans, title loans, check cashing, prepaid debit cards, money transfers, bill payments and money orders. Although the majority of our customers have banking relationships, we believe that our customers use our financial services because they are convenient, easy to understand, and in many instances, more affordable than available alternatives.

We strive to provide customers with unparalleled customer service in a safe, clean and welcoming environment. Our stores are located in highly visible, accessible locations that allow customers convenient and immediate access to our services. Our professional work environment combines high employee performance standards, incentive-based pay and a wide array of training programs to incentivize our employees to provide superior customer service. We believe that this approach has enabled us to build strong customer loyalty, putting us in a position to expand and continue to capitalize on our innovative product offerings. See “Certain Financial Measures and Other Information” for an explanation of how we calculate these metrics.

We serve the large and growing market of individuals who have limited or no access to traditional sources of consumer credit and financial services. A study conducted by the FDIC published in 2009 indicates 25.6% of U.S. households are either unbanked or underbanked, representing approximately 60 million adults. As traditional financial institutions increase fees for consumer services, such as checking accounts and debit cards, and tighten credit standards as a result of economic and other market driven developments, consumers have looked elsewhere for less expensive and more convenient alternatives to meet their financial needs. According to a recent Federal Reserve Bank of New York report, total consumer credit outstanding has declined over $1.4 trillion since its peak in the third quarter of 2008. This contraction in the supply of consumer credit has resulted in significant unmet demand for consumer loan products.

For the year ended December 31, 2011, we generated $306.9 million in revenue and $16.9 million in net income. For the six months ended June 30, 2012, we generated $173.0 million in revenue and $7.2 million in net income. As of June 30, 2012, we had $517.4 million of total assets and $68.7 million of stockholders’ equity.

Our measurement of comparable store sales growth as of December 31, 2011 includes stores which we operated for the full year of 2011 and which were open for the full year of 2010. As of December 31, 2011 we had 280 stores included in this measurement. These stores achieved comparable sales growth of 7.3% for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Our measurement of sales growth as of June 30, 2012 similarly includes stores open for the twelve month periods ended June 30, 2012 and 2011 and was 5.7%.

Products and Services

We offer several convenient, fee-based services to meet the needs of our customers, including short-term consumer loans, medium-term loans, title loans, check cashing, prepaid debit cards, money transfers, bill payments, money orders, international and domestic prepaid phone cards, tax preparation, auto insurance, motor vehicle registration services and other ancillary retail financial services. The following chart reflects the major categories of services that we currently offer and the revenues from these services for the year ended December 31, 2011:

Revenue by Product Group

Consumer Loans.  We offer a variety of consumer loan products and services. We believe that our customers find our consumer loan products and services to be convenient, transparent and lower-cost alternatives to other, more expensive short-term options, such as incurring returned item fees, credit card late fees, overdraft or overdraft protection fees, utility late payment, disconnect and reconnect fees and other charges imposed by other financing sources when they do not have sufficient funds to cover unexpected expenses or other needs. Our customers often have limited access to more traditional sources of consumer credit, such as credit cards.

The specific consumer loan products we offer vary by location, but generally include the following types of loans:

•                  Short-Term Consumer Loans.  One of our primary products is a short-term, small-denomination consumer loan whereby a customer receives immediate cash, typically in exchange for a post-dated personal check or a pre-authorized debit from his or her bank account.

•                  Medium-Term Loans.  In meeting our customers’ financial needs, we also offer a range of medium-term loans. Principal amounts of medium-term loans typically range from $100 to $2,501 and have maturities between three months and 24 months.

•                  Title Loans.  Title loans are asset-based loans whereby the customer obtains cash using a vehicle as collateral.

Check Cashing.  Subject to appropriate approvals, we accept all forms of checks, including payroll, government, tax refund, insurance, money order, cashiers’ and personal checks. Our check cashing fees vary depending upon the amount and type of check cashed, applicable state regulations and local market conditions.

Prepaid Debit Card Services.  One of our fastest growing businesses is the sale and servicing of prepaid debit cards. As an agent for a third-party debit card provider, we offer access to reloadable prepaid debit cards with a variety of enhanced features that provide our customers with a convenient and secure method of accessing their funds in a manner that meets their individual needs. The cards are provided by Insight Card Services LLC, successor to Insight LLC, or Insight, and our stores serve as distribution points where customers can purchase cards as well as load funds onto and withdraw funds from their cards.

Other Products and Services.  Introducing new products into our markets has historically created profitable revenue expansion. Other products and services that we currently offer through our stores include money transfer, bill payment, international, prepaid phone cards and a pilot auto insurance program.

Historical Acquisitions

California Acquisition.  On April 29, 2011, we acquired CCCS, an alternative financial services business with similar product offerings as Checksmart Financial Holdings Corp., or CheckSmart. CheckSmart, together with CCCS and certain other parties, executed an agreement and plan of merger, under which CCFI, a newly formed holding company, acquired all outstanding shares of both CheckSmart and CCCS. We refer to this transaction as the California Acquisition. In connection with consummating the California Acquisition, we also issued $395 million in aggregate principal amount of our 10.75% senior secured notes due 2019, which we refer to as our original notes, and entered into a $40 million senior secured revolving credit facility, which we refer to as our Revolving Credit Facility.

Other Acquisitions.  Since August 2009, we have also acquired:

•                  10 stores in Illinois, which we acquired on March 21, 2011 in an asset purchase transaction. We refer to this transaction as the Illinois Acquisition.

•                  19 stores in Alabama, which we acquired in March 2010. We refer to this transaction as the Alabama Acquisition.

•                  Eight stores in Michigan, which we acquired in August 2009. We refer to this transaction as the Michigan Acquisition.

Following these acquisitions, we have successfully integrated our expanded product offerings and retailing strategies at acquired stores. The stores acquired in the Alabama and Michigan Acquisitions, both owned and operated for the full year of 2011, experienced revenue growth in excess of 26% in 2011. We have invested significant resources in building a scalable company-wide platform in areas such as collections, call center operations, information technology, legal, compliance and accounting in order to quickly and successfully integrate acquired stores into our existing business.

Recent Acquisitions and Investments

Insight Investment.  We acquired a 22.5% stake in Insight Holding Company LLC, or Insight Holding, in November 2011. Insight Holding is the parent company of Insight Cards Services LLC, the program manager for the Insight Card that is offered through our retail locations.

DFS Acquisition.  On April 1, 2012 we acquired all of the equity interests of Direct Financial Solutions, LLC and its subsidiaries, or DFS, as well as three other affiliated entities, Direct Financial Solutions of UK Limited and its subsidiary Cash Central UK Limited, or DFS UK, DFS Direct Financial Solutions of Canada, Inc., or DFS Canada, and Reliant Software Inc., all of which we collectively refer to as the DFS Companies. The purchase price was $22,385.

DFS offers short-term loans to consumers via the Internet under a state-licensed model in compliance with the applicable laws of the jurisdiction of its customers. The operations of the DFS Companies are not presently material to the Company.

Currently, DFS offers loans, under a state-law based model, to residents of Alabama, Alaska, California, Delaware, Hawaii, Idaho, Kansas, Louisiana, Minnesota, Missouri, Nevada, North Dakota, Rhode Island, South Dakota, Utah, Washington, Wyoming, and Wisconsin, and operates as a Credit Access Business in Texas, through which it offers loans originated by an unaffiliated, third-party lender. In addition, DFS UK offers loans in the United Kingdom. DFS Canada does not currently offer any loans.

As of April 1, 2012, DFS had 76 employees, including part-time employees, primarily located at DFS’s corporate headquarters in North Logan, Utah, which manages the loan underwriting, collections, information technology, and other aspects of the DFS business. Unless stated otherwise, information in this prospectus regarding our business does not give effect to the acquisition of DFS.

Through our acquisition of DFS, we gain access to a scalable Internet-based revenue opportunity. We believe this additional retail channel will enable us to efficiently reach consumers not fully served by our existing retail locations. Our objective will be to accelerate the growth of DFS through incremental capital, application of retailing strategies and an expansion of its product offerings.

Florida Acquisition. On July 31, 2012, we acquired the assets of a retail consumer finance operator in the state of Florida for a purchase price of $42.1 million, subject to a post-closing working capital adjustment, which we refer to as the Florida Acquisition.  The assets acquired in such acquisition are held by Buckeye Check Cashing of Florida II, LLC, a newly formed unrestricted subsidiary, which we refer to as our Current Unrestricted Subsidiary. This retail consumer finance company operated 54 stores in South Florida markets.

We remain in active dialogue with numerous potential acquisition targets. Our historic growth has included acquisitions, which have provided additional revenue through increasing the number of our retail locations, and growth from implementing our business plan and product offerings in newly acquired stores. We plan to continue to execute on this strategy in the future.

INDUSTRY OVERVIEW

We operate in a segment of the financial services industry that serves unbanked and underbanked consumers in need of convenient and immediate access to cash and other financial products and services, often referred to as “alternative financial services”. Our industry provides services to an estimated 60 million unbanked and underbanked consumers in the United States. Products and services offered by this industry segment include various types of short-term loans (including payday loans, title loans, small installment loans, internet loans and pawn loans), medium-term loans, check cashing, prepaid card products, rent-to-own products, bill payment services, tax preparation, money orders and money transfers. Consumers who use these services are often underserved by banks and other traditional financial institutions and referred to as “unbanked” or “underbanked” consumers.

We believe that consumers seek our industry’s services for numerous reasons, including because they often:

•                  prefer and trust the simplicity, transparency and convenience of our products;

•                  may have a dislike or distrust of banks due to confusing and complicated fee structures that are not uncommon for traditional bank products;

•                  require access to financial services outside of normal banking hours;

•                  have an immediate need for cash for sudden financial challenges and unexpected expenses;

•                  have been rejected for or are unable to access traditional banking or other credit services;

•                  seek an alternative to the high cost of bank overdraft fees, credit card and other late payment fees and utility late payment, disconnect and reconnection fees; and

•                  wish to avoid potential negative credit consequences of missed payments with traditional creditors.

Demand in our industry has been fueled by several demographic and socioeconomic trends, including an overall increase in the population and stagnant to declining growth in the household income for working-class individuals. In addition, many banks have reduced or eliminated services that working-class consumers require, due to the higher costs associated with serving these consumers and increased regulatory and compliance costs. The necessity for our products was highlighted by a recent paper from the NBER, which found that half of the Americans surveyed reported that it is unlikely that they would be able to gather $2,000 to cover a financial emergency, even if given a month to obtain funds. As a result of these trends, a significant number of retailers in other industries have begun to offer financial services to these consumers. The providers of these services are fragmented and range from specialty finance stores to retail stores in other industries that offer ancillary financial services.

We believe that the markets in which we operate are highly fragmented. Stephens estimates that short-term consumer lenders generated approximately $40.0 billion of domestic transaction volume in 2010 from approximately 19,500 storefronts and 150 online lenders. According to Stephens, only seven industry participants have more than 500 storefront locations, and the largest 15 operators account for less than 51% of the storefronts in the United States. FiSCA estimated that in 2007 there were approximately 13,000 check-cashing and other fee-based financial service locations in the United States that cashed approximately $58.0 billion in aggregate face amount of checks.

We anticipate consolidation within the industry will continue as a result of numerous factors, including:

•                  economies of scale available to larger operators;

•                  adoption of technology to better serve customers and control large store networks;

•                  increased licensing, zoning and other regulatory requirements; and

•                  the inability of smaller operators to form the alliances necessary to deliver new products and adapt to changes in the regulatory environment.

The prepaid debit card space is one of the most rapidly growing segments of our industry. Mercator’s analysis of the prepaid debit card industry indicates that $28.6 billion was loaded onto general-purpose reloadable cards during 2009, a 47% growth rate from 2008, and estimates that the total general-purpose reloadable card market will grow at a compound annual growth rate of 63% from 2007 to 2013, reaching an estimated $201.9 billion in load volume by 2013. A March 2011 study conducted by Bretton Woods concluded that the opening of reloadable prepaid debit card accounts may surpass the opening of new checking accounts in the coming years as a result of the fact that prepaid debit cards, particularly when combined with direct deposit, will in many instances be less expensive for consumers than traditional checking accounts.

We take an active leadership role in numerous trade organizations that represent our industry’s interests and promote best practices within the industry, including the Community Financial Services Association of America, FiSCA, the National Branded Prepaid Card Association and the American Association of Responsible Auto Lenders.

OUR ORGANIZATIONAL STRUCTURE

The following chart illustrates the organizational structure of our wholly-owned subsidiaries:

________________________________________

(1)   One of our subsidiaries, Insight Capital, LLC, is the borrower under a revolving credit facility, which we refer to as the Alabama Facility. See “Description of Certain Indebtedness”.

(2)   Our newly formed unrestricted subsidiary, Buckeye Check Cashing of Florida II, LLC, which we refer to as our Current Unrestricted Subsidiary, holds the assets acquired in the Florida Acquisition.

CCFI operates through 13 brands: Checksmart, Buckeye Checksmart, California Check Cashing Stores, Buckeye Title Loans, Cash1, easymoney, First Virginia, Southwest Check Cashing, Express, First Cash Advance, Check Cashing USA, Cash Central internet brand, and Foremost.  We acquired the majority of these brand names through both licensing and acquisitions, and we have retained these distinct brand names to avoid customer confusion and the expense of re-branding our store locations. In the case of First Virginia, this brand evolved to differentiate the traditional Checksmart operations in Virginia from the open-ended credit product offered in Virginia solely at the First Virginia locations, and in the case of Buckeye Title Loans, this brand evolved to differentiate title-secured lending from the unsecured loan products offered at Checksmart locations.

OUR LARGEST SHAREHOLDER

Founded in 2004, Diamond Castle is a leading private equity investment firm with over $1.85 billion of capital under management. The Diamond Castle partners have an established history of successful investing at DLJ Merchant Banking Partners dating back to the early 1990s. The firm invests across a range of industries, with particular focus on the financial services, energy and power, and healthcare sectors. The Community Choice Financial investment was led by H. Eugene Lockhart, the Chairman of Financial Institutions at Diamond Castle, former President of the Global Retail Bank at Bank of America, CEO of MasterCard International and Chairman of NetSpend Corporation. In addition to Community Choice Financial, Diamond Castle’s current portfolio of companies includes Alterra Capital, EverBank Financial, Beacon Health Strategies, Managed Health Care Associates, KDC Solar and Professional Directional. Diamond Castle beneficially owns approximately 60.2% of our outstanding common shares. See “Risk Factors — Diamond Castle has substantial influence over us, and their interests in our business may be different from yours” for additional information regarding Diamond Castle’s control of us.

EMERGING GROWTH COMPANY STATUS

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

•      the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•      the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement;

•      the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

•      the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to not delay such adoption of new or revised accounting standards, and such election is irrevocable.

CORPORATE INFORMATION

Community Choice Financial Inc. was formed on April 6, 2011 under the laws of the State of Ohio by the shareholders of CheckSmart Financial Holdings Inc. to be the holding company of CheckSmart Financial Holdings Corp. and to acquire the ownership interests of CCCS Corporate Holdings, Inc. through a merger. CCFI acquired CCCS through a merger on April 29, 2011. As of June 30, 2012, we owned and operated 438 stores in 14 states and lend to consumers via the internet in 19 states. We are primarily engaged in the business of providing consumer retail financial services and have grown from 179 stores in April 2006, when Diamond Castle purchased a majority interest in CheckSmart.

Our corporate offices are located at 7001 Post Road, Suite 200, Dublin, Ohio 43016. Our telephone number is (614) 798-5900 and our website is located at www.ccfi.com. Information appearing on or accessible through our website is not part of this prospectus.

SUMMARY OF THE EXCHANGE OFFER

On April 29, 2011, we issued the original notes in transactions exempt from registration under Rule 144A and Regulation S under the Securities Act. The initial purchasers of the original notes were Credit Suisse Securities (USA) LLC, Jefferies & Company, Inc. and Stephens Inc., who completed the resale of the original notes to qualified institutional buyers on April 29, 2011. In connection with the offering of the original notes, we entered into a registration rights agreement, dated as of April 29, 2011, with the initial purchasers of the original notes, or the registration rights agreement. In the registration rights agreement, we agreed to offer the exchange notes, which will be registered under the Securities Act, in exchange for the original notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the original notes. You should read the discussions under the headings “Prospectus Summary—Summary of the Terms of the Exchange Notes” and “Description of the Exchange Notes” for information regarding the exchange notes.

The Exchange Offer

This is an offer to exchange $2,000 and integral multiples of $1,000 in principal amount of the exchange notes for each $2,000 and integral multiples of $1,000 in principal amount of original notes. The exchange notes are substantially identical to the original notes, except that the exchange notes generally will be freely transferable. Based upon interpretations by the staff of the Securities and Exchange Commission, or the SEC, set forth in no actions letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

	•	acquire the exchange notes in the ordinary course of your business;

	•	are not and do not intend to become engaged in a distribution of the exchange notes;

	•	are not an “affiliate” (within the meaning of the Securities Act) of ours;

	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and

	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See “The Exchange Offer—Purpose of the Exchange Offer.” You may not participate in the exchange offer if you are an “affiliate” (within the meaning of the Securities Act) or a broker-dealer that acquired outstanding notes directly from us.

Registration Rights Agreement

Under the registration rights agreement, we have agreed to use our reasonable best efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreement, liquidated damages will accrue on the original notes in addition to the interest that otherwise is due on the original notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages. See “The Exchange Offer—Liquidated Damages.”

Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we extend it.

Exchange Date

We will accept original notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the original notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.

Withdrawal Rights

You may withdraw the tender of your original notes at any time before the expiration of the exchange offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Original Notes	See “The Exchange Offer—How to Tender.”

United States Federal Income Tax Consequences

The exchange of the original notes for the exchange notes will not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss as a result of such exchange. See “Certain United States Federal Income Tax Considerations.”

Effect on Holders of Original Notes

If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See “The Exchange Offer—Other.”

Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted original notes, will continue to be subject to the transfer restrictions provided for in the original notes and the Indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See “Risk Factors—Risks Associated with the Exchange Offer—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer,” “Risk Factors—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer” and “The Exchange Offer—Other.”

Appraisal Rights	Holders of original notes do not have appraisal or dissenters’ rights under applicable law or the Indenture. See “The Exchange Offer—Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the Indenture, is serving as the exchange agent in connection with this exchange offer.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Issuer	Community Choice Financial Inc.

Exchange Notes	$395,000,000 in aggregate principal amount of 10.75% Senior Secured Notes due 2019.

Maturity Date	May 1, 2019.

Interest	10.75% per annum, payable semi-annually on May 1 and November 1.

Guarantees

The exchange notes will be guaranteed, jointly and severally, on a senior secured basis, by each of our restricted subsidiaries as of April 29, 2011 (the date we issued the original notes) and any subsequent restricted subsidiaries that guarantee our indebtedness or indebtedness of any subsidiary guarantor. See “Description of the Exchange Notes—Note Guarantees”.

Collateral

The exchange notes and the guarantees will be secured by a first priority lien on substantially all the present and after-acquired tangible and intangible assets of CCFI and the subsidiary guarantors, or the Collateral, subject to certain exceptions and permitted liens (including liens on the assets of our Alabama subsidiary as security for the Alabama Facility), equal and ratable with the obligations under our Revolving Credit Facility and certain hedging obligations. See “Description of the Exchange Notes—Security for the Notes”.

The Collateral will not include certain categories of assets. See “Risk Factors—Risks Relating to the Notes—There are certain categories of property that are excluded from the Collateral”.

No appraisal of the value of the Collateral has been made in connection with the offering of original notes or the exchange offer, and the value of Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. The liens on the Collateral may be released without the consent of the holders of the notes if Collateral is disposed of in a transaction that complies with the Indenture and the applicable security documents. In the event of a liquidation of the Collateral, the available proceeds may not be sufficient to satisfy the obligations under the exchange notes. See “Risks Relating to the Notes—The Collateral may not be valuable enough to satisfy all the obligations secured by such Collateral” and “Description of the Exchange Notes—Security for the Notes.”

Ranking

Except as described below with respect to the assets of our Alabama subsidiary that secure the Alabama Facility on a first-priority basis and secure the original notes and our Revolving Credit Facility on a second-priority basis, or the Shared Alabama Collateral, the exchange notes and the guarantees will be our and the subsidiary guarantors’ senior secured obligations and will:

• rank pari passu in right of payment with all existing and future senior indebtedness;

• rank senior in right of payment to all of our and the subsidiary guarantors’ future subordinated debt;

•

be effectively senior to any unsecured indebtedness to the extent of the value of the Collateral (after giving effect to any senior lien on such Collateral, including liens on the assets of our Alabama subsidiary as security for the Alabama Facility, and the contractual priority of our Revolving Credit Facility and certain hedging obligations with respect to proceeds of the Collateral);

	•	be effectively subordinated to any indebtedness that is secured by liens on assets that do not constitute a part of the Collateral, to the extent of the value of such assets; and

•

be structurally subordinated to any existing or future indebtedness and other liabilities, including preferred stock and indebtedness of any future subsidiaries that do not guarantee the exchange notes (other than indebtedness and liabilities owed to us or one of our subsidiary guarantors).

With respect to the Collateral, the indebtedness and obligations under the exchange notes, our Revolving Credit Facility and certain future indebtedness and obligations permitted under the Indenture will have first-priority liens (except with respect to the Shared Alabama Collateral described below). Under the terms of the security documents, however, in the event of a foreclosure on the Collateral or insolvency proceedings, upon acceleration of obligations under our Revolving Credit Facility pursuant to applicable law, or if our obligations under our Revolving Credit Facility otherwise become due, the holders of the exchange notes will receive proceeds from such enforcement, insolvency proceeding or acceleration, only after the repayment of amounts due including interest, under our Revolving Credit Facility and certain hedging obligations. See “Description of the Exchange Notes—Security for the Notes—Designated Priority Obligations”.

With respect to the Shared Alabama Collateral, the Alabama Facility is secured by first-priority liens, and the exchange notes and our Revolving Credit Agreement are secured by second-priority liens. The Shared Alabama Collateral consists of substantially all of the assets of our Alabama subsidiary, or the Shared Alabama Collateral. The lien priority with respect to the Shared Alabama Collateral is governed by an intercreditor agreement. See “Description of the Exchange Notes—Security for the Notes—Alabama Intercreditor Arrangement”.

As of June 30, 2012, (1) our outstanding senior indebtedness was approximately $395 million, all of which was secured indebtedness; (2) we had no obligations ranking pari passu with or senior to the original notes; and (3) we had $39.5 million of availability under our Revolving Credit Facility, after deducting $0.5 million of outstanding and undrawn letters of credit thereunder, and our Alabama subsidiary had $7.0 million of availability under the Alabama Facility. Our Alabama subsidiary accounted for approximately $30.7 million, or 9.2%, of our pro forma revenue for 2011, approximately $27.2 million, or 5.3%, of our pro forma total assets and approximately $3.3 million, or 0.7%, of our pro forma total liabilities, in each case, as of December 31, 2011 (in each case, excluding intercompany balances).

Optional Redemption

Prior to May 1, 2015, we may redeem the exchange notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the “make whole” premium described under “Description of the Exchange Notes—Optional Redemption”, plus accrued and unpaid interest to the redemption date. Thereafter, we may redeem some or all of the exchange notes at the redemption prices listed under “Description of the Exchange Notes—Optional Redemption”, plus accrued and unpaid interest to the redemption date.

At any time (which may be more than once) prior to May 1, 2014, we may redeem up to 35% in total of the aggregate principal amount of the notes at a redemption price of 110.750% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of certain equity offerings. See “Description of the Exchange Notes—Optional Redemption”.

In addition, during each 12-month period commencing on May 1, 2011 and ending on or prior to May 1, 2015, we may redeem up to 10% of the aggregate principal amount of the notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. See “Description of the Exchange Notes—Optional Redemption”.

Change of Control

If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control”.

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell certain assets, under certain circumstances we must offer to repurchase the notes at par. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Asset Sales”.

Certain Covenants	The Indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

	•	make restricted payments;

	•	make investments;

	•	incur additional debt or issue certain preferred shares;

	•	create liens;

	•	merge or consolidate, or sell, transfer or otherwise dispose of substantially all of our assets;

	•	enter into certain transactions with affiliates; and

	•	designate our subsidiaries as unrestricted.

The covenants applicable to us and our restricted subsidiaries are subject to a number of important qualifications and limitations. See “Description of the Exchange Notes—Certain Covenants”.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Absence of public market for the exchange notes

The exchange notes are a new issue of securities, and there is currently no established trading market for the exchange notes. The exchange notes generally will be freely transferable. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Trustee	U.S. Bank National Association is the trustee for the holders of the exchange notes.

Governing Law	The exchange notes, the Indenture and the other documents for the offering of the exchange notes are governed by the laws of the State of New York.

The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes generally will be freely transferable. For additional information about the exchange notes, see the section of this prospectus entitled “Description of the Exchange Notes.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Risk Factors

Participating in the exchange offer involves certain risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before participating in the exchange offer.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges is set forth on page 49 of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth CCFI’s summary historical consolidated financial and other data, as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 and as of June 30, 2011 and 2012 and for the six-month periods ended June 30, 2011 and 2012. The summary historical financial and other data as of December 31, 2010 and 2011 and for each of the years ended December 31, 2009, 2010 and 2011 have been derived from, and should be read together with, CCFI’s audited historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The summary historical financial and other data as of June 30, 2012 and for each of the six-month periods ended June 30, 2011 and 2012 have been derived from, and should be read together with, CCFI’s unaudited historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The summary historical financial and other data as of June 30, 2011 have been derived from CCFI’s unaudited historical consolidated financial statements not included in this prospectus. The unaudited financial data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. You should read the following information in conjunction with “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CCFI’s consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Six-months Ended June 30,
(In thousands)	2009	2010	2011	2011	2012
Revenues:
Finance receivable fees	$136,957	$146,059	$196,153	$81,471	$114,895
Check cashing fees	53,049	55,930	72,800	32,814	38,133
Card fees	2,063	10,731	19,914	8,757	8,500
Other	10,614	11,560	18,067	8,218	11,479
Total revenues	202,683	224,280	306,934	131,260	173,007
Branch expenses:
Salaries and benefits	34,343	38,759	57,411	24,129	31,528
Provision for loan losses	43,463	40,316	65,351	23,694	37,827
Occupancy	13,855	14,813	21,216	8,840	11,129
Depreciation and amortization	6,613	5,318	5,907	2,545	3,104
Other	22,652	27,994	35,515	15,728	22,534
Total branch expenses	120,926	127,200	185,400	74,936	106,122
Branch gross profit	81,757	97,080	121,534	56,324	66,885
Corporate expenses	31,518	33,940	44,742	21,683	25,781
Registration expenses	—	—	—	—	2,744
Transaction expense	—	237	9,351	8,698	1,037
Depreciation and amortization	568	1,222	2,332	1,012	2,466
Interest expense, net	11,532	8,501	34,334	11,660	22,580
Equity investment loss	—	—	415	216	155
Nonoperating income, management fees	(172)	(46)	(46)	(22)	(30)
Income before income taxes and discontinued operations	38,311	53,226	30,406	13,077	12,122
Provision for income taxes	14,042	19,801	13,553	6,137	4,934
Income from continuing operations	24,269	33,425	16,853	6,940	7,188
Discontinued operations (net of provision (benefit) for income tax of $226, ($1,346), $0, $0 and $0)	368	(2,196)	—	—	—
Net income	24,637	31,229	16,853	6,940	7,188
Net loss attributable to non-controlling interests	—	(252)	(120)	(120)	—
Net income attributable to controlling interests	$24,637	$31,481	$16,973	$7,060	$7,188

(In thousands, except for stores data, averages,	Year Ended December 31,			Six-months Ended June 30,
percentages or unless otherwise specified)	2009	2010	2011	2011	2012
Balance Sheet Data (at period end):
Cash and cash equivalents	$27,959	$39,780	$65,635	$57,084	$66,875
Finance receivables, net	66,035	81,337	120,451	96,997	108,192
Total assets	280,476	310,644	515,547	480,668	517,355
Total debt	193,365	188,934	395,000	395,000	395,000
Total stockholders’ equity	77,791	109,791	61,314	51,348	68,747
Other Operating Data (unaudited):
Number of stores (at period end)	264	282	435	433	438
Short-term consumer loans data:
Loan volume	$1,162,086	$1,237,163	$1,543,310	$651,816	$811,622
Number of loans	2,816	2,956	3,625	1,574	1,980
Average new loan size	$412.67	$418.53	$425.72	$413.97	$409.84
Average new loan fee	$42.79	$43.14	$46.37	$44.22	$47.42
Loan loss provision	$28,856	$27,560	$40,636	$14,932	$20,983
Loan loss provision as a percentage of volume	2.5%	2.2%	2.6%	2.3%	2.6%
Check cashing data:
Face amount of checks cashed	$1,309,425	$1,442,501	$2,163,276	$929,135	$1,196,145
Number of checks cashed	3,029	3,292	4,869	2,015	2,603
Face amount of average check	$432.08	$438.13	$444.26	$461.11	$459.44
Average fee per check	$17.51	$16.99	$14.95	$16.29	$14.66
Returned check expense	$3,058	$3,034	$5,085	$2,013	$2,409
Returned check expense as a percentage of face amount of checks cashed	0.2%	0.2%	0.2%	0.2%	0.2%

(In thousands, except for stores data, averages,	Year Ended December 31,			Six-months Ended June 30,
percentages or unless otherwise specified)	2009	2010	2011	2011	2012
Medium-term loan data:(1)
Principal outstanding	$3,109	$3,601	$12,174	$5,699	$12,797
Number of loans outstanding	9,365	10,275	20,818	15,452	21,215
Average principal outstanding	$331.97	$350.47	$584.79	$368.86	$603.22
Average monthly percentage rate	22.3%	22.0%	19.2%	24.1%	18.9%
Allowance as a percentage of finance receivable	42.7%	11.7%	10.6%	10.2%	19.8%
Loan loss provision	$6,708	$5,267	$11,470	$3,722	$6,799
Title loan data:
Principal outstanding	$6,047	$9,541	$17,334	$9,089	$17,342
Number of loans outstanding	6,077	9,597	15,283	9,229	18,208
Average principal outstanding	$995.00	$994.12	$1,134.20	$984.82	$952.45
Average monthly percentage rate	16.0%	13.8%	13.3%	15.8%	13.0%
Allowance as a percentage of finance receivable	12.1%	5.3%	5.3%	6.0%	6.9%
Loss loss provision	$2,970	$3,497	$5,463	$1,697	$3,365
Overall company data:
Total revenues	$202,683	$224,280	$306,934	$131,260	$172,281
Loan loss provisions	41,592	39,358	62,654	22,364	33,556
Other ancillary product provisions	1,871	958	2,697	1,330	4,271
Total loan loss provision	$43,463	$40,316	$65,351	23,694	37,827
Total loan loss provision as a percentage of revenue	21.4%	18.0%	21.3%	18.1%	21.9%
Other Financial Data (unaudited):
Capital expenditures	$2,769	$1,688	$4,261	1,136	1,893

(1)                                  Loan participations are grouped with medium-term loans in our consolidated financial statements included elsewhere in this prospectus, but are excluded from these calculations.

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The pro forma information set forth below gives effect to the California Acquisition, the Illinois Acquisition, the offering of our original notes and the establishment of our Revolving Credit Facility as if they had each occurred on January 1, 2011. We have derived the pro forma consolidated financial data for the year ended December 31, 2011 by calculating the historical consolidated financial data for the period ended December 31, 2011 for CCFI and for the period ended April 29, 2011 for CCCS, the date of the California Acquisition, and then applying pro forma adjustments to give effect to such transactions. The pro forma information is unaudited, is for informational purposes only and is not necessarily indicative of what our financial position or results of operations would have been had such transactions been completed as of the dates indicated and does not purport to represent what our results of operations might be for any future period.

The following summary pro forma consolidated financial data should be read in conjunction with “Selected Historical Consolidated Financial Data”, “Unaudited Pro Forma Consolidated Financial Information”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the consolidated financial statements of CCFI and CCCS and the accompanying notes thereto included elsewhere in this prospectus.

(In thousands)	Year Ended December 31, 2011
Revenue:
Finance receivable fees	$208,093
Check cashing fees	82,272
Card fees	20,611
Other	21,751
Total revenue	332,727
Salaries and benefits	65,286
Provision for loan losses	67,832
Occupancy	24,207
Depreciation and amortization	6,050
Other	37,653
Total branch expenses	201,028
Branch gross profit	131,699
Corporate Expenses	47,158
Depreciation and amortization	3,407
Interest expense, net	45,140
Goodwill impairment	28,986
Equity investment loss	415
Non-operating income, mgmt fees	(46)
Income before taxes and discontinued operations	6,639
Provision for income taxes	2,523
Total net income	$4,116

RISK FACTORS

Participating in the exchange offer involves risks. You should carefully consider the risks described below, together with the other information contained in this prospectus, before you decide to participate in the exchange offer. Any of the following risks, as well as other risks and uncertainties, could harm the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. The risks described below are not the only ones that could impact our company or the value of the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. As a result of any of these risks, known or unknown, you may lose all or part of your investment in the notes.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes or other indebtedness.

We have a significant amount of indebtedness. As of June 30, 2012, our outstanding senior indebtedness was approximately $395 million, all of which was secured indebtedness, and we had availability of $39.5 million under our Revolving Credit Facility, and our Alabama subsidiary’s borrowing availability under its secured credit facility was $7 million.

Our substantial indebtedness could have important consequences to you. For example, it could:

•                  make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

•                  require us to dedicate a substantial portion of our cash flow from operations to payments of principal and interest on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, business development, acquisitions, general corporate or other purposes;

•                  increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•                  increase our vulnerability to general adverse economic and industry conditions;

•                  restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•                  place us at a competitive disadvantage compared to our competitors that have less debt; and

•                  limit our ability to refinance our indebtedness, including the notes, or to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions and general corporate or other purposes.

We expect to use cash flow from operations and borrowings under our revolving credit facilities to meet our current and future financial obligations, including funding our operations, debt service requirements, small acquisitions and capital expenditures. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness or to fund other liquidity needs.

Risks of leverage and debt service requirements may hamper our ability to operate and grow our revenues.

Our debt-to-equity ratio is high due to the requirement of borrowing funds to continue operations. High leverage creates risks, including the risk of default under our Revolving Credit Facility or our notes. The interest expense associated with our debt burden may be substantial and may create a significant drain on our future cash flow. These payments may also place us at a disadvantage relative to other better capitalized competitors and increase the impact of competitive pressures within our markets. For more information regarding the impact of our substantial indebtedness, please see “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our notes or other indebtedness.” As of June 30, 2012, our total debt was $395.0 million and our negative tangible capital was $207.2 million.

Despite our current level of indebtedness, we may still be able to incur substantial additional indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the Indenture and the agreement governing our Revolving Credit Facility limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness the holders of that indebtedness will be entitled to share ratably with our other secured and unsecured creditors in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business prior to any recovery by our shareholders. This may have the effect of reducing the amount of proceeds paid to you in such an event. If new indebtedness, including under our revolving credit facilities, is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify, especially with respect to the demands on our liquidity as a result of increased interest commitments.

To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

Our ability to make scheduled cash payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future, which, to a significant extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not be able to maintain a sufficient level of cash flow from operating activities to permit us to pay the principal, premium, if any, and interest on the notes and our other indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to sell material assets or operations in an attempt to meet our debt service and other obligations. The Indenture and the agreement governing our Revolving Credit Facility will restrict our ability to conduct asset sales and/or use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices and on terms that we believe are fair and any proceeds that we receive may not be adequate to meet any debt service obligations then due. See “Description of Certain Indebtedness” and “Description of the Exchange Notes”.

We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could negatively impact our business.

We may be exposed to the risk that lenders under our Revolving Credit Facility could fail or refuse to honor their legal commitments and obligations thereunder. If our lenders are unable to fund borrowings under their credit commitments, it could be difficult to replace our Revolving Credit Facility on similar terms. A default by one of the lenders under our Revolving Credit Facility or our inability to meet the conditions required for borrowing thereunder could negatively impact our ability to finance our working capital needs, thereby negatively impacting our business.

Covenants in our debt agreements restrict our business in many ways.

The Indenture and the agreement governing our Revolving Credit Facility contain various covenants that, subject to certain exceptions, including customary baskets, generally limit our ability and our subsidiaries’ ability to, among other things:

•                  incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•                  issue redeemable stock and preferred stock;

•                  pay dividends or distributions or redeem or repurchase capital stock;

•                  prepay, redeem or repurchase debt;

•                  make loans and investments;

•                  enter into agreements that restrict distributions from our subsidiaries;

•                  sell assets and capital stock of our subsidiaries;

•                  engage in certain transactions with affiliates; and

•                  consolidate or merge with or into, or sell substantially all of our assets to, another person.

As of the end of any fiscal quarter for which we have borrowings outstanding under our Revolving Credit Facility, we must have a leverage ratio, defined as consolidated total indebtedness less excess cash, divided by EBITDA for the trailing twelve months, equal to or less than 5.0 to 1. In calculating the leverage ratio, we calculate EBITDA and excess cash, which were $98.4 million and $43.3 million, respectively, for the twelve months ended and as of December 31, 2011, pursuant to the terms of our Revolving Credit Facility.

As of June 30, 2012, our leverage ratio was 3.7 to 1. A breach of the covenants or restrictions under the indenture governing the notes or the agreement governing our revolving credit facility could result in a default under the applicable indebtedness. Any such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our Revolving Credit Facility would permit the lenders thereunder to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under that facility, those lenders could, pursuant to the security documents and following a consultative process between the agent for those lenders and the trustee for the holders of the notes (or, if the notes are not the largest class of first-lien indebtedness then outstanding, the representative of the holders of such largest class, with the trustee or such representative being referred to as the “applicable authorized representative”), proceed against the Collateral in which they have a first-priority security interest shared with the notes. See “Description of the Exchange Notes—Security for the Notes—Description of the Collateral” and “Description of the Exchange Notes—Security for the Notes—Security Documents; Appointment of the Collateral Agent”. In the event our lenders and holders of notes accelerate the repayment of our borrowings, we cannot assure you that we would have sufficient assets to repay such indebtedness or be able to borrow or raise additional equity in an amount sufficient to repay such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms acceptable to us. As a result of these restrictions, we may be:

•      limited in how we conduct our business and execute our business strategy;

•      unable to raise additional debt or equity financing to fund our operations; or

•      unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

Changes in credit ratings issued by statistical rating organizations could adversely affect our costs of financing.

Credit rating agencies rate our indebtedness based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our indebtedness or placing us on a watch list for possible future downgrading could limit our ability to access the capital markets to meet liquidity needs and refinance maturing liabilities or increase the interest rates and our cost of financing.

Claims of holders of notes will be effectively subordinated to claims of creditors of current and any future subsidiaries that are not guarantors.

The notes initially were guaranteed on a senior basis by each of our restricted subsidiaries existing as of April 29, 2011, the date of issuance of the original notes, and any subsequent restricted subsidiaries that guarantees our or any subsidiary guarantor’s indebtedness. However, our current foreign subsidiaries do not guarantee the notes and any future subsidiaries will not be required to guarantee the notes unless they provide guarantees with respect to any of our or any subsidiary guarantor’s indebtedness. In addition, we will have the ability to designate certain of our subsidiaries as unrestricted subsidiaries pursuant to the terms of the Indenture and our Revolving Credit Facility, and any subsidiary so designated, including our Current Unrestricted Subsidiary, will not be a guarantor of the notes. See “Description of the Exchange Notes—Certain Covenants—Additional Note Guarantees” and “Description of the Exchange Notes—Certain Definitions—Unrestricted Subsidiary”.

Our current and any future non-guarantor subsidiaries will be separate and distinct legal entities without any obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any non-guarantor subsidiaries upon the liquidation or reorganization of such subsidiary, and the consequent rights of holders of notes to realize proceeds from the sale of any of such subsidiary’s assets, will be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors and holders of debt of such subsidiary.

Any unrestricted subsidiaries will not be subject to the restrictive covenants in the Indenture.

The Indenture and our Revolving Credit Facility permit us to designate certain of our subsidiaries as unrestricted subsidiaries, which subsidiaries would not be subject to the restrictive covenants in the Indenture. This means that these entities, including our Current Unrestricted Subsidiary, would be able to engage in many of the activities the Indenture and our Revolving Credit Facility would otherwise prohibit, such as incurring substantial additional debt (secured or unsecured), making investments, selling, encumbering or disposing of substantial assets, entering into transactions with affiliates and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments when due and to comply with our other obligations under the notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the notes. In addition, the initiation of bankruptcy or insolvency proceedings or the entering of a judgment against these entities, or their default under their other credit arrangements, will not result in an event of default under the Indenture.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

We are a holding company and our only material assets are the equity interests we hold in our subsidiaries. As a result, we will be dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations and such dividends may be restricted by law or the instruments governing our indebtedness or other agreements of our subsidiaries, including, for example, restrictions existing under the Alabama Facility that limit our Alabama subsidiary’s ability to pay dividends. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, our subsidiaries are separate and distinct legal entities, and any payments on dividends, distributions, loans or advances to us by our subsidiaries could be subject to legal and contractual restrictions on dividends. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Additionally, we may be limited in our ability to cause any future joint ventures to distribute their earnings to us. Subject to certain qualifications, our subsidiaries are permitted under the terms of their indebtedness, including the Indenture, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments of principal, premiums, if any, and interest on the notes when due. In addition, if the guarantees are held to violate applicable fraudulent conveyance laws, our guarantor subsidiaries may have their obligations under their guarantees of the notes reduced to insignificant amounts pursuant to the terms of the guarantees or otherwise subordinated to their other liabilities. See “Risks Relating to the Notes—The guarantees and security interests provided by the subsidiary guarantors may not be enforceable and, under specific circumstances, Federal and state statutes may allow courts to void the guarantees and security interests and require holders of notes to return payments received from the subsidiary guarantors”. If we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

In addition, the equity interests of other equity holders in any non-wholly-owned subsidiary, such as a joint venture, in any dividend or other distribution made by such entity would need to be satisfied on a proportionate basis with us. These non-wholly-owned subsidiaries may also be subject to restrictions, in their financing or other agreements, on their ability to distribute cash to us or a subsidiary guarantor, and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the notes.

Your right to take enforcement action with respect to the liens securing notes is limited in certain circumstances and you will receive the proceeds from such enforcement only after lenders under our Revolving Credit Facility and holders of certain other priority claims have been paid in full, including with respect to the Shared Alabama Collateral, obligations owing to Republic Bank under the Alabama Facility.

The notes, the guarantees thereof, the Revolving Credit Facility and certain hedging obligations are secured by a first-priority lien on the Collateral, subject to certain exceptions and permitted liens, including the liens of Republic Bank on our Alabama subsidiary’s assets securing its obligations under the Alabama Facility. In addition, we may incur certain other indebtedness that is secured by a first-priority lien on the Collateral. Under the terms of the Indenture and the security documents, the net proceeds from the enforcement of the security for the notes and the guarantees thereof (including for these purposes distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy case of CCFI or any of the subsidiary guarantors) from any insolvency proceeding or other enforcement action taken with respect to the Collateral, will be applied first, in the case of any proceeds from the Shared Alabama Collateral, to repay amounts due, including interest, under the Alabama Facility, and with respect to any other Collateral, to repay amounts due, including interest, under our Revolving Credit Facility and obligations to any lenders (or affiliates of any lender) under our Revolving Credit Facility with respect to certain hedging obligations, before the holders of the notes receive any proceeds. As a result, the claims of holders of the notes to such proceeds will rank behind the claims, including interest, of Republic Bank with respect to the Shared Alabama Collateral and the claims of the lenders and the letter of credit issuer under our Revolving Credit Facility, including claims for certain hedging obligations, with respect to any other Collateral. See “Description of the Exchange Notes—Security Documents; Appointment of the Collateral Agent”, “Description of the Exchange Notes—Certain Definitions—Lender Hedging Obligations” and “Description of the Exchange Notes—Security for the Notes—Alabama Intercreditor Arrangement”.

If you (or the trustee on your behalf) receive any proceeds of an enforcement of security or the guarantees prior to the satisfaction of the claims of those that are contractually superior (such as claims under our Revolving Credit Facility and lender hedging obligations) or ratable with those of the applicable notes, you (or the trustee on your behalf) will be required to turn over such proceeds until superior claims are satisfied and until ratable claims are equally satisfied. Accordingly, you will recover less from the proceeds of an enforcement of the security than you otherwise would have. As a result of these and other provisions governing the guarantees and the security and in the security documents, you may not be able to recover any amounts under the guarantees or the security in the event of a default on the notes.

The use of a collateral agent and the existence of other first-lien indebtedness may diminish the rights that a secured creditor would otherwise have with respect to the Collateral. Your right to take enforcement action with respect to the liens securing the notes is limited in certain circumstances.

The security interest in the Collateral securing the notes has been taken in the name of the collateral agent for the benefit of the holders of the notes, the trustee, the lenders under our Revolving Credit Facility (and any of their affiliates to whom we have hedging obligations) and any other parties that provide first-lien indebtedness secured by the Collateral in the future. The collateral agent has entered into each security document on behalf of the holders of the notes and such other secured parties. The terms of the security documents contain provisions restricting the rights of the holders of the notes to take enforcement action with respect to the liens securing such notes in certain circumstances. These provisions generally provide that the applicable authorized representative (which may be a party other than the trustee for the holders of the notes) and the agent for the lenders under our Revolving Credit Facility must generally engage in certain consultative processes before enforcing the liens securing the notes. In addition, disagreements between the applicable authorized representative and the agent for the lenders under our Revolving Credit Facility could limit or delay the ability of the collateral agent to enforce the liens securing the notes. Furthermore, the collateral agent may fail to act in a timely manner after receiving instructions from the agent for the lenders under our Revolving Credit Facility and the applicable authorized representative. Delays in the enforcement could decrease or eliminate recovery values.

In the event of a disagreement between the agent for the lenders under our Revolving Credit Facility and the applicable authorized representative, the security documents provide that the agent for the lenders under our Revolving Credit Facility ultimately has the ability to direct the collateral agent to act (or refrain from acting) with respect to the Collateral. The collateral agent may be instructed to take actions that holders of the notes disagree with or may fail to take actions that the holders of the notes wish to pursue. The holders of the notes do not have any independent power to enforce, or have recourse to, any of the security documents or to exercise any rights or powers arising under the security documents except through the trustee for the holders of the notes, to the extent the trustee is the applicable authorized representative. By accepting a note, you will be deemed to have agreed to these restrictions. As a result of these restrictions, holders of the notes will have limited remedies and recourse against CCFI and the guarantors in the event of a default. See “Description of the Exchange Notes—Security for the Notes—Security Documents; Appointment of the Collateral Agent”.

In addition, the collateral agent may be subject to conflicts of interest due to its role as bailee or agent on behalf of competing classes of creditors. Moreover, the holders of the notes will have limited rights against the collateral agent.

In addition to the foregoing, the liens on the Shared Alabama Collateral securing the notes will be subordinated to the liens securing the Alabama Facility.

The pledge of capital stock, other securities and similar items of CCFI and our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute Collateral when the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees are secured by a pledge of the stock of CCFI and certain of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the Collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the Indenture and the Collateral documents provide that any capital stock and other securities of CCFI or any of our subsidiaries will be excluded from the Collateral to the extent that the pledge of such capital stock or other securities to secure the notes would cause such companies to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time). As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. The book value and/or the market value of certain of our intermediate holding companies, including CheckSmart Financial Holdings Corp., CheckSmart Financial Company, CCCS Corporate Holdings, Inc. and CCCS Holdings, LLC, as well as our primary operating subsidiary in California, California Check Cashing Stores, LLC, may in the future exceed 20% of the aggregate principal amount of the notes. These values, as well as the book value and market value of our other subsidiaries, may change at any time, as the Indenture will not impose any limit on our ability to merge our restricted subsidiaries with each other or otherwise make investments in our restricted subsidiaries.

It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the Exchange Notes—Security for the Notes—Limitation on Collateral Consisting of Subsidiary Securities”.

The Collateral may not be valuable enough to satisfy all the obligations secured by such Collateral.

The notes and guarantees are secured by substantially all the assets of CCFI and the guarantors, including stock of certain of their subsidiaries (subject to certain limitations), but specifically excluding certain types of assets. See “Description of the Exchange Notes—Security for the Notes—Description of the Collateral”. See “Risks Relating to the Notes—There are certain categories of property that are excluded from the Collateral”. Other liabilities, including certain debt, can also be secured by the same Collateral to the extent permitted by the Indenture.

No appraisal of the value of the Collateral has been made in connection with the offering of original notes or the exchange offer, and we cannot assure you that the value of the Collateral is equal to or greater than our obligations with respect to the notes and the other obligations that will be secured thereby. In addition, the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, general economic conditions. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. Likewise, we cannot assure you that the Collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. The Indenture will allow us to incur additional secured debt, including additional secured debt that will share in the Collateral. Accordingly, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the Collateral may not be sufficient to satisfy CCFI’s and the subsidiary guarantors’ obligations under the notes, the guarantees and any future debt that is secured by the Collateral.

To the extent that pre-existing liens, liens permitted under the Indenture (including the liens of Republic Bank on the Shared Alabama Collateral securing our Alabama subsidiary’s obligations under the Alabama Facility) and other rights, including liens on excluded assets, such as those securing certain purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first-priority liens), encumber any of the Collateral, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the collateral agent or the holders of the notes to realize or foreclose on the Collateral.

The security interests in the Collateral also will be subject to practical problems generally associated with the realization of security interests in Collateral. For example, the consent of a third-party may be required to obtain or enforce a security interest in a contract. We cannot assure you that any such consent could be obtained. We also cannot assure you that the consents of any third parties will be given when and if required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the Collateral may be significantly impaired. In addition, our business requires compliance with numerous U.S. Federal, state and local license and permit requirements. Continued operation of our properties that are part of the Collateral will depend on the continued compliance with such license and permit requirements to the extent applicable, and our business and the value of the Collateral may be adversely affected if we fail to comply with these requirements, including as they may be changed from time to time. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Furthermore, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, our operations may be shut down and the value of the Collateral may be significantly impaired.

Consequently, liquidating the Collateral may not result in proceeds in an amount sufficient to pay any amounts due under the notes after satisfying the obligations to pay any creditors with prior liens and the obligations under our Revolving Credit Facility, which will have contractual priority with respect to any net proceeds resulting from realization upon the Collateral. If the proceeds of the sale of the Collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against our and the subsidiary guarantors’ remaining assets, which may not be sufficient to repay our obligations under the notes.

Also, certain permitted liens on the Collateral securing the notes may allow the holder of such lien to exercise rights and remedies with respect to the Collateral subject to such lien that could adversely affect the value of such Collateral and the ability of the collateral agent to realize or foreclose upon such Collateral.

We will, in most cases, have control over the Collateral, and the sale or pledge of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The security documents generally allow us to remain in possession of, retain exclusive control over, freely operate, dispose of and collect, and invest and dispose of any income from, the Collateral, with certain limited exceptions. Therefore, the pool of assets constituting the Collateral will change from time to time, and its fair market value may decrease from its value on the date the notes are originally issued.

There are circumstances other than repayment or discharge of the notes under which the Collateral securing the notes and the guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, all or a portion of the Collateral may be released, including:

•                  to enable the disposition of such Collateral to the extent not prohibited under the Indenture;

•                  to the extent such Collateral is comprised of property leased to CCFI or a subsidiary guarantor, upon termination or expiration of such lease; and

•                  in connection with an amendment to the Indenture or the related security documents that has received the required consent.

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the Indenture, in which case the Collateral held by that subsidiary guarantor will also be released.

The Indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary, all of the Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the Indenture. Designation of a guarantor as an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of any unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the Exchange Notes—Certain Definitions—Unrestricted Subsidiary”.

There are certain categories of property that are excluded from the Collateral.

Certain categories of assets are excluded from the Collateral. Excluded assets include, among other things, property and assets the pledge of which would violate applicable law, certain licenses, contracts and agreements containing terms prohibiting assignment, all real property leasehold interests, the assets of any unrestricted subsidiaries, any non-guarantor subsidiaries and certain capital stock and other securities of any foreign subsidiaries and any disregarded entity owners thereof (and in certain circumstances as described above under “Risks Relating to the Notes—The pledge of capital stock, other securities and similar items of CCFI and our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute Collateral when the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary”, certain of our domestic subsidiaries). See “Description of the Exchange Notes—Security for the Notes—Description of the Collateral” and “Description of the Exchange Notes—Security for the Notes—Limitation on Collateral Consisting of Subsidiary Securities”. If an event of default occurs and the notes are accelerated, holders of the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded assets and junior to holders of indebtedness secured by a lien on such excluded assets.

Rights of holders of the notes in the Collateral may be adversely affected by the failure to perfect security interests in the Collateral. We will not be required to perfect the security interest over certain Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the Collateral securing the notes and the guarantees may not be perfected with respect to the claims of the notes and the guarantees if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the Indenture. If a security interest is not perfected with respect to any portion of the Collateral, the notes and the guarantees may not be effectively secured by such Collateral.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title, certain proceeds and other assets, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the security interest for the benefit of the holders of the notes in specified Collateral. We cannot assure you that the trustee or the collateral agent will monitor, or that, despite our obligation to do so under the Indenture, that we will inform such trustee or collateral agent of, the future acquisition of assets and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. Neither the trustee nor the collateral agent has an obligation to monitor the acquisition of additional assets or rights that constitute Collateral or the perfection of any security interest. Such failure to monitor may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the notes and the guarantees against third parties. Furthermore, certain actions are required to be taken periodically to maintain certain security interests granted in the Collateral, and a failure to do so may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the notes and the guarantees, in each case, against third parties.

In addition, in certain jurisdictions, security interests created over particular assets can only be perfected by possession or “control” of the asset by the secured party. The terms of the security documents may not require possession or “control” to be granted to the secured party until enforcement, meaning that the security interest will remain unperfected until possession or “control” is granted.

The security interest in all cash maintained at, or that is in transit to, our stores will not be perfected. Moreover, the Indenture and the security documents do not require us to take any perfection actions with respect to certain other categories of cash, certain governmental receivables, certain commercial tort claims, certain promissory notes, certain letter-of-credit rights, certain “transferable records” (as defined in the Uniform Electronic Transaction Act), certain “electronic chattel paper”, and motor vehicles and other assets subject to certificates of title. See “Description of the Exchange Notes—Security for the Notes—Certain Perfection Items”.

Any future grant of a security interest in Collateral or guarantee in favor of the holders of the notes might be voidable in bankruptcy.

Any future grant of a security interest in Collateral or guarantee in favor of the holders of the notes might be voidable in a bankruptcy case of the grantor or subsidiary guarantor if certain events or circumstances exist or occur, including if the grantor or subsidiary guarantor is insolvent at the time of the grant or guarantee, the grant or guarantee enables the holders of the notes to receive more than they would receive if the grant or guarantee had not been made and the debtor were liquidated under Chapter 7 of the U.S. Bankruptcy Code, or the “Bankruptcy Code”, and a bankruptcy case in respect of the grantor or subsidiary guarantor is commenced within 90 days following the grant or guarantee (or one year before commencement of a bankruptcy case if the creditor that benefited from the lien or guarantee is an “insider” under the Bankruptcy Code).

The Collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses with respect to the Collateral that may be either uninsurable or not economically insurable, in whole or part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any Collateral, the insurance proceeds may not be sufficient to satisfy all of our obligations, including the notes and the guarantees.

Bankruptcy laws may limit the ability of holders of the notes to realize value from the Collateral.

The right of the collateral agent to repossess and dispose of the Collateral upon the occurrence of an event of default under the Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us or any of the subsidiary guarantors before the collateral agent repossesses and disposes of the Collateral. For example, under the Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval after notice and a hearing. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection”. The meaning of the term “adequate protection” is undefined in the Bankruptcy Code and may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the secured creditor’s interest in the Collateral from diminishing in value during the pending of the bankruptcy case and may include periodic payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the automatic stay or any use of the Collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court could conclude that the secured creditor’s interest in its Collateral is “adequately protected” against any diminution in value during the bankruptcy case without the need of providing any additional protection. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (i) how long payments under the notes could be delayed or if they will be made at all, following commencement of a bankruptcy case, (ii) whether or when the collateral agent could repossess or dispose of the Collateral or (iii) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection”.

The guarantees and security interests provided by the subsidiary guarantors may not be enforceable and, under specific circumstances, Federal and state statutes may allow courts to void the guarantees and security interests and require holders of notes to return payments received from the subsidiary guarantors.

Under Federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee or the grant of a security interest could be deemed a fraudulent transfer if the guarantor or grantor of such security interest received less than a reasonably equivalent value in exchange for giving the guarantee or granting the security interest, and one of the following is also true:

•                  such guarantor or grantor was insolvent on the date that it gave the guarantee or granted the security interest or became insolvent as a result of giving the guarantee or granting the security interest; or

•                  such guarantor or grantor was engaged in business or a transaction, or was about to engage in business or a transaction, for which property remaining with the guarantor or grantor was an unreasonably small capital; or

•                  intended to incur, or believed that it would incur, debts that would be beyond the guarantor’s or grantor’s ability to pay as those debts matured.

A guarantee or the grant of a security interest could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which the guarantor or grantor was or became, on or after the date the guarantee was given or the security interest was granted, indebted.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor or grantor would be considered insolvent if, at the time it incurred indebtedness:

•                  the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation; or

•                  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

We cannot predict:

•                  what standard a court would apply in order to determine whether a guarantor or grantor was insolvent as of the date it issued a guarantee or granted a security interest, as applicable, or whether, regardless of the method of valuation, a court would determine that the guarantor or grantor was insolvent on that date; or

•                  whether a court would determine that the payments under a guarantee or the realization on Collateral would constitute fraudulent transfers or fraudulent conveyances on other grounds.

The Indenture contains a “savings clause” intended to limit each guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety; this decision was affirmed by the Eleventh Circuit Court of Appeals on May 15, 2012.

If a guarantee of the notes by a subsidiary guarantor is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the subsidiary guarantor. In such case, any payment by the subsidiary guarantor pursuant to its guarantee could be required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary guarantor based on the guarantee and would be creditors only of CCFI and any subsidiary guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

In the event of a bankruptcy of CCFI or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that obligations in respect of the Notes exceed the fair market value of the Collateral securing the notes.

In any bankruptcy proceeding under Title 11 of the Bankruptcy Code, with respect to CCFI or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the Collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes and all other obligations with equal and ratable security interests in the Collateral. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the holders of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive “adequate protection” under the Bankruptcy Code. In addition, if any payments of post-petition interest had been made prior to the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a “change of control”, as defined in the Indenture, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of their principal amount thereof, together with any accrued and unpaid interest. Our failure to purchase, or to give notice of purchase of, the notes would be a default under the Indenture. In addition, a change of control would constitute an event of default under our Revolving Credit Facility. Any of our future debt agreements may contain similar provisions.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our Revolving Credit Facility, the notes and any other such indebtedness. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our Revolving Credit Facility, the notes and any other such indebtedness or obtain a waiver from the lenders under our Revolving Credit Facility, the holders of the notes and the holders of any other such indebtedness. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. We also cannot assure you that any court would enforce the change of control provisions in the Indenture as written for the benefit of the holders, or as to how these change of control provisions would be impacted were we to become a debtor in a bankruptcy case.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the Indenture may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a “change of control”, as defined in the Indenture, but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of “change of control” for purposes of the notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase notes as a result of a transfer of less than all of our assets to another person may be uncertain.

The trading price of the notes may be volatile and can be directly affected by many factors, including our credit rating.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

No public market exists for the notes, and resale of the notes is subject to significant legal restrictions as well as uncertainties regarding the liquidity of the trading market for the notes.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. The initial purchasers in the offering of our original notes indicated that they intend to make a market in the notes as permitted by applicable laws and regulations. The initial purchasers are not, however, obligated to make a market in the notes, and they may discontinue their market making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that any such disruptions will not adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Diamond Castle has substantial influence over us, and their interests in our business may be different from yours.

Diamond Castle beneficially owns approximately 60.2% of our outstanding common shares. Diamond Castle will, for the foreseeable future, have significant influence over our reporting and corporate management and affairs, and virtually all matters requiring shareholder approval. In particular, Diamond Castle will be able to exert a significant degree of influence over the election of directors and actions to be taken by us and our board of directors, including amendments to our articles of incorporation and code of regulations and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. The directors so elected will have the authority, subject to the terms of our indebtedness and Ohio law, to issue additional shares, implement share repurchase programs, declare dividends and make other decisions. It is possible that the interests of Diamond Castle may in some circumstances conflict with our interests and with your interest as a holder of notes.  For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Diamond Castle and certain of its affiliates, as equity holders, might conflict with your interests as a holder of notes.  Diamond Castle may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance the value of its investment, even through such transactions might involve risks to you as a holder of notes.

Risks Associated with the Exchange Offer

You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legends on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are:

•                  registered under the Securities Act:

•                  offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•                  offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Currently, we do not anticipate that we will register the original notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that original notes are exchanged in the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for original notes will depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

There are state securities law restrictions on the resale of the exchange notes.

In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. Currently, we do not intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Some holders who exchange their original notes may be deemed to be underwriters.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your original notes for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

We will issue exchange notes as part of the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange. See “The Exchange Offer.”

The market price for the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

Risks Related to Our Business

We are subject to regulation at both the state and federal levels that is subject to varying interpretations, and our failure to comply with applicable regulations could result in significant liability to us as well as significant additional costs to bring our business practices into compliance.

Our business and products are subject to extensive regulation by state, federal and local governments that may impose significant costs or limitations on the way we conduct or expand our business. In general, these regulations are intended to protect consumers and not our shareholders. See “Business—Regulation and Compliance” for a discussion of the regulatory environment in which we operate.

Most state laws that specifically regulate our products and services establish allowable fees, interest rates and other financial terms. In addition, many states regulate the maximum amount, maturity, frequency and renewal or extension terms of the loans we provide, as well as the number of simultaneous or consecutive loans. The terms of our products and services vary from state to state in order to comply with the specific laws and regulations of those states.

Our business is also regulated at the federal level. Our lending, like our other activities, is subject to routine oversight by the Federal Trade Commission, or FTC, and, effective July 2011 and as discussed in more detail below, is also subject to supervision by the Consumer Financial Protection Bureau, or CFPB. See “—The Dodd-Frank Act authorizes the newly created CFPB to adopt rules that could potentially have a serious impact on our ability to offer short-term consumer loans and it also empowers the CFPB and state officials to bring enforcement actions against companies that violate federal consumer financial laws.”

In addition, our lending activities are subject to disclosure and non-discrimination requirements, including under the federal Truth-in-Lending Act, Regulation Z adopted under that Act and the Equal Credit Opportunity Act, as well as requirements governing electronic payments and transactions, including the Electronic Funds Transfer Act. In 2007, the U.S. Congress effectively prohibited lenders from making certain short-term consumer loans to members of the U.S. military, active-duty reservists and National Guard, and their respective dependents. Our operations are also subject to the rules and oversight of the Internal Revenue Service and U.S. Treasury related to the Bank Secrecy Act and other anti-money laundering laws and regulations, as well as the privacy and data security regulations under the Gramm-Leach-Bliley Act.

Statutes authorizing consumer loans and similar products and services, such as those we provide, typically provide the state agencies that regulate banks and financial institutions or similar state agencies with significant regulatory powers to administer and enforce the law. In most jurisdictions, we are required to apply for a license, file periodic written reports regarding business operations, and undergo comprehensive examinations or audits from time to time to assess our compliance with applicable laws and regulations.

State attorneys general and financial services regulators scrutinize our products and services and could take actions that may require us to modify, suspend, or cease operations in their respective states. We regularly receive, as part of comprehensive state examinations or audits or otherwise, comments from state attorneys general and financial services regulators about our business operations and compliance with state laws and regulations. These comments sometimes allege violations of, or deficiencies in complying with, applicable laws and regulations. While we have resolved most such allegations promptly and without penalty, we operate in a large number of jurisdictions with varying requirements and we cannot anticipate how state attorneys general and financial services regulators will scrutinize our products and services or the products and services of our industry in the future. If we fail to resolve future allegations satisfactorily, there is a risk that we could be subject to significant penalties, including material fines, or that we may lose our licenses to operate in certain jurisdictions.

Regulatory authorities and courts have considerable discretion in the way they interpret licensing and other statutes under their jurisdiction and may seek to interpret or enforce existing regulations in new ways. If we fail to observe, or are not able to comply with, applicable legal requirements (as such requirements may be interpreted by courts or regulatory authorities), we may be forced to modify or discontinue certain product service offerings or to invest additional amounts to bring our product service offerings into compliance, which could adversely impact our business, results of operations and financial condition. In addition, in some cases, violation of these laws and regulations could result in fines, penalties and other civil and/or criminal penalties. See “Business—Regulation and Compliance”.

In states in which we are licensed to operate, we must comply with all applicable license requirements, including those concerning direct or indirect changes in control of the licensed entities. Most states in which we conduct licensed operations impose requirements related to changes in control of licensed entities or changes of officers of licensed entities or of controlling entities of licensed entities.

Changes in applicable laws and regulations, including adoption of new laws and regulations, governing consumer protection, lending practices and other aspects of our business could have a significant adverse impact on our business, results of operations, financial condition or ability to meet our obligations, or make the continuance of our current business impractical, unprofitable or impossible.

We are subject to the risk that the laws and regulations governing our business are subject to change. State legislatures, the U.S. Congress, and various regulatory bodies may adopt legislation, regulations or rules that could negatively affect our results of operations or make the continuance of our current business impractical, unprofitable or impossible.

For instance, at the federal level, bills were introduced in Congress in 2008 and 2009 that would have placed a federal cap of 36% on the APR applicable to all consumer loan transactions. Another bill directed at payday loans would have placed a 15-cent-per-dollar borrowed ($0.15/$1.00) cap on fees for cash advances, banned rollovers (which is a practice that allows consumers to pay a fee to extend the term of a payday or other short-term loan), and required us to offer an extended payment plan that would have severely restricted many of our payday lending products. Consumer advocacy groups and other opponents of payday and title lending are likely to continue their efforts before Congress, state legislatures and, now, the CFPB, to adopt laws or promulgate rules that would severely limit, if not eliminate, such loans.

Various states have also enacted or considered laws and regulations that could affect our business. Since July 1, 2007, several states in which we operate, including Florida, Illinois, Indiana, Kentucky, Ohio, and Virginia, have enacted laws (or in the case of Arizona, allowed the deferred presentment law to expire) that have impacted our short-term consumer loan business by adversely modifying or eliminating our ability to offer the loan products we previously offered in our stores in those jurisdictions. Recent state legislation has included the adoption of maximum APRs at rates well below a rate at which short-term consumer lending is profitable, the implementation of statewide consumer databases combined with the adoption of rules limiting the maximum number of payday or other short-term consumer loans any one customer can have outstanding at one time or in the course of a given period of time, the adoption of mandatory cooling-off periods for consumer borrowers and the implementation of mandatory and frequently cost-free installment repayment plan options for borrowers who request them, who default on their loans or who claim an inability to repay their loans.

In addition, under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes, that affect the way we do business and may force us to terminate or modify our operations in particular states or affect our ability to renew licenses we hold. Regulators may also impose rules that are generally adverse to our industry. Any new licensing requirements or rules, or new interpretations of existing licensing requirements or rules, or our failure to follow licensing requirements or rules could have a material adverse effect on our business, prospects, results of operations and financial condition.

We cannot currently assess the likelihood of the enactment of any future unfavorable federal or state legislation or regulations. We cannot assure you that further legislative or regulatory initiatives will not be enacted that would severely restrict, prohibit or eliminate our ability to offer small denomination loan products to consumers. Future legislative or regulatory actions could entail reductions of the fees and interest that we are currently allowed to charge, limitations on loan amounts, lengthening of the minimum loan term and reductions in the number of loans a consumer may have outstanding at one time or over a stated period of time or could entail prohibitions against rollovers, consumer loan transactions or other services we offer. Such changes could have a material adverse impact on our business prospects, result of operations, financial condition and cash flows or could make the continuance of our current business impractical, unprofitable or impossible and therefore could impair our ability to meet our obligations and to continue current operations. Moreover, similar actions by states or by foreign countries in which we do not currently operate could limit our opportunities to pursue our growth strategies. As we develop new services, we may become subject to additional federal and state regulations.

As a result of our acquisition of DFS, we are subject to additional regulatory requirements and our failure to comply with such regulation could result in significant liability and materially adversely affect our business.

As a result of our acquisition of DFS, we are now offering loans to consumers over the Internet through the DFS Companies. Where required, DFS’s subsidiaries are licensed by the jurisdiction in which they offer loans. DFS offers loans to residents of Alabama, Alaska, California, Delaware, Hawaii, Idaho, Kansas, Louisiana, Minnesota, Missouri, Nevada, North Dakota, Rhode Island, South Dakota, Utah, Washington, Wyoming and Wisconsin. In addition, DFS operates as a credit access business in Texas, through which it offers loans originated by an unaffiliated third-party lender. Further, DFS also offers loans in the United Kingdom through DFS UK and is able to offer loans through a Canadian entity, though it does not currently do so. While we have not previously offered loans in many of these jurisdictions, as a result of the acquisition of DFS, we are subject to the regulatory requirements of such jurisdictions, and our failure to comply with such regulations could subject us to significant liability and result in a material adverse effect on our business.

In addition, DFS relies heavily on the use of lead generators or providers as a source of first-time borrowers. The CFPB has indicated its intention to examine compliance with federal laws and regulations and to scrutinize the flow of non-public, private consumer information between lead generators and lead buyers, such as DFS. The use of such lead generators could subject us to additional regulatory cost and expense and, if DFS’s ability to use lead generators were to be impaired, DFS’s business could be materially adversely affected and we may not realize the expected benefits of our acquisition of DFS.

Further, borrowers repay loans made by DFS in the United States through automated clearing house funds transfer authorizations. Borrowers repay loans made by DFS in the United Kingdom by way of authorizations to process the repayment charge to the borrower’s debit card. The CFPB has indicated its intention to scrutinize the electronic transfers of funds to repay certain small denomination loans. If DFS were to be restricted in its ability to rely on such funds transfers, its business could be materially adversely affected and we may not realize the expected benefits of our acquisition of DFS.

Short-term consumer lending, including payday lending, is highly controversial and has been criticized as being predatory by certain advocacy groups, legislators, regulators, media organizations and other parties.

A significant portion of our revenue and net income comes from loan interest and fees on payday or similar short-term consumer loans and from services we provide our customers. The short-term consumer loans we make typically involve APRs exceeding 395%. Consumer advocacy groups and media reports often focus on the costs to a consumer for small denomination loans and claim that such loans can trap borrowers in a “cycle of debt” and claim further that they are predatory or abusive. While we believe that these loans provide substantial benefits when responsibly utilized, the controversy surrounding this activity may result in our and the industry being subject to the threat of adverse legislation, regulation or litigation motivated by such critics. Such legislation, regulation or litigation could have a material adverse effect on our business, results of operations and financial condition or could make the continuance of our current business impractical, unprofitable or impossible. In addition, if this negative characterization of small consumer loans becomes increasingly accepted by consumers, demand for these loan products could significantly decrease, which could have a material adverse effect on our business, results of operations and financial condition. Further, media coverage and public statements that assert some form of inappropriateness in our products and services can lower employee morale, make it more difficult for us to attract and retain qualified employees, management and directors, divert management attention and increase expense.

The Dodd-Frank Act authorizes the newly created CFPB to adopt rules that could potentially have a serious impact on our ability to offer short-term consumer loans and it also empowers the CFPB and state officials to bring enforcement actions against companies that violate federal consumer financial laws.

Title X of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank or the Dodd-Frank Act, created the CFPB. The CFPB became operational in July 2011, and on January 4, 2012, Richard Cordray was installed as its director. The CFPB has regulatory, supervisory and enforcement powers over providers of consumer financial products and services, including explicit supervisory authority to examine and require registration of payday lenders. Although it has not yet done so, the CFPB now has the authority to adopt rules describing specified acts and practices as being “unfair”, “deceptive” or “abusive,” and hence unlawful. In addition, the CFPB has issued examination procedures for, and has begun conducting examinations of, payday lenders, evidencing the CFPB’s intention to exercise the powers afforded it. The CFPB commenced its examination of us on April 23, 2012. While we do not anticipate any material changes to our operations as a result of this examination, we have not received a final examination report. We can provide no assurances as to the process, scope or results of their examination of us and how their examination of us or others will impact us directly or their rulemaking. Some consumer advocacy groups have suggested that payday and title lending should be a regulatory priority. In addition, some consumer advocacy groups have suggested that certain aspects of payday loans are “abusive” and therefore such loans should be declared unlawful. Accordingly, it is possible that at some time in the future the CFPB could propose and adopt rules making such lending services materially less profitable or impractical, forcing us to modify or terminate certain product offerings, including payday and/or title loans. The CFPB could also adopt rules imposing new and potentially burdensome requirements and limitations with respect to our other lines of business. Any of these potential rules discussed in this paragraph could have a material adverse effect on our business, results of operation and financial condition or could make the continuance of our current business impractical, unprofitable or impossible.

In addition to Dodd-Frank’s grant of regulatory and supervisory powers to the CFPB, Dodd-Frank gives the CFPB authority to pursue administrative proceedings or litigation for violations of federal consumer financial laws (including the CFPB’s own rules). In these proceedings, the CFPB can obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief) and monetary penalties ranging from $5,000 per day for ordinary violations of federal consumer financial laws to $25,000 per day for reckless violations and $1 million per day for knowing violations. Also, where a company has violated Title X of Dodd-Frank or CFPB regulations under Title X, Dodd-Frank empowers state attorneys general and state regulators to bring civil actions for the kind of cease and desist orders available to the CFPB (but not for civil penalties). If the CFPB or one or more state officials believe we have violated the foregoing laws or regulations, they could exercise their enforcement powers in ways that would have a material adverse effect on us.

Some of our (and our competitors’) lending practices in certain states have become or may become the subject of regulatory scrutiny and/or litigation. An unfavorable outcome in ongoing or future litigation could force us to discontinue these business practices and/or make monetary payments. This could have a material adverse effect on our business, financial condition and results of operations.

In most cases, our lending companies make short-term loans without any involvement of either affiliated or unaffiliated third parties. In Ohio and Arizona, however, our customers receive financial services through us from multiple parties. In Ohio, one of our companies makes loans at the highest rate permitted by applicable law and disburses loan proceeds in the form of money orders. One of our other companies, sharing the same office, at the borrower’s election cashes these money orders for a fee. In Arizona (and to a limited extent in Ohio), we market prepaid debit cards and lines of credit offered by a licensed lender unaffiliated with us. If a customer obtains both a prepaid debit card and a line of credit, loan funds can be disbursed in multiple ways at the borrower’s election, including: (1) a card load, if and when the borrower seeks to make a card purchase but has insufficient funds on the card; (2) a card load at the borrower’s request in advance of a transaction; and (3) a check mailed to the borrower at his or her request. The lender charges the borrower the highest interest rate permitted by applicable law on their lines of credit and the card program manager charges cardholders separate monthly, transaction, load and other fees charged for their cards.

While we believe that these multiple-party programs are lawful, they entail heightened legal risk when compared to our single-party loan programs. In an effort to prohibit programs similar to our Ohio program, in 2010 the Ohio Department of Commerce, Division of Financial Institutions, or the Ohio Division, adopted a rule (which was judicially declared invalid) and entered an order against another lender in regulatory enforcement proceedings (which order was vacated by the same judge that overturned the Ohio Division rule). The Ohio Division waived its right to appeal and agreed to terminate and/or not commence any regulatory proceedings challenging this practice. In May 2012, we discontinued the marketing of our third-party lending program. Although we no longer engage in third-party lending practices, if we adopted a similar program elsewhere, or if other pending litigation in Ohio successfully advances arguments that are contrary to those of the Ohio Division’s currently stated position, we could become subject to private class action litigation with respect to fees collected under any program adopted in the future or the discontinued version of the program. This could have a material adverse effect on our business, financial condition and results of operations. See “Business—Legal Proceedings—Ohio Third-Party Litigation”. Additionally, in the event of class action litigation and/or regulatory action in Arizona, a similar material adverse effect on our business, financial condition and results of operations could result.

Judicial decisions, CFPB rule-making or amendments to the Federal Arbitration Act could render the arbitration agreements we use illegal or unenforceable.

We include pre-dispute arbitration provisions in our loan agreements. These provisions are designed to allow us to resolve any customer disputes through individual arbitration rather than in court. Our arbitration agreements contain certain consumer-friendly features, including terms that require in-person arbitration to take place in locations convenient for the consumer and provide consumers the option to pursue a claim in small claims court. However, our arbitration provisions explicitly provide that all arbitrations will be conducted on an individual and not on a class basis. Thus, our arbitration agreements, if enforced, have the effect of shielding us from class action liability. They do not generally have any impact on regulatory enforcement proceedings.

We take the position that the Federal Arbitration Act requires the enforcement in accordance with the terms of arbitration agreements containing class action waivers of the type we use. While many courts, particularly federal courts, have agreed with this argument in cases involving other parties, an increasing number of courts, including courts in California, Missouri, Washington, New Jersey, and a number of other states, have concluded that arbitration agreements with class action waivers are “unconscionable” and hence unenforceable, particularly where a small dollar amount is in controversy on an individual basis.

In April 2011, the U.S. Supreme Court ruled in the AT&T Mobility v. Concepcion case that consumer arbitration agreements meeting certain specifications are enforceable. Because our arbitration agreements differ in several respects from the agreement at issue in that case, this potentially limits the precedential effect of the decision on our business. In addition, Congress has considered legislation that would generally limit or prohibit mandatory pre-dispute arbitration in consumer contracts and has adopted such a prohibition with respect to certain mortgage loans and also certain consumer loans to members of the military on active duty and their dependents. Further, Dodd-Frank directs the CFPB to study consumer arbitration and report to Congress, and it authorizes the CFPB to adopt rules limiting or prohibiting consumer arbitration, consistent with the results of its study. Any such rule would apply to arbitration agreements entered into more than six months after the final rule becomes effective (and not to prior arbitration agreements).

Any judicial decisions, legislation or other rules or regulations that impair our ability to enter into and enforce pre-dispute consumer arbitration agreements could significantly increase our exposure to class action litigation as well as litigation in plaintiff-friendly jurisdictions. Such litigation could have a material adverse effect on our business, results of operations and financial condition.

Provisions of Dodd-Frank limiting interchange fees on debit cards could reduce the appeal of debit cards we distribute and/or limit revenues we receive from our debit card activities.

Dodd-Frank contains provisions that require the Federal Reserve Board to adopt rules that would sharply limit the interchange fees that large depository institutions (those that, together with their affiliates, have at least $10 billion of assets) can charge retailers who accept debit cards they issue. On June 29, 2011, the Federal Reserve Board set the interchange fee applicable to debit card transactions at 21 cents per transaction. While the statute does not apply to smaller entities, it is possible, and perhaps likely, that Visa, MasterCard and other debit card networks will continue their current practice of establishing the same interchange fees for all issuers or will establish interchange fees for exempt entities at levels significantly below current levels. If this happens, we would expect the issuer and processor of our debit cards to attempt to recover lost interchange revenues by imposing new or higher charges on cardholders and by seeking to capture a greater percentage of card revenues from us. Additional charges on debit cardholders could discourage use of debit cards for consumer transactions, and in either event, our revenues from prepaid debit card distribution would likely decline, perhaps materially.

Changes in local rules and regulations such as local zoning ordinances could negatively impact our business, results of operations and financial condition.

In addition to state and federal laws and regulations, our business is subject to various local rules and regulations, such as local zoning regulations and permit licensing. Local jurisdictions’ efforts to restrict the business of alternative financial services providers through the use of local zoning and permit laws have been on the rise. Any actions taken in the future by local zoning boards or other local governing bodies to require special use permits for, or impose other restrictions on, our ability to provide products and services could adversely affect our ability to expand our operations or force us to attempt to relocate existing stores.

Potential litigation and regulatory proceedings could have a material adverse impact on our business, results of operations and financial condition in future periods.

We could become subject to lawsuits, regulatory proceedings or class actions challenging the legality of our lending practices. An adverse ruling in any proceeding of this type could force us to refund fees and/or interest collected, refund the principal amount of advances, pay triple or other multiple damages, pay monetary penalties and/or modify or terminate operations in particular states or nationwide. Defense of any lawsuit, even if successful, could require substantial time and attention of our senior management that would otherwise be spent on other aspects of our business and could require the expenditure of significant amounts for legal fees and other related costs. Settlement of lawsuits may also result in significant payments and modifications to our operations. For example, in

December 2010, we reserved $0.9 million in connection with the pending settlements of lawsuits alleging violations of the California wage laws related to meal periods and rest breaks. See “Business—Legal Proceedings—California Settlement”. Adverse interpretations of the law in proceedings in which we are not currently a party could also have a material adverse effect on our business, results of operations and financial condition. To protect us from potential legal and regulatory liability, we rely, in part, on the maintenance of the legal separation, or corporate veil, of our operating subsidiaries. If a court or regulatory body were to determine that such corporate veil is invalid, our business could be materially affected. For a more detailed description of the lawsuits, regulatory proceedings and potential settlements we are currently subject to, see “Business—Legal Proceedings”.

A significant portion of our revenue is generated by our stores in Ohio and California and a limited number of other states.

Approximately 36.1% of our stores are located in California, 22.6% of our stores are located in Ohio, 9.8% of our stores are located in Arizona and 5.0% of our stores are located in Virginia. With the completion of the Florida Acquisition, approximately 13.2% of our stores are located in Florida. As a result, if any of the events noted in this “Risk Factors” section were to occur with respect to our stores in these states, including changes in the regulatory environment, or if the economic conditions in any of these states were to worsen, any such event could significantly reduce our revenue and cash flow and materially adversely affect our business, results of operations and financial condition.

Our revenue and net income from check cashing services may be materially adversely affected if the number of consumer check cashing transactions decreases as a result of technological development or in response to changes in the tax preparation industry.

For the fiscal years ended December 31, 2009, 2010 and 2011 and the first six months of 2012, approximately 26.2%, 24.9%, 23.7% and 22.0% of our revenues were generated from the check cashing business, respectively. For the year ended December 31, 2011, on a pro forma basis, approximately 29.0% of our revenues were generated from the check cashing business. Recently, there has been increasing penetration of electronic banking services into the check cashing and money transfer industry, including the increasing adoption of prepaid debit cards, direct deposit of payroll checks, electronic payroll payments, electronic transfers of government benefits, electronic transfers using on-line banking and other payment platforms. A recent study by the Federal Reserve Board suggests that payments through electronic transfers are displacing a portion of the paper checks traditionally cashed in our stores by our customers. Employers are increasingly making payroll payments available through direct deposit or onto prepaid debit cards. In addition, state and federal assistance programs are increasingly delivering benefits either through direct deposit programs or prepaid debit cards, and the federal government has announced initiatives to transition the disbursement of some federal tax refunds to prepaid debit cards. For example, in April 2011, the State of California stopped issuing paper checks to benefits recipients, which adversely affected our check cashing revenue in that state. Moreover, the rise of on-line payment systems that allow for electronic check and credit card payments to be made directly to individuals has further contributed to the decline in this market. To the extent that checks received by our customer base are replaced with such electronic transfers or electronic transfer systems developed in the future, both the demand for our check cashing services and our revenues from our check cashing business could decrease. In addition, a significant part of our business involves the cashing of tax refund checks. Recent changes in the tax preparation industry, including tax preparers offering prepaid debit cards as an alternative to tax refund checks and a decrease in the number of tax preparers offering refund anticipation loans (which are typically disbursed by checks at the offices of the tax preparer) could cause the number of tax refund checks we cash to decline, which could have a material adverse effect on our financial condition and results of operations.

If our estimates of our loan losses are not adequate to absorb actual losses, our financial condition and results of operations could be adversely affected.

We utilize a variety of underwriting criteria, actively monitor the performance of our loan portfolio and maintain an allowance for losses on loans we underwrite (including fees and interest) at a level estimated to be adequate to absorb credit losses inherent in our loan receivables portfolio. To estimate the appropriate level of loan loss reserves, we consider known and relevant internal and external factors that affect loan collectability, including the total amount of loans outstanding, historical loans charge-offs, our current collection patterns and current economic trends. Our methodology for establishing our allowance for doubtful accounts and our provision for loan losses is based in large part on our historic loss experience. If customer behavior changes as a result of economic conditions and if we are unable to predict how the widespread loss of jobs, housing foreclosures and general economic uncertainty may affect our loan loss allowance, our provision may be inadequate. In addition, our shift in mix to more medium-term loans will result in a higher provision for loan losses as a result of the nature of medium-term loans as compared to short term loans, and, as this is a relatively new product for us, our provision for loan losses may be inadequate to cover losses on medium-term loans. At December 31, 2010, our loan loss allowance was $3.4 million, and in 2010 we had a net charge off of $38.4 million related to losses on our loans. As of December 31, 2011, our loan loss allowance was $5.6 million, and in 2011 we had a net charge off of $55.3 million related to losses on our loans. As of June 30, 2012, our loan loss allowance was $7.1 million with net charge offs for the six months of $29.6 million, compared to $4.0 million and $19.7 million, respectively, as of and for the six months ended June 30, 2011. Our loan loss allowance, however, is an estimate, and if actual loan losses are materially greater than our loan loss allowance, our financial condition and results of operations could be adversely affected.

The failure of third parties who provide products, services or support to us to maintain their products, services or support could disrupt our operations or result in a loss of revenue.

We are reliant on third parties to provide certain products, services and support that is material to our business. In the event such parties become unwilling or unable to continue to provide such products, services or support to us, our business operations could be disrupted and our revenue could be materially and adversely affected. For example:

•                  Our prepaid debit card business depends on our agreements for related services with Insight. If any disruption in this relationship occurs, our revenue generated as an agent for Insight’s product offerings and one of the central focuses for our future growth strategy may be adversely affected.

•                  Our money transfer and money order business depends on our agreements for such services with Western Union and MoneyGram. If any disruption in these relationships occurs, our revenue generated from our money order and money transfer product offerings may be adversely affected. Approximately $1.5 million in 2009, $1.3 million in 2010 and $4.9 million in 2011, or 0.8%, 0.6% and 1.6%, respectively, of our total revenue for the years ended December 31, 2009, 2010 and 2011, was related to our money transfer and money order services, respectively.

•                  We also have product and support agreements with various other third-party vendors and suppliers. If a third-party provider fails to provide its product or service or to maintain its quality and consistency, we could lose customers and related revenue from those products or services, or we could experience a disruption in our operations, any of which may adversely affect our business, results of operations and financial condition.

Our current and future business growth strategy involves new store acquisitions, and our failure to manage our growth or integrate or manage newly acquired stores may adversely affect our business, results of operations and financial condition.

Our growth strategy provides for our continued expansion through the acquisition of new stores. The acquisition of additional stores may impose costs on us and subject us to numerous risks, including:

•                  costs associated with identification of stores to be acquired and negotiation of acceptable lease terms;

•                  exposure to new or unexpected changes to existing regulations as we enter new geographic markets;

•                  costs associated with, and consequences related to our failure to obtain, necessary regulatory approvals, including state licensing approvals for change-of-control;

•                 integration of acquired operations or businesses, including the transition to our information technology systems;

•                  the loss of key employees from acquired businesses;

•                  diversion of management’s attention from our core business;

•                  incurrence of additional indebtedness (if necessary to finance acquisitions);

•                  assumption of contingent liabilities;

•                  the potential impairment of acquired assets;

•                  the possibility that tax authorities may challenge the tax treatment of future and past acquisitions;

•                  incurrence of significant immediate write-offs; and

•                  performance which may not meet expectations.

We opened or acquired 21 stores in 2010. In 2011, we acquired 10 stores in Illinois in connection with the Illinois Acquisition, 141 stores in connection with the California Acquisition and we opened two other locations. In 2012 we acquired DFS and opened four stores through June 30th. Our continued growth is dependent upon a number of factors, including the availability of adequate financing and suitable store locations, acquisition opportunities and experienced management employees, the ability to obtain any required government permits and licenses and other factors, some of which are beyond our control. We cannot assure you that we will be able to expand our business successfully through additional store acquisitions. Our failure to successfully expand, manage or complete the integration of new stores or acquired businesses may adversely affect our business, results of operations and financial condition.

We may not realize the expected benefits of the recent or pending acquisitions because of integration difficulties and other challenges.

The success of any acquisitions will depend, in part, on our ability to integrate the acquired business with our business and our ability to increase their store-level performance in line with our historical store-level performance. The integration process may be complex, costly and time-consuming and may not result in the anticipated improvements to store-level performance. The difficulties of integrating the operation of a business may include, among others:

•                  failure to implement our business plan for the combined business;

•                  failure to achieve expected synergies or cost savings;

•                  unanticipated issues in integrating information, technology and other systems;

•                  unanticipated challenges in implementing our short-term consumer lending practices in acquired stores or in marketing loan products to their existing customers;

•                  unanticipated changes in applicable laws and regulations; and

•                  unanticipated issues, expenses and liabilities.

We may not accomplish the integration of the acquired business smoothly, successfully or with the anticipated costs or time frame. The diversion of the attention of management from our operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the acquisition and could adversely affect our business.

The acquisition of DFS has resulted in a new line of business for us that could be difficult to integrate, disrupt our business or harm our results of operations.

We have never provided Internet loan products. The acquisition of DFS provides us with a new line of business offering loan products over the Internet. The process of integrating the acquired business, technology and service component into our business and operations, or our entry into a line of business in which we are inexperienced, may result in unforeseen operating difficulties and expenditures. We are relying on DFS’s existing management team’s experience and expertise in providing Internet loan products as we expand into this new line of business. If we were to lose the services of a significant portion of this management team, this line of business and our financial results could be adversely affected. In developing this line of business, we may invest significant time and resources and devote significant attention of management that would otherwise be focused on development of our existing business, which may affect our results of operations, and we may not be able to take full advantage of the business opportunities available to us as we expand this new line of business. Additionally, we may experience difficulties with technological changes in the Internet lending business. Moreover, we will be subject to regulations in connection with doing business and offering loan products over the Internet, with which we do not have experience. Failure to successfully manage these risks in the development and implementation of this new line of business could have a material adverse effect on our business, financial condition and results of operations.

We are subject to impairment risk.

At June 30, 2012, we had goodwill totaling $267.8 million on our consolidated balance sheet, all of which represents the excess of costs paid to acquire assets and liabilities over the fair value of those assets and liabilities. Accounting for goodwill requires significant management estimates and judgment. Events may occur in the future and we may not realize the value of our goodwill. Management performs reviews annually and when events or circumstances warrant a review of the carrying values of the goodwill to determine whether events and circumstances indicate that an impairment in value may have occurred. A variety of factors could cause the carrying value of our goodwill to become impaired. Should a review indicate impairment, a write-down of the carrying value of our goodwill would occur, resulting in a non-cash charge, which would adversely affect our results of operations. Our equity-method investments, such as our investment in Insight Holdings, as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Invested Companies”, are also subject to the same impairment risks.

We may not be successful at entering new businesses or broadening the scope of our existing product and service offerings.

We may enter into new businesses that are adjacent or complementary to our existing businesses and that broaden the scope of our existing product and service offerings. For example, we have recently entered the business of offering loan products over the Internet through the acquisition of DFS. We may not achieve our expected growth if we are not successful in entering these new businesses or in broadening the scope of our existing product and service offerings. In addition, entering new businesses and broadening the scope of our existing product and service offerings may require significant upfront expenditures that we may not be able to recoup in the future. These efforts may also divert management’s attention and expose us to new risks and regulations. As a result, entering businesses and broadening the scope of our existing product and service offerings may have a material adverse effect on our business, results of operations and financial condition.

If we lose key management or are unable to attract and retain the talent required for our business, our operating results and growth could suffer.

Our future success depends to a significant degree upon the members of our senior management. The loss of the services of members of senior management could harm our business and prospects for future development. Our continued growth also will depend upon our ability to attract and retain additional skilled management personnel. If we are unable to attract and retain the requisite personnel, our business, results of operations and financial condition may be adversely affected.

We are dependent on hiring an adequate number of hourly employees to run our business and are subject to government regulations concerning these and our other employees, including minimum wage laws.

Our workforce is comprised primarily of employees who work on an hourly basis. In certain areas where we operate, there is significant competition for employees. Our ability to continue to expand our operations depends on our ability to attract, train and retain a large and growing number of qualified employees. The lack of availability of an adequate number of hourly employees or increase in wages and benefits to current employees could adversely affect our operations. We are subject to applicable rules and regulations relating to our relationship with our employees, including the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986 and various federal and state laws governing various matters including minimum wage and break requirements, exempt status classification, health benefits, unemployment and employment taxes and overtime and working conditions. Legislative increases in the federal minimum wage, as well as increases in additional labor cost components, such as employee benefit costs, workers’ compensation insurance rates, compliance costs and fines, as well as the cost of litigation in connection with these regulations, would increase our labor costs. Furthermore, if we are unable to locate, attract, train or retain qualified personnel, or if our costs of labor increase significantly, our business, results of operations and financial condition may be adversely affected.

Competition in the retail financial services industry is intense and could cause us to lose market share and revenue.

The industry in which we operate has low barriers to entry and is highly fragmented and very competitive. In addition, we believe that the market will become more competitive as the industry continues to consolidate. We compete with other check cashing stores, short-term consumer lenders, internet lenders, mass merchandisers, grocery stores, banks, savings and loan institutions, other financial services entities and other retail businesses that cash checks, offer short-term consumer loans, sell money orders, provide money transfer services or offer similar products and services. Some of our competitors have larger and more established customer bases, and substantially greater financial, marketing and other resources, than we do. For example, Walmart offers a general-purpose reloadable prepaid debit card and also offers check cashing services, money transfers and bill payments through its “Money Centers” in select locations. In addition, short-term consumer loans are increasingly being offered by local banks and employee credit unions. Our stores also face competition from automated check cashing machines deployed in supermarkets, convenience stores and other venues by large financial services organizations. In addition, our competitors may operate, or begin to operate, under business models less focused on legal and regulatory compliance than ours, which could put us at a competitive disadvantage. We cannot assure you that we will be able to compete successfully against any or all of our current or future competitors. As a result, we could lose market share and our revenue could decline, thereby affecting our ability to generate sufficient cash flow to service our indebtedness and fund our operations.

Our competitors’ use of other business models could put us at a competitive disadvantage and have a material adverse effect on our business.

We operate our business pursuant to the laws and regulations of the states in which our stores are located, including compliance with the maximum fees allowed and other limitations. We have the requisite liscenses to operate in every state in which we lend. Some of our competitors, especially internet lenders, operate using other business models, including a “single-state model” where the lender is generally licensed in one state and follows only the laws and regulations of that state regardless of the state in which the customer resides and the lending transaction takes place, an “offshore model” where the lender is not licensed in any U.S. state and does not typically comply with any particular state’s laws or regulations and a “tribal model” where the lender follows the laws of a Native American tribe regardless of the state in which the lender is located, the customer resides and the lending transaction takes place. Competitors using these models may have higher revenue per customer and significantly less burdensome compliance requirements, among other advantages. Additionally, negative perceptions about these models could cause legislators or regulators to pursue additional industry restrictions that could affect the business model under which we operate, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

A reduction in demand for our products and services and failure by us to adapt to such reduction could adversely affect our business and results of operations.

The demand for a particular product or service we offer may be reduced due to a variety of factors, such as regulatory restrictions that decrease customer access to particular products, the availability of competing products or changes in customers’ preferences or financial conditions. Should we fail to adapt to significant changes in our customers’ demand for, or access to, our products or services, our revenues could decrease significantly and our operations could be harmed. Even if we do make changes to existing products or services or introduce new products or services to fulfill customer demand, customers may resist or may reject such products or services. Moreover, the effect of any product change on the results of our business may not be fully ascertainable until the change has been in effect for some time and by that time it may be too late to make further modifications to such product or service without causing further harm to our business, results of operations and financial condition.

Demand for our products and services is sensitive to the level of transactions effected by our customers, and accordingly, our revenues could be affected negatively by a general economic slowdown.

A significant portion of our revenue is derived from cashing checks and consumer lending. Revenues from check cashing and consumer lending accounted for 24.9% and 65.2%, respectively, of our total revenue for the year ended December 31, 2010, 23.7% and 63.9%, respectively, of our total revenue for the year ended December 31, 2011 and 22.0% and 66.5%, respectively, for the six months ended June 30, 2012. An economic slowdown could cause deterioration in the performance of our loan portfolio and in consumer demand for our financial products and services. For example, a significant portion of our check cashing business is generated by cashing payroll checks and any prolonged economic downturn or increase in unemployment could have a material adverse effect on such business. In addition, reduced consumer confidence and spending may decrease the demand for our other products and services. Also, any changes in economic factors that adversely affect consumer transactions and employment could reduce the volume of transactions that we process and have an adverse effect on our business, results of operations and financial condition.

Our future growth and financial success will be harmed if there is a decline in the use of prepaid debit cards as a payment mechanism or if there are adverse developments with respect to the prepaid debit card services industry in general.

Our business strategy is dependent, in part, upon the general growth in demand for prepaid debit cards. As the market for prepaid debit card services matures, consumers may find prepaid debit cards to be less attractive than traditional bank solutions. Further, other alternatives to prepaid debit cards may develop and limit the growth of, or cause a decline in the demand for, prepaid debit cards. In addition, negative publicity surrounding other prepaid debit card services providers could impact our business and prospects for growth to the extent it adversely impacts the perception of prepaid debit card services industry among consumers. If consumers do not continue to increase their usage of prepaid debit card services, our operating revenues may remain at current levels or decline. Predictions by industry analysts and others concerning the growth of prepaid debit card services as an electronic payment mechanism, including those in this prospectus, may overstate the growth of an industry, segment or category, and you should not place undue reliance upon them. The projected growth may not occur or may occur more slowly than estimated. If consumer acceptance of prepaid debit card services does not continue to develop or develops more slowly than expected or if there is a shift in the mix of payment forms, such as cash, credit cards, traditional debit cards and prepaid debit cards, away from our products and services, it could have a material adverse effect on our business, results of operations and financial condition.

The pro forma financial information in this prospectus may not be reflective of our operating results and financial condition following the California Acquisition and related transactions.

The pro forma financial information included in this prospectus is derived from our and CCCS’s separate historical audited and unaudited consolidated financial statements, as well as from certain internal, unaudited financial statements relating to our acquired stores in Illinois that were provided by the sellers in connection with those acquisitions. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that we believe are reasonable. This pro forma information may not necessarily reflect what our results of operations and financial position would have been had the California Acquisition and related transactions and the Illinois Acquisition occurred during the periods presented or what our results of operations and financial position will be in the future. Additionally, the pro forma information reflects financial information for our Alabama and Illinois acquired stores for the periods prior to when we acquired them, and we cannot assure you that this financial information is accurate.

Disruptions in the credit markets may negatively impact the availability and cost of our short-term borrowings, which could adversely affect our results of operations, cash flows and financial condition.

If our cash flow from operations is not sufficient to fund our working capital and other liquidity needs, we may need to rely on the banking and credit markets to meet our financial commitments and short-term liquidity needs. Disruptions in the capital and credit markets, as have been experienced since 2008, could adversely affect our ability to draw on our Revolving Credit Facility. Our access to funds under that credit facility is dependent on the ability of the banks that are parties to the facility to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time. In addition, the effects of the global recession and its effects on our operations could cause us to have difficulties in complying with the terms of our Revolving Credit Facility.

Longer-term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives, or failures of significant financial institutions could adversely affect our ability to refinance our outstanding indebtedness on favorable terms, if at all. The lack of availability under, and the inability to subsequently refinance, our indebtedness could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, including acquisitions, and reducing or eliminating other discretionary uses of cash.

Our revenue and net income from check cashing services may be materially adversely affected if the number and amount of checks we cash that go uncollected significantly increases.

When we cash a check, we assume the risk that we will be unable to collect from the check payor. We may not be able to collect from check payors as a result of a payor having insufficient funds in the account on which a check was drawn, stop payment orders issued by a payor or check fraud. If the number or amount of checks we cash that are uncollected increases significantly, our business, results of operations and financial condition may be materially adversely affected.

Any disruption in the availability or the security of our information systems or the Internet lending platform that we acquired from DFS or fraudulent activity could adversely affect our operations or subject us to significant liability or increased regulation.

We depend on our information technology infrastructure to achieve our business objectives. Our information systems include POS systems in our stores and a management information system. Our personal computer-based POS systems are fully operational in all stores. The management information system is designed to provide summary and detailed information to our regional and corporate managers at any time through the Internet. In addition, this system is designed to manage our credit risk and to permit us to maintain adequate cash inventory, reconcile cash balances on a daily basis and report revenues and expenses to our headquarters. Moreover, in connection with our acquisition of DFS, we will begin offering loans and other products through our Internet lending platform. Any disruption in the availability of our information systems or Internet lending platform could adversely affect our business, results of operations and financial condition.

Furthermore, a security breach of our information systems or Internet lending platform could also interrupt or damage our operations or harm our reputation, and could subject us to significant liability if confidential customer information is misappropriated. Despite the implementation of significant security measures, our information systems and Internet lending platform may still be vulnerable to physical break-ins, computer viruses, programming errors, telecommunications failure or lost connectivity, attacks by third parties or similar disruptive problems. If confidential information belonging to our customers or business partners is misappropriated from our information systems or over the Internet, the owners of such information could sue us, asserting that we did not take adequate precautions to safeguard our systems and confidential data. Any breach of our security measures could damage our reputation and cause us to lose customers and revenue, result in the unintentional disclosure of company and customer information, and require us to incur significant expense to eliminate these problems, address related data security concerns and pay damages to third parties including customers.

In addition, criminals are using increasingly sophisticated methods to engage in illegal activities such as fraud. Over the past several years, we and others in our industry have had customers and former customers contacted by unknown criminals making telephone calls attempting to collect debt, purportedly on our behalf. These criminals are often successful in fraudulently inducing payments to them. Increased fraud involving our products and services or affecting our customers could lead to litigation, significantly increased expenses, reputational damage, reduced use and acceptance of our products and services or new regulations and compliance obligations, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

Part of our business is seasonal, which causes our revenue to fluctuate and may adversely affect our ability to service our debt.

Our business is seasonal due to the impact of our customers cashing their tax refund checks with us and using the related proceeds in connection with our other products and services, such as prepaid debit cards. Also, our consumer loan business declines slightly in the first calendar quarter as a result of customers’ receipt of tax refund checks. If our revenue were to fall substantially below what we would normally expect during certain periods, our annual financial results would be adversely impacted, as would our ability to service our debt.

Because we maintain a significant supply of cash in our stores, we may be subject to cash shortages due to robbery, employee errors and theft.

Since our business requires us to maintain a significant supply of cash in each of our stores, we are subject to the risk of cash shortages resulting from robberies, as well as employee errors and theft. Although we have implemented various procedures and programs to reduce these risks, provide security, systems and processes for our employees and facilities, we cannot assure you that robberies, employee errors and theft will not occur. The extent of these cash shortages could increase as we expand the nature and scope of our products and services. Any such cash shortages could adversely affect our business, results of operations and financial condition.

Adverse real estate market fluctuations could affect our profits.

We lease all of our store locations. A significant rise in overall lease costs may result in an increase in our store occupancy costs as we open new locations and renew leases for existing locations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. You can identify such statements because they contain words such as “plans”, “expects” or “does not expect”, “forecasts”, “anticipates” or “does not anticipate”, “believes”, “intends” and similar expressions or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Although the forward-looking statements contained in this prospectus reflect management’s current beliefs based upon information currently available to management and upon assumptions which management believes to be reasonable, actual results may differ materially from those stated in or implied by these forward-looking statements.

A number of factors could cause actual results, performance or achievements to differ materially from the results expressed or implied in the forward-looking statements, including those listed in the “Risk Factors” section of this prospectus. These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things:

•                  our ability to complete pending acquisitions and successfully integrate newly acquired businesses and stores into our current operations;

•                  changes in customer demand for our products and services;

•                  the actions of third parties who offer products and services to or for us;

•                  regulatory matters affecting our products and services;

•                  the duration and impact of any economic downturn;

•                  our ability to effectively compete in the financial services industry and maintain our share of the market;

•                  the effects of any current or future litigation or regulatory proceedings against us;

•                  our ability to offer new products and services;

•                  our ability to compete in light of technological advances;

•                  our ability to safeguard against employee error and theft;

•                  our dependence upon key management personnel and executives;

•                  issues relating to our information systems; and

•                  the influence of our largest shareholder, Diamond Castle, on our business.

Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in or implied by our forward-looking statements, other factors and risks may cause actions, events or results to differ materially from those anticipated, estimated or intended. We cannot assure you that forward-looking statements will prove to be accurate, as actual actions, results and future events could differ materially from those anticipated or implied by such statements. Accordingly, as noted above, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this prospectus and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

CERTAIN FINANCIAL MEASURES AND OTHER INFORMATION

Our consumer loan product offerings vary state-by-state, depending on the applicable statutes in each jurisdiction.

We calculate per store revenue by dividing our total revenue over the applicable period by the average number of stores we operated during a period. We calculate the average number of stores we operated during a period by adding the number of stores operated on each day of the period and dividing that number by the number of days in such period.

Revenue and other financial information for our acquired businesses and businesses to be acquired for periods prior to our acquisition of such businesses have been derived from unaudited internal financial information that was provided to us by the sellers in each completed acquisition and pending acquisition. Thus, this information was not subject to our accounting controls and has not been reviewed by our independent accountants, and we cannot assure you that it is accurate.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges:

						Six Months Ended
	Year Ended December 31,					June 30,
	2011	2010	2009	2008	2007	2012
Ratio of earnings to fixed charges(1)	0.9	6.3	3.3	—	1.0	0.5

(1)                   For purposes of computing the ratio of earnings to fixed charges, earnings consists of the sum of income (loss) before provision (benefit) for income taxes, discontinued operations, and extraordinary item, and equity investment (income) loss.  Fixed charges consist of interest expense and the amortization of deferred debt issuance costs. Earnings for the year ended December 31, 2008 were inadequate to cover fixed charges by $47.4 million.

CAPITALIZATION

The table below shows our cash, cash equivalents and capitalization as of June 30, 2012. You should read the table in conjunction with the information set forth under “Use of Proceeds,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and related notes included elsewhere in this prospectus.

As of June 30, 2012
(dollars in thousands)	Actual

Cash and cash equivalents	$66,875
Current debt:
Current portion of long-term debt	—
Notes payable	—
Total current debt	—
Long-term debt:
Revolving credit facility	—
Alabama revolving credit facility	—
Notes	395,000
Total long-term debt	395,000
Total debt	395,000
Shareholders’ equity:
Preferred shares, $0.01 par value; 3,000 shares authorized, no shares issued and outstanding	—
Common shares, $0.01 par value; 300,000 shares authorized, 7,982 shares issued and outstanding	80
Additional paid-in capital	113,495
Accumulated other comprehensive income	—
Retained deficit	(44,828)
Total shareholders’ equity	68,747
Total capitalization	$463,747

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On April 29, 2011, we offered the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to the registration rights agreement entered into with the initial purchasers of the original notes, we and the guarantors agreed, for the benefit of holders of the original notes, to:

•                  no later than 420 days (or if the 420th day is not a business day, the first business day thereafter) after the dates of original issue of the original notes, file a registration statement with the SEC with respect to a registered offer to exchange the original notes for exchange notes having terms substantially identical in all material respects to the original notes, except that they will not contain terms with respect to transfer restrictions; and

•                  use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 510 days (or if the 510th day is not a business day, the first business day thereafter) after the dates of original issue of the original notes; and

•                  as soon as practicable after the effectiveness of the registration statement, offer the exchange notes in exchange for surrender of the original notes;

•                  keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the Holders; and

•                  consummate the exchange offer within 30 days of the effectiveness of the registration statement.

For each original note tendered to us pursuant to the exchange offer, we will issue to the holder of such original note an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor, or, if no interest has been paid on such original note, from the date of its original issue.

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers, or Participating Broker-Dealers, receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for 180 days following the effective date of such registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A holder of original notes (other than certain specified holders) who wishes to exchange such original notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Shelf Registration Statement

In the event that:

(1) because of any change in law or in applicable interpretations of the staff of the SEC, we are not permitted to effect the exchange offer;

(2) we do not consummate the exchange offer within 540 days (or if the 540th day is not a business day, the first business day thereafter) of the dates of original issue of the original notes;

(3) an initial purchaser notifies us following consummation of the exchange offer that original notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

(4) certain holders are not eligible to participate in the exchange offer, or certain holders participate in the exchange offer but do not receive freely tradeable securities on the date of the exchange, then, we will, subject to certain exceptions,

(x) promptly file a shelf registration statement, or the Shelf Registration Statement, with the SEC covering resales of the original notes or the exchange notes, as the case may be;

(y) (A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 510th day after the dates of original issue of the original notes and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

(z) We have agreed to use our reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years from the dates of original issue of the original notes or such shorter period that will terminate when all of the securities covered by the Shelf Registration Statement have been sold pursuant thereto.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the original notes or the exchange notes, as the case may be. A holder selling such original notes or exchange notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Liquidated Damages

We will pay additional cash interest on the original notes and exchange notes, subject to certain exceptions, upon the occurrence of any of the following events:

(1) if any registration statement required by the registration rights agreement is not filed with the SEC on or prior to the applicable filing deadline;

(2) if any registration statement required by the registration rights agreement is not declared effective by the SEC on or prior to the applicable effectiveness deadline;

(3) if the exchange offer is not consummated on or prior to the applicable consummation deadline; or

(4) after the exchange offer registration statement or the Shelf Registration Statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable due to the reasons specified in the registration rights agreement, subject to certain exceptions.

Each such event referred to in the preceding clauses (1) through (4) is referred to herein as a Registration Default. Additional cash interest on the original notes and exchange notes will be payable from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum; provided that we shall in no way be required to pay additional interest for more than one Registration Default at any given time. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the original notes and the exchange notes.

We will be entitled to consummate the exchange offer on the expiration date, provided that we have accepted all original notes previously validly tendered in accordance with the terms set forth in this prospectus and the applicable letter of transmittal.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date. The expiration date is 5:00 p.m., New York City time, on            , 2012, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank National Association, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

•                  terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•                  amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

If we waive any material condition to the exchange offer, or amend the exchange offer in any material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

This prospectus and the related letter of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $2,000 and integral multiples of $1,000 in principal amount of the exchange notes for each $2,000 and integral multiples of $1,000 in principal amount of original notes. We will accept for exchange any and all original notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under “—Conditions of the Exchange Offer.” Original notes may be tendered only in multiples of $1,000. Holders of original notes may tender less than the aggregate principal amount represented by their original notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered original notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

As of the date of this prospectus, $395 million in aggregate principal amount of the original notes are outstanding. Solely for reasons of administration, we have fixed the close of business on            , 2012 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the original notes, or the holder’s legal representative or attorney-in-fact, whose ownership is reflected in the records of U.S. Bank National Association, as registrar, or whose original notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the original notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes is our “affiliate,” as defined in Rule 405 under the Securities Act.

We will be deemed to have accepted validly tendered original notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted original notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

Holders of original notes do not have appraisal or dissenters’ rights under applicable law or the Indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their original notes in the exchange offer will not be required to pay brokerage commissions or fees or, provided that the instructions in the letter of transmittal are followed, transfer taxes with respect to the exchange of original notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See “—Solicitation of Tender; Expenses” for more information about the costs of the exchange offer.

We do not make any recommendation to holders of original notes as to whether to tender any of their original notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of original notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of original notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to Tender

The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures.    A holder of an original note may tender the same by (i) properly completing and signing the applicable letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to herein as a Book-Entry Confirmation, pursuant to the procedure described below), to the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent” on or prior to the expiration date or (ii) complying with the guaranteed delivery procedures described below.

If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered original notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to herein as an Eligible Institution, that is a member of a recognized signature guarantee medallion program, which we refer to herein as an Eligible Program, within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner’s behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such original notes, either make appropriate arrangements to register ownership of the original notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Book-Entry Transfer.    The exchange agent will make a request to establish an account with respect to the original notes at The Depository Trust Company, which we refer to herein as the Book-Entry Transfer Facility, for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of original notes by causing the Book-Entry Transfer Facility to transfer such original notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth in “The Exchange Offer—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of original notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Guaranteed Delivery Procedures.    If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or original notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office set forth in “The Exchange Offer—Exchange Agent” on or prior to the expiration date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of the original notes and, if possible, the certificate numbers of the original notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the original notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless original notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the original notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered original notes (or a timely Book-Entry Confirmation).

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering original notes for exchange, whom we refer to herein as the Transferor, exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor’s agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal Rights

Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent”. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered the original notes to be withdrawn, the certificate numbers of the original notes to be withdrawn, the principal amount of original notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such original notes exchanged, and the name of the registered holder of such original notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given written notice thereof to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

•                  any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•                  an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•                  there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•                  any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939;

•                  all governmental approvals that we deem necessary for the consummation of the exchange have not been obtained;

•                  there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

•                  a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth below. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

U.S. BANK NATIONAL ASSOCIATION

By registered mail, overnight mail, overnight courier or hand delivery:

U.S. Bank National Association

U.S. Bank West Side Flats Operations Center

60 Livingston Ave.

St. Paul,  MN  55107

Attn: Specialized Finance

Reference: Community Choice Financial Inc.

By facsimile (for eligible institutions only):

(651) 466-7372

Reference: Community Choice Financial Inc.

For information or confirmation by telephone:

Specialized Finance

(800) 934-6802

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

You will not have appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

We believe that the exchange of original notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and that holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See “Certain United States Federal Income Tax Considerations.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer. The expense of the exchange offer will be expensed over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreement. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights and limitations applicable thereto under the Indenture and the registration rights agreement, except for any terms of such documents which, by their terms, terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of the Exchange Notes.” All untendered original notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes not tendered and accepted in the exchange offer could be adversely affected. See “Risk Factors—Risks Associated with the Exchange Offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.”

We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data as of and for the years ended December 31, 2007, 2008, 2009, 2010 and 2011 and as of and for the six-month periods ended June 30, 2011 and 2012. The selected historical consolidated financial data as of December 31, 2010 and 2011 and for each of the years ended December 31, 2009, 2010 and 2011 have been derived from, and should be read together with, our audited historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2007, 2008 and 2009 and for each of the years ended December 31, 2007 and 2008 have been derived from CCFI’s audited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data as of June 30, 2012 and for the three-month periods ended June 30, 2011 and 2012 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of June 30, 2011 have been derived from our unaudited consolidated financial statements not included in this prospectus. The unaudited financial data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The selected historical financial data should be read together with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including the discussion therein of critical accounting policies and recent acquisitions) and CCFI’s consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,					Six-months Ended June 30,
(In thousands)	2007	2008	2009	2010	2011	2011	2012
Statement of Operations Data:
Finance receivable fees	$138,736	$152,732	$136,957	$146,059	$196,153	$81,471	$114,895
Check cashing fees	23,822	25,634	53,049	55,930	72,800	32,814	38,133
Card fees	—	1,808	2,063	10,731	19,914	8,757	8,500
Other	11,298	8,845	10,614	11,560	18,067	8,218	11,479
Total revenues	173,856	189,019	202,683	224,280	306,934	131,260	173,007
Branch expenses:
Salaries and benefits	30,891	33,738	34,343	38,759	57,411	24,129	31,528
Provision for loan losses	37,026	37,544	43,463	40,316	65,351	23,694	37,827
Occupancy	11,413	13,457	13,855	14,813	21,216	8,840	11,129
Depreciation and amortization	5,920	10,422	6,613	5,318	5,907	2,545	3,104
Other	21,339	21,420	22,652	27,994	35,515	15,728	22,534
Total branch expenses	106,589	116,581	120,926	127,200	185,400	74,936	106,122
Branch gross profit	67,267	72,438	81,757	97,080	121,534	56,324	66,885
Corporate expenses	29,518	31,795	31,518	33,940	44,742	21,683	25,781
Registration expenses	—	—	—	—	—	—	2,744
Transaction expense	—	—	—	237	9,351	8,698	1,037
Depreciation and amortization	1,513	1,063	568	1,222	2,332	1,012	2,466
Interest expenses, net	18,421	16,191	11,532	8,501	34,334	11,660	22,580
Goodwill impairment	—	53,263	—	—		—	—
Equity investment loss	—	—	—	—	415	216	155
Non-operating income, management fees	(104)	(260)	(172)	(46)	(46)	(22)	(30)
Income (loss) before provision (benefit) for income taxes, discontinued operations, and extraordinary item	17,919	(29,614)	38,311	53,226	30,406	13,077	12,122
Provision (benefit) for income taxes	7,237	(10,635)	14,042	19,801	13,553	6,137	4,934
Income (loss) from continuing operations	10,682	(18,979)	24,269	33,425	16,853	6,940	7,188
Discontinued operations(1)	243	482	368	(2,196)	—	—	—
Income (loss) before extraordinary item	10,925	(18,497)	24,637	31,229	16,853	6,940	7,188
Extraordinary item(2)	—	3,913	—	—	—	—	—
Net income (loss)	10,925	(22,410)	24,637	31,229	16,853	6,940	7,188
Net loss attributable to non-controlling interests	—	—	—	(252)	(120)	(120)	—
Net income (loss) attributable to controlling interests	$10,925	$(22,410)	$24,637	$31,481	$16,973	$7,060	$7,188

(1)                  Discontinued operations is presented net of provision (benefit) for income tax of $151, $299, $226, ($1,346) and $0 for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively. Discontinued operations for the six months ended June 30, 2011 and 2012 was $0 and $0, respectively.

(2)                  Represents cost of ballot initiatives in Ohio and Arizona in 2008.

	Year Ended December 31,					Six-months Ended June 30,
(In thousands, except for store count)	2007	2008	2009	2010	2011	2011	2012
Balance Sheet Data (at period end):
Cash and cash equivalents	$25,020	$25,883	$27,959	$39,780	$65,635	$57,084	$66,875
Finance receivables, net	48,620	51,954	66,035	81,337	120,451	96,997	108,192
Total assets	301,412	266,922	280,476	310,644	515,547	480,668	517,355
Total debt	201,714	195,800	193,365	188,934	395,000	395,000	395,000
Total stockholders’ equity	72,040	50,768	77,791	109,791	61,314	51,348	68,747
Other Operating Data (unaudited):
Stores in operation:
Beginning of period	211	256	252	264	282	282	435
Acquired	17	—	8	19	151	151	—
Opened	28	2	4	2	2	—	4
Closed	—	6	—	3	—	—	1
End of period	256	252	264	282	435	433	438
Capital Expenditures:
Purchases of property and equipment, net	$12,298	$2,969	$2,769	$1,688	$4,261	$1,136	$1,893
Store acquisition costs:
Property and equipment	957	—	—	1,144	7,235	7,235	144
Intangible assets	440	—	—	1,737	3,344	3,213	5,827
Total capital expenditures	$13,695	$2,969	$2,769	$4,569	$14,840	$10,448	$5,971

(In thousands, except for averages, percentages or unless	Year Ended December 31,					Six-months Ended June 30,
otherwise specified)	2007	2008	2009	2010	2011	2011	2012
Check Cashing Data (unaudited):
Face amount of checks cashed	$708,860	$821,475	$1,309,425	$1,442,501	$2,163,726	$929,135	$1,196,145
Face amount of average check	$418.01	$442.36	$432.08	$438.13	$444.26	$461.11	$459.44
Average fee per check	$13.76	$13.80	$17.51	$16.99	$14.95	$16.29	$14.66
Number of checks cashed	1,698	1,857	3,029	3,292	4,869	2,015	2,603
Returned Check Data (unaudited):
Returned check expense	$2,006	$1,760	$3,058	$3,034	$5,085	2,013	2,409
Returned check expense as a percentage of face amount of checks cashed	0.3%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%
Short-Term Consumer Loan Data (unaudited):
Loan volume (originations and refinancings)	$1,081,865	$1,116,869	$1,162,086	$1,237,163	$1,543,310	$651,816	$811,622
Average new loan size	385.55	382.62	412.67	418.53	425.72	$413.97	$409.84
Average new loan fee	50.24	50.84	42.79	43.14	46.37	$44.22	$47.42
Loan loss provision	$34,166	$33,849	$28,856	$27,560	$40,636	$14,932	$20,983
Loan loss provision as a percentage of loan volume	3.2%	3.0%	2.5%	2.2%	2.6%	2.3%	2.6%
Medium-Term Loan Operating Data (unaudited)(1):
Principal outstanding	$—	$2,995	$3,109	$3,601	$12,174	$5,699	$12,797
Number of loans outstanding	—	7,525	9,365	10,275	20,818	15,452	21,215
Average principal outstanding	$—	$397.98	$331.97	$350.47	$584.79	$368.86	$603.22
Average monthly percentage rate	0%	22.03%	22.3%	22.0%	19.2%	24.1%	18.9%
Allowance as a percentage of finance receivable	—	14.3%	42.7%	11.7%	10.6%	10.2%	19.8%
Loan loss provision	$—	$—	$6,708	$5,267	$11,470	$3,722	$6,799
Title Loan Operating Data (unaudited):
Principal outstanding	$2,205	$2,720	$6,047	$9,541	$17,334	$9,089	$17,342
Number of loans outstanding	2,187	3,178	6,077	9,597	15,283	9,229	18,208
Average principal outstanding	$1,008.42	$855.85	$995.00	$994.12	$1,134.20	$984.82	$952.45
Average monthly percentage rate	16.06%	15.8%	16.0%	13.8%	13.3%	15.8%	13.0%
Allowance as a percentage of finance receivable	4.6%	5.3%	12.1%	5.3%	5.3%	6.0%	6.9%
Loan loss provision	$854	$1,209	$2,970	$3,497	$5,463	$1,697	$3,365
Overall Company Data (unaudited):
Total revenues	$173,856	$189,019	$202,683	$224,280	$306,934	$131,260	$173,007
Loan loss provisions	37,026	36,818	41,592	39,358	62,654	22,364	33,556
Other ancillary product provisions	—	726	1,871	958	2,697	1,330	4,271
Total loan loss provision	$37,026	$37,544	$43,463	$40,316	$65,351	23,694	37,827
Total loan loss provision as a percentage of revenue	21.3%	19.9%	21.4%	18.0%	21.3%	18.1%	21.9%

(1)                  Loan participations are grouped with medium-term loans in our consolidated financial statements included elsewhere in this prospectus, but are excluded from these calculations.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information is based on the historical financial statements of CCFI, and CCCS, each included elsewhere in this prospectus, adjusted to give pro forma effect to the California Acquisition, the Illinois Acquisition, the offering of our original notes and the establishment of our Revolving Credit Facility. The unaudited pro forma consolidated statement of income for the year ended December 31, 2011 gives effect to the California Acquisition, the Illinois Acquisition, the offering of our original notes and the establishment of our Revolving Credit Facility as if they were each consummated on January 1, 2011, the first day of our most recently completed fiscal year.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma consolidated financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had these transactions occurred on the date indicated and do not purport to indicate results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the unaudited pro forma consolidated financial information will prove to be correct. The unaudited pro forma consolidated financial information should be read together with the information set forth under the headings “Prospectus Summary—Overview”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, the historical financial statements of CCFI and CCCS and the notes thereto, and the other financial information included elsewhere in this prospectus.

The acquisition of CCCS by CCFI has been accounted for as a purchase in conformity with Accounting Standards Codification, or ASC, No. 805, Business Combinations, with intangible assets recorded in accordance with ASC No. 350, Intangibles-Goodwill and Other. The excess of the purchase price over the historical basis of the net assets to be acquired has been allocated in the accompanying pro forma consolidated financial information based on management’s best estimates of the fair values and certain assumptions that management believes are reasonable.

The pro forma adjustments related to the Illinois Acquisition are derived from unaudited internal financial information that was provided to us by the seller in the Illinois Acquisition. Thus, this information was not subject to our accounting controls and has not been reviewed by our independent accountants, and we cannot assure you that it is accurate.

Community Choice Financial Inc.

Unaudited Pro Forma Consolidated Statement of Income

for the Year Ended December 31, 2011

	CCFI 2011	California Acquisition Jan 2011 – April 2011	Illinois Acquisition Jan 2011 – March 2011	Acquisition Adjustments		Adjustments for Original Notes Offering		Total 2011
Revenue:
Finance Receivable Fees	$196,153	$10,498	$1,442	$—		$—		$208,093
Check Cashing Fees	72,800	9,472	—	—		—		82,272
Card Fees	19,914	697	—	—		—		20,611
Other	18,067	3,667	17	—		—		21,751
Total Revenue	306,934	24,334	1,459	—		—		332,727
Salaries and Benefits	57,411	7,567	308	—		—		65,286
Provision for Loan Losses	65,351	2,468	13	—		—		67,832
Occupancy	21,216	2,907	84	—		—		24,207
Depreciation and Amortization	5,907	131	12	—		—		6,050
Other	35,515	1,953	185	—		—		37,653
Total Branch Expenses	185,400	15,026	602	—		—		201,028
Branch Gross Profit	121,534	9,308	857	—		—		131,699
Corporate Expenses	54,093	10,146	—	(17,081	)(a)	—		47,158
Depreciation and Amortization	2,332	1,119	—	(44	)(b)	—		3,407
Interest Expense, net	34,334	2,248	—	—		8,558	(d)	45,140
Goodwill Impairment	—	28,986	—	—		—		28,986
Equity Investment Loss	415	—	—	—		—		415
Non-operating Income, mgmt fees	(46)	—	—	—		—		(46)
Income before taxes	30,406	(33,191)	857	17,125		(8,558)		6,639
Provision for Income Taxes	13,553	(12,613)	326	4,509	(c)	(3,252	)(e)	2,523
Total Net Income	16,853	(20,578)	531	12,616		(5,306)		4,116

Community Choice Financial Inc.

Notes to Unaudited Pro Forma Consolidated

Statement of Income for the Year Ended December 31, 2011

(a)                      The $17.1 million adjustment to corporate expenses consists of CCFI’s $9.4 million of transaction expenses and CCCS’s $7.7 million of transaction expenses. The CCFI transaction expenses relate to the California Acquisition, Illinois Acquisition, the establishment of our Revolving Credit Facility and the offering of original notes. The CCCS transaction expenses consist of seller’s costs, including equity holder’s fees, merger costs, and bonuses and severance payments related to the California Acquisition.

(b)                     Reflects a decrease to depreciation and amortization based upon the estimate of the portion of the purchase price for the California Acquisition to be allocated to the fair value of identifiable intangibles of $0.3 million. This is a result of the estimated identifiable intangibles acquired in connection with the California Acquisition being lowered to an amount less than the amount historically recorded by CCCS as of December 31, 2010. Also reflects a charge to depreciation and amortization based upon the estimate of the portion of the purchase price for the Illinois Acquisition to be allocated to the fair value of identifiable intangibles of $0.1 million.

(c)                      Reflects federal income tax provision estimated at 38% related to the pro forma adjustments for the California Acquisition and the Illinois Acquisition for the year ended December 31, 2011 and normalization of income taxes paid by CCFI due to transaction expenses.

(d)                     Reflects, for 2011, the additional interest expense in connection with our notes and our Revolving Credit Facility at annual interest rates of 10.75% and 7.25% (at the alternative base rate as described under “Description of Certain Indebtedness”), respectively, in addition to the amortization of deferred financing fees of $2.1 million and commitment fees related to our Revolving Credit Facility and our Alabama Facility.

The below table assumes that we paid down the $10 million borrowed under the Revolving Credit Facility as of April 30, 2011.

Interest Adjustment
Notes Outstanding	$395,000
Annual Interest Rate	10.75%
Annual Interest on Notes Outstanding	$42,463
Revolving Credit Facilities
Main Revolving Credit Facility
Total Facility	$40,000
Annual Interest Rate on Amount Drawn	7.25%
Annual Commitment Fee on Undrawn Amount	0.75%
Average Outstanding	$3,333
Interest on Amount Drawn	$242
Annual Commitment Fee on Undrawn Amount	$296
Total Annual Interest on Main Revolving Credit Facility	$538
Alabama Revolving Credit Facility
Total Facility	$7,000
Annual Interest Rate on Amount Drawn	5.00%
Average Outstanding	$—
Annual Interest on Amount Drawn	$—
Commitment Fees	$20
Total Annual Interest on Alabama Revolving Credit Facility	$20
Annual Deferred Financing Costs	$2,119
Total Pro Forma Interest Calculation	$45,140
Interest Adjustment Calculation
CCFI 2011 Actual Interest Expense	$34,334
CCCS 2011 Actual Interest Expense	$2,248
Total 2011 Actual Interest Paid	$36,582
Pro Forma Interest Adjustment	$8,558

(e)            Adjustment reflects the tax effect of the additional interest expense at the estimated effective tax rate of 38%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains management’s discussion and analysis of our financial condition and results of operations and should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a leading retail provider of alternative financial services to unbanked and underbanked consumers. We provide our customers a variety of financial products and services, including short-term consumer loans, medium-term loans, check cashing, prepaid debit cards, title loans and other services that address the specific needs of our individual customers. Through our retail-focused business model, which we refer to as our retail model, we strive to provide our customers with high-quality customer service and immediate access to retail financial services at competitive rates during convenient operating hours. As of June 30, 2012, we operated 438 retail storefront locations across 14 states. The Company also offers short-term consumer loans via our recently acquired Internet company, which services customers in 19 states. The Company does not have a physical presence in 14 of these 19 states.

Over each of the past three years, we increased revenue, driven by both organic growth and acquisitions. Our retail business model consists of, among other things, a focus on customer service, incentive-based compensation structures, strategies to increase customer traffic, and an expanding product set to address a larger share of our customers’ financial needs. Our overall revenue has expanded as we have executed on our retail model, which has increased incremental revenue from our existing store base, and added store count. We have limited capital expenditure requirements, and our primary store-level operating expenses are occupancy and labor. As part of our retail model, we strive to invest in premier locations and to develop a highly trained and motivated workforce, all with the aim of enhancing the customer’s experience, generating increased traffic and introducing our customers to our diversified set of products. We have achieved organic growth through increased market share and by expanding our customer relationships through our additional product offerings. Our measurement of comparable store sales growth as of December 31, 2011 includes stores which we operated for the full year of 2011 and which were open for the full year of 2010. As of December 31, 2011 we had 280 stores included in this measurement. These stores achieved comparable sales growth of 7.3% for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Our measurement of sales growth as of June 30, 2012 similarly includes stores open for the twelve month periods ended June 30, 2012 and 2011 and was 5.7%. Our acquisitions during 2011 included the addition of 10 stores in Illinois and 141 stores in California and Oregon. Our net income during the year ended December 31, 2011, declined as compared to the year ended December 31, 2010, as a result of incremental interest expense and transaction expenses associated with our acquisitions and our recapitalization discussed below under “—Recapitalization”.

Factors Affecting Our Results of Operations

Expansion of our Retail Platform

We believe that our ability to execute on our retail model generates higher per store revenue and contribution to Adjusted EBITDA as compared to our publicly traded peer companies. Our results of operations are heavily impacted by the number of stores we operate and the degree to which we have integrated acquired stores into our operations. We have recently added stores primarily through acquisitions. The results of our internal customer surveys suggest that over 30% of our customers learn about our products and services and come to our stores as a result of a referral. Acquisitions allow us to leverage an established customer base, who continue to use the acquired stores and generate word-

of-mouth marketing as we implement our retail model at the stores, as a source of referrals. Acquisitions have also provided us an existing market presence which we have been able to build upon through expanding the acquired stores’ product offerings.

We have also grown through de novo store openings, which we have undertaken from time to time to increase our market penetration. Specifically, in 2010, following the Alabama Acquisition, we opened two de novo stores in that market to expand our brand presence and capture additional market share. In addition, in 2011 we opened two de novo stores: one in California and one in Ohio. During the first six months of 2012, the Company has opened one de novo store in Alabama, one de novo store in Florida, and two de novo stores in California.

Our recent acquisitions include:

•                  California Acquisition.  On April 29, 2011, we acquired CCCS and its chain of 141 retail stores in California and Oregon. We undertook the California Acquisition as a means of gaining access to several key markets in California, thereby increasing our geographic diversity, and as a means of gaining additional product expertise, specifically related to CCCS’s core check cashing competency. We plan to create additional value through the California Acquisition by increasing store profitability throughout CCCS’s existing store chain through the execution of our retail model, the introduction of a superior prepaid debit card offering through our Insight program and a focus on growing title lending, medium-term lending, as well as by achieving additional economies of scale through our existing corporate infrastructure.

We have fully integrated several aspects of CCCS’s business and all integration efforts related to the California Acquisition were performed by CCFI employees and were expensed as incurred. We made investments in information technology to bring CCCS’s information security, compliance and operational functionality in line with CCFI standards. We capitalized approximately $0.1 million in relation to these investments during 2011. Our results of operations for the year ended December 31, 2011 include the results of the stores acquired in the California Acquisition for the period beginning on April 29, 2011.

•                  Illinois Acquisition.  On March 21, 2011, we acquired 10 stores in the Chicago metro area for a purchase price of $19.7 million. At the time of their acquisition, these stores offered only lending products. Since the Illinois Acquisition, we have fully integrated their operations and have expanded the products and services offered in these stores to include our Insight prepaid card offering, money orders, bill payment services and title lending, thereby further addressing the financial needs of our customers in the Chicago market.

•                  Alabama Acquisition.  In March 2010, we completed the acquisition of a 19-store chain in Alabama for a purchase price of $15.9 million. Since the time of the acquisition we have enhanced store productivity and profitability through focusing on customer traffic and branch cost containment. The per store contribution to our operating income from our Alabama stores has increased dramatically since the time of the acquisition.

•                  Michigan Acquisition.  In August 2009, we completed the acquisition of eight stores in Michigan for a purchase price of $0.5 million. These stores were underperforming at the time of their acquisition and represented an opportunity for us to benefit from our existing Michigan infrastructure to increase revenues and profitability at the acquired stores. Through implementing our retail model and focusing employees on customer service and revenue growth, the per store contribution to our operating income from our acquired Michigan stores has grown substantially since the time of acquisition.

•                  Insight Holding Company LLC Acquisition.  In November 2011, we purchased a 22.5% interest in Insight Holding, which is the parent company of, among other entities, Insight, for which we are an agent of its prepaid card product. We believe this investment aligns our strategic interests and positions us to participate in the value creation at Insight.

•                  DFS Acquisition.  On April 1, 2012 we acquired all of the equity interests of the DFS Companies. The purchase price was $22,385. DFS offers short-term loans to consumers via the Internet under a state-licensed model in compliance with the applicable laws of the jurisdiction of its customers. Through our acquisition of DFS, we gain access to a scalable Internet-based revenue opportunity. We believe this additional retail channel will enable us to efficiently reach consumers not fully served by our existing retail locations. Our objective will be to accelerate the growth of DFS through incremental capital, application of retailing strategies and an expansion of its product offerings. The operations of the DFS Companies are not presently material to the Company.

•      Florida Acquisition. On July 31, 2012, we acquired the assets of a retail consumer finance operator in the state of Florida for a purchase price of $42.1 million, subject to a post-closing working capital adjustment.  The assets acquired in such acquisition are held by our Current Unrestricted Subsidiary. This retail consumer finance company operated 54 stores in South Florida markets.

In total, our store count increased by 151 stores during 2011 as a result of the California and Illinois Acquisitions. We did not close any stores during 2011 and opened two de novo stores. The chart below sets forth certain information regarding our stores for each of the past three years and the first six months of 2012.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2012
# of Locations
Beginning of Period	252	264	282	435
Acquired	8	19	151	—
Opened	4	2	2	4
Closed	—	3	—	1
End of Period	264	282	435	438

The following table provides the geographic composition of our physical locations as of December 31, 2011 and June 30, 2012:

	December 31, 2011	June 30, 2012
Alabama	21	22
Arizona	43	43
California	156	158
Florida	10	11
Indiana	21	21
Illinois	10	10
Kansas	6	5
Kentucky	13	13
Michigan	14	14
Missouri	7	7
Ohio	99	99
Oregon	3	3
Utah	10	10
Virginia	22	22
Total Locations	435	438

In addition, the Company provides internet financial services in the following states: Alabama, Alaska, California, Delaware, Hawaii, Idaho, Kansas, Louisiana, Minnesota, Missouri, Nevada, North Dakota, Rhode Island, South Dakota, Texas, Utah, Washington, Wisconsin, and Wyoming.

Overall Trends in Consumer Credit

Our revenues are influenced by trends in the overall market for consumer financial products and services. We believe, as a result of these current trends, our addressable market is growing. A study conducted by the FDIC published in 2009 indicates that 25.6% of U.S. households are either unbanked or underbanked, representing approximately 60 million adults. As traditional financial institutions increase fees for consumer services, such as checking accounts and debit cards, and as traditional credit sources tighten credit standards as a result of economic and other market driven developments, consumers have looked elsewhere for less expensive and more convenient alternatives to meet their financial needs. According to a recent Federal Reserve Bank of New York report, total consumer credit outstanding has declined over $1.4 trillion since its peak in the third quarter of 2008. Since the adoption of the Credit Card Accountability, Responsibility and Disclosure Act of 2009, we believe that traditional credit card issuers have tightened their underwriting standards. This contraction in the supply of consumer credit has resulted in significant unmet demand for consumer loan products. We believe this shift has resulted in increased demand for our loan products, as consumers have had their traditional sources of consumer credit reduced or terminated.

Changes in Legislation

During the last few years, legislation that has required us to alter the manner in which we offer certain products and services has been introduced or adopted in a number of states. See “Business—Regulation and Compliance” for a discussion of the various regulatory regimes applicable to our business and certain recent legislative developments affecting our industry. Some of these legislative and regulatory changes may result in the discontinuation of certain operations, while others may result in less significant short-term or long-term changes, interruptions in revenues and lower operating margins. In order to address market, legislative and regulatory developments, we regularly refine our product offerings and develop new products and services to better serve our customers.

Recent developments include:

Virginia.  In Virginia, as a result of changes in legislation in early 2009, we transitioned a significant portion of our customers from cash advance products to an open-ended line of credit.

Arizona.  As a result of the expiration of the enabling statute for deferred presentment loans in Arizona in mid-2010, we transitioned customers from short-term consumer loans to other loan products, such as title loans and loans from third-party lending offerings, which may be delivered via prepaid debit cards.

Illinois.  In Illinois, House Bill 537, which created an installment payday loan product with a term of not less than 112 days and not more than 180 days, went into effect on March 21, 2011. We believe the new statute provides legislative stability in the state and that our retail-oriented business model will prove successful with this product.

In certain states, either in compliance with law or through our following of best practices recommended by the Community Financial Services Association of America, or CFSA, we offer an extended payment plan for all borrowers. This extended payment plan is advertised to all customers where the program is offered, either via pamphlet or by being posted at the store at the time of the loan. This payment plan is available to all customers in these states upon request and is not contingent on the borrower’s repayment status or further underwriting standards. The term is extended from an average of approximately 17 days to roughly four payments over eight weeks. If customers do not make these payments, then their held check is deposited. Loan receivables subject to these repayment plans represented $1.4 million of the $131.3 million of total receivables at December 31, 2011.

At the federal level, in July 2010, the Dodd-Frank Act was signed into law. Among other things, this act created the Consumer Financial Protection Bureau (‘‘CFPB’’) which will have authority to regulate companies that provide consumer financial services. The CFPB became operative in July of 2011. Now that the CFPB has installed director Richard Cordray, it has regulatory, supervisory and enforcement powers over providers of consumer financial products and services, including explicit supervisory authority to examine and require registration of payday lenders. Recently, the CFPB has begun examinations of payday lenders and examined us starting in late April 2012. While we do not anticipate any material changes to our commercial operations as a result of our examination, we have not received a final examination report.

We believe that our ability to develop legal and financially viable products and services, as the regulatory environment evolves, is one of our competitive strengths.

New Product Expansion and Trends

We constantly seek to develop and offer new products in order to address the full range of our customers’ financial needs. From 2009 to 2011, revenue from our title loan products has grown 62% on a compound annual basis. During 2011, title loan revenues increased 39% over 2010. In 2010, we introduced a new prepaid card offering to our customers. During 2011, prepaid debit card fees increased 86% over 2010. Importantly, we believe the prepaid card solution we offer, specifically when coupled with direct deposit, can serve as a catalyst to a longer-term customer relationship.

Internal surveys indicate our customers are interested in a broad set of products to meet their financial service needs.  In executing on our retail model, we regularly pilot and introduce new offerings to meet these needs.  These product introductions have historically created profitable revenue expansion.  The acquisition of DFS provides an additional channel through which to offer our broad product set and service our customers.

Product Characteristics and Mix

As we introduce new products throughout our markets and expand our product offerings to meet our customers’ needs, the characteristics of our overall loan portfolio shift to reflect the terms of these new products. Our various lending products have different terms, depending on the underlying type of loan product that is offered. Our title loan offerings tend to have longer maturities than our short-term consumer loan offerings, and though loans to a single customer may generate lower finance charges as a result of there being fewer origination events, their increased maturity can result in comparable overall revenue generation over the life of an individual loan. In addition, the shift in mix to more medium-term loans results in a higher loan loss reserve as a result of the nature of medium-term loans as compared to short-term loans. Recently, as we have emphasized our Insight prepaid debit card program, we have increased card fees from individual card purchases, load fees, and commissions related to card activity. We believe that our prepaid debit card revenue, together with the prepaid debit card direct deposit offering, have reduced some of our check cashing fees. We believe, however, that establishing our Insight prepaid debit card as a hub for our customers’ financial service needs will lengthen the customer relationship and increase associated revenue over time.

Expenses

Historically, our operating expenses have primarily related to the operation of our stores, including salaries and benefits for employees, store occupancy costs, loan loss provisions, returns and cash shortages and depreciation of assets. We also incur corporate and other expenses on a company-wide basis, including interest expense and other financing costs related to our indebtedness, advertising, insurance, salaries, benefits, occupancy costs, professional expenses and management fees paid by us to Diamond Castle. Our organization is equipped with acquisition and integration capabilities. Most integration tasks are managed by CCFI employees, the cost of which is expensed as incurred. Acquisitions and integrations often result in moderate temporary increases in expenses related to travel, training and incremental pay for hourly employees involved in integration activities.

We view our compliance, collections and information technology groups as core competencies. We have invested in each of these areas and believe we will continue to benefit from increased economies of scale as we grow our business with additional future acquisitions. Our efficient corporate cost structure is evident as revenue has grown at a compound annual rate of 23.1% from 2009 to 2011 while corporate expenses have grown at a compound annual growth rate of 19.1% over the same periods and have decreased as a percentage of revenue from 15.6% in 2009 to 14.6% in 2011.

Recapitalization

Concurrent with the California Acquisition, we issued $395.0 million in original notes, entered into a new four-year, $40 million Revolving Credit Facility and amended our existing $7.0 million credit facility for our Alabama subsidiary. The proceeds from the original notes offering, together with $10.0 million of proceeds from our new Revolving Credit Facility and $27.7 million of cash on hand were used to complete the California Acquisition, to retire our and CCCS’s outstanding credit facility debt and to pay a dividend to our shareholders and pay bonuses to our management. We incurred $24.2 million in related fees and expenses in completing the California Acquisition and the financing related to our recapitalization, of which $15.6 million was directly attributable to other expenses incurred in connection with the financing and was capitalized accordingly. As a result of the increase in the amount of debt in our capital structure following the recapitalization, our interest expense has risen, impacting our results of operations and liquidity. See “Unaudited Pro Forma Consolidated Financial Information”, “—Liquidity and Capital Resources”, “—Contractual Obligations and Commitments” and “Description of Certain Indebtedness” for further detail.

Discontinued Operations

In December 2010, we discontinued our commercial check cashing business in Florida. The commercial check cashing business, which provided check cashing services to high-volume check cashers, required significant capital commitments and the underwriting of commercial customer risk. In 2010, we had a significant write-off of a customer receivable and discontinued these operations due to operational considerations. As a result of discontinuing these operations, we recorded a one-time after tax charge of approximately $2.2 million during 2010. This was an isolated business unit, and its closure had no impact on the rest of our Florida operations.

Critical Accounting Policies

Consistent with accounting principles generally accepted in the United States of America, our management makes certain estimates and assumptions to determine the reported amounts of assets, liabilities, revenue and expenses in the process of preparing our financial statements. These estimates and assumptions are based on the best information available to management at the time the estimates or assumptions are made. The most significant estimates made by our management, which management considers critical, include valuation of our net finance receivables, stock based compensation and goodwill and our determination for recording the amount of deferred income tax assets and liabilities, because these estimates and assumptions could change materially as a result of conditions both within and beyond management’s control.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to not delay such adoption of new or revised accounting standards, and such election is irrevocable.

Management believes that among our significant accounting policies, the following involve a higher degree of judgment:

Finance Receivables, Net

Finance receivables consist of three categories of receivables, short-term consumer loans, medium-term loans and title loans.

Short-term consumer loan products provide customers with cash or a money order, typically ranging in size from $100 to $1,000, in exchange for a promissory note with a maturity generally 14 to 30 days with an agreement to defer the presentment of the customer’s personal check or preauthorized debit for the aggregate amount of the advance plus fees. This form of lending is based on applicable laws and regulations which vary by state. Statutes vary from providing fees of 15% to 20%, to providing interest at 25% per annum plus origination fees. The customers repay the cash advance by paying cash or allowing the check to be presented. For unsecured loans, the risk of repayment primarily relates to the customer’s ability to repay the loans.

Medium-term loan products provide customers with cash, typically ranging from $100 to $2,501, in exchange for a promissory note with a maturity between three months and 24 months. These loans vary in their structure between the regulatory environments where they are offered. The loans are due in installments or provide for a line of credit with periodic monthly payments. In certain instances we also purchase loan participations in a third-party lender’s loan portfolio that are classified as medium-term finance receivables.

Title loan products provide customers with cash, typically ranging from $750 to $2,500, in exchange for a promissory note with a maturity between 30 days and 24 months. The loan is secured with a lien on the customer’s vehicle title. The risk characteristics of secured loans primarily depend on the markets in which we operate and the regulatory requirements of each market. Risks associated with secured financings relate to the ability of the borrower to repay the loan and the value of the collateral underlying the loan should the borrower default on its payments.

In some instances we maintain debt-purchasing arrangements with third-party lenders. We accrue for this obligation through management’s estimation of anticipated purchases based on expected losses in the third-party lender’s portfolio. This obligation is recorded as a current liability on our balance sheet.

Finance receivables, net, on the consolidated balance sheets as of December 31, 2009, 2010 and 2011 were approximately $66.0 million, $81.3 million and $120.5 million, respectively. The allowance for loan losses of $5.4 million, $3.4 million, and $5.6 million as of December 31, 2009, 2010 and 2011 represented 7.6%, 4.0% and 4.5% of finance receivables, net of unearned advance fees, respectively. Finance receivables, net, on the consolidated balance sheet as of June 30, 2012 were approximately $108.2 million. The allowance for loan losses of $7.1 million as of June 30, 2012 represented 6.2% of finance receivables, net of unearned advance fees. Finance receivables, net as of December 31, 2009, 2010 and 2011 and June 30, 2012 are as follows (in thousands):

	As of December 31,			As of June 30,
	2009	2010	2011	2012
Finance Receivables, net of unearned advance fees	$71,441	$84,694	$126,077	$115,319
Less: Allowance for loan losses	5,406	3,357	5,626	7,127
Finance Receivables, Net	$66,035	$81,337	$120,451	$108,192

Net loan charge-offs for the three years ended December 31, 2009, 2010 and 2011 were $37.3 million, $38.4 million and $55.3 million, respectively. Net loan charge-offs for the six-months ended June 30, 2012 were $29.6 million. The total changes to the allowance for loan losses for the years ended December 31, 2009, 2010 and 2011 and the six-months ended June 30, 2012 were as follows (in thousands):

	Year Ended December 31,			Six-months Ended
	2009	2010	2011	June 30, 2012
Allowance for Loan Losses
Beginning of Period	$2,451	$5,406	$3,357	$5,626
Provision for Finance Receivable Losses	40,255	36,324	57,569	31,147
Charge-offs, net	(37,300)	(38,373)	(55,300)	(29,646)
End of Period	$5,406	$3,357	$5,626	$7,127
Allowance as Percentage of Finance Receivables, net of unearned advance fees	7.6%	4.0%	4.5%	6.2%

The provision for loan losses for the years ended December 31, 2009 and 2010 also includes losses from returned items from check cashing of $3.1 million and $3.0 million, respectively, and card losses of $0.2 million for the year ended December 31, 2010. The provision for loan loss for the year ended December 31, 2011 also includes losses from returned items from check cashing of $5.1 million, loss on tax loans of $0.4 million and card losses of $0.2 million.  The provision for loan losses for the six months ended June 30, 2012 also includes losses from returned items from check cashing of $2.4 million, loss on tax loans of $0.3 million, and card losses of $0.1 million.

Goodwill

Management evaluates all long-lived assets, including goodwill, for impairment annually as of December 31, or whenever events or changes in business circumstances indicate an asset might be impaired. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets at the date of the acquisition and the excess of purchase price over identified net assets acquired.

One of the methods that management employs in the review uses estimates of future cash flows from acquired assets. If the carrying value of goodwill or other intangible assets is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the goodwill or intangible assets exceeds its fair value. Management believes that its estimates of future cash flows and fair value are reasonable. Changes in estimates of such cash flows and fair value, however, could impact the estimated value of goodwill.

There was no impairment loss charged to operations for goodwill during the years ended December 31, 2011 and December 31, 2010 or the six months ended June 30, 2012.

During the year ended December 31, 2011, goodwill increased by $117.0 million, due to the California and Illinois Acquisitions, which was offset by a $2.1 million tax adjustment. During the first six months of 2012, goodwill increased $11.9 million related to the DFS acquisition, offset by a tax adjustment of $1.0 million.

Income Taxes

We record income taxes as applicable under generally accepted accounting principles. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset if it is more likely than not that some portion of the asset will not be realized.

Primarily as a result of Diamond Castle’s acquisition of CheckSmart and Golden Gate Capital’s acquisition of CCCS, both in 2006, we benefit from the tax amortization of the goodwill resulting from those transactions. For tax purposes this goodwill amortizes over a 15-year period from the date of the acquisitions. This resulted in goodwill amortization of $21.0 million for the purposes of our 2011 federal income taxes. Although we have not yet finalized our 2011 tax return, we believe the tax benefit of $21.0 million results in cash tax savings of approximately $8.3 million. We expect the corresponding goodwill amortization in 2012 to be $23.0 million, which, at an applicable federal and state tax rate of 38%, would result in cash tax savings of approximately $8.7 million (which amounts do not include goodwill from the DFS Acquisition or the Florida Acquisition, each of which we expect would increase the amount of our goodwill amortization and cash tax savings for 2012 and future years). Under GAAP, our income tax expense for accounting purposes, however, does not reflect the impact of this deduction for the amortization of goodwill. This difference between our cash tax expense and our accrued income tax expense results in the creation of deferred income tax items on our balance sheet.

Results of Operations

Three Months Ended June 30, 2012 Compared to Three Months Ended June 30, 2011

The following table sets forth key operating data for our operations for the three months ended June 30, 2011 and 2012 (dollars in thousands):

	Three Months Ended June 30,
	2011	2012	Increase (Decrease)		2011	2012
				(Percent)	(Percent of Revenue)

Total Revenues	72,034	$87,058	$15,024	20.9%	100.0%	100.0%
Operating Expenses
Salaries and benefits	13,868	15,415	1,547	11.2%	19.3%	17.7%
Provision for losses	15,286	24,490	9,204	60.2%	21.2%	28.1%
Occupancy	5,013	5,621	608	12.1%	7.0%	6.5%
Depreciation and amortization (store-level)	1,217	1,548	331	27.2%	1.7%	1.8%
Other operating expenses	8,390	12,741	4,351	51.9%	11.6%	14.6%
Total Operating Expenses	43,774	59,815	16,041	36.6%	60.8%	68.7%
Income from Operations	28,260	27,243	(1,017)	(3.6)%	39.2%	31.3%
Corporate and other expenses
Corporate expenses	11,370	11,238	(132)	(1.2)%	15.8%	12.9%
Registration expenses	—	2,774	2,774	100.0%	0.0%	3.2%
Transaction expenses	8,613	518	(8,095)	(94.0)%	12.0%	0.6%
Depreciation and amortization (corporate)	726	1,410	684	94.2%	1.0%	1.6%
Interest	9,625	11,230	1,605	16.7%	13.4%	12.9%
Income Tax Expense	234	(13)	(247)	(105.6)%	0.3%	0.0%
Total corporate and other expenses	30,568	27,157	(3,411)	(11.2)%	42.4%	31.2%
Net income before management fee	(2,308)	86	2,394	(103.7)%	(3.2)%	0.1%
Sponsor Management Fee	236	344	108	45.8%	0.3%	0.4%
Net Income	(2,544)	(258)	2,286	(89.9)%	(3.5)%	(0.3)%

The following table sets forth key loan and check cashing operating data for our operations for the three months ended June 30, 2011 and 2012 (in thousands, except for store data, averages, percentages or unless otherwise specified):

	Three Months Ended
	June 30,
	2011	2012
Short-term Loan Operating Data (unaudited):
Loan volume (originations and refinancings)	$362,794	$428,550
Number of loan transactions	913	1,049
Average new loan size	$397.43	$408.61
Average fee per new loan	$42.51	$48.12
Loan loss provision	$10,157	$13,931
Loan loss provision as a percentage of loan volume	2.80%	3.25%
Check Cashing Data (unaudited):
Face amount of checks cashed	$536,606	$562,685
Number of checks cashed	1,262	1,298
Face amount of average check	$425.29	$433.63
Average fee per check	$14.08	$13.83
Returned check expense	$1,271	$1,407
Returned check expense as a percent of face amount of checks cashed	0.24%	0.25%

	As Of And For The Three Months
	Ended June 30,
	2011	2012
Medium-term Loan Operating Data (unaudited):
Principle outstanding	$5,699	$12,797
Number of loans outstanding	15,452	21,215
Average principle outstanding	$368.86	$603.22
Weighted average monthly percentage rate	24.1%	18.9%
Allowance as a percentage of finance receivables	10.2%	19.8%
Loan loss provision	$2,477	$3,748
Title Loan Operating Data (unaudited):
Principle outstanding	$9,089	$17,342
Number of loans outstanding	9,229	18,208
Average principle outstanding	$984.82	$952.45
Weighted average monthly percentage rate	15.8%	13.0%
Allowance as a percentage of finance receivables	6.0%	6.9%
Loan loss provision	$892	$2,124

Operating Metrics

Revenue

	Three Months Ended June 30,
(dollars in thousands)	2011	2012	Increase (Decrease)		2011	2012
				(Percent)	(Percent of Revenue)

Short-term Consumer Loan Fees and Interest	$38,273	$48,445	$10,172	26.6%	53.1%	55.6%
Medium-term Loans	3,223	5,766	2,543	78.9%	4.5%	6.6%
Check Cashing Fees	17,768	17,947	179	1.0%	24.7%	20.6%
Prepaid Debit Card Services	4,809	3,429	(1,380)	(28.7)%	6.7%	3.9%
Title Loan Fees	3,823	6,124	2,301	60.2%	5.3%	7.0%
Other Income	4,138	5,347	1,209	29.2%	5.7%	6.1%
Total Revenue	$72,034	$87,058	$15,024	20.9%	100.0%	100.0%

For the three months ended June 30, 2012, total revenue increased by $15.0 million, or 20.9%, compared to the same period in 2011. The majority of this growth was created through the DFS acquisition and one additional month of California acquisition revenue.

Revenue generated from Short-term consumer loan fees and Interest for the three months ended June 30, 2012 increased $10.2 million, or 26.6%, compared to the same period in 2011. The DFS acquisition and the growth achieved through the California acquisition are the primary drivers of short-term consumer loan growth.  Revenue generated from Short-term consumer loan fees and Interest for the three months ended June 30, 2012, rose from 53.1% to 55.6% of revenue, compared to the same period in 2011.

Revenue generated from Medium-term loans for the three months ended June 30, 2012 increased $2.5 million, or 78.9%, compared to the same period in 2011. We grew medium-term loan revenue in California and Virginia as we have increased our focus on medium term loans in these markets.

Revenue generated from check cashing for the three months ended June 30, 2012 increased $0.2 million, or 1.0%, compared to the same period in 2011. The general decline in check cashing was offset by the California Acquisition. Although this continues to be an important offering for our company, representing 20.6% of our revenue, we continue to leverage check cashing to drive traffic through which to offer ancillary products and services, including prepaid debit cards.

Revenue from prepaid debit card services during the three months ended June 30, 2012 decreased by $1.4 million, or 28.7%.  The decline in prepaid debit card services revenue is due to the Company no longer marketing the enhanced card option which allowed qualifying customers to receive loan proceeds from a state licensed third party lender directly on the cards. The prepaid debit card products that we offer our customers provide them with options including direct deposit, online bill payment, electronic alerts, and overdraft products.

Revenue generated from Title loan fees for the three months ended June 30, 2012 increased $2.3 million, or 60.2%, compared to the same period in 2011. We grew title loan revenue as we expanded our California title loan portfolio and transitioned some of our Arizona customers into title loan products.

Operating Expenses

	Three Months Ended June 30,
(dollars in thousands)	2011	2012	Increase (Decrease)		2011	2012
				(Percent)	(Percent of Revenue)

Salaries and Benefits	$13,868	$15,415	$1,547	11.2%	19.3%	17.7%
Provision for Loan Losses	15,286	24,490	9,204	60.2%	21.2%	28.1%
Occupancy	5,013	5,621	608	12.1%	7.0%	6.5%
Depreciation & Amortization (Store-level)	1,217	1,548	331	27.2%	1.7%	1.8%
Advertising & Marketing	1,106	3,080	1,974	178.5%	1.5%	3.5%
Bank Charges	599	896	297	49.6%	0.8%	1.0%
Store Supplies	655	720	65	9.9%	0.9%	0.8%
Collection Expenses	729	963	234	32.1%	1.0%	1.1%
Telecommunications	696	1,239	543	78.0%	1.0%	1.4%
Security	466	668	202	43.3%	0.6%	0.8%
License & Other Taxes	329	358	29	8.8%	0.5%	0.4%
Other Operating Expenses	3,810	4,817	1,007	26.4%	5.3%	5.5%
Total Operating Expenses	43,774	59,815	16,041	36.6%	60.8%	68.7%
Income from Operations	$28,260	$27,243	$(1,017)	(3.6)%	39.2%	31.3%

Total operating expenses, which consist primarily of store-related expenses, increased by $16.0 million, or 36.6%, for the three months ended June 30, 2012 as compared to the same period in 2011. This overall increase was due primarily to one additional month of expenses due to the California acquisition on April 29, 2011, and three months of expense due to the DFS acquisition. As a percent of revenue, salaries and benefits decreased from 19.3% to 17.7% for the three months ended June 30, 2011 and 2012, respectively. This was due largely to expanding revenues and tighter control on employee payroll costs.

Provision for loan losses increased as a percentage of revenue as a result of the higher provisioning necessitated by our Medium-term loans and longer term title loans, as well as the election to pursue market share expansion through our internet business. First-time customers on the internet default at significantly higher rates than do returning customers. We expect to continue to experience increased provision for loan losses out of this segment while we invest in establishing a base of loyal customers.

Advertising and  marketing increased $2.0 million, or 178.5%  primarily as the result of DFS’ internet marketing expenditures as we invested in growing the business.

Occupancy expenses for the three months ended June 30, 2012 are down from 7.0% to 6.5% for the same period in 2011 as a percentage of revenue. The Company began to acquire operating efficiencies of deploying a retail model through the acquired locations.

Telecommunications expenses increased due to transitional expenses as we upgraded some of our telecommunication services in a new contract.

Corporate and Other Expenses

	Three Months Ended June 30,
(dollars in thousands)	2011	2012	Increase (Decrease)		2011	2012
				(Percent)	(Percent of Revenue)

Corporate Expenses	$11,367	$11,240	$(127)	(1.1)%	15.8%	12.9%
Registration Expenses	—	2,774	2,774	100.0%	0.0%	3.2%
Transaction Expenses	8,613	518	(8,095)	(94.0)%	12.0%	0.6%
Depreciation & Amortization (Corporate)	726	1,410	684	94.2%	1.0%	1.6%
Sponsor Management Fee	239	342	103	43.1%	0.3%	0.4%
Interest	9,625	11,230	1,605	16.7%	13.4%	12.9%
Income Tax Expense	234	(13)	(247)	(105.6)%	0.3%	0.0%
Total Corporate and Other Expenses	30,804	27,501	(3,303)	(10.7)%	42.8%	31.6%

Corporate Expenses

Corporate expenses were flat during the three months ended June 30, 2012 compared to the same period in 2011 as a result of fully integrating our California acquisition at the end of 2011. Corporate expenses as a percentage of revenue fell from 15.8% in the three months ended June 30, 2012 to 12.9% compared to the same period in 2011.

Registration Expense

The Company decided not to pursue the initial public offering due to unfavorable market conditions which resulted in a charge off of $2.8 million during the three months ended June 30, 2012.

Transaction Expense

Transaction expenses fell from $8.6 million to $0.5 million for the three months ended June 30, 2012 as compared to the same period in 2011. The Company had two acquisitions in 2011 (the California acquisition and Illinois acquisition) and one acquisition through the first half of 2012 (the DFS acquisition).

Interest Expense, Net

Interest expense, net, increased to $11.2 million during the three months ended June 30, 2012 as compared to $9.6 million for the same period in 2011, or an increase of 16.7%, due to the issuance of high yield notes concurrent with the California Acquisition.

CCFI Business Segment Results of Operations for the Three Months ended June 30, 2012

The following tables present summarized financial information for the Company’s segments:

	As of and for the Three months ended June 30, 2012
	(unaudited)
	Retail	% of	Internet	% of		% of
	Financial Svcs	Revenue	Financial Svcs	Revenue	Consolidated	Revenue
Total Assets	$490,455		$26,900		$517,355
Goodwill	254,913		12,895		267,808
Other Intangible Assets	2,883		5,260		8,143
Total Revenues	$79,480	100.0%	$7,578	100.0%	$87,058	100.0%
Provision for loan losses	18,937	23.8	5,553	73.3	24,490	28.1
Other Branch Expenses	32,291	40.6	3,034	40.0	35,325	40.6
Branch Gross Profit (loss)	28,252	35.6	(1,009)	(13.3)	27,243	31.3

Retail Financial Services

For the three months ended June 30, 2012 total revenues increased by $7.4 million or 10.3%, compared to the same period in 2011. The California Acquisition occurred in April of 2011. During the three months ended June 30, 2012 Retail Financial Services benefitted from an additional month of contribution from the California Acquisition as compared to 2011. In addition to benefiting from the California Acquisition, CCFI achieved organic revenue growth in nearly all of its markets. Revenues were constrained in certain markets due to the election to cease marketing an enhanced card feature which allowed for the option of accessing a third party loan. This election resulted in product and customer transitioning during the quarter. We experienced strong growth in both Medium Term Loans and Title Loans on a comparative basis.

The increase in Provision for Loan Losses primarily reflects the election during the quarter to increase our reserves related to our Medium Term Loan Products as well as the increased shift in mix towards these products.

The slight decrease in store margin reflects the increased provision as a percentage of revenues as well as the impact of transitioning customers away from a previously offered card feature. Card Fees were down 28.7% as compared to the three months ended June 30, 2011. Branch Gross Profit was flat as compared to the same period in 2011.

Internet Financial Services

For the three months ended June 30, 2012 total revenues contributed by our Internet Financial Services segment represented $7.6 million. The expense structure is largely variable and is currently high reflecting investment in market share expansion. In order to establish profitable new customer relationships through the internet channel there is a need for increased marketing expenses to capture incremental share. Our Internet Financial Services Segment has experienced a higher provision for loan losses with new customer relationships as compared to existing customer relationships. In an expansionary mode, the mix of customers has shifted towards a higher percentage of new customers. This shift in mix resulted in a higher provision for loan losses during the three months ended June 30, 2012.

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

The following table sets forth key operating data for our operations for the six months ended June 30, 2012 and 2011 (dollars in thousands):

	Six Months Ended June 30,
	2011	2012	Increase (Decrease)		2011	2012
				(Percent)	(Percent of Revenue)

Total revenues	$131,260	$173,007	$41,747	31.8%	100.0%	100.0%
Operating expenses
Salaries and benefits	24,129	31,528	7,399	30.7%	18.4%	18.2%
Provision for losses	23,694	37,827	14,133	59.6%	18.1%	21.9%
Occupancy	8,840	11,129	2,289	25.9%	6.7%	6.4%
Depreciation and amortization (store-level)	2,545	3,104	559	22.0%	1.9%	1.8%
Other operating expenses	15,728	22,534	6,806	43.3%	12.0%	13.0%
Total operating expenses	74,936	106,122	31,186	41.6%	57.1%	61.3%
Income from operations	56,324	66,885	10,561	18.8%	42.9%	38.7%
Corporate and other expenses
Corporate expenses	21,259	25,201	3,942	18.5%	16.2%	14.6%
Registration expenses	—	2,774	2,774	100.0%	0.0%	1.6%
Transaction expenses	8,698	1,037	(7,661)	(88.1)%	6.6%	0.6%
Depreciation and amortization (corporate)	1,012	2,466	1,454	143.7%	0.8%	1.4%
Interest	11,660	22,580	10,920	93.7%	8.9%	13.1%
Income tax expense	6,137	4,934	(1,203)	(19.6)%	4.7%	2.9%
Total corporate and other expenses	48,766	58,992	10,226	21.0%	37.2%	34.1%
Net income before management fee	7,558	7,893	335	4.4%	5.8%	4.6%
Sponsor management fee	498	705	207	41.6%	0.4%	0.4%
Net income	7,060	7,188	128	1.8%	5.4%	4.2%

The following tables set forth key loan and check cashing operating data for our operations for the periods indicated (in thousands, except for store data, averages, percentages or unless otherwise specified):

	Six Months Ended
	June 30,
	2011	2012
Short-term Loan Operating Data (unaudited):
Loan volume (originations and refinancings)	$651,816	$811,622
Number of loan transactions	1,574	1,980
Average new loan size	$413.97	$409.84
Average fee per new loan	$44.22	$47.42
Loan loss provision	$14,932	$20,983
Loan loss provision as a percentage of loan volume	2.3%	2.6%
Check Cashing Data (unaudited):
Face amount of checks cashed	$929,135	$1,196,145
Number of checks cashed	2,015	2,603
Face amount of average check	$461.11	$459.44
Average fee per check	$16.29	$14.66
Returned check expense	$2,013	$2,409
Returned check expense as a percent of face amount of checks cashed	0.2%	0.2%

	As Of And For The Six Months
	Ended June 30,
	2011	2012
Medium-term Loan Operating Data (unaudited):
Principle outstanding	$5,699	$12,797
Number of loans outstanding	15,452	21,215
Average principle outstanding	$368.86	$603.22
Weighted average monthly percentage rate	24.1%	18.9%
Allowance as a percentage of finance receivables	10.2%	19.8%
Loan loss provision	$3,722	$6,799
Title Loan Operating Data (unaudited):
Principle outstanding	$9,089	$17,342
Number of loans outstanding	9,229	18,208
Average principle outstanding	$984.82	$952.45
Weighted average monthly percentage rate	15.8%	13.0%
Allowance as a percentage of finance receivables	6.0%	6.9%
Loan loss provision	$1,697	$3,365

Operating Metrics

Revenue

	Six Months Ended June 30,
(dollars in thousands)	2011	2012	Increase (Decrease)		2011	2012
				(Percent)	(Percent of Revenue)

Short-term Consumer Loan Fees and Interest	$68,721	$90,671	$21,950	31.9%	52.4%	52.5%
Medium-term Loans	5,217	12,094	6,877	131.8%	4.0%	7.0%
Check Cashing Fees	32,814	38,133	5,319	16.2%	25.0%	22.0%
Prepaid Debit Card Services	8,757	8,500	(257)	(2.9)%	6.7%	4.9%
Title Loan Fees	7,533	12,130	4,597	61.0%	5.7%	7.0%
Other Income	8,218	11,479	3,261	39.7%	6.3%	6.6%
Total Revenue	$131,260	$173,007	$41,747	31.8%	100.0%	100.0%

For the six months ended June 30, 2012, total revenue increased by $41.7 million, or 31.8%, compared to the same period in 2011. The majority of this growth was created through the California and DFS acquisitions.

Revenue generated from Short-term consumer loan fees and interest for the six months ended June 30, 2012 increased $22.0 million, or 31.9% compared to the same period in 2011. Consumer loan revenue increased as a result of our California and DFS acquisitions.

Revenue generated from Medium-term loans for the six months ended June 30, 2012 increased $6.9 million, or 131.8%, compared to the same period in 2011. We grew medium-term loan revenue as we focused on growing the product organically in our California and Virginia markets.

Revenue generated from check cashing for the six months ended June 30, 2012 increased $5.3 million, or 16.2%, compared to the same period in 2011. The general decline in check cashing was offset by the California Acquisition. Although this continues to be an important offering for our company, representing 22.0% of our revenue, we continue to leverage check cashing to drive traffic through which to offer ancillary products and services, including prepaid debit cards.

Revenue from prepaid debit card services during the six months ended June 30, 2012 decreased by $0.3 million, or 2.9%. The decline in prepaid debit card services revenue is due to the Company no longer marketing the enhanced card option which allowed qualifying customers to receive loan proceeds from a state licensed third party lender directly on the cards.

Revenue generated from Title loan fees for the six months ended June 30, 2012 increased $4.6 million, or 61.0%, compared to the same period in 2011. The title loan fees growth came from our Arizona and California markets.

Operating Expenses

	Six Months Ended June 30,
(dollars in thousands)	2011	2012	Increase (Decrease)		2011	2012
				(Percent)	(Percent of Revenue)

Salaries and Benefits	$24,129	$31,528	$7,399	30.7%	18.4%	18.2%
Provision for Loan Losses	23,694	37,827	14,133	59.6%	18.1%	21.9%
Occupancy	8,840	11,129	2,289	25.9%	6.7%	6.4%
Depreciation & Amortization (Store-level)	2,545	3,104	559	22.0%	1.9%	1.8%
Advertising & Marketing	1,981	4,055	2,074	104.7%	1.5%	2.3%
Bank Charges	1,249	1,905	656	52.5%	1.0%	1.1%
Store Supplies	1,234	1.515	281	22.8%	0.9%	0.9%
Collection Expenses	1,389	2,187	798	57.5%	1.1%	1.3%
Telecommunications	1,283	2,653	1,370	106.8%	1.0%	1.5%
Security	709	1,305	596	84.1%	0.5%	0.8%
License & Other Taxes	620	706	86	13.9%	0.5%	0.4%
Other Operating Expenses	7,263	8,208	945	13.0%	5.5%	4.7%
Total Operating Expenses	74,936	106,122	31,186	41.6%	57.1%	61.3%
Income from Operations	$56,324	$66,885	$10,561	18.8%	42.9%	38.7%

Total operating expenses, which consist primarily of store-related expenses, increased by $31.2 million, or 41.6%, for the six months ended June 30, 2012 as compared to the same period in 2011. This overall increase was due primarily to incremental store-level expenses from the 151 stores acquired through the California and Illinois Acquisitions, and the DFS acquisition. As a percent of revenue, salaries and benefits decreased from 18.4% to 18.2% for the six months ended June 30, 2011 and 2012, respectively. This decrease is due to the benefits of operating leverage.

Provision for loan losses increased as a percentage of revenue as a result of the higher provisioning necessitated by our Medium-term loans and longer term title loans, as well as the election to pursue market share expansion through our internet business. First-time customers on the internet default at significantly higher rates than do returning customers. We expect to continue to experience increased provision for loan losses out of this segment while we invest in establishing a base of loyal customers.

Occupancy expenses for the six months ended June 30, 2012 are down from 6.7% to 6.4% compared to the same period in 2011 as a percentage of revenue. The Company began to acquire operating efficiencies of deploying a retail model through the acquired locations.

Advertising and  marketing increased $2.1 million, or 104.7%  primarily as the result of DFS’ internet marketing expenditures as we invested in growing the business.

Telecommunications expenses increased 106.8% due to the California and Illinois Acquisitions and transitional expenses as we upgraded some of our telecommunication services in a new contract.

Corporate and Other Expenses

	Six Months Ended June 30,
(dollars in thousands)	2011	2012	Increase (Decrease)		2011	2012
				(Percent)	(Percent of Revenue)

Corporate Expenses	$21,379	$25,201	$3,822	17.9%	16.3%	14.6%
Registration Expenses	—	2,774	2,774	100.0%	0.0%	1.6%
Transaction Expenses	8,698	1,037	(7,661)	(88.1)%	6.6%	0.6%
Depreciation & Amortization (Corporate)	1,012	2,466	1,454	143.7%	0.8%	1.4%
Sponsor Management Fee	498	705	207	41.6%	0.4%	0.4%
Discontinued Operations	(120)	—	120	(100.0)%	(0.1)%	0.0%
Interest	11,660	22,580	10,920	93.7%	8.9%	13.1%
Income Tax Expense	6,137	4,934	(1,203)	(19.6)%	4.7%	2.9%
Total Corporate and Other Expenses	$49,264	$59,697	$10,433	21.2%	37.5%	34.5%

Corporate Expenses

Corporate expenses increased $3.8 million during the six months ended June 30, 2012, or 17.9%, compared to the same period in 2011. However, corporate expenses as a percentage of revenue fell, exhibiting the absorption of the acquired operations.

Registration Expense

The Company decided not to pursue the initial public offering due to unfavorable market conditions which resulted in a charge off of $2.8 million during the six months ended June 30, 2012.

Transaction Expense

Transaction expenses fell from $8.7 million to $1.0 million for the six months ended June 30, 2012 as compared to the same period in 2011. The Company had two acquisitions in 2011 (the California acquisition and Illinois acquisition) and one acquisition in 2012 (the DFS acquisition).

Interest Expense, Net

Interest expense, net, increased to $22.6 million during the six months ended June 30, 2012 as compared to $11.7 million for the same period in 2011, or an increase of 93.7%, due to the issuance of high yield notes, concurrent with the California Acquisition.

Income Taxes

Income taxes for the six months ended June 30, 2012 were $4.9 million, as compared to $6.1 million for the same period in 2011 as a result of the decrease in taxable income due to additional interest expense.

Full-Year Results of Operations

The following table sets forth key operating data for our operations for the years ended December 31, 2009, 2010 and 2011 (dollars in thousands):

	Year Ended December 31,
	2009	Revenue %	2010	Revenue %	2011	Revenue %
Total Revenues	$202,683	100%	$224,280	100%	$306,934	100%
Operating Expenses
Salaries and benefits	34,343	16.9%	38,759	17.3%	57,411	18.7%
Provision for losses	43,463	21.4%	40,316	18.0%	65,351	21.3%
Occupancy	13,855	6.8%	14,813	6.6%	21,216	6.9%
Depreciation and amortization (store-level)	6,613	3.3%	5,318	2.4%	5,907	1.9%
Other operating expenses	22,652	11.2%	27,994	12.5%	35,515	11.6%
Total Operating Expenses	120,926	59.7%	127,200	56.7%	185,400	60.4%
Income from Operations	81,757	40.3%	97,080	43.3%	121,534	39.6%
Corporate and other expenses
Corporate expenses	30,513	15.1%	32,710	14.6%	43,730	14.2%
Transaction expenses	—	0.0%	237	0.1%	9,351	3.0%
Depreciation and amortization (corporate)	568	0.3%	1,222	0.5%	2,332	0.8%
Interest	11,532	5.7%	8,501	3.8%	34,334	11.2%
Income Tax Expense	14,042	6.9%	19,801	8.8%	13,553	4.4%
Total corporate and other expenses	56,655	28.0%	62,471	27.9%	103,300	33.7%
Net income before management fee and discontinued operations	25,102	12.4%	34,609	15.4%	18,234	5.9%
Sponsor Management Fee	833	0.4%	1,184	0.5%	1,381	0.4%
Discontinued Operations	(368)	(0.2)%	2,196	1.0%	—	0.0%
Net Income	$24,637	12.2%	$31,229	13.9%	$16,853	5.5%

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenue

	Year Ended December 31,
(dollars in thousands)	2010	2011	Increase (Decrease)		2010	2011
				(Percent)	(Percentage of Revenue)
Short-term Consumer Loans	$125,815	$163,327	$37,512	29.8%	56.0%	53.2%
Medium-term Loans	6,863	14,170	7,307	106.5%	3.1%	4.6%
Check Cashing Fees	55,930	72,800	16,870	30.2%	24.9%	23.7%
Prepaid Debit Card Services	10,731	19,914	9,183	85.6%	4.8%	6.5%
Title Loans	13,381	18,656	5,275	39.4%	6.0%	6.1%
Other Income	11,560	18,067	6,507	56.3%	5.2%	5.9%
Total Revenue	$224,280	$306,934	$82,654	36.9%	100.0%	100.0%

For 2011, total revenue increased by $82.7 million, or 36.9%, compared to 2010. We experienced organic revenue growth in all of the states in which we operated for the 2011 fiscal year, compared with 2010, with the exception of Arizona, where we adjusted our product mix during May 2010 to conform to new regulatory requirements. Revenue from the California Acquisition increased our overall revenue during 2011 by $55.3 million. The Illinois Acquisition, which closed March 21, 2011, contributed $5.1 million to the revenue mix during 2011. We benefitted in 2011 from a full year’s contribution from the Alabama Acquisition.

Excluding Arizona for the effect of the regulatory change, and excluding the two acquisitions that closed during 2011, we achieved organic revenue growth of over 9.9% for the year.

Revenue generated from short-term consumer loan fees and interest for 2011 increased $37.5 million, or 29.8%, compared to 2010. We grew short-term consumer loan revenue as we integrated the California and Illinois Acquisitions and focused on growing the product organically within each of our other markets. The California Acquisition contributed $29.5 million to short-term consumer loan revenue from the close of the acquisition on April 29, 2011 through December 31, 2011. We achieved organic growth within each of our markets, excluding Arizona, during the 2011 fiscal year compared to 2010.

As we focus on meeting our customers’ financial needs and building longer-term relationships with our customers, we have diversified our revenue mix and increased our medium-term loan offerings. This proactive approach has led to a shift in revenue mix from short-term loans to medium-term loans. Revenue generated from medium-term loans for 2011 increased $7.3 million, or 106.5%, compared to 2010. The California Acquisition contributed $1.3 million to medium-term loan revenue from the close of the acquisition on April 29, 2011, through December 31, 2011. Illinois, following the close of the Illinois Acquisition on March 21, 2011, also contributed to the overall growth in medium-term loan revenue by $4.9 million during 2011.

Revenue generated from check cashing for 2011 increased $16.9 million, or 30.2%, compared to 2010. The general decline in check cashing was offset by the California Acquisition and a full twelve months of check cashing revenue from the Alabama Acquisition. Although this continues to be an important offering for our company, representing 24% of our revenue, we continue to focus on leveraging check cashing to grow ancillary products and services, including prepaid debit cards.

Revenue from prepaid debit card services during 2011 increased by $9.2 million, or 85.6%, as customer demand for the prepaid card product offerings grew dramatically. The prepaid debit card products that we offer provide our customers with options, including direct deposit, online bill payment, electronic alerts and, in certain markets, access to a third-party loan, increasing customer contact and integrating our services as a central hub for all our customers’ financial service needs. We transitioned to Insight’s prepaid debit card products in April 2010. In 2011, we actively promoted the cards to our customer base, increasing the number of active card accounts (defined as accounts with activity within the previous 90 days) from approximately 25,900 at the launch of the Insight prepaid card program, to approximately 141,000 in December 2011.

Following the Alabama Acquisition in 2010, we were able to successfully integrate our title loan product into the stores within that market. This successful integration in 2010 led to significant growth during 2011 compared to 2010. Additionally, the transition of customers in Arizona to title loans, following the regulatory change in May 2010, grew revenue significantly in that market as well. Overall, our other states contributed organic title loan revenue growth during 2011 versus 2010. The additional title loan revenue from the newly-acquired stores in California also contributed to the growth in title loans during 2011. Finally, we began to offer title loans to our customers in the Chicago area through the locations acquired in the Illinois Acquisition during the third quarter of 2011.

Operating Expenses

The following table sets forth certain information with respect to our operating expenses for the years ended December 31, 2011 and 2010.

	Year Ended December 31,
(dollars in thousands)	2010	2011	Increase (Decrease)		2010	2011
				(Percent)	(Percent of Revenue)
Salaries and Benefits	$38,759	$57,411	$18,652	48.1%	17.3%	18.7%
Provision for Loan Losses	40,316	65,351	25,035	62.1%	18.0%	21.3%
Occupancy	14,813	21,216	6,403	43.2%	6.6%	6.9%
Depreciation & Amortization (Store-level)	5,318	5,907	589	11.1%	2.4%	1.9%
Advertising & Marketing	4,463	4,716	253	5.7%	2.0%	1.5%
Bank Charges	2,360	2,953	593	25.1%	1.1%	1.0%
Store Supplies	2,188	2,880	692	31.6%	1.0%	0.9%
Collection Expenses	2,334	2,665	331	14.2%	1.0%	0.9%
Telecommunications	2,232	3,788	1,556	69.7%	1.0%	1.2%
Security	996	1,895	899	90.3%	0.4%	0.6%
License & Other Taxes	793	1,339	546	68.9%	0.4%	0.4%
Other Operating Expenses	12,628	15,279	2,651	21.0%	5.6%	5.0%
Total Operating Expenses	127,200	185,400	58,200	45.8%	56.7%	60.4%
Income from Operations	$97,080	$121,534	$24,454	25.2%	43.3%	39.6%

Total operating expenses, which consist primarily of store-related expenses, increased by $58.2 million, or 45.8%, in 2011 as compared to 2010. This overall increase was due primarily to incremental store-level expenses from the 151 stores acquired through the California and Illinois Acquisitions and the full year of expenses from the Alabama Acquisition in 2011. As a percentage of revenue, salaries and benefits increased from 17.3% in 2010 to 18.7% in 2011. This was due largely to employee payroll attributable to the California and Illinois Acquisitions, as these locations were not as productive, with employee salaries resulting in a higher percentage of revenue.

Occupancy expenses for 2011 also increased from 2010 primarily due to an increase in the number of stores in operation from the California and Illinois Acquisitions, as well as the recognition of a full twelve months of expenses in 2011 from the Alabama Acquisition.

Provision for loan losses increased during 2011 compared to 2010, due primarily to increased volume as a result of the acquisitions and organic growth. Provision for loan losses increased as a percentage of revenue primarily as a result of four factors: (1) the effect of new legislation within the Illinois market, as the state transitioned short-term loan consumers to a state-wide database; (2) the shift in mix to more medium-term loans during the fourth quarter and the higher reserves necessitated by those products; (3) our continued focus on market share expansion, particularly in the California market as we invest in developing new consumer lending relationships; and (4) a continuing weak economy, particularly within the customer demographics we serve, coupled with high gas prices, which creates a challenging collection environment.

Independent of the acquisitions, telecommunications expenses increased as long distance costs and the costs for other telephone services increased. Other operating expenses were impacted by the growing acceptance of debit and credit cards as a form of electronic repayment and the merchant processing costs which result, and an increase in customer incentive costs associated with transitioning customers into the prepaid card products that we offer and direct deposit.

Corporate and Other Expenses

	Year Ended December 31,
(dollars in thousands)	2010	2011	Increase (Decrease)		2010	2011
				(Percent)	(Percent of Revenue)
Corporate Expenses	$32,710	$43,730	$11,020	33.7%	14.6%	14.2%
Transaction Expenses	237	9,351	9,114	3845.6%	0.1%	3.0%
Depreciation & Amortization (Corporate)	1,222	2,332	1,110	90.8%	0.5%	0.8%
Sponsor Management Fee	1,184	1,381	197	16.6%	0.5%	0.4%
Discontinued Operations	2,196	—	(2,196)	(100.0)%	1.0%	0.0%
Interest	8,501	34,334	25,833	303.9%	3.8%	11.2%
Income Tax Expense	19,801	13,553	(6,248)	(31.6)%	8.8%	4.4%
Total Corporate and Other Expenses	$65,851	$104,681	$38,830	59.0%	29.4%	34.1%

Corporate Expenses

Corporate expenses increased $11.0 million during 2011, or 33.7%, compared to 2010, reflecting costs incurred with respect to the integration of the acquired operations. Collection expenses at the corporate level increased as we adapted to a broader product set and consolidated the California Acquisition.

Additionally, to support our prepaid card product and pilot other initiatives, we built a call center during 2011. This investment results in an increase in corporate expenses related to payroll, telephone expenses and transactional expenses. We believe this investment will benefit us as we continue to expand the products and services we offer our customers.

Interest Expense, Net

Interest expense, net, increased to $34.3 million during 2011 compared to $8.5 million for 2010, or an increase of 303.9%, due to the issuance of the original notes concurrent with the California Acquisition. See “—Contractual Obligations and Commitments”.

Income Taxes

Income taxes during 2011 were $13.6 million, as compared to $19.8 million for the same period in 2010. Our annual effective income tax rates in 2011 and 2010 were 44.6% and 37.2%, respectively. The effective income tax rate for 2011 is elevated as the result of non-deductible transaction expenses.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenue

	Year Ended December 31,
(dollars in thousands)	2009	2010	Increase (Decrease)		2009	2010
				(Percent)	(Percent of Revenue)
Short-term Consumer Loans	$122,582	$125,815	$3,233	2.6%	60.5%	56.1%
Medium-term Loans	7,235	6,863	(372)	(5.1)%	3.6%	3.1%
Check Cashing Fees	53,049	55,930	2,881	5.4%	26.2%	24.9%
Prepaid Debit Card Services	2,063	10,731	8,668	420.2%	1.0%	4.8%
Title Loans	7,140	13,381	6,241	87.4%	3.5%	6.0%
Other Income	10,614	11,560	946	8.9%	5.2%	5.2%
Total Revenue	$202,683	$224,280	$21,597	10.7%	100.0%	100.0%

In 2010, total revenue increased by $21.6 million, or 10.7%, compared to 2009. The increase in total revenue was due to both the Alabama Acquisition during the first quarter of 2010, and the follow-on opening of two additional stores in that market. We also achieved organic revenue growth in each state in which we operated in 2010, with the exceptions of Virginia and Arizona, where we adjusted our product mix during the year to conform to new regulatory requirements. We attribute our organic revenue growth in 2010 to favorable demographic trends that increased our target market as well as our successful penetration of our target market. We owned and operated 282 retail service locations as of December 31, 2010, compared to 264 stores as of December 31, 2009.

Revenue generated from short-term consumer loan fees and interest for 2010 increased $3.2 million, or 2.6%, compared to 2009. Revenue growth across most of our markets was offset by a decrease in lending revenue in Arizona as customers transitioned from short-term consumer loans to other products, such as title loans and prepaid debit cards, and in Virginia, where consumers were adapting to our line of credit offerings. Overall, revenue growth was driven by greater transaction volumes, attributable to successful market penetration, with the average fee per loan made remaining flat.

The development and introduction of title loans provided our customers with an alternative product to short-term consumer loans as we modified our product offerings in Arizona and Virginia. The increase in title loan fees of $6.2 million was primarily due to the migration of customers to this product within the Arizona and Virginia markets as well as a result of the Alabama Acquisition, where our acquired stores also offered title loans.

Revenue generated from check cashing for 2010 increased $2.9 million, or 5.4%, compared to 2009. The growth in check cashing from the Alabama Acquisition was offset by the negative impact of macroeconomic weakness and high unemployment in certain markets. Transaction volume growth in 2010 offset a slightly lower average check size, and the average fee per check cashed remained constant. Check cashing was also impacted by consumers’ migration towards electronic payment options such as direct deposit.

Revenue from prepaid debit card services in 2010 increased by $8.7 million, or 420%, compared to 2009, as consumers grew increasingly accepting of the use of prepaid debit cards. Our penetration into the expanding market with Insight’s prepaid debit card products, introduced in April 2010, was the primary driver of this revenue growth. In 2010, we actively promoted the benefits of the Insight prepaid debit card offering to our customer base, increasing the number of active card accounts (defined as accounts with activity within the previous 90 days) from the beginning of our agreement with Insight in April 2010 to over 87,000 in December 2010.

Operating Expenses

The following table sets forth certain information with respect to our operating expenses for the years ended December 31, 2010 and 2009.

	Year Ended December 31,
(dollars in thousands)	2009	2010	Increase (Decrease)		2009	2010
				(Percent)	(Percent of Revenue)
Salaries and Benefits	$34,343	$38,759	$4,416	12.9%	16.9%	17.3%
Provision for Loan Losses	43,463	40,316	(3,147)	(7.2)%	21.4%	18.0%
Occupancy	13,855	14,813	958	6.9%	6.8%	6.6%
Depreciation & Amortization (Store-level)	6,613	5,318	(1,295)	(19.6)%	3.3%	2.4%
Advertising & Marketing	4,437	4,463	26	0.6%	2.2%	2.0%
Bank Charges	2,166	2,360	194	9.0%	1.1%	1.1%
Store Supplies	1,756	2,188	432	24.6%	0.9%	1.0%
Collection Expenses	1,709	2,334	625	36.6%	0.8%	1.0%
Telecommunications	1,888	2,232	344	18.2%	0.9%	1.0%
Security	846	996	150	17.7%	0.4%	0.4%
License & Other Taxes	678	793	115	17.0%	0.3%	0.4%
Other Operating Expenses	9,172	12,628	3,456	37.7%	4.5%	5.6%
Total Operating Expenses	120,926	127,200	6,274	5.2%	59.7%	56.7%
Income from Operations	$81,757	$97,080	$15,323	18.7%	40.3%	43.3%

Total operating expenses, which consist primarily of store-related expenses, increased by $6.3 million, or 5.2%, in 2010 from 2009, but decreased as a percentage of revenue from 59.7% in 2009 to 56.7% in 2010, primarily as a result of a decrease in our provision for loan losses in 2010 as compared to 2009. Expenses for loan loss provisions declined as we benefitted from a restructuring of our Virginia line of credit products to better align with customer needs.

Salaries and benefits and occupancy expenses for 2010 increased from 2009 due to an increase in the number of stores in operation.

Security expense increased as a result of the greater number of stores in operation. Bank charges increased due to increased transaction volume. The increase in licenses and other taxes were primarily related to our new products. The increase in collections and other operating expenses reflected the incremental costs associated with new product development and implementation as we adapted to different regulatory requirements, the increase in number of stores under operation through the Alabama Acquisition and expansion in the products and services we offered our customers. Other operating expenses were impacted by an increase in merchant processing charges as a result of the increased frequency with which our customers use debit and credit cards as a form of electronic payment for our products and services. Income from operations expanded in 2010 to 43.3% of revenue versus 40.3% in 2009.

Corporate and Other Expenses

	Year Ended December 31,
(dollars in thousands)	2009	2010	Increase (Decrease)		2009	2010
				(Percent)	(Percent of Revenue)
Corporate Expenses	$30,513	$32,710	$2,197	7.2%	15.1%	14.6%
Transaction Expenses	—	237	237	100.0%	—	0.1%
Depreciation & Amortization (Corporate)	568	1,222	654	115.1%	0.3%	0.5%
Sponsor Management Fee	833	1,184	351	42.1%	0.4%	0.5%
Discontinued Operations	(368)	2,196	2,564	(696.7)%	(0.2)%	1.0%
Interest	11,532	8,501	(3,031)	(26.3)%	5.7%	3.8%
Income Tax Expense	14,042	19,801	5,759	41.0%	6.9%	8.8%
Total Corporate and Other Expenses	$57,120	$65,851	$8,731	15.3%	28.2%	29.4%

Corporate Expenses

Administrative expenses increased $2.2 million in 2010, or 7.2%, compared to 2009, primarily due to increased expense related to compliance, technology and additional personnel associated with new product introductions and an increased number of store locations. We also paid a management fee of $1.2 million to Diamond Castle in 2010, an increase of $0.4 million compared to 2009, as a result of the Alabama Acquisition and the associated increase in company-wide EBITDA. In 2010, we exited our commercial check cashing business in Florida and recognized a one-time discontinued operations expense of $2.2 million, net of tax benefits.

Interest Expense, Net

Interest expense, net, decreased to $8.5 million in 2010 compared to $11.5 million in 2009, or a decrease of 26.3%, due to reductions in the variable interest rates under our existing term loan facilities.

Income Taxes

A tax provision of $19.8 million was recorded for income taxes for 2010, as compared to $14.0 million for 2009. Our annual effective income tax rate for 2010 was 37.2%, net of provisions for discontinued operations. The annual effective income tax rate for 2009 was 36.7%.

Liquidity and Capital Resources

We have historically funded our liquidity needs through cash flow from operations and borrowing under our revolving credit facilities. We believe that cash flow from operations and available cash, together with available borrowings under our credit facilities, will be adequate to meet our liquidity needs for the foreseeable future. Our future liquidity and future ability to fund capital expenditures, working capital and debt requirements will depend, however, upon our future financial performance, which is subject to many economic, commercial, financial and other factors that are beyond our control. If those factors significantly change, our business may not be able to generate sufficient cash flow from operations, and future borrowings may not be available to meet our liquidity needs. We anticipate that to the extent that we require additional liquidity as a result of these factors or in order to execute our strategy, our liquidity needs would be financed by additional indebtedness, equity financings, asset sales or a combination of the foregoing. We may be unable to obtain any such additional financing or consummate asset sales on reasonable terms or at all.

Six-Month Cash Flow Analysis

The table below summarizes our cash flows for six months ended June 30, 2011 and 2012.

	Six Months Ended June 30,
(in thousands)	2011	2012
Net Cash Provided by Operating Activities	$42,224	$46,231
Net Cash Used in Investing Activities	(21,761)	(44,991)
Net Cash Used in Financing Activities	(3,159)	—
Net Increase in Cash and Cash Equivalents	$17,304	$1,240

Cash Flows from Operating Activities.  During the six months ended June 30, 2012, net cash provided by operating activities was $46.2 million compared to $42.2 million during the same period in 2011. Net cash increased primarily due to the timing of payments.

Cash Flows from Investing Activities.  During the six months ended June 30, 2012, net cash used in investing activities was $45.0 million. The primary uses of cash were $21.8 million in loan originations and $20.9 million for the acquisition of DFS. During the six months ended June 30, 2011, net cash used by investing activities was $21.8 million primarily due to loan originations.

Cash Flows from Financing Activities. Net cash used in financing activities for the six months ended June 30, 2011 was $3.2 million and was the net effect of issuing notes payable, payments on long term debt, and a dividend distribution.

Full-Year Cash Flow Analysis

The table below summarizes our cash flows for 2009, 2010 and 2011.

	Year Ended December 31,
(in thousands)	2009	2010	2011
Net Cash Provided by Operating Activities	$68,826	$82,369	$130,823
Net Cash Used in Investing Activities	(64,315)	(54,950)	(100,553)
Net Cash Used in Financing Activities	(2,435)	(15,598)	(4,415)
Net Increase in Cash and Cash Equivalents	$2,076	$11,821	$25,855

Cash Flows from Operating Activities.  During 2011, net cash provided by operating activities was $130.8 million compared to $82.4 million during the same period in 2010. Cash flows from operating activities increased primarily due to acquisitions, including the California Acquisition, and organic growth.

During 2010, net cash provided by operating activities was $82.4 million compared to $68.8 million in 2009. The improvement in cash flows from operating activities in 2010 compared to 2009 was due primarily to an increase in profits.

Cash Flows from Investing Activities.  During 2011, net cash used in investing activities was $100.6 million compared to $55.0 million in 2010. The primary use of cash in 2011 was for $88.8 million in loan originations (while the corresponding loan loss provision is recorded within cash flows from operating activities). The California Acquisition provided $22.9 million of positive cash flow as a result of issuing common stock for that transaction. The Illinois Acquisition used $19.7 million from investing activities. In addition, $15.5 million was used for various purchases of equity investments and leasehold improvements and equipment.

During 2010, net cash used in investing activities was $55.0 million, of which $51.6 million was attributable to loans we made during the year. The acquisition of the 19 Alabama stores in 2010 was the largest investment activity outside of our loan portfolio during 2010. The other investing activities were primarily related to the purchase of computer equipment, the cost of remodeling existing stores, new store openings, and maintenance capital expenditures.

We funded the acquisition of DFS on April 1, 2012 with cash flow from operations.

Cash Flows from Financing Activities.  Net cash used by financing activities during 2011 was $4.4 million. Positive cash flow was attributed to the issuance of $395 million aggregate principal amount of our notes. This was offset by $262.9 million in notes payable payments and a $120.6 million special dividend distribution. At the close of the recapitalization transaction consummated in connection with the California Acquisition, we borrowed $10 million under our Revolving Credit Facility. We paid down the entirety of the amount drawn prior to the close of the second quarter of 2011. Net cash used in financing activities for 2010 was $15.6 million and was attributable to payments on long-term debt.

Net cash used in financing activities for the year ended December 31, 2010 was $15.6 million, compared to $2.4 million in 2009. In 2010, this included the repayment of a $5.0 million line of credit then had been provided by Diamond Castle and $11.0 million used for the extinguishment of other debt offset by contributions from non-controlling interest.

Financing Instruments—Restrictive Covenants

The Indenture governing our notes contains certain covenants and events of default that are customary with respect to non-investment grade debt securities, including limitations on our ability to incur additional indebtedness, pay dividends on or make other distributions or repurchase our capital stock, make certain investments, enter into certain types of transactions with affiliates, create liens and sell certain assets or merge with or into other companies. The agreement governing our Revolving Credit

Facility contains restrictive covenants that limit our ability to incur additional indebtedness, pay dividends on or make other distributions or repurchase our capital stock, make certain investments, enter into certain types of transactions with affiliates, create liens and sell certain assets or merge with or into other companies, in each case to the same extent as the Indenture governing our notes. In addition, the agreement governing our Revolving Credit Facility contains a consolidated total net leverage ratio covenant, which will be tested at the time of any borrowing under the facility and on a quarterly basis when any loans are outstanding. As of December 31, 2011, we were in compliance with these covenants. See “Description of Certain Indebtedness” for more information.

Capital Expenditures

Our business model requires relatively low maintenance capital expenditures. For the six months ended June 30, 2011 and 2012, we spent $1.2 million and $1.9 million, respectively on capital expenditures. For the years ended December 31, 2009, 2010 and 2011, we spent $2.8 million, $1.7 million and $4.3 million, respectively, on capital expenditures excluding acquisitions. The increase in 2011 was primarily due to the investment we made in the branches acquired during 2011 as we upgraded locations. Capital expenditures for existing CCFI branches during these periods related primarily to the refreshing of certain existing stores, and maintenance and ongoing upgrades of our information systems. We expect that future capital expenditures, excluding acquisitions, will remain consistent with our historical experience on a per-store basis.

Seasonality

Our business is seasonal due to tax refunds received by our customers. Customers’ cash tax refund checks primarily in the first calendar quarter of each year. In the first quarter, we traditionally have our strongest check cashing quarter. We typically see our loan portfolio decline in the first quarter as a result of the consumer liquidity created through the refund checks. Following the first quarter, we typically see our loan portfolio expand through the balance of the year with the third and fourth quarters showing the strongest loan demand due to the holiday season.

Contractual Obligations and Commitments

The table below summarizes our contractual obligations and commitments as of June 30, 2012:

	Total	2012	2013	2014	2015	Thereafter
Operating Leases	$50,743	$9,440	$15,586	$11,901	$7,431	$6,385
Term Loans
Principal	395,000	—	—	—	—	395,000
Interest	290,164	21,232	42,463	42,463	42,463	141,543
Total Term Loans	685,164	21,232	42,463	42,463	42,463	536,543
Borrowings under Revolving Credit Facility
Principal	—	—	—	—	—	—
Interest (1)	839	148	296	296	99	—
Total borrowings under Revolving Credit Facility	839	148	296	296	99	—
Total	$736,746	$30,820	$58,345	$54,660	$49,993	$542,928

(1)                                  Contractual interest obligations for the Revolving Credit Facility includes cash payments we expect to make with respect to the undrawn line fee of 0.75% of the unused commitments under the Revolving Credit Facility.

Existing Indebtedness.  In connection with the California Acquisition, we issued $395 million aggregate principal amount of our notes, all of which remained outstanding as of June 30, 2012. The notes have an interest rate of 10.75% payable semi-annually and will mature on

May 1, 2019. The proceeds were used to refinance debt, pay fees and expenses, and to finance a dividend payment to shareholders.

Following the Alabama Acquisition, our Alabama subsidiary maintained the Alabama Facility, a $7.0 million revolving line of credit that was undrawn as of June 30, 2012.

Concurrent with the offering of original notes, we also entered into a four-year, $40 million Revolving Credit Facility. The Revolving Credit Facility has an interest rate of LIBOR plus 5.00%, will mature on May 1, 2019, and was undrawn as of June 30, 2012.

On July 6, 2012, we completed an offering of $25.0 million aggregate principal amount of 12.75% Senior Secured Notes due 2020.  Other than the interest rate and the maturity date, the terms of such notes are substantially similar to the terms of the Exchange Notes, except that the new notes are not freely tradeable, are not fungible with the Exchange Notes and are not subject to registration rights.

Impact of Inflation

Our results of operations are not materially impacted by fluctuations in inflation.

Balance Sheet Variations

Several of the items on our balance sheet as of December 31, 2011 were impacted significantly by our acquisitions and our related recapitalization.

Cash and cash equivalents, accounts payable, accrued liabilities, money orders payable and revolving advances vary because of seasonal and day-to-day requirements resulting primarily from maintaining cash for cashing checks and making short-term consumer loans and title loans, and the receipt and remittance of cash from the sale of prepaid debit cards, wire transfers, money orders and the processing of bill payments.

Loan Portfolio

As of June 30, 2012, we offered loans in every state in which we operate. We have established a loan loss allowance in respect of our loans receivable at a level that our management believes to be adequate to absorb known or probable losses from loans made by us. Our policy for determining the loan loss allowance is based on historical experience, as well as our management’s review and analysis of the payment and collection of the loans within prior periods. Our policy is to charge off accounts in accordance with policy. For short-term consumer loans, accounts are charged off when they become past due. For title loans which are 30 days in duration, accounts are charged off when they become 30 days past due on a contractual basis. For title loans which have terms ranging from 60 days to one year and medium-term loans which have a term of one year or less, accounts are charged off when accounts are 60 days past due on a contractual basis. For medium-term loans with a term more than one year, accounts are charged off when the accounts are 90 days past due. Charge-offs are applied as a reduction to the loan loss allowance and any recoveries of previously charged-off loans are applied as an increase to the loan loss allowance.

All loans and services, regardless of type, are made in accordance with state regulations, and, therefore, the terms of the loans and services may vary from state to state. Loan fees and interest include fees and interest received from loan customers. Advance fees on short-term consumer loans with terms between 14 to 30 days and title loans with terms up to 30 days are recognized as unearned finance charges at the time the loans are made. Advance fee income is recognized using the interest (actuarial) method over the term of each loan for our line-of-credit products. Advance fees on title loans with terms up to 24 months, and medium-term loans with terms up to 180 days are classified as unrecognized income at the time the loans are made.

As of December 31, 2011 and June 30, 2012, our finance receivables net of unearned advance fees were approximately $126.1 million and $115.3 million, respectively.

Investee Companies

We have an equity investment in Latin Card Strategies LLC, or Latin Card. Prior to May 2011, the Company held a 57% ownership in Latin Card. In May 2011, our membership units were reduced to 49%. Effective May 2011, we recorded the investment in Latin Card under the equity method of accounting. As of June 30, 2012, our membership units were reduced to 39%.

We also have an equity investment in Insight Holding (the parent company of the program manager for the prepaid card offered through our subsidiaries). We recorded the 22.5% investment in Insight Holdings under the equity method of accounting effective November 2011.

Under our corporate policies, investee companies that are not consolidated, but over which we exercise significant influence, are accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company’s accounts are not reflected within our consolidated balance sheets and statements of income; however, our share of the earnings or losses of the investee company is reflected in the caption “Equity investment loss” in the consolidated statements of income. Our carrying value in an equity method investee company is reflected in the caption “Equity investments” in our consolidated balance sheets.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2012.

Qualitative Disclosures about Market Risk

We are exposed to financial market risks, particularly with respect to changes in interest rates that might affect the costs of financing our borrowings under our revolving credit facilities. Given the anticipated short-term nature of expected borrowings under our revolving credit facilities, we do not expect that our interest rate risk will be substantial, nor do we currently anticipate a need to hedge such risk. We do not hold market risk sensitive instruments entered into for trading purposes, as defined by GAAP.

BUSINESS

Company Overview

In the opinion of management, we believe we are a leading retailer of alternative financial services to unbanked and underbanked consumers through a network of 438 retail storefronts across 14 states. The Company also offers short term consumer loans via our recently acquired Internet company which services customers in 19 states. We focus on providing a wide range of convenient consumer financial products and services to help customers manage their day-to-day financial needs, including short-term consumer loans, medium-term loans, title loans, check cashing, prepaid debit cards, money transfers, bill payments and money orders. Although the majority of our customers have banking relationships, we believe that our customers use our financial services because they are convenient, easy to understand and, in many instances, more affordable than available alternatives.

We strive to provide customers with unparalleled customer service in a safe, clean and welcoming environment. Our stores are located in highly visible, accessible locations that allow customers convenient and immediate access to our services. Our professional work environment combines high employee performance standards, incentive-based pay and a wide array of training programs to incentivize our employees to provide superior customer service. We believe that this approach has enabled us to build strong customer loyalty, putting us in a position to expand and continue to capitalize on our innovative product offerings. As a result of our focus on store selection and design and our efforts to provide consistent, high-quality customer service, we have achieved per store revenue levels that we believe substantially exceed our publicly traded peers. See “Certain Financial Measures and Other Information” for an explanation of how we calculate these metrics.

We serve the large and growing market of individuals who have limited or no access to traditional sources of consumer credit and financial services. A study conducted by the FDIC, published in 2009 indicates 25.6% of U.S. households are either unbanked or underbanked, representing approximately 60 million adults. As traditional financial institutions increase fees for consumer services, such as checking accounts and debit cards, and tighten credit standards as a result of economic and other market driven developments, consumers have looked elsewhere for less expensive and more convenient alternatives to meet their financial needs. According to a recent Federal Reserve Bank of New York report, total consumer credit outstanding has declined over $1.4 trillion since its peak in the third quarter of 2008. This contraction in the supply of consumer credit has resulted in significant unmet demand for consumer loan products.

For the year ended December 31, 2011, we generated $306.9 million in revenue and $16.9 million in net income. As of December 31, 2011, we had $515.5 million of total assets and $61.3 million of stockholders’ equity. For the three-month period ended June 30, 2012, we generated $87.1 million in revenue and $0.3 million in net loss. For the six months ended June 30, 2012, we generated $173.0 million in revenue and $7.2 million in net income. As of June 30, 2012, we had $517.4 million of total assets and $68.7 million of stockholders’ equity.

Our measurement of comparable store sales growth as of December 31, 2011 includes stores which we operated for the full year of 2011 and which were open for the full year of 2010. As of December 31, 2011 we had 280 stores included in this measurement. These stores achieved comparable sales growth of 7.3% for the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Products and Services

We offer several convenient, fee-based services to meet the needs of our customers, including short-term consumer loans, medium-term loans, title loans, check cashing, prepaid debit cards, money transfers, bill payments, money orders, international and domestic prepaid phone cards, tax preparation, auto insurance, motor vehicle registration services and other ancillary retail financial services.

The following chart reflects the major categories of services that we currently offer and the revenues from these services for the year ended December 31, 2011:

Revenue by Product Group

Consumer Loans.  We offer a variety of consumer loan products and services. We believe that our customers find our consumer loan products and services to be convenient, transparent and lower-cost alternatives to other, more expensive short-term options, such as incurring returned item fees, credit card late fees, overdraft or overdraft protection fees, utility late payment, disconnect and reconnect fees and other charges imposed by other financing sources when they do not have sufficient funds to cover unexpected expenses or other needs. Our customers often have limited access to more traditional sources of consumer credit such as credit cards.

The specific consumer loan products we offer vary by location, but generally include the following types of loans:

Short-Term Consumer Loans.  One of our primary products is a short-term, small-denomination consumer loan whereby a customer receives immediate cash, typically in exchange for a post-dated personal check or a pre-authorized debit from his or her bank account. We offer this product in 369 of our 438 stores. As the lender, we agree to defer deposit of the check or initiation of the debit from the customer’s bank account until the mutually agreed upon due date, which typically falls on the customer’s next payday. Principal amounts of our short-term consumer loans can be up to $1,000 and averaged approximately $410 for the six months ended June 30, 2012. Fees charged vary from state to state, generally ranging from $8 to $15 per $100 borrowed. Our short-term consumer loan products are offered in the following 13 of the 14 states in which we operate stores: Alabama, California, Florida, Illinois, Indiana, Kansas, Kentucky, Michigan, Missouri, Ohio, Oregon, Utah and Virginia.  We also offer short term consumer loans via the internet in 19 states.

In order to receive a short-term consumer loan, a new customer must generally have a verifiable, primary phone number, be a full-time employee at the same job for greater than one month with verifiable monthly recurring income, have an open checking account with a positive balance, and possess a valid government issued identification and a copy of their most recent pay stub or bank statement.

We utilize extensive application controls to reduce risk of teller error, fraud and inappropriate use of our POS systems in order to authorize transactions. Once a new customer completes an initial application, our branch employees enter all customer information into our POS systems, which provide fully automated, immediate and validated loan application decisions to ensure consistent underwriting standards and compliance with state and federal lending regulations. The loan amount is determined based upon the income level of the applicant, and the POS system automatically calculates fees, rates, payment amounts and due dates, further reducing risk of teller error and strengthening our compliance. In addition, before the lending decision is made, the branch employee refers to an internal database to ensure that the customer has no outstanding loans that are in default at any of our other locations, which would preclude the customer from obtaining additional loans and, where applicable, checks appropriate state wide databases.

Once all underwriting criteria are met and the loan is approved, in exchange for cash, the customer typically writes a check payable to us on the due date, in the amount of the loan plus the applicable fee and finance charges, or completes a pre-authorized debit authorization form, as part of the loan agreement, which authorizes us to debit their checking account on the due date. The transaction is entered into the POS system, at which time the branch employee provides a copy of the loan agreement and other necessary disclosures which are automatically printed from the POS system. After the customer has executed the agreements, branch employees distribute the loan proceeds to the customer and file all necessary paperwork.

Customers may repay outstanding loans through a variety of channels, including at the store, where permissible by applicable state law, by phone or via debit card. All transaction activity, including loan extensions and repayments, is automatically updated through the POS system.

The following table presents key operating data for our short-term consumer loan products. When we refer to loan volume, we mean gross principal and fees.

	Year ended December 31, 2011	Six months ended June 30, 2012
Loan volume (in thousands)	$1,543,310	$811,622
Number of loans (in thousands)	3,625	1,980
Average originated loan size	$425.72	$409.84
Average originated loan fee	$46.37	$47.42
Loan loss provision as a percentage of loan volume	2.6%	2.6%

Medium-term Loans.  In meeting our customers’ financial needs, we also offer a range of medium-term loans. Principal amounts of medium-term loans typically range from $100 to $2,501 and have maturities between three months and 24 months. These loans vary in their structure in order to conform to the specific regulatory requirements of the various jurisdictions in which they are offered. The loans may have an installment repayment plan or provide for a line of credit with periodic monthly payments. Whereas we measure short-term consumer loans on a transactional or volume basis, medium-term loans are monitored with portfolio-based metrics. The initial loan amount is typically larger than the loan amount under a short-term consumer loan and requires different underwriting parameters that are dependent upon the structure. The longer term nature of these products also necessitates a larger allowance for loan losses than is required to support our short-term consumer loans. We offer these loans in 165 of our 438 stores in the following three of the 14 states in which we operate stores: California, Illinois and Virginia.

The following table presents key operating data for our medium-term loan products.

	As of December 31, 2011	As of June 30, 2012
Principal outstanding (in thousands)(1)	$12,174	$12,797
Number of loans outstanding	20,818	21,215
Average principal outstanding	$584.79	$603.22
Average monthly percentage rate	19.2%	18.9%
Allowance as a percentage of finance receivable	10.6%	19.8%

(1)                                  Loan participations are grouped with medium-term loans in our consolidated financial statements included elsewhere in this prospectus, but excluded from this calculation.

Title Loans.  Title loans are asset-based loans whereby the customer obtains cash using a vehicle as collateral. We offer this product in 244 of our 438 stores. The amount of funds made available is based on the vehicle’s value, and our policies authorize loans based on the wholesale value of the vehicle typically in exchange for a first priority lien on the customer’s otherwise unencumbered vehicle title. The customer receives the benefit of immediate cash and retains possession of the vehicle while the loan is outstanding. The outstanding principal amount of our title loans averaged approximately $952 as of June 30, 2011. Our title loans are offered in the following eight of the 14 states in which we operate stores: Alabama, Arizona, California, Illinois, Kansas, Missouri, Utah and Virginia, and we intend to introduce title loans in additional states in the future.

Our title loan process is actively managed to ensure consistent underwriting standards, compliance with state law, and a simple and expeditious transaction process. Prior to receiving a funded loan, each title loan customer must complete an application and sign a title loan agreement, which contains the terms of the title loan, including government mandated disclosures and provisions that summarize each party’s rights and obligations in the event either party does not satisfy the agreement terms. Our POS system automatically calculates the APR and applicable fees and enters the information into the security agreement, promissory note and loan agreement forms.

While loan requirements vary by state, we typically require the following documentation as a condition for providing a title loan: proof of current state registration; clear title; a working home or mobile phone number; current bill, bank statement or lease agreement in the customer’s name that includes the customer’s address; a valid government issued identification; a completed title loan application; and a vehicle in drivable condition.

As part of the title loan application process, we calculate the rough wholesale value of the vehicle using Black Book USA values to determine the amount a customer is eligible to borrow.

The following table presents key operating data for our title loan products.

	As of December 31, 2011	As of June 30, 2012
Principal outstanding (in thousands)	$17,334	$17,342
Number of loans outstanding	15,283	18,208
Average principal outstanding	$1,134.20	$952.45
Average monthly percentage rate	13.3%	13.0%
Allowance as a percentage of finance receivable	5.3%	6.9%

Our consumer loan products are authorized by statute or rule in the various states in which we offer them and are subject to extensive regulation. The scope of that regulation, including the terms on which consumer loans may be made, varies by jurisdiction. The states in which we offer consumer loan products generally regulate the maximum allowable fees and other charges to consumers and the maximum amount of the loan, maturity and renewal or extension terms of these consumer loans. Some of the states in which we operate impose limits on the number of loans a customer may have outstanding or on the amount of time that must elapse between loans. To comply with the laws and regulations of the states in which consumer loan products are offered at our stores, the terms of our consumer loan products must vary from state to state.

As of December 31, 2011, our gross receivable for short-term consumer loans, medium-term loans and title loans was approximately $131.3 million. At the end of each fiscal quarter, we analyze the loan loss provision and our loan loss allowance in order to determine whether our estimates of such allowance are adequate for each of our consumer loan products. Our analysis is based on our understanding of our past loan loss experience, current economic conditions, volume and growth of our loan portfolios, timing of maturity, as well as collections experience.

Consumer loan products, including short-term consumer loans, medium-term loans and title loans, accounted for 63.9% and 66.5% of our revenue for the year ended December 31, 2011 and the six-month period ended June 30, 2012, respectively.

Check Cashing.  We offer check cashing services in 412 of our 438 stores. Prior to cashing a check, our customer service representatives verify the customer’s identification and enter the payee’s social security number and the payor’s bank account information in our internal, proprietary databases, which match these fields to prior transactions in order to mitigate our risk of loss. Although we have established guidelines for approving check cashing transactions, we do not impose maximum check size restrictions. Subject to appropriate approvals, we accept all forms of checks, including payroll, government, tax refund, insurance, money order, cashiers’ and personal checks. Our check cashing fees vary depending upon the amount and type of check cashed, applicable state regulations and local market conditions. Our check cashing services are offered in the following 13 of the 14 states in which we operate stores: Alabama, Arizona, California, Florida, Indiana, Kansas, Kentucky, Michigan, Missouri, Ohio, Oregon, Utah and Virginia.

The following table presents key operating data for our check cashing business.

	Year ended December 31, 2011	Six months ended June 30, 2012
Face amount of checks cashed (in thousands)	$2,163,276	$1,196,145
Number of checks cashed (in thousands)	4,869	2,603
Face amount of average check	$444.26	$459.44
Average fee per check	$14.95	$14.66
Fee as a percentage of average check size	3.4%	3.2%
Returned check expense (% of face amount)	0.2%	0.2%

Check cashing accounted for 23.7%, 20.6%, and 22.0% of our revenue for the year ended December 31, 2011, the three-month, and six month periods ended June 30, 2012, respectively.

Prepaid Debit Card Services.  One of our fastest growing businesses is the sale and servicing of prepaid debit cards, which we offer in all of our 438 stores. As an agent for a third-party debit card provider, we offer access to reloadable prepaid debit cards with a variety of enhanced features that provide our customers with a convenient and secure method of accessing their funds in a manner that meets their individual needs. The cards are provided by Insight, and our stores serve as distribution points where customers can purchase cards as well as load funds onto and withdraw funds from their cards. Customers can elect to receive check cashing proceeds on their cards without having to worry about security risks associated with carrying cash. The cards can be used at most places where MasterCard® or Visa® branded debit cards are accepted. These cards offer our customers the ability to direct deposit all or a portion of their payroll checks onto their cards, receive real-time wireless alerts for transactions and account balances, and utilize in-store and online bill payment services. In addition to these basic features available on all of the cards offered in our stores, we have offered two additional card options with enhanced features. One of the enhanced feature cards provides, at the customer’s option, a lower-cost overdraft protection option compared to the typical overdraft fees charged by traditional banks. The other enhanced card option, for which marketing was discontinued in May 2012, allowed qualifying customers to receive loan proceeds from a state-licensed third-party lender directly onto their cards. This feature was offered in Arizona and certain stores in Ohio.

Since we began offering Insight cards in April 2010, we have experienced substantial growth in our prepaid debit card business. Active Insight accounts, which we define as accounts reflecting any activity during the preceding 90 days, had grown to 131,224 as of June 30, 2012, an increase of over 102.6% from December 31, 2010. We are paid certain agent fees from Insight that are based on monthly card fees, overdraft charges, interchange fees and ATM access fees. In addition, we earn fees from the sale of prepaid debit cards and are required to pre-fund certain card activity when customers load funds onto their cards. Our pre-funding obligation arises as a result of the time lag between when customers load funds onto their cards in our stores and when funds are subsequently remitted to the banks that issue the cards. Until recently, we were required to pre-fund amounts in order to fund our obligation to purchase loan participations when our Arizona customers receive loan proceeds from a third-party lender onto their cards and in relation to negative card balances our customers may experience. This obligation ended with the discontinuation of our third-party loan product in May 2012. We continue to prefund negative card balances our customers may experience. The following table presents key operating data for our prepaid debit card services business as of December 31, 2011:

	As of December 31, 2011	As of June 30, 2012
Active card holders in network (in thousands)	141.0	131.2
Active direct deposit customers (in thousands)	33.2	34.1

During 2011, our customers loaded approximately $683.8 million onto prepaid debit cards. Most of the increase in load volume from 2011 compared to 2010 is attributable to increased card sales, a focus on direct deposit activity and loan proceeds from third-party lenders that our customers elected to have loaded onto their prepaid debit cards through one of Insight’s enhanced feature card offerings. One of our key operating goals is to convert our check cashing customers from cashing payroll checks to directly depositing their payroll checks onto prepaid debit cards offered in our stores, as we believe this increases customer activity and retention.

Prepaid debit card services accounted for 6.5%, 3.9%, and 4.9% of our revenue for the year ended December 31, 2011, the three-month and six month periods ended June 30, 2012, respectively.

Money Transfers.  We are an agent for the transmission and receipt of wire transfers through the Western Union network, the largest wire transfer provider in the world. Through these networks, our customers can transfer funds electronically to any of approximately 485,000 Western Union agent locations worldwide in over 200 countries, including most of our stores. Western Union establishes the fees for this service and pays us a commission. We are also an agent for the transmission and receipt of wire transfers through the MoneyGram network in our Alabama locations. For the year ended December 31, 2011, we acted as an agent transferring $164.9 million.

Bill Payments.  Our stores serve as payment locations for customers to pay their utility, telephone and other bills to third parties. Upon acceptance of the customer’s bill payment, we remit the amount owed to the third party under an agreement with that payee (who credits the customer’s account with the payee in the amount of such payment) and we either receive a service fee from the payee or collect a fee directly from the customer. Our bill pay agreements generally have a three-to-five year term and renew automatically unless written notice is provided by either party. We offer these services through relationships with third-party aggregators such as CheckFreePay and Western Union. These third-party aggregators have established relationships with additional third-party payees, which allow us to expand the network of payees for which customers are able to make bill payments in our stores. For the year ended December 31, 2011, we processed approximately $25.2 million in bill payment transactions resulting in revenue of $0.8 million.

Money Orders.  Depending on the location, we currently offer money orders issued by Western Union, and Global Express in any amount up to $1,000 and Continental Express up to $500. These money orders are generally used by our customers for bill payments, rent payments and other disbursements. In our Ohio stores, loan proceeds are issued to our customers in the form of a money order issued by Global Express. We issued $602.6 million in money orders during 2011. We issued approximately 2.7 million money orders during 2011. We issue money orders for free to customers that are cashing a check or processing a loan and otherwise charge a $1.00 fee per money order. We remit the face amount of each money order sold to Western Union, or Global Express, as applicable, together with any fees that we are contractually obligated to deliver to these vendors.

Other products and services accounted for 5.9%, 6.1%, and 6.6% of our revenue for the year ended December 31, 2011 and the three-month and six month periods ended June 30, 2012, respectively.

Historical Acquisitions

California Acquisition.  On April 29, 2011, we acquired CCCS, an alternative financial services business with similar product offerings as CheckSmart. CheckSmart, together with CCCS and certain other parties, executed an agreement and plan of merger, under which CCFI, a newly formed holding company, acquired all outstanding shares of both CheckSmart and CCCS. In connection with consummating the California Acquisition, we also issued $395 million in aggregate principal amount of our 10.75% senior secured notes due 2019, which we refer to as our notes, and entered into a $40 million senior secured revolving credit facility, which we refer to as our Revolving Credit Facility. The net proceeds from the offering of the notes, together with the initial borrowings under our Revolving Credit Facility and cash on hand, were used to retire $207.2 million of CheckSmart’s outstanding debt and $74.1 million of CCCS’s outstanding debt, pay a $120.6 million special dividend to our shareholders, and pay a $4.4 million bonus to management. The CheckSmart debt consisted of $20.1 million of debt outstanding under a first-lien secured revolving credit facility bearing interest at 4.75% per annum, $146.9 million of first-lien secured term loan debt bearing interest at 4.75% per annum, and $40.2 million of second-lien secured term loan debt bearing interest at 7.75% per annum. The CCCS debt consisted of $56.0 million of first-lien secured term loan debt bearing interest at 3.54% per annum and $18.1 million of second-lien secured term loan debt bearing interest at 7.52% per annum. The special dividend consisted of $72.6 million paid to Diamond Castle, $16.7 million paid to Golden Gate Capital, $20.2 million paid to other CCFI equity holders, and $11.1 million paid to other CCCS equity holders.

Other Acquisitions.  Since August 2009, we have also acquired:

•                  10 stores in Illinois, which we acquired on March 21, 2011 in an asset purchase transaction.

•                  19 stores in Alabama, which we acquired in March 2010.

•                  Eight stores in Michigan, which we acquired in August 2009.

Following these acquisitions, we have successfully integrated our expanded product offerings and retailing strategies at acquired stores. The stores acquired in the Alabama and Michigan Acquisitions, both owned and operated for the full year of 2011, experienced revenue growth in excess of 26% in 2011. We have invested significant resources in building a scalable company-wide platform in areas such as collections, call center operations, information technology, legal, compliance and accounting in order to quickly and successfully integrate acquired stores into our existing business.

Recent Acquisitions and Investments

Insight Investment.  We acquired a 22.5% stake in Insight Holding in November 2011. Insight Holding is the parent company of Insight Cards Services LLC, the program manager for the Insight Card that is offered through our retail locations.

DFS Acquisition.  On April 1, 2012 we acquired all of the equity interests of the DFS Companies at a purchase price of $22,385.

DFS offers short-term loans to consumers via the Internet under a state-licensed model in compliance with the applicable laws of the jurisdiction of its customers. The operations of the DFS Companies are not presently material to the Company.

Currently, DFS offers loans, under a state-law based model, to residents of Alabama, Alaska, California, Delaware, Hawaii, Idaho, Kansas, Louisiana, Minnesota, Missouri, Nevada, North Dakota, Rhode Island, South Dakota, Utah, Washington, Wyoming, and Wisconsin, and operates as a Credit Access Business in Texas, through which it offers loans originated by an unaffiliated, third-party lender. In addition, DFS UK offers loans in the United Kingdom. DFS Canada does not currently offer any loans.

As of April 1, 2012, DFS had 76 employees, including part-time employees, primarily located at DFS’s corporate headquarters in North Logan, Utah, which manages the loan underwriting, collections, information technology, and other aspects of the DFS business. Unless stated otherwise, information in this prospectus regarding our business does not give effect to the acquisition of DFS.

Through our acquisition of DFS, we gain access to a scalable Internet-based revenue opportunity. We believe this additional retail channel will enable us to efficiently reach consumers not fully served by our existing retail locations. Our objective will be to accelerate the growth of DFS through incremental capital, application of retailing strategies and an expansion of its product offerings.

Florida Acquisition. On July 31, 2012, we acquired the assets of a retail consumer finance operator in the state of Florida for a purchase price of $42.1 million, subject to a post-closing working capital adjustment.  The assets acquired in such acquisition are held by our Current Unrestricted Subsidiary. This retail consumer finance company operated 54 stores in South Florida markets.

Industry Overview

We operate in a segment of the financial services industry that serves unbanked and underbanked consumers in need of convenient and immediate access to cash and other financial products and services, often referred to as “alternative financial services”. Our industry provides services to an estimated 60 million unbanked and underbanked consumers in the United States. Products and services offered by this industry segment include various types of short-term loans (including payday loans, title loans, small installment loans, internet loans and pawn loans), medium-term loans, check cashing, prepaid card products, rent-to-own products, bill payment services, tax preparation, money orders and money transfers. Consumers who use these services are often underserved by banks and other traditional financial institutions and referred to as “unbanked” or “underbanked” consumers.

We believe that consumers seek our industry’s services for numerous reasons, including because they often:

•                  prefer and trust the simplicity, transparency and convenience of our products;

•                  may have a dislike or distrust of banks due to confusing and complicated fee structures that are not uncommon for traditional bank products;

•                  require access to financial services outside of normal banking hours;

•                  have an immediate need for cash for sudden financial challenges and unexpected expenses;

•                  have been rejected for or are unable to access traditional banking or other credit services;

•                  seek an alternative to the high cost of bank overdraft fees, credit card and other late payment fees and utility late payment, disconnect and reconnection fees; and

•                  wish to avoid potential negative credit consequences of missed payments with traditional creditors.

Demand in our industry has been fueled by several demographic and socioeconomic trends, including an overall increase in the population and stagnant to declining growth in the household income for working-class individuals. In addition, many banks have reduced or eliminated services that working-class consumers require, due to the higher costs associated with serving these consumers and increased regulatory and compliance costs. The necessity for our products was highlighted by a recent paper from the NBER, which found that half of the Americans surveyed reported that it is unlikely that they would be able to gather $2,000 to cover a financial emergency, even if given a month to obtain funds. As a result of these trends, a significant number of retailers in other industries have begun to offer financial services to these consumers. The providers of these services are fragmented and range from specialty finance stores to retail stores in other industries that offer ancillary financial services.

We believe that the markets in which we operate are highly fragmented. Stephens estimates that short-term consumer lenders generated approximately $40.0 billion of domestic transaction volume in 2010 from approximately 19,500 storefronts and 150 online lenders. According to Stephens, only seven industry participants have more than 500 storefront locations, and the largest 15 operators account for less than 51% of the storefronts in the United States. FiSCA estimated that in 2007 there were approximately 13,000 check-cashing and other fee-based financial service locations in the United States that cashed approximately $58.0 billion in aggregate face amount of checks.

We anticipate consolidation within the industry will continue as a result of numerous factors, including:

•                  economies of scale available to larger operators;

•                  adoption of technology to better serve customers and control large store networks;

•                  increased licensing, zoning and other regulatory requirements; and

•                  the inability of smaller operators to form the alliances necessary to deliver new products and adapt to changes in the regulatory environment.

The prepaid debit card space is one of the most rapidly growing segments of our industry. Mercator’s analysis of the prepaid debit card industry indicates that $28.6 billion was loaded onto general-purpose reloadable cards during 2009, a 47% growth rate from 2008, and estimates that the total general-purpose reloadable card market will grow at a compound annual growth rate of 63% from 2007 to 2013, reaching an estimated $201.9 billion in load volume by 2013. A March 2011 study conducted by Bretton Woods concluded that the opening of reloadable prepaid debit card accounts may surpass the opening of new checking accounts in the coming years as a result of the fact that prepaid debit cards, particularly when combined with direct deposit, will in many instances be less expensive for consumers than traditional checking accounts.

We take an active leadership role in numerous trade organizations that represent our industry’s interests and promote best practices within the industry, including the Community Financial Services Association of America, FiSCA, the National Branded Prepaid Card Association and the American Association of Responsible Auto Lenders.

Our Customers

We serve a large and growing demographic group of customers by providing services to help them manage their day-to-day financial needs. Our customers often live “paycheck-to-paycheck” and, therefore, all or a substantial portion of their current income is expended to cover immediate living expenses.

Our customers are typically working-class, middle-income individuals. Based on third-party market surveys, we believe the following about our customers:

•                  they typically have an annual household income between $20,000 and $50,000, with approximately one-sixth in excess of $50,000;

•                  over 70% are under the age of 45;

•                  over 50% are between 25 and 44 years of age;

•                  approximately half are male and half are female;

•                  approximately half have attended at least some college;

•                  over 95% have access to the Internet;

•                  over 70% own a home computer;

•                  over 55% have access to a computer in the workplace; and

•                  approximately 75% have access to a checking account and choose to use our services as a means of managing their financial needs.

Our customers generally are unserved or underserved by the traditional banking system and choose alternative solutions to gain convenient and immediate access to cash, consumer loans, prepaid debit cards, money transfers, bill payments and money orders. We believe that our customers use our financial services because we provide them with a safe, welcoming environment and because they are quick, convenient and, in many instances, more affordable than available alternatives.

Store Locations and Operations

The following sets forth the number and location of our physical stores in operation as of June 30, 2012.

June 30, 2012
Alabama	22
Arizona	43
California	158
Florida	11
Indiana	21
Illinois	10
Kansas	5
Kentucky	13
Michigan	14
Missouri	7
Ohio	99
Oregon	3
Utah	10
Virginia	22
Total Locations	438

In addition, the Company provides internet financial services in the following states: Alabama, Alaska, California, Delaware, Hawaii, Idaho, Kansas, Louisiana, Minnesota, Missouri, Nevada, North Dakota, Rhode Island, South Dakota, Texas, Utah, Washington, Wisconsin, and Wyoming.

We typically locate our stores in highly visible and accessible locations, such as shopping centers and free-standing buildings in high-traffic shopping areas. Other nearby retailers are typically grocery stores, restaurants, drug stores and discount stores. All of our stores are leased. Our stores, on average, occupy approximately 1,920 square feet. We are focused on increasing the customer’s awareness of each of our brands by using uniform signage for each brand and store design at each location. We currently operate stores under the following brands:

•                  CheckSmart;

•                  Buckeye CheckSmart;

•                  California Check Cashing Stores;

•                  Express Consumer Loans;

•                  First Cash Advance (pursuant to a license agreement that expires on December 31, 2016);

•                  Cash 1 (pursuant to a license agreement that is perpetual in duration);

•                  Southwest Check Cashing;

•                  Cash & Go;

•                  First Virginia;

•                  Buckeye Title Loan; and

•                  Easy Money.

We acquired the majority of these brand names through both licensing and acquisitions, and we have retained these distinct brand names to avoid customer confusion and the expense of re-branding our store locations. In the case of First Virginia, this brand evolved to differentiate the traditional Checksmart operations in Virginia from the open-ended credit product offered in Virginia solely at the First Virginia locations, and in the case of Buckeye Title Loans, this brand evolved to differentiate title-secured lending from the unsecured loan products offered at Checksmart locations.

In addition, we operate under the Cash Central internet brand.

Our stores are typically open from 8 a.m. until 8 p.m. Monday through Saturday and 11 a.m. until 5 p.m. on Sunday, although some stores are closed on Sunday. Additionally, 26 of our stores are open 24 hours a day.

Our store development staff selects each new store location, negotiates leases, and supervises the construction of new stores and the remodeling of existing stores. In addition, it performs lease management and facility maintenance services for open stores. Since all of our stores are built within existing retail space, the customer area of each store is customized to meet the varying size and other requirements of each location while also giving it an appearance that is consistent with our other similarly branded stores.

We close stores for various reasons, including inadequate operating performance, lease expirations and shopping center closings. During 2008, 2009 and 2010, we closed or consolidated six, zero and three stores, respectively. We did not close any stores during 2011.

Advertising and Marketing

Our marketing efforts are designed to promote our product and service offerings, create customer loyalty, introduce new customers to our brands and create cross-selling opportunities. In our markets, we operate under several brands each with individually strong local reputations. In most of our markets, we utilize mass-media advertising, including flyers, direct mail, outdoor advertising, yellow pages and radio and television advertising. We also utilize point-of-purchase materials in our retail locations to implement in-store marketing programs and promotions. On the internet, our advertising and marketing costs consist of both acquiring customers from lead generators as well as driving traffic directly to our brand. We generally implement special promotions to maximize certain seasonal revenue opportunities, including holidays and tax season. Additional local marketing initiatives include sponsorship and participation in local events and charity functions.

We develop our marketing strategies based in part on results from consumer research and data analysis and from insights gained from phantom-shopper programs. We are continuously testing new ways of communicating and promoting our products and services, which include direct mail, online advertising, text messaging, print advertising, telemarketing and enhanced bilingual communications.

Employees

As of June 30, 2012, we had 2,790 employees, including 2,341 store managers and service associates, 55 district managers, 10 regional managers, 3 regional vice presidents, 18 regional support personnel located in Alabama, 244 corporate employees located in Ohio, 17 corporate employees located in California, 14 corporate employees located in Arizona and 88 corporate employees located in Utah.

We consider our employee relations to be good. Our employees are not covered by a collective bargaining agreement, and we have never experienced any organized work stoppage, strike, or labor dispute.

Human Resources

Our store operations have historically been organized into regions. Each region has a regional vice president who reports to our Vice President of Operations and is responsible for the operations, administration, training and supervision of stores in his or her region. As of June 30, 2012, our three regional vice presidents were responsible for the operations of approximately 146 stores each. We have 55 district managers, each of whom reports to the regional manager or regional vice president for his or her region and is directly responsible for the general management of approximately eight stores within his or her territory. These district managers are responsible for hiring, scheduling, store operations, local marketing and employee relations. Each store manager reports to a district manager and has direct responsibility over his or her store’s operations.

Each regional vice president is supported by the human resources department and training department, which coordinate recruiting, hiring and training (initial and on-going). Our corporate vice president of human resources has worked with us for over nineteen years, seventeen of which have been in a human resource function, and also has in-depth knowledge and experience with internal investigations and human resources compliance and is supported by a full-time human resource and benefits staff of six employees. We organize human resource learning sessions for field management on a monthly basis as well conducting on-going coaching and support for the district and regional management. Human resources sponsors on-going programs intended to prepare employees to advance to the next level of operations management. All human resource associates attend continuing education training sessions throughout the year.

Training

Customer service associates, store managers, district managers, regional managers and regional vice presidents must complete formal training programs. Those training programs include:

•                  management training programs that cover employee hiring, progressive discipline, retention, sexual harassment, compensation, equal employment opportunity compliance and leadership;

•                  an annual operations conference, which is state specific, with all regional vice presidents, regional managers, district managers and store managers, which covers topics such as customer service, loss reduction, safety and security, better delivery of services and compliance with legal and regulatory requirements, human resources policies and procedures and leadership development;

•                  the use of a web-based training tool, Bankers Edge, to augment our on-the-job training, and effectively deliver and document our mandatory annual anti-money laundering and suspicious activity reporting training and testing;

•                  new branch employee training which consists of online and on-the-job training with experienced branch employees for a minimum of six weeks; and

•                  multiple, annual, SmartTrack succession programs in place to identify and develop exceptional store, district and regional managers.

Our national training coordinator and director of auditing and loss prevention also coordinates on-going training for branch employees to review customer service, compliance, security and service-focused issues.

Hiring and Retention.  District managers and experienced store managers are responsible for branch employee recruitment. To facilitate this process, we use multiple Internet-based automated recruitment systems for position placement advertising and pre-screening. We believe the automated recruitment systems allow us to identify employee characteristics and recruiting sources that can lead to long-term, successful employees.

Our branch employees undergo a criminal background check, a process whereby we confirm that the social security number provided by the prospective employee matches the name of the employee, a credit check (where permitted by law), prior employment verification, random drug screening and an interview process before employment. We maintain a compensation and career path program to provide employees with competitive pay rates and opportunities for advancement. We offer a complete and competitive benefits package to attract and retain employees.

Information Systems

We utilize a centralized management information system to support our customer service strategy and manage transaction risk, collections, internal controls, record keeping and compliance, and daily reporting functions. Our management system incorporates three commercial, off-the-shelf point-of-sale systems customized to our specific use characteristics. These POS systems are complemented by two proprietary systems: Lookup, a web application that uses data from the enterprise reporting database to enable tellers to view a customer’s transaction history and current collection status, and MyCard, a card activation program with Insight. We operate three POS systems in order to effectively manage our diverse product set with the most effective applications, and to manage acquired stores’ legacy systems in the most efficient manner.

Our POS systems are licensed in all stores and record and monitor the details of every transaction, including the service type, amount, fees, employee, date/time, and actions taken, which allows us to provide our services in a standardized and efficient manner in compliance with applicable regulations. We believe these systems enable us to optimize our store operations to handle more volume than many of our competitors. Transaction data is posted to our accounting system daily.

We operate a wide area data communications network for our stores that has reduced customer waiting times, increased reliability and allows the implementation of new service enhancements. Each store runs Windows operating systems with a four to ten PC network that is connected to our corporate headquarters using a DSL, cable, or T1 connection.

Our corporate data center, excluding DFS, consists of approximately 40 database and application servers, configured for redundancy and high availability with two EMC storage area network devices, or SANs, with 44 terabytes of available storage. We recently entered into an agreement to build out and migrate our primary data processing off-site to a state-of-the-art facility. The existing data center at our headquarters will remain intact and will be used as a backup site for disaster recovery. This will maximize the availability of centralized systems, optimize up-time for store operations, and eliminate our corporate office as a single point of failure in case of disaster. We maintain and test a comprehensive disaster recovery plan for all critical host systems. We have also contracted with a disaster recovery facility to provide workspaces, computers, and connectivity to our data center for 100 employees in case our headquarters becomes unavailable due to disaster.

Our information technology department, excluding DFS, maintains a staff of 21 employees. Our development staff primarily focuses on designing and testing customizations to our third-party POS systems, reports, and system integration applications, as well as ongoing development of the management information systems infrastructure. Our information technology help desk staff provides assistance to our branch employees related to hardware/software troubleshooting, application support, and telecommunications.

The information technology department for Direct Financial Solutions consists of 17 employees. Most of the employees are software engineers that design, build, and maintain our custom in house online lending platform. The remaining employees help test our custom software and manage our software and technology systems. The primary data center houses approximately 20 application and database servers that are linked to our primary operations center by a 40 Megabit connection.

Collections

If a check or electronic account debit is returned after deposit or initiation, the account is immediately charged off and collection procedures are initiated. If a title loan customer defaults (30 days for short-term title loans and 60 days for long-term title loans), the account is immediately charged off and collection procedures are initiated. Our collections procedures for consumer loans comply with, as applicable, the stricter of state regulation and best practices set forth by the CFSA. When a check or account debit is returned, all returned items are referred to our collections department. They are entered into the collections system, and the store at which the customer initiated the transaction is notified of the return. We generally perfect our interest in secured loans at the time of the loan where allowed by law. Our collection procedures for title loans comply with state laws regarding notice, repossession and sale of secured collateral. Servers for the collections system are maintained in our data center, and collections activity is imported into our accounting system on a daily basis.

For store originated consumer loans, the branch employees attempt to collect by calling the telephone number(s) the customer previously provided to inform them of the return. After a loan becomes two weeks overdue or two weeks after a cashed check is returned, the account is sent to the internal, centralized collections department. The collections department attempts to settle the account by sending letters and making phone calls to the customer. After 90 to 120 days, a consumer loan account may be sent to a third-party collections agency and after 90 days, we may attempt repossession on vehicles securing title loans. Where repossession occurs, it is done by bonded and insured asset recovery firms. Should disposition of a vehicle securing a title loan happen, the sale is conducted in a commercially reasonable manner as required by applicable state law. The third-party collection agencies we engage are appropriately bonded and insured.

Because we maintain extensive customer information, any customer who has a delinquent account may not obtain another cash advance from us. We maintain a uniform policy, however, that if a customer returns to pay off a delinquent account, we will lend to that customer again.

Security

Employee safety is critical to us. Nearly all of our branch employees work behind bullet-resistant Plexiglas and reinforced partitions, and have security measures that include a time-delay equipped safe, an alarm system monitored by a third party, and personal panic buttons for each of our tellers. Many of our stores also have multi-camera DVR systems with remote access capability, teller area entry control, perimeter opening entry detection, and tracking of all employee movement in and out of secured areas. Training on security measures is part of each annual state meeting.

Our business requires our stores to maintain a significant supply of cash. We are therefore subject to the risk of cash shortages resulting from employee and non-employee theft, as well as employee errors. Although we have implemented various programs to reduce these risks and provide security for our facilities and employees, these risks cannot be eliminated. From 2009 through 2011, our uncollected cash shortages from employee errors and from theft were consistently less than 0.10% of revenue annually from continuing operations.

Our POS system allows management to detect cash shortages on a daily basis. In addition to other procedures, district managers and our internal audit staff conduct audits of each store’s cash position and inventories on an unannounced, random basis. Professional armored carriers provide the daily transportation of currency for the majority of our stores. In addition, most stores electronically scan their check inventory to facilitate verification and record keeping.

Competition

The industry in which we operate is highly fragmented and very competitive. We believe the principal competitive factors in short-term consumer lending, title lending, check cashing and prepaid debit card services are location, marketing, customer service, fees and the transparency of fees, convenience, range of services offered, speed of service and confidentiality. We face intense competition and believe each of the markets in which we operate is becoming more competitive as these industries mature and consolidate. With respect to our short-term consumer lending business, we compete primarily with mono-line payday lending businesses, other check cashers and multi-line alternative financial service providers, pawn shops, rent-to-own businesses, banks and credit unions. With respect to our check cashing business, we compete with other check cashers and multi-line alternative financial service providers, grocery stores, convenience stores, banks, credit unions, and any other retailer that cashes checks, sells money orders, provides money transfer services or offers other similar financial services, including some big-box retailers. Some retailers cash checks without charging a fee under limited circumstances. With respect to our prepaid debit card services, we compete primarily with prepaid debit card issuers, other check cashers and multi-line alternative financial service providers, banks, credit unions, and any other retailer offering general purpose reloadable prepaid debit cards, including some big-box retailers. Some of our competitors, such as big-box retailers, have larger and more established customer bases and networks of existing stores and substantially greater financial, marketing and other resources than us.

Relationships with Key Vendors

Western Union / MoneyGram Agreements.  We are party to a master Agency Agreement, dated December 30, 2011, with Western Union, which we refer to as the “Western Union Agreement”. The Western Union Agreement is comprised of two parts. Under the first part of the Western Union Agreement, we act as an agent for the receipt and transmission of wire transfers of money through the Western Union money transfer system. Under the second part of the Western Union Agreement, we sell money orders that bear the Western Union logo at certain locations.

The initial term of the Western Union Agreement is five years, which automatically renews for an additional one-year term. Upon expiration of the one-year renewal term, the Western Union Agreement will continue in effect, subject to either party’s right to terminate the agreement by giving the other party at least nine months prior written notice. Western Union paid us a signing bonus in connection with its execution of the Western Union Agreement. Upon the occurrence of certain events, we will be obligated to repay Western Union a portion of the signing bonus. Western Union is obligated to pay us new store incentive bonuses for each new and acquired location opened during the term of the agreement at which Western Union money transfer services are offered.

We earn commissions for each transmission and receipt of money through the Western Union network and MoneyGram Payment Systems Inc., or MoneyGram, transacted at a company-owned location. Those commissions equal a percentage of the fees charged by Western Union to consumers for Western Union services. Our total revenues from commissions for money transfer services during the years ended December 31, 2009, 2010 and 2011 was $0.9 million, $0.8 million and $3.8 million, respectively. Such revenue in 2010 and 2011 includes both commissions from Western Union and MoneyGram.

With respect to our Alabama locations, we are party to similar contracts with MoneyGram under which we act as an agent for the receipt and transmission of wire transfers of money through the MoneyGram money transfer system.

The fee charged for money order sales is $1.00, or free for our check cashing customers. During the years ended December 31, 2009, 2010 and 2011, our revenues from such fees were $0.6 million, $0.5 million and $1.1 million, respectively. Such revenue includes both Western Union and Money-2-Go money orders.

Insight Agreements.  In September 2009, we entered into Independent Agency Agreements with Insight in each state in which we operate, which were amended and restated in November 2011. Under each Independent Agency Agreement, our stores serve as distribution points where customers can purchase prepaid debit cards provided by Insight as well as load funds onto and withdraw funds from their cards. As compensation, we are paid certain agent fees from Insight, which are based on monthly card fees, overdraft charges, interchange fees and ATM access fees. In addition, we earn fees from the sale of prepaid debit cards provided by Insight. During the years ended December 31, 2009, 2010 and 2011, our revenues from fees paid pursuant to this agreement were $0.1 million, $9.9 million and $19.4 million, respectively. We are required to pre-fund certain card activity under this agreement with Insight.

In November 2011, we purchased a 22.5% interest in Insight Holding. We also agreed to make available to Insight Holding a revolving credit facility of $3,000,000. See “Certain Relationships and Related-Party Transactions—Insight Agent Agreements.”

Third-Party Lender Agreements.  In Arizona and to a much lesser extent in certain stores in Ohio, third-party licensed lenders, unaffiliated with us, offer our customers the ability to access a credit line with loan proceeds delivered via debit card. The customer may access their credit line in one of the following methods: (1) a card load, if and when the borrower seeks to make a debit card purchase but has insufficient funds on the card; (2) a card load at the borrower’s request in advance of a transaction; and (3) a check mailed to the borrower at his or her request. With respect to these credit lines, a subsidiary other than the subsidiary operating the store at which the debit cards are purchased has an agreement in place whereby it, in the case of Arizona, purchases an 85% participation interest in the third-party lender’s portfolio or, in the case of the limited number of stores in Ohio, acquires defaulted loans. The marketing of the third-party loan product was discontinued for both Arizona and Ohio in May 2012.

Global Express Agreement.  In November 2008, we entered into a Universal Trust Agreement with Global Express. Pursuant to the Universal Trust Agreement, we issued certain loan proceeds in the State of Ohio through Global Express in the form of money orders. We are required to compensate Global Express for the use of these money orders and must pre-fund certain amounts to mitigate Global Express’s risk related to the outstanding money order. The initial term of the Universal Trust Agreement was two years, which automatically renewed for a second one-year term after the first renewal term expired in November 2011. At December 31, 2009, 2010 and 2011, we had $13.5 million, $8.0 million and $0 in pre-funding assets, respectively.

Regulation and Compliance

Our products and services are subject to extensive state, federal and local regulation. The regulation of the consumer financial services industry is intended primarily to protect consumers, detect illicit activity involving the use of cash, as well as provide operational guidelines to standardize business practices. Regulations commonly address allowable fees and charges related to consumer loan products, maximum loan duration and amounts, renewal policies, disclosures and reporting and documentation requirements.

We are subject to federal and state regulations that require disclosure of the principal terms of each transaction to every customer, prohibit misleading advertising, protect against discriminatory practices, and proscribe unfair, deceptive and abusive practices. We maintain legal and compliance departments to monitor new regulations as they are introduced at the federal, state, and local level and existing regulations as they are repealed, amended, and modified. Although we cannot assure you that we are in full compliance, we believe we are in substantial compliance with all material federal and state laws and regulations.

Our compliance committee, chaired by our Chief Compliance and Technology Officer, is comprised of several high-level executives who bring together knowledge from their respective areas of expertise. The committee is responsible for approving new or modified products and services after thorough review of applicable statutes and regulations. We place a strong emphasis from the top down on the importance of compliance, and require annual training for compliance committee members, all executives, and all operations employees.

Our compliance department consists of 26 employees, including our internal audit team. We have a staff of 15 internal auditors whose function is to monitor compliance by our branches with applicable federal and state laws and regulations as well as our internal policies and procedures. The internal auditors conduct periodic unannounced audits of our branches, typically spending one to two days in each branch reviewing customer files, reports, held checks, cash controls, and compliance with state specific legal requirements and disclosures. Upon completion of an audit, the auditor conducts an exit interview with the branch manager to discuss issues found during the review. As part of the internal audit program, reports for management regarding audit results are prepared to help identify compliance issues that need to be addressed and areas for further training. The compliance committee, through a compliance officer, reviews the internal audit program results, suggests procedural changes, and oversees the implementation of new compliance processes.

Six employees of our compliance department are dedicated to anti-money laundering compliance, form filing, suspicious activity monitoring, and, in the applicable states, statewide database reconciliation. We have continually allocated increasing resources to these areas as we have grown and added new or modified products and services.

U.S. Federal Regulations

Title X of the Dodd-Frank Act establishes the CFPB, which became operational on July 21, 2011. Now that the CFPB has installed director Richard Cordray, it has regulatory, supervisory and enforcement powers over providers of consumer financial products and services, including explicit supervisory authority to examine and require registration of payday lenders. Recently, the CFPB has begun examinations of payday lenders and has informed us that it will be beginning an examination of us in late April 2012. Included in the powers afforded the CFPB is the authority to adopt rules describing specified acts and practices as being “unfair”, “deceptive” or “abusive”, and hence unlawful. While Dodd-Frank expressly provides that the CFPB has no authority to establish usury limits, some consumer advocacy groups have suggested that payday and title lending should be a regulatory priority and it is possible that at some time in the future the CFPB could propose and adopt rules making such lending materially less profitable, impractical or impossible. The CFPB could also adopt rules imposing new and potentially burdensome requirements and limitations with respect to our other lines of business.

In addition to Dodd-Frank’s grant of regulatory powers to the CFPB, Dodd-Frank gives the CFPB authority to pursue administrative proceedings or litigation for violations of federal consumer financial laws (including the CFPB’s own rules). In these proceedings, the CFPB can obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief) and monetary penalties ranging from $5,000 per day for ordinary violations of federal consumer financial laws to $25,000 per day for reckless violations and $1 million per day for knowing violations. Also, where a company has violated Title X of Dodd-Frank or CFPB regulations under Title X, Dodd-Frank empowers state attorneys general and state regulators to bring civil actions for the kind of cease and desist orders available to the CFPB (but not for civil penalties).

Federal law has effectively prohibited lenders from making certain short-term consumer loans to members of the U.S. military, active-duty reservists and National Guard, and their respective dependents since October 1, 2007. Under regulations promulgated by the U.S. Department of Defense to implement section 670 of the John Warner National Defense Act of 2007, otherwise known as the “Talent Amendment”, certain short-term consumer loans, including payday loans with terms of 91 days or less and vehicle title loans with terms of 181 days or less, are subject to a 36 percent annual rate cap. As a result, we have ceased offering short-term consumer loans to these customers.

Federal law imposes additional requirements on us with respect to our short-term consumer lending. These requirements include disclosure requirements under the Truth-in-Lending Act (“TILA”) and Regulation Z; notice and non-discrimination requirements under the Equal Credit Opportunity Act (“ECOA”) and Regulation B; requirements with respect to electronic signatures and disclosures under the Electronic Signatures In Global And National Commerce Act (“ESIGN”); and requirements with respect to electronic payments under the Electronic Funds Transfer Act (“EFTA”) and Regulation E. EFTA and Regulation E requirements also have an important impact on our prepaid debit card services business.

Under regulations of the U.S. Department of the Treasury (the “Treasury Department”), adopted under the Bank Secrecy Act of 1970 (“BSA”), we must report transactions involving currency in an amount greater than $10,000, and we must retain records for five years for purchases of monetary instruments for cash in amounts from $3,000 to $10,000. In general, every financial institution, including us, must report each deposit, withdrawal, exchange of currency or other payment or transfer, whether by, through or to the financial institution, that involves currency in an amount greater than $10,000. In addition, multiple currency transactions must be treated as single transactions if the financial institution has knowledge that the transactions are by, or on behalf of, any person and result in either cash in or cash out totaling more than $10,000 during any one business day. We believe that our point-of-sale system and employee-training programs permit us to comply with these requirements.

The BSA also requires certain of our subsidiaries to register as a money services business with the Treasury Department. This registration is intended to enable governmental authorities to better enforce laws prohibiting money laundering and other illegal activities. We are registered as a money services business with the Treasury Department and must re-register with the Financial Crimes Enforcement Network of the Treasury Department (“FinCEN”) by December 31 every other year. We must also maintain a list of names and addresses of, and other information about, our stores and must make that list available to any requesting law enforcement agency (through FinCEN). That store list must be updated at least annually. We do not believe compliance with these existing requirements has had or will have any material impact on our operations.

Federal anti-money-laundering laws make it a criminal offense to own or operate a money transmitting business without the appropriate state licenses, which we maintain where necessary. In addition, the USA PATRIOT Act of 2001 and its implementing federal regulations require us, as a “financial institution”, to establish and maintain an anti-money-laundering program. Such a program must include: (1) internal policies, procedures and controls designed to identify and report money laundering; (2) a designated compliance officer; (3) an ongoing employee-training program; and (4) an independent audit function to test the program. Because of our compliance with other federal regulations having essentially similar purposes, we do not believe compliance with these requirements has had or will have any material impact on our operations.

In addition, federal regulations require us to report suspicious transactions involving at least $2,000 to FinCEN. The regulations generally describe three classes of reportable suspicious transactions—one or more related transactions that the money services business knows, suspects, or has reason to suspect (1) involve funds derived from illegal activity or are intended to hide or disguise such funds, (2) are designed to evade the requirements of the BSA or (3) appear to serve no business or lawful purpose. Because of our POS system and transaction monitoring systems, we do not believe compliance with the existing reporting requirement and the corresponding record-keeping requirements has had or will have any material impact on our operations.

The Office of Foreign Assets Control (“OFAC”) publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers, designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals”. Their assets are blocked and we are generally prohibited from dealing with them. Because our POS system and transaction monitoring systems, we do not believe compliance with the existing reporting requirement and the corresponding record-keeping requirements of OFAC has had or will have any material impact on our operations.

The Gramm-Leach-Bliley Act of 1999 and its implementing federal regulations require us generally to protect the confidentiality of our customers’ nonpublic personal information and to disclose to our customers our privacy policy and practices, including those regarding sharing customers’ nonpublic personal information with affiliates and third parties. That disclosure must be made to customers at the time the customer relationship is established and at least annually thereafter.

U.S. State Regulation

Our business is regulated under a variety of state enabling statutes, including payday loan, deferred presentment, check cashing, money transmission, small loan and credit services organization state laws, among others. The scope of state regulation, including the fees and terms of our products and services, varies from state to state. Most states with laws that specifically regulate our products and services establish allowable fees and/or interest and other charges to consumers.

In addition, many states regulate the maximum amount of, minimum maturity of, and impose limits on the renewal or extension of, short-term consumer loans. The terms of our products and services vary from state to state in order to comply with the laws and regulations of the states in which we operate.

In some states, check cashing companies or money transmission agents are required to meet minimum bonding or capital requirements and are subject to record-keeping requirements and/or fee limits. We offer check cashing services in each of the states in which we operate that have licensing or fee regulations regarding check cashing, with the exception of Illinois and certain Virginia locations. We are licensed in each of the states or jurisdictions in which a license is currently required for us to operate as a check cashing company and/or money transmitter. To the extent these states have adopted ceilings on check cashing fees, those ceilings are in excess of or equal to the fees we charge.

In the event of serious or systemic violations of state law, we would be subject to a variety of regulatory and private sanctions. These could include license suspension or revocation; orders or injunctive relief, including judicial or administrative orders providing for restitution or other affirmative relief; and statutory penalties and damages. Depending upon the nature and scope of any violation, statutory penalties and damages could include fines for each violation and/or payments to borrowers equal to a multiple of the fees we charge and in some cases the principal amount loaned as well. Thus, violations of these laws could potentially have a material adverse effect on our results of operation and financial condition.

We do not utilize the so-called “choice of law” model of payday (or title) lending, where a lender attempts to make loans in one state under a contract clause calling for the application of another state’s substantive laws. Rather, we attempt to comply in full with the substantive laws of the state where the store involved in an in-person loan transaction is located.

In the last several years, several states in which we operate, including Florida, Illinois, Indiana, Kentucky, Ohio and Virginia have enacted laws (or in the case of Arizona, allowed the deferred presentment law to expire) that have impacted our short-term consumer loan business by imposing new limitations or requirements or effectively prohibiting the loan products we offer. These laws have had varying impacts on our operations and revenue depending on the nature of the limitations and restrictions implemented.

Arizona.  On July 2, 2010, the enabling statute under which we formerly provided short-term consumer loans in Arizona expired. As a result, we transitioned customers to other products, including title loans and the enhanced prepaid debit cards described above.

Illinois.  In June 2010, the Illinois Legislature passed House Bill 537, which created an installment payday loan product with a term of not less than 112 days and not more than 180 days. The law imposes certain restrictions on loans made pursuant to the statute, including limits on the amount licensees can charge and other payment terms. The statute also establishes a database to track consumer loans made under the statute. This law became effective March 21, 2011.

Ohio.  In May 2008, the Ohio Legislature passed House Bill 545, which repealed the statute under which various payday lenders had previously operated. The State of Ohio subsequently issued a referendum staying the effective date of House Bill 545 until November of 2008. As a result of this legislation, we established a new subsidiary (the “OMLA Licensee”), which began offering small denomination loans pursuant to the Ohio Mortgage Loan Act (the “OMLA”). Another subsidiary of ours continued to offer check cashing services, as it had for many years prior to the 2008 legislation. In our Ohio stores, OMLA loan proceeds are issued to borrowers by the OMLA Licensee in the form of a money order and borrowers are presented by our OMLA Licensee with a disclosure form advising them that they can cash the money order with our check cashing affiliate or that they can cash the money order elsewhere possibly at a lower fee or for no cost. Subsequent to the initiation of our OMLA lending, the Ohio Department of Commerce, Division of Financial Institutions (the “Ohio

Division”) in the first quarter of 2010, issued a rule that purported to ban a company operating under the OMLA or any check cashing licensee affiliated with such company from charging a fee to cash checks or money orders issued by the company or its affiliate. That rule was first temporarily and then permanently enjoined by the Franklin County Court of Common Pleas. The Ohio Division agreed not to appeal that injunction and has not done so. For a more detailed discussion of this litigation, please see “—Legal Proceedings” below.

Virginia.  In April 2008, the Virginia legislature amended Virginia’s Payday Lending Act and substantially changed the terms for cash advance services in Virginia and severely restricted viable operations for short-term consumer lenders. The new legislation, among other things, (1) prohibited the offering of open ended unsecured lines of credit in the same place as a payday loan, (2) extended the time borrowers have to repay loans to twice their pay period, so that a customer who is paid weekly has two weeks to repay their loan, (3) changed the amount that lenders can charge to a simple annual interest rate of 36 percent plus a fee of as much as 20 percent of the loan amount, or $100 for a $500 loan, and an additional five dollar fee, (4) required the offer of an extended payment plan for defaulting borrowers, (5) imposed required cooling-off periods between loans, (6) instituted a statewide database and (7) prohibited borrowers from rolling over an existing loan and limited borrowers to one loan at a time. This legislation became effective on January 1, 2009. As a result, we discontinued originations of new lines of credit and draws on existing lines of credit in those locations offering our traditional short-term consumer loan product and opened four new locations under a separate brand to offer and service the unsecured line of credit product. Since that time, we have converted an additional ten locations to that separate brand.

We intend to continue, together with others in the short-term consumer loan industry, to inform and educate legislators and regulators and to oppose legislative or regulatory action that would prohibit or severely restrict short-term consumer loans. Nevertheless, if legislative or regulatory action with that effect were taken in states in which we have a significant number of stores, or at the federal level, that action could have a material adverse effect on our loan-related activities and revenues.

Regulating the DFS Companies

As a result of our acquisition of DFS, we are now offering loans to consumers over the Internet through the DFS Companies. Where required, DFS’s subsidiaries are licensed by the jurisdiction in which they offer loans. DFS offers loans to residents of Alabama, Alaska, California, Delaware, Hawaii, Idaho, Kansas, Louisiana, Minnesota, Missouri, Nevada, North Dakota, Rhode Island, South Dakota, Utah, Washington, Wyoming and Wisconsin. In addition, DFS operates as a credit access business in Texas, through which it offers loans originated by an unaffiliated third-party lender. DFS also offers loans in the United Kingdom through DFS UK and is able to offer loans through a Canadian entity, though it does not currently do so. While we have not previously offered loans in many of these jurisdictions, as a result of the acquisition of DFS, we are subject to the regulatory requirements of such jurisdictions.

In addition, DFS relies heavily on the use of lead generators or providers as a source of first-time borrowers. DFS conducts regular audits of these lead generators or providers in order to ensure that each utilizes appropriate privacy and other disclosures to prospective borrowers as to how and where the prospective borrower’s personal, non-public information may be disclosed. In addition, DFS regularly audits their lead generators’ and providers’ compliance with their privacy and other disclosures made to prospective borrowers. The CFPB has indicated its intention to examine compliance with federal laws and regulations and to scrutinize the flow of non-public, private consumer information between lead generators and lead buyers, such as DFS. The use of such lead generators could subject us to additional regulatory cost and expense and, if DFS’s ability to use lead generators were to be impaired, DFS’s business could be materially adversely affected and we may not realize the expected benefits of the acquisition of DFS.

Further, borrowers repay loans made by DFS in the United States through automated clearing house funds transfer authorizations. Borrowers repay loans made by DFS in the United Kingdom by way of authorizations to process the repayment charge to the borrower’s debit card. The CFPB has indicated its intention to examine compliance with various federal laws and regulations and to scrutinize the electronic transfers of funds to repay certain small denomination loans. If DFS were to be restricted in its ability to rely on such funds transfers, its business could be materially adversely affected and we may not realize the expected benefits of acquiring DFS.

Properties

Our average store size is approximately 1,920 square feet. Our stores are typically located in strip shopping centers or free-standing buildings. All of our stores are leased, generally under leases providing for an initial term of three to five years with optional renewal terms of three to five years. Our corporate headquarters in Dublin, Ohio, a suburb of Columbus, currently occupies approximately 37,000 square feet under a lease that expires in 2017.

A substantial number of the stores acquired in connection with the California Acquisition were formerly gas stations at which leaking underground storage tanks required remediation when those operations were discontinued. Although this remediation is still ongoing at a small number of stores, we are not responsible for performing the work, nor has the remediation affected our business.

Legal Proceedings

We are involved from time to time in various legal proceedings incidental to the conduct of our business. Sometimes the legal proceedings instituted against us purport to be class actions or multiparty litigation. In most of these instances, we believe that these actions are subject to arbitration agreements and that the plaintiffs are compelled to arbitrate with us on an individual basis. We believe that none of our current legal proceedings will result in any material impact on our financial condition, results of operations or cash flows. In the event that a lawsuit purports to be a class action, the amount of damages for which we might be responsible is uncertain. In addition, any such amount would depend upon proof of the allegations and on the number of persons who constitute the class of affected plaintiffs. Although the legal proceeding described below did not result in a material impact on our financial condition, these proceedings are reflective of the type of proceeding that could have a material impact on our financial condition.

Ohio Third-Party Litigation

While we were not a named party in the case, we voluntarily joined in an agreement (the “Joinder Agreement”) to be bound by the terms of the court’s December 21, 2010, order in the case of Fast Cash of America, Inc., et al v. Ohio Department of Commerce and QC Financial Services, Inc. v. Ohio Department of Commerce (the “QC Case”). The initial portion of the QC Case was initiated by Fast Cash America and others in order to challenge Rule 1301:8-8-04(C)(5), or “Rule 1301”, issued on May 1, 2010 by the Ohio Division, which purported to prevent check casher licensees from charging customers a fee to cash checks or money orders issued as proceeds of a small loan or mortgage lending transaction. Following our entry into the Joinder Agreement, Judge Charles Schneider of the Franklin County Court of Common Pleas issued a permanent injunction enjoining the Ohio Division from enforcing Rule 1301 on the grounds that Rule 1301 exceeded the Ohio Division’s rule-making authority.

The second portion of the QC Case involved an appeal by QC Financial Services, Inc. (“QC”) from the decision of the superintendent of the Ohio Division in an administrative proceeding brought against QC. In May 2009, QC, as well as many other licensees and registrants under the OMLA, including us, received notices alleging violation of Ohio law arising from the licensee or registrant (or an affiliate of the licensee or registrant) charging a customer a fee to cash a loan proceeds check or money order issued at the same location by the licensee or registrant, even if the purchase of check cashing services was not a condition of the loan. The Ohio Division asserted that charging a fee in such circumstances constituted a statutorily impermissible additional fee for the loan or, alternatively, constituted the licensee or registrant engaging in another business, check cashing, that tends to conceal an evasion of the act under which the licensee is licensed or the registrant is registered and is therefore illegal. While the Ohio Division followed QC’s notice of violation with a notice of hearing against QC, no such notice of hearing was ever issued against us, and the only hearing held on any of the notices of violation was that involving QC. QC initially prevailed in its hearing before the Ohio Division’s hearing officer, who concluded that no violation of the law had occurred because the check cashing transaction took place separate from, and not as a condition to, the loan transaction and took place after the conclusion of the loan transaction. The superintendent of the Ohio Division, who has the power to accept or reject the hearing officer’s report, elected to reject it and issued a cease and desist order to QC. Accordingly, the superintendent held that QC was in violation of Ohio law. QC appealed the superintendent’s decision to Judge Schneider’s court. Judge Schneider considered the administrative hearing record de novo, and on July 20, 2011, issued a decision reversing the Division’s cease and desist order. The court’s opinion reasoned that a secondary check cashing transaction is not a condition to the loan and is, therefore, not prohibited. The Ohio Division waived its right to appeal either Rule 1301 and/or the reversal of the cease and desist order. In addition to this waiver, the Ohio Division agreed to terminate and/or not commence any regulatory proceedings challenging the charging of fees on these secondary check cashing transactions. A change in statute nonetheless could result in check casher licensees, including us, no longer being able to charge customers a fee to cash checks or money orders issued as proceeds of a small loan or mortgage lending transaction at the same office. In addition, the waivers by the Ohio Division do not bind private litigants, who remain free to initiate lawsuits, including putative class actions, based on the same or similar theories.

California Settlement

Five of our former employees filed two separate class action suits against us alleging that our employees in California were not provided minimum benefits and/or paid in accordance with the California wage order requirements regarding meal periods and rest breaks and alleging various other claims under California law and therefore had not been paid all wages owed to them. In January 2011, we negotiated a settlement agreement with the plaintiffs in one case, subject to the conditions that the settlement be approved by the California Superior Court and that the other pending case be consolidated with the first case in which we already entered into the settlement agreement. The conditions were satisfied and on December 21, 2011, the presiding judge gave final approval to the settlement. The maximum amount payable to the class pursuant to the settlement agreement was approximately $0.8 million, for which we reserved $0.9 million based on the expected volume of claims and expected fees and expenses. The actual amount we disbursed in satisfaction of the settlement agreement was $0.64 million.

Corporate History

We were originally founded in 1987 and our predecessor, CheckSmart, a Delaware corporation, was formed in April 2006 upon the acquisition by Diamond Castle of a majority stake in CheckSmart. For more information about Diamond Castle and its control of us, see “Summary—Our Largest Shareholder” and “Risk Factors—Diamond Castle has substantial influence over us, and their interests in our business may be different from yours”. Since CheckSmart’s formation, at which time we had 179 stores, we have continually expanded our business of providing consumer financial products and services. We acquired eight stores in Michigan in August 2009, 19 stores in Alabama in March 2010, and 10 stores in Illinois in March 2011. Community Choice Financial Inc. was formed on April 6, 2011 under the laws of the State of Ohio by the shareholders of CheckSmart to be the holding company of Checksmart and to acquire the ownership interests of CCCS, which had 141 stores at the time of acquisition, primarily in California, and in connection with such acquisition Golden Gate Capital became one of our significant shareholders. In April 2012, the Company acquired DFS, an internet lender which services 19 states. As of June 30, 2012, we owned and operated a network of 438 stores across 14 states.

MANAGEMENT

Executive officers and directors

The following table sets forth information with respect to our directors and executive officers as of August 1, 2012.

Name	Age	Office and Position
William E. Saunders, Jr.	38	Chief Executive Officer and Director
Kyle Hanson	37	President
Chad Streff	53	Chief Technology Officer, Chief Compliance Officer and Senior Vice President
Michael Durbin	43	Senior Vice President, Chief Financial Officer and Treasurer
Bridgette Roman	49	Senior Vice President, Secretary and General Counsel
H. Eugene Lockhart	62	Chairman of the Board of Directors
Andrew Rush	55	Director
Lee A. Wright	40	Director
David M. Wittels	48	Director
Michael Langer	35	Director
Felix Lo	33	Director
Eugene Schutt	59	Director

William E. Saunders, Jr. became our Chief Executive Officer in and has served as a Director since June 2008. Mr. Saunders served as our Chief Financial Officer from March 2006 to June 2008. Prior to joining CheckSmart, Mr. Saunders was a Vice President for Stephens Inc., an investment bank, from 2004 to 2006 and, prior to that, was an associate at Houlihan Lokey, an investment bank, SunTrust Equitable Securities, an investment bank, and Arthur Andersen, an accounting firm. Mr. Saunders currently serves as an advisory board member of Insight, to which the Company serves as an agent in offering Insight’s prepaid debit card products and in which the Company owns a 22.5% ownership interest. Mr. Saunders holds a B.S. in Business with Special Attainment in Accounting and Commerce from Washington & Lee University. Mr. Saunders brings extensive investment banking, finance, merger & acquisition, management, and strategic experience to our board of directors.

Kyle Hanson became our President in May 2008. Mr. Hanson served as our Director of Store Operations from August 2005 to February 2008 and then as our Vice President of Store Operations from February 2008 to May 2008. From December 1997 through July 2005, Mr. Hanson worked in various operational capacities for CheckSmart, including as a store manager and a district and regional manager. Mr. Hanson serves on the advisory board of Insight, to which the Company serves as an agent in offering Insight’s prepaid debit card products. Mr. Hanson holds a B.S. in Communications from Ohio University.

Chad Streff became our Chief Technology Officer and Chief Compliance Officer in 2011 and served as our Chief Operating Officer, Senior Vice President and Secretary from 2006 to 2010. Prior to joining CheckSmart, Mr. Streff was President of Streff and Associates, Inc. from 1992 to 2002 and was manager of IT consulting with a regional accounting firm from 1985 to 1992. Mr. Streff holds a B.S. in accounting and pre-law and a Minor in Computer Science from Ohio University.

Michael Durbin became our Chief Financial Officer and Treasurer and a Senior Vice President effective December 31, 2010. From June 2008 to December 2010, Mr. Durbin was a Managing Director at Servius Capital LP, an investment banking firm based in Atlanta, Georgia, and during that time Mr. Durbin served as Interim Chief Financial Officer of CheckSmart. From July 1995 to June 2008, Mr. Durbin was a Senior Vice President at National City Bank, located in Cleveland, Ohio, where his principal business was corporate banking with a specialization in retail and retail financial services. Mr. Durbin holds a B.S.B.A. summa cum laude from Ohio University and an M.B.A. from Fisher College of Business at The Ohio State University.

Bridgette Roman became our Senior Vice President and Secretary in January 2011. Ms. Roman has served as our General Counsel since October 2006. Before Ms. Roman became our Senior Vice President and Secretary, Ms. Roman served as our Vice President and Assistant Secretary from June 2008 to December 2010. Prior to joining CheckSmart in October 2006, Ms. Roman was Senior Corporate Counsel at Cooper Tire & Rubber Company, a global tire manufacturer. From 1995 to 2004, Ms. Roman was a litigation partner with the law firm of Schottenstein, Zox & Dunn and from 1988 to 1995 was an associate with the same firm. Ms. Roman holds a B.A. in Political Science from The Ohio State University and a J.D. from Duquesne University, School of Law.

H. Eugene Lockhart became a director in May 2006. Mr. Lockhart has served as Chairman of Diamond Castle’s Financial Institutions Investment practice since 2005. Before joining Diamond Castle in 2005 as Chairman of its Financial Institutions Investment practice, Mr. Lockhart became Venture Partner for Oak Investment Partners, a venture capital firm. Mr. Lockhart has worked in a senior executive role at several organizations, including from 1993 to 1997 as President and Chief Executive Officer of MasterCard International, as Chief Executive Officer of Midland Bank plc (from 1986 to 1993), as President of the Global Retail Bank of Bank of America (from 1997 to 1999) and as President of Consumer Services at AT&T. Mr. Lockhart was, until January 2010, also Chairman of NetSpend Corporation and is Chairman of Argus Information and Advisory Services LLC. He is also a director of Vesta Corporation, IMS Health Inc., RadioShack Corp., Huron Consulting Group Inc. and Asset Acceptance Corp. Mr. Lockhart is a former Director of RJR Nabisco Holdings, First Republic Bank and LendingTree, Inc. Mr. Lockhart holds a B.S. from the University of Virginia and an M.B.A. from The Darden School at the University of Virginia. Mr. Lockhart has held many significant positions in the financial services industry, has experience on public company audit and compliance committees, and brings extensive expertise in strategic planning to our board of directors.

Andrew Rush became a director in May 2006. Mr. Rush has many years of experience as a private equity investor. Mr. Rush is a co-founder and Senior Managing Director at Diamond Castle, a position he has held since 2004. Before serving as a Senior Managing Director at Diamond Castle, Mr. Rush was a Managing Director for DLJ Merchant Banking Partners, which he joined in 1989. Mr. Rush is a Director of Alterra Capital Holdings, Limited and Suture Express, Inc. and a former Director of AXIS Capital Holdings Limited, Nextel Partners, Inc., neuf telecom S.A. and several other companies. Mr. Rush holds a B.A., magna cum laude, from Wesleyan University, a J.D., cum laude, from the University of Pennsylvania and an M.B.A. with distinction from The Wharton School of the University of Pennsylvania. Because Mr. Rush has extensive experience in investing in financial services companies and has served on many corporate boards, we believe he brings significant and valuable experience to our board of directors.

Lee A. Wright became a director in May 2006. Mr. Wright was a Senior Managing Director at Diamond Castle from 2005 to July 2012. From 2000 to 2005, Mr. Wright was a Director at DLJ Merchant Banking Partners, a private equity firm. Mr. Wright previously worked at CSFB Private Equity (1996 to 2000) as a Vice President and Associate and was an analyst in CSFB’s Investment Banking division (1994 to 1996). Mr. Wright currently is President and a Director of Professional Directional Holdings, Inc. (since 2010) and a former Director of U.S. Express Leasing, Inc. and Frontier Drilling ASA. Mr. Wright served as a director of Adhesion Holdings Inc. between 2008 and 2011, when it merged with multi-color Corporation. He continued to serve on multi-color’s board until April of 2012. Mr. Wright holds a B.S., magna cum laude, from Washington & Lee University. Mr. Wright has an extensive history of investing in financial services companies and brings significant experience to our board of directors.

David M. Wittels became a director in November 2010. Mr. Wittels is also a Senior Managing Director at Diamond Castle, a position Mr. Wittels has held since 2004. Before serving as Senior Managing Director, Mr. Wittels was a Managing Director for DLJ Merchant Banking Partners, which he joined in 1986. Mr. Wittels is a former Chairman of the Board of Arcade Holding Corp. (from 1999 to 2004) and a former Director of several companies, including Wilson Greatbatch Technologies, Inc. (1997 to 2002), Katz Media Group Inc. (1994 to 1997), Mueller Group Inc. (1999 to 2004), Advanstar Holdings Corp. (2000 to 2004), Jostens Inc. (2003 to 2004), Ziff Davis Holdings, Inc (2000 to 2006).

Mr. Wittels holds a B.S., summa cum laude, from The Wharton School of the University of Pennsylvania. Mr. Wittels’ knowledge of investment management and his public company experience bring valuable skills to our board of directors.

Michael Langer became a director in May 2006. Mr. Langer is also a Principal at Diamond Castle, which he joined in 2005. Prior to joining Diamond Castle, Mr. Langer worked at DLJ Merchant Banking Partners and, prior to that, was an Associate at Leonard Green & Partners and an Analyst in the Investment Banking division at Deutsche Bank from 1998 to 2000. Since 2007, Mr. Langer has been a Director of Managed Health Care Associates, Inc. and Suture Express, Inc. Mr. Langer holds a B.S., magna cum laude from Boston College, where he graduated Beta Gamma Sigma, and an M.B.A. with Honors from The Wharton School of the University of Pennsylvania. Mr. Langer brings significant investment banking and business analytic experience to our board of directors.

Felix Lo became a director in April 2011. Mr. Lo is also a Principal at Golden Gate Capital, a private equity firm which he joined in 2004. From 2003 to 2004, Mr. Lo was an investment professional at Bain Capital, a private investment firm, and, prior to that, was a consultant at Bain & Company (from 2001 to 2003). Mr. Lo also serves as a director of Lantiq Holdco Sarl, which he joined in 2010, and Vistec Semiconductor Systems Holdings Ltd., which he joined in 2010. Mr. Lo holds an A.B. in Public Policy from Brown University. Mr. Lo’s extensive history of investing in a broad range of growth companies brings valuable strategic experience to our board of directors.

Eugene R. Schutt became a director in February 2012. Since 2009, Mr. Schutt has served as Associate Dean of Development in the College and Graduate School of Arts & Sciences at the University of Virginia. Prior to joining the University of Virginia, Mr. Schutt had more than 30 years of business experience in financial services, most recently as Chairman, President and Chief Executive Officer of Citicorp Trust Bank, a Citigroup company. From 1992 until 1999, he was president of Avco Financial Services Inc., a branch-based multi-national consumer finance enterprise and from 1984 until 1991, he was president of Pratt Industries Inc. He began his career with the Philadelphia National Bank and spent nearly a decade managing two Asia/Pacific subsidiaries. Mr. Schutt is a 20-year member of the World Presidents’ Organization and has served on the boards of the American Financial Services Association and the Financial Services Roundtable’s Housing Policy Council. He holds a B.A. in Economics from the University of Virginia. Mr. Schutt’s extensive background in consumer financial services and his significant leadership experience bring valuable expertise to our board of directors.

Board Committees

On July 29, 2011, our board of directors created the following standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. These committees are described below.

Audit Committee

Our Audit Committee consists of Messrs. Lockhart, Schutt and Wright. Mr Lockhart served as Chairman until August 13, 2012, when Mr Schutt became Chairman. The Audit Committee, among other things, will oversee our accounting practices and processes, system of internal controls, independent auditor relationships, financial statement audits and audit and financial reporting processes.

Compensation Committee

Our Compensation Committee consisted of Mr. Lockhart, as Chairman, and Messrs. Schutt and Wright until August 13, 2012, when Mr Rush replaced Mr Schutt on the Committee. Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our directors and executive officers, including evaluating executive officer performance, reviewing and approving executive officer compensation, reviewing director compensation, making recommendations to our board of directors with respect to the approval, adoption and amendment of incentive compensation plans, administering equity-based incentive compensation and other plans and reviewing executive officer employment agreements and severance arrangements.

Nominating and Governance Committee

Our Nominating and Governance committee consists of Mr. Lockhart, as Chairman, and Messrs. Saunders and Schutt. The Nominating and Governance committee’s responsibilities include, among other things (a) responsibility for establishing our corporate governance guidelines, (b) overseeing our board of director’s operations and effectiveness and (c) identifying, screening and recommending qualified candidates to serve on our board of directors.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mr. Lockhart, as Chairman, and Messrs. Rush and Wright and previously included Mr Schutt. None of these individuals has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or have served as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee. During 2011, Messrs. Lockhart and Wright served as the members of the Compensation Committee of CheckSmart and as the members of the CCFI Compensation Committee. Neither of Messrs. Lockhart and Wright was ever an officer or employee of either CheckSmart or CCFI or had any related person transactions with either CheckSmart or CCFI, and there were no relationships described under Item 407(e)(4)(iii) of Regulation S-K that existed during 2011.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the material aspects of the compensation program that applied to our executive team for 2011. This discussion includes a description of the principles underlying our executive compensation policies and our most important executive compensation decisions for 2011, and provides our analysis of those policies and decisions. This Compensation Discussion and Analysis also gives perspective to the information we present in the compensation tables and related footnotes and narratives below. We have also provided certain information about how our executive compensation program has operated during 2012.

All stock amounts described in this Compensation Discussion and Analysis and the following compensation tables, footnotes and narratives reflect our May 2012 six-for-one stock split.

As more fully described below, the Compensation Committee currently makes all compensation decisions for CCFI’s executive officers, including the following executive officers named in the 2011 Summary Compensation Table below, which officers we refer to as the named executive officers:

•                  William E. Saunders, Jr.—Chief Executive Officer;

•                  Kyle F. Hanson—President;

•                  Chad M. Streff—Senior Vice President, Chief Compliance Officer and Chief Technology Officer;

•                  Michael Durbin—Senior Vice President, Chief Financial Officer and Treasurer; and

•                  Bridgette C. Roman—Senior Vice President, General Counsel and Secretary.

Prior to the formation of CCFI on April 6, 2011, the Compensation Committee of CheckSmart Financial Holdings Corporation, which we refer to as the CheckSmart Committee, made the executive compensation decisions for the named executive officers. After CCFI was formed, CCFI’s board of directors made executive compensation decisions for the named executive officers until July 29, 2011, when CCFI’s board of directors formally appointed the Compensation Committee. The actual payment of compensation for 2011 was made by, and the payment of compensation for 2012 and beyond is expected to be made by, CheckSmart Financial LLC, an indirect subsidiary of CCFI.

Executive Summary

Company Background

In the opinion of management, we believe we are a leading retailer of alternative financial services to unbanked and underbanked consumers through a network of retail storefronts across 14 states and an internet presence in an additional 14 states. We focus on providing a wide range of convenient consumer financial products and services to help customers manage their day-to-day financial needs, including short-term consumer loans, medium-term loans, title loans, check cashing, prepaid debit cards, money transfers, bill payments and money orders. Although the majority of our customers have banking relationships, we believe that our customers use our financial services because they are convenient, easy to understand, and in many instances, more affordable than available alternatives.

We strive to provide customers with unparalleled customer service in a safe, clean and welcoming environment. Our stores are located in highly visible, accessible locations that allow customers convenient and immediate access to our services. Our professional work environment combines high employee performance standards, incentive-based pay and a wide array of training programs to incentivize our employees to provide superior customer service. We believe that this approach has enabled us to build strong customer loyalty, putting us in a position to expand and continue to capitalize on our innovative product offerings.

Key 2011 Compensation Decisions and Actions

The following is a summary of our key compensation decisions and actions for 2011:

•                  We established base salary levels consistent with increased performance expectations related to significant 2011 transaction activity, including, but not limited to, a merger, a bond offering and the filing of a Registration Statement on Form S-1;

•                  We paid special discretionary bonuses to our named executive officers to recognize their individual efforts for 2011, including helping close a merger and a bond offering;

•                  We paid each of our named executive officers a portion of a cash retention bonus opportunity that was earned based on personal achievement of qualitative performance goals with the aim of helping us retain these critical officers as our business continued to restructure and transform;

•                  Each of our named executive officers was awarded a portion of his or her target annual cash bonus opportunity based on the Compensation Committee’s subjective evaluation of company and individual 2011 performance, as well as our achievement of our EBITDA performance goal at 115.3% of target; and

•                  We did not award any equity incentive compensation to any of our named executive officers during 2011, but our outstanding equity awards were automatically adjusted as a result of our April 2011 merger transaction.

Executive Compensation Philosophy & Objectives

Beginning in July 2011, the Compensation Committee became responsible for establishing and administering our policies governing the compensation for our named executive officers. The Compensation Committee is composed entirely of non-employee directors.

The Compensation Committee believes that named executive officer compensation packages should incorporate an appropriate balance of fixed versus variable compensation—as well as cash-based compensation versus share-based compensation—and reward performance that is measured against established goals that correspond to our short-term and long-term business plan and objectives. CCFI’s ongoing named executive officer compensation program is designed to achieve the following objectives:

•                  Attract and retain talented and experienced executives in the highly competitive and dynamic financial services industry;

•                  Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•                  Align the interests of our executives and shareholders by motivating executives to increase shareholder value and rewarding executives when shareholder value increases, but doing so in a manner that does not encourage executives to take unreasonable risks that could threaten our viability;

•                  Provide a competitive compensation package that emphasizes pay for performance, and in which total compensation is primarily determined by company and individual results and the creation of shareholder value;

•                  Ensure fairness among the named executive officers by recognizing the relative contributions each executive makes to our success;

•                  Foster a shared commitment among executives by coordinating their company and individual goals; and

•                  Compensate our executives to manage our business to meet our long-range objectives.

The CheckSmart Committee was motivated by this same philosophy and these same objectives when making compensation decisions prior to CCFI’s formation and the Compensation Committee’s assumption of its responsibilities.

Our Compensation Practices

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our Chief Executive Officer, whom we refer to as our CEO. The Compensation Committee analyzes annually our CEO’s performance and determines his base salary, annual cash bonuses and long-term equity incentive awards based on its assessment of his performance. For compensation decisions regarding all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our CEO. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) as a compensation consultant for approximately three weeks during August 2011, but discontinued this relationship in search of a consultant that would have a better fit with the Compensation Committee. Cook’s brief engagement by the Compensation Committee had no material impact on our executive compensation either for 2011 or 2012. The Compensation Committee engaged Meridian Compensation Partners, LLC later in 2011, but their advice and assistance was limited to development of our 2012 compensation program, including 2012 equity grants.

Our CEO reviews annually each other named executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary, annual cash bonuses and the grants of long-term equity incentive awards for all executive officers, excluding himself. Based on these recommendations from our CEO and the other considerations discussed below, the Compensation Committee reviews and approves the annual compensation packages of our executive officers other than our CEO.

The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salaries, cash bonuses and grants of long-term equity incentive awards. When making decisions on setting base salaries, cash bonuses and initial grants of long-term equity incentive awards for new executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions to be made by the executive officer to us. For 2011 compensation decisions, the CheckSmart Committee and the Compensation Committee used this process and these same inputs for considering and setting compensation for our named executive officers, which resulted in the named executive officers earning the following distribution of fixed and variable compensation:

Named Executive Officer	% Fixed Compensation	% Variable Compensation
Mr. Saunders	19.7%	80.3%
Mr. Durbin	50.8%	49.2%
Mr. Hanson	30.6%	69.4%
Mr. Streff	31.7%	68.3%
Ms. Roman	35.4%	64.6%

The CheckSmart Committee used for the period prior to April 29, 2011, and the Compensation Committee has used since April 29, 2011, the following principles to guide specific decisions regarding executive compensation:

Provide compensation opportunities that are competitive in the marketplace.

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our shareholders, we strive to provide a total compensation package that is competitive with total compensation provided by other private and public companies in our industry. In 2011, we did not specifically benchmark our compensation levels against a defined peer group.  However, we do consider competitive market pay data to be relevant to our compensation decisions, as it allows our decision-makers to obtain a general understanding of current compensation practices. To this end, our management team gathered competitive market compensation information from the following sources:

•                  Data in proxy statements and other filings from public financial services companies that we believe are comparable to us based on revenue (ranging from $188 million to $1.3 billion) and market capitalization (ranging from $65 million to $1.6 billion). To provide context, our 2011 revenue was $306.9 million;

•                  Informal reviews of comparably sized public and private companies (measured generally by the revenue and market capitalization ranges described above); and

•                  Informal reviews of salaries posted on executive search websites.

We utilize this data not to base, justify or establish particular compensation levels, but rather to assess the overall competitiveness of our compensation packages. Our goal is to ensure that our executives are compensated at levels that are generally commensurate to what they could achieve at similarly situated companies in our industry and in comparable executive positions in other industries. For each executive officer, we consider this general understanding in concert with the following more important factors:

•                  Our business need for the executive’s skills;

•                  The contributions that the executive has made or we believe will make to our success;

•                  The transferability of the executive’s managerial skills to other potential employers;

•                  The relevance of the executive’s experience to other potential employers, particularly in the payments industry; and

•                  The readiness of the executive to assume a more significant role with another potential employer.

Require performance goals to be achieved in order for each named executive officer’s target incentive pay level to be earned.

Our named executive officer compensation program emphasizes pay for performance, which to us means paying performance-based compensation to reward the achievement of financial and strategic goals that enhance shareholder value. Performance is measured based on achievement of company and individual executive performance goals. The performance goals for the company are established by our board of directors, and individual performance measures are established by the Compensation Committee (and by our CEO in the case of each named executive officer other than the CEO) so that achievement of the goals is not assured for a given year. Achieving pay for performance therefore requires strong company performance and significant individual performance effort on the part of our executives.

Offer comprehensive benefits package to all full-time employees.

We provide a competitive benefits package to all full-time employees, which package includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and potential participation in a 401(k) savings plan. These benefits are provided to support our employees’ basic health and welfare needs and to provide them with tax efficient ways to save cash compensation for retirement.

Provide fair and equitable compensation.

We provide a total compensation program that we believe is and will be perceived by both our executives and our shareholders as fair and equitable. In addition to using market pay information to develop a general understanding of current compensation practices and considering individual circumstances related to each executive, we also consider the pay of each named executive officer relative to each other named executive officer and relative to other members of our management team. We have designed the total compensation programs for our named executive officers to be consistent with those for our executive management team as a whole.

For 2011, in addition to the principles described above, the CheckSmart Committee and the Compensation Committee utilized performance-based retention bonuses to help retain our named executive officers during the ongoing transformation of our business model, which is described above under “Prospectus Summary—Growth Strategy.” These retention bonuses were also tied to the named executive officers’ performance. We emphasized our pay for performance philosophy by measuring performance for these retention bonuses based on achievement of certain qualitative milestones by each named executive officer that were structured so that their achievement of the milestones was not assured for 2011. We also provided our named executive officers with annual cash bonus opportunities based on the Compensation Committee’s subjective evaluation of 2011 company and individual performance, including our achievement of our 2011 EBITDA target. Both the retention bonuses and the annual cash bonuses are described further below.

Analysis of 2011 Executive Compensation Decisions and Actions

For the fiscal year ended December 31, 2011, the total compensation opportunity for our named executive officers was comprised of the following components:

•                  base salary;

•                  one or more discretionary bonuses;

•                  performance-based retention bonuses and annual cash bonuses; and

•                  retirement & health savings contributions through the 401(k) plan and health savings accounts and executive perquisites.

2011 Base Salary

A clear objective of our executive compensation program has been, and is, to pay a base salary that is competitive (based on a general understanding of the data and survey elements discussed above) and geared toward retaining our named executive officers. The 2011 base salaries of the named executive officers were set in light of their employment agreements with us. Although these base salaries were mutually agreed upon by the named executive officers and by us, the base salary amounts were, in each case, primarily determined based on the CheckSmart Committee’s review of the named executive officers’ job responsibilities and historical individual contributions to the company, with particular scrutiny given to overall company financial performance during the prior year, the individuals’ performance during the prior year and the individuals’ expected goals and objectives for the current year.

Our named executive officers’ employment agreements set forth their 2011 base salaries. Mr. Durbin, however, did not enter into an employment agreement until January 1, 2011, the day after he became one of our employees. Mr. Durbin had previously served the company in a consultant capacity. His transition to full-time employment accounts for the sizeable increase in his base salary from 2010 to 2011. To determine 2011 base salaries, the CheckSmart Committee and board of directors reviewed the accomplishments and contributions made by the CEO. In addition, the CEO reviewed with the CheckSmart Committee the accomplishments and contributions made by each of the named executive officers under his direct and indirect supervision and provided his proposed base salary changes. After discussing the performance of each named executive officer and reviewing the recommendations made by the Executive Chairman and the CEO, and based upon the CheckSmart

Committee’s individual review and analysis of the competitive market compensation information described above as a check on its salary decisions, the CheckSmart Committee approved the following base salary changes (or new base salary for Mr. Durbin) for 2011:

Named Executive Officer	2010 Base Salary	2011 Base Salary	% Increase
Mr. Saunders	$ 500,000	$ 600,000	20.0%
Mr. Durbin	$ 175,000	$ 375,000	114.3%
Mr. Hanson	$ 350,000	$ 450,000	28.5%
Mr. Streff	$ 330,000	$ 375,000	13.6%
Ms. Roman	$ 220,000	$ 275,000	25.0%

We expect that the Compensation Committee will determine future base salaries for our named executive officers based on its review of job responsibilities and individual contributions during the prior year, with particular reference to the following considerations:

•                  overall company financial performance during the prior year;

•                  the individual performance of each named executive officer during the prior year;

•                  the individual goals and objectives for each named executive officer for the current year; and

•                  if relevant, compensation paid by a previous employer.

For 2012, the Compensation Committee established the following base salaries for the named executive officers:

Named Executive Officer	2011 Base Salary	2012 Base Salary	% Increase
Mr. Saunders	$ 600,000	$ 650,000	8.3%
Mr. Durbin	$ 375,000	$ 375,000	0.0%
Mr. Hanson	$ 450,000	$ 450,000	0.0%
Mr. Streff	$ 375,000	$ 375,000	0.0%
Ms. Roman	$ 275,000	$ 275,000	0.0%

Special Discretionary Bonuses

During 2011, the Compensation Committee awarded our named executive officers certain special discretionary bonuses to recognize their efforts in helping close the April 2011 merger in which we acquired CCCS and formed CCFI. These bonuses were also awarded in recognition of our named executive officers’ efforts in completing our 2011 bond offering. The Compensation Committee determined the specific amount of each named executive officer’s discretionary bonus based on its subjective determination of the officer’s contribution in connection with the merger and the bond offering. In addition, Ms. Roman received a discretionary bonus of $18,750 upon the commencement of her employment agreement in April 2011. The following special discretionary bonuses were awarded and paid in 2011:

Named Executive Officer	Special Discretionary Bonus
Mr. Saunders	$ 2,105,623
Mr. Durbin	$ 250,000
Mr. Hanson	$ 1,002,370
Mr. Streff	$ 776,039
Ms. Roman	$ 394,379

Performance-Based Retention Bonuses

Our named executive officers were eligible to earn two different types of cash bonus compensation for 2011. We refer to the first type as a retention bonus. This award was provided by us to help retain our named executive officers as our business continued to restructure and transform and to incentivize the named executive officers to achieve pre-established and broad-based qualitative performance goals, which we refer to as their milestones. Under these awards, each of the named executive officers (except for Ms. Roman) was eligible to receive his retention bonus opportunity, payable in four equal cash installments on each of March 31, June 30, September 30 and December 31, 2011, if he remained our employee on the relevant date and achieved his milestones, as determined prior to each payout. Ms. Roman, under her employment agreement, received a payment of $18,750 at the time of commencement of her employment agreement; she was eligible to receive her retention bonus opportunity, payable in three equal cash installments on each of June 30, September 30 and December 30, 2011, if she remained our employee on the relevant date and achieved her milestones, as determined prior to each payout. For 2011, the retention bonus opportunities were equal to the following amounts, which were negotiated at arm’s length between us and the named executive officers when entering into their employment agreements:

Named Executive Officer	2011 Retention Bonus
Mr. Saunders	$ 400,000
Mr. Durbin	$ 100,000
Mr. Hanson	$ 100,000
Mr. Streff	$ 100,000
Ms. Roman	$ 56,250

The CheckSmart Committee communicated the applicable milestones to each named executive officers in his or her employment agreement. The milestones were specifically designed by the Compensation Committee to be broad based and qualitative achievements rather than narrow quantitative objectives. The following chart describes the milestones upon which the retention bonuses were based for each of the named executive officers for 2011:

Named Executive Officer	2011 Milestones for Retention Bonuses
Mr. Saunders	• Leadership in new product development
• Strategic relationship achievements
• Public relations achievements
• Acquisitions achievements
• Debt refinancing achievements
• Drive the company to meet its 2011 financial budget
Mr. Durbin	• Finance and accounting achievements
• Leadership and management achievements
• Structuring and strategy achievements
• Collections achievements
• External relations achievements
Mr. Hanson	• Departmental and employee oversight achievements
• Leadership in refinancing activities
• Acquisitions and integration achievements
• New product achievements
• Leadership in legacy markets
• Legal compliance achievements
• Drive the company to meet its 2011 financial budget
Mr. Streff	• Information technology achievements
• Sarbanes-Oxley Act compliance achievements
• Information technology compliance achievements

Named Executive Officer	2011 Milestones for Retention Bonuses
Ms. Roman	• Legal, compliance and corporate governance achievements
• Record retention achievements
• Initial public offering preparation achievements
• Community relations achievements
• Political Action Committee achievements
• Personnel management achievements
• Contract management process achievements
• Executive compensation management achievements
• New law compliance achievements

To determine payouts for the 2011 performance-based retention bonuses, the Compensation Committee subjectively evaluated the degree to which each of the named executive officers had achieved his or her milestones as of each of March 31, June 30, September 30 and December 31, 2011 (or as of June 30, September 30 and December 30, 2011, in the case of Ms. Roman). As of each of these dates, the Compensation Committee subjectively determined whether the named executive officer had performed through that measurement date in a sufficient manner to earn the available portion of the performance-based retention bonus. Bonuses were earned by each named executive officer for the first, second and fourth quarters of 2011, as determined by the Compensation Committee, for achievement of their milestones. The amounts actually earned by the named executive officers for 2011 under their retention bonuses are included in the 2011 Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

Named Executive Officer	Actual 2011 Retention Bonus Payout
Mr. Saunders	$ 300,000
Mr. Durbin	$ 75,000
Mr. Hanson	$ 75,000
Mr. Streff	$ 75,000
Ms. Roman	$ 37,500

Annual Cash Bonuses

In late 2010, the CheckSmart Committee, in consultation with our board of directors, approved an annual cash bonus program for the CEO and the other named executive officers, which program was incorporated into each of the named executive officers’ employment agreements for 2011 based on arm’s length negotiations of target award amounts. This was our second type of cash bonus compensation for 2011. These annual cash bonus opportunities were intended to provide a financial incentive to executives at the senior vice president level and above to drive long-term growth and recurring profitability for the company. Payout of an annual cash bonus was determined on a subjective, discretionary basis by the Compensation Committee after 2011 based on its evaluation of 2011 performance, and required each named executive officer to be employed by us at the time of payout in 2012.

Under our 2011 annual cash bonus program, each of the named executive officers was assigned the following target annual cash bonus opportunity based on the terms of his or her applicable 2011 employment agreement:

Named Executive Officer	Target 2011 Annual Cash Bonus	2011 Annual Cash Bonus Payout
Mr. Saunders	$ 300,000	$ 300,000
Mr. Durbin	$ 125,000	$ 50,000
Mr. Hanson	$ 175,000	$ 200,000
Mr. Streff	$ 125,000	$ 50,000
Ms. Roman	$ 75,000	$ 43,750

Payout of the annual cash bonuses was determined by the Compensation Committee’s subjective determination of 2011 performance, including our achievement of an EBITDA performance target set by the CheckSmart Committee for 2011 and each officer’s personal contributions to our business for 2011, as evaluated by the Compensation Committee. Fees paid by us pursuant to an advisory services agreement entered into by CheckSmart in 2006 were deducted in calculating net income for purposes of the EBITDA calculation. The EBITDA performance target was chosen by the CheckSmart Committee because it subjectively determined that this performance metric was an appropriate measure of overall corporate performance for a company of our size and in a growth mode similar to ours during 2011. For 2011, the performance target was $75.8 million. Actual performance against the target was $86.8 million, which resulted in our achievement of this goal. The Compensation Committee also determined to pay Mr. Hanson an additional $25,000 above his target annual bonus opportunity as a result of its evaluation that Mr. Hanson had taken on a larger amount of responsibility in his position for 2011 and had performed above expectation for 2011, and due to his personal contribution to the success of completing the April 2011 merger.

The Compensation Committee reviewed and approved the final annual cash bonus payouts in February 2012.

The annual cash bonuses paid to the named executive officers for 2011 are set forth below in the 2011 Summary Compensation Table under the “Bonus” column. We believe that the annual cash bonuses actually paid to the named executive officers for 2011 achieved our executive compensation objectives, compare favorably to the cash bonuses paid by other financial services companies and were consistent with our emphasis on pay for performance.

For 2012, the Compensation Committee has developed a new annual cash incentive program to replace the quarterly retention bonuses and the 2011 annual cash bonus program described above, which new program is briefly discussed further below.

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation has typically been in the form of either stock options to acquire our common shares or stock appreciation rights. The value of both the stock options and stock appreciation rights awarded are dependent upon the value of our common shares. The Compensation Committee and management believe that, given our stage of development, however, stock options and restricted stock units are the appropriate primary vehicle to provide long-term incentive compensation to the named executive officers. Other types of long-term equity incentive awards may be considered in the future as our business strategy evolves.

In past years, long-term equity incentive awards have been periodically awarded to executives, including the named executive officers, as part of their total compensation package. The CheckSmart Committee historically considered these awards to be consistent with our pay for performance principles and a useful method of aligning the interests of the executives with the interests of our shareholders. Except for one grant of stock options to Mr. Durbin on December 31, 2010, we did not grant long-term equity incentive awards between December 31, 2008 and February 14, 2012 due to our primary focus on retention efforts and short-term business stability.

In November 2011, the Compensation Committee recommended, and in February 2012, the board of directors approved the following equity awards under our 2011 Management Equity Incentive Plan, which we refer to as the 2011 Plan, for our named executive officers (giving effect to our May 2012 six-for-one stock split): Mr. Saunders, stock options for 86,454 shares and 14,400 restricted stock units; Mr. Durbin, stock options for 31,962 shares and 5,346 restricted stock units; Mr. Hanson, stock options for 60,162 shares and 10,038 restricted stock units; Mr. Streff, stock options for 31,962 shares and 5,346 restricted stock units; and Ms. Roman, stock options for 35,070 shares. These stock options were granted with an exercise price of $19.95 per share and generally vest ratably in equal one-third increments over the first three years following the grant date, or upon the officer’s termination without cause or for good reason in connection with a change in control (as such terms are defined in the applicable option award agreement). These restricted stock units will be settled in shares and generally vest in three equal annual installments beginning on February 14, 2013 if the officer remains continuously employed by us or one of our subsidiaries through each such vesting date.

In April 2012, our board of directors determined that the exercise price of $19.95 per share for the February 2012 grants of stock options to our named executive officers had been established at a level that was significantly greater than the fair market value of our common shares as of the date of grant, which was based on a valuation used by our compensation consultants. Our board of directors and the Compensation Committee approved a repricing of the February 2012 grants of stock options contingent on our consummation of an initial public offering. This contingency was not satisfied and the repricing did not occur. Although the contingency was not satisfied, our board of directors’ determination that the $19.95 per share option price was greater than fair market value led them to adjust the exercise price to $10.00 per share. This adjustment was based on information material to the value of the Company, including arms-length offers received in connection with the initial public offering.

Grants of future equity awards will be made based upon the Compensation Committee’s review and recommendation to the board of directors of the amount of each award to be granted to each named executive officer and the board of director’s approval of each award.  Long-term equity incentive awards have historically been made pursuant to our 2006 Management Equity Incentive Plan, or 2006 Plan, which was amended and restated as the 2011 Plan. As of June 1, 2012, giving effect to our May 2012 six-for-one stock split, 2,941,746 shares of common stock had been authorized and reserved for issuance under the 2011 Plan. As of June 1, 2012, also giving effect to our May 2012 six-for-one stock split, awards covering 1,612,128 shares had been granted under the 2011 Plan and 1,329,618 shares of common stock were available for award purposes.

Stock options are expected to provide the named executive officers with the right to purchase our common shares at a fixed exercise price under the 2011 Plan.  Restricted stock units are expected to provide the named executive officers with the right to receive common shares after the restricted stock units vest over time.  Except as described above regarding the February 2012 awards, the exercise price for each stock option and the base price for each stock appreciation right that we have granted was based on the fair market value of our common shares on or near the grant date as determined by our board of directors in consultation with a valuation consultant.

The determination of the number of stock options or other awards to be granted to a named executive officer in the future is expected to be made based on performance relative to the individual’s contribution to financial and strategic objectives, the individual’s base salary and target bonus amount and the market pay levels for the named executive officer.

Generally, no consideration is given to a named executive officer’s share holdings or previous stock options in determining the number of stock options or other awards to be granted to him or her for a particular year. The Compensation Committee believes that the named executive officers should be fairly compensated each year relative to market pay levels, as described above, and relative to our other executive officers.  Moreover, we believe that a long-term incentive compensation program will further our significant emphasis on pay for performance compensation because executives will realize increased value from their equity awards when they achieve goals that increase shareholder value.

Other Benefits

Retirement savings opportunities

All employees, including our named executive officers and subject to certain age and length-of-service requirements, may participate in our standard tax-qualified defined contribution (401(k)) plan, which we refer to as our 401(k) Plan. Generally, each employee may make pre-tax contributions of up to 100% of their eligible earnings up to the current Internal Revenue Service annual pre-tax contribution limits. We provide the 401(k) Plan to help employees save some amount of their cash compensation for retirement in a tax efficient manner. We also make matching contributions equal to 100% of the first 3%, and 50% of the next 2%, of the eligible earnings that an employee contributes to the 401(k) Plan. We provide this matching contribution because it is a customary compensation feature that we must offer to compete for employees.

Health and welfare benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, health savings accounts, disability insurance and life insurance, which we offer as a customary practice to help them provide for their basic life and health needs.

Certain executive perquisites

For 2011, we provided our named executive officers with certain executive perquisites and personal benefits, which we use to attract and retain our executive talent. These perquisites and personal benefits included a $11,400 automobile allowance for Messrs. Saunders, Hanson, Streff and Durbin, employer matching contributions to a health savings account for Messrs. Saunders, Hanson and Durbin and Ms. Roman, rollover of accrued vacation value to a health savings account for Messrs. Saunders, Hanson and Streff, personal use of company-owned or company-leased aircraft for Messrs. Saunders and Hanson, personal trainer expenses for Messrs. Saunders, Hanson and Streff, and company-paid life insurance premiums for the benefit of Mr. Hanson. For more information about these perquisites and personal benefits, see the 2011 Summary Compensation Table and its related footnotes below.

Under the terms of Mr. Saunders’s 2011 employment agreement amendment, we have agreed to provide Mr. Saunders with up to $25,000 of direct operating cost for personal use of company-owned or company-leased aircraft, and Mr. Saunders may designate additional passengers as seating permits on company-owned or company-leased aircraft, all as in accordance with the company’s applicable policy. During 2011, the value of Mr. Saunders usage, and the value of Mr. Hanson’s usage (based on Mr. Saunders’ designation), was $10,254 and $1,479, respectively.

In 2011, we adopted a company policy applicable to business and personal use of company-owned, leased or chartered aircraft, which we refer to as company aircraft for purposes of describing this policy. Under this policy, Mr. Saunders’ use of company aircraft is subject to the terms of any employment agreement with us or, if outside the parameters of such employment agreement, approval by the Chairman of the board. Use of company aircraft by the other named executive officers is subject to approval by Mr. Saunders and is subject to the terms of the policy. Company aircraft or personal aircraft may be used by the named executive officers (except Mr. Saunders) for commuting approved by Mr. Saunders and by Mr. Saunders, subject to the terms of any employment agreement he has entered into with us and, if outside of those parameters, approval by the Chairman of our board of directors. Under the policy, spousal or significant other travel may be permitted on company aircraft, in which case Mr. Saunders or the board may approve reimbursement of the spouse or significant other’s travel expenses and may approve a tax gross-up for the respective named executive officer with respect to any compensation resulting from such travel.

Share Ownership Guidelines

Share ownership guidelines have not been implemented by the Compensation Committee for our named executive officers. We have chosen not to require pre-specified levels of share ownership given the limited market for our shares. We will continue to periodically review best practices and re-evaluate our position with respect to share ownership guidelines.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Compensation Committee generally considers the deductibility of compensation when making its compensation decisions.

2012 Executive Compensation, Benefit and Severance Program

At the end of 2011, our employment agreements with Messrs. Saunders, Hanson and Streff and Ms. Roman expired pursuant to their terms. Our employment agreement with Mr. Durbin runs through December 31, 2013. Instead of entering into new employment agreements or renewing the employment agreements with these named executive officers, our board adopted our 2012 Executive Compensation, Benefit and Severance Program, which we refer to as our 2012 Program. The 2012 Program was revised in April 2012 to make conforming changes and changes to ensure that it complies with Section 409A of the Internal Revenue Code. The 2012 Program establishes the primary elements of our ongoing executive compensation arrangements with these named executive officers, including base salary levels, annual cash incentive opportunities, perquisites and other personal benefits, health and welfare program participation, retirement program participation and severance arrangements for a number of different termination scenarios, including after a change in control. The 2012 Program first entered into effect for Messrs. Saunders, Hanson and Streff and Ms. Roman on January 1, 2012. We expect that Mr. Durbin’s compensation arrangement with us will also be governed by this program after the termination of his current employment agreement.

The 2012 Program provides that Mr. Saunders will determine the general duties of the other named executive officers and provides that the named executive officers’ annual base salaries will be determined by the Compensation Committee. Each named executive officer is eligible to participate in a performance-based annual bonus at the following percentage of his or her respective base salary: Mr. Saunders, 100%; Mr. Durbin, 60%; Mr. Hanson, 61%; Mr. Streff, 60%; and Ms. Roman, 55%. The performance-based annual bonus will be earned based on the relative achievement of the goals and objectives established by, for Mr. Saunders, the Chairman of the Compensation Committee and, for the other named executive officers, Mr. Saunders; it is not intended that the Compensation Committee will take an active role in establishing these goals and objectives. Each named executive officer is entitled to business and professional expense reimbursement and perquisites offered by us, which perquisites may include eligibility under our aircraft policy, personal training expenses, health savings account payments and an automobile allowance. The named executive officers also participate under the 2012 Program in our benefit plans, including our 401(k) plan, and Mr. Saunders receives payment for certain life insurance premiums. The 2012 Program also sets forth the procedure by which an officer may be terminated, and provides for certain payments and benefits upon termination described immediately below.

Termination by us without cause, or resignation by named executive officer for good reason.  The 2012 Program provides that if we terminate a named executive officer’s employment without cause, or if a named executive officer resigns for good reason (defined below), the named executive officer is entitled to receive the following payments and continued benefits for the length of the base salary payment period:

•                  Mr. Saunders: two times his annual base salary payable over a two-year period;

•                  Mr. Hanson: one and one-half times his annual base salary payable over a one-and-one-half-year period; and

•                  Messrs. Streff and Durbin and Ms. Roman: one times his or her base salary payable over a one-year period.

In addition, upon any such termination, each named executive officer is entitled to receive payments related to accrued and unpaid base salary and vacation pay through the termination date and any annual bonus that has been earned for the year in which the termination occurs. All of the above payments and continued benefits are subject to the execution by the named executive officer of a non-competition agreement and general release of claims with us.

“Cause” is generally defined under the 2012 Program as:

•                  material failure to perform the duties or responsibilities reasonably assigned to the named executive officer (subject to a 20-day cure period) or the performance of such duties in a grossly negligent manner or the commission of an act of willful misconduct;

•                  failure or refusal to comply, on a timely basis, with any lawful direction or instruction of our board of directors or the CEO;

•                  the commission of an act of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or an act of dishonesty against the company;

•                  the conviction of the named executive officer, or the entry of a plea of nolo contendere or guilty by the named executive officer, to a felony; or

•                  habitual drug addiction or intoxication.

“Good reason” generally arises under the 2012 Program upon a reduction in the named executive officer’s base salary, the non-timely payment of the officer’s base salary or annual bonus or benefits, the company’s breach of the 2012 Program’s provisions, or a material reduction in the officer’s duties or responsibilities, in each case subject to a 20-day cure period.

Termination by us without cause, or resignation by named executive officer for good reason, coupled with a change in control.  Each named executive officer will receive the following enhanced severance payments and continued benefits for the length of the base salary payment period in the event that he or she is terminated without cause or resigns within 180 days before or two years after a change in control:

•                  Messrs. Saunders and Hanson: three times his annual base salary payable over a three-year period; and

•                  Messrs. Streff and Durbin and Ms. Roman: two times his or her base salary payable over a two-year period.

In addition, upon any such termination, each named executive officer is entitled to receive payments related to accrued and unpaid base salary and vacation pay through the termination date and a pro rata annual bonus for the year in which the termination occurs. All of the above payments and continued benefits are subject to the execution by the named executive officer of a non-competition agreement and general release of claims with us.

“Change in control” is generally defined under the 2012 Program as:

•                  the sale, lease or transfer of all or substantially all of our assets to other than our current shareholders, their affiliates or our management; or

•                  the acquisition by any person or group of 50% or more of our total voting stock (or of the total voting stock of any parent of the company) unless in connection with an initial public offering.

Termination by us for cause or resignation by named executive officer for other than good reason.  We are not obligated to make any cash payment or provide any continued benefits to our named executive officers if their employment was terminated by us for cause or by the named executive officer without good reason, other than the payment of accrued and unpaid base salary and vacation pay through the termination date.

Termination upon death.  In the event of termination due to death, we are obligated to pay the named executive officer’s accrued and unpaid base salary, vacation pay and annual bonus through the termination date and pay premiums at the employee rate for continued health and welfare benefits to the executive’s spouse and dependents for twelve months.

Termination upon disability.  In the event of termination due to disability, we are obligated to pay the named executive officer’s accrued and unpaid base salary and vacation pay through the termination date, and benefits, pay the annual bonus otherwise earned for the year in which the termination occurred and pay his or her annual base salary and premiums at the employee rate for continued health and welfare benefits until the earlier of (1) six months following termination or (2) the date on which the named executive officer becomes entitled to long-term disability benefits under our applicable plan or program.

Compensation-Related Risk Analysis

During the fourth quarter of 2011, a team consisting of members of our management, including members from our internal legal, accounting, finance and human resources departments, along with our external legal counsel, engaged in a subjective review of our compensation policies and practices that apply to all of our employees. This review was designed to evaluate, consider and analyze the extent to which, if any, our compensation policies and practices might create risks for the company. This review also was focused on the variable and incentive elements of our executive compensation programs, as well as any policies and practices that could mitigate or balance any risks introduced by such elements. These team members are regularly exposed to information about our policies and practices as they relate to company-wide compensation programs and the potential creation of any risks that are likely to have a material adverse impact on the company. We did not find that any of our compensation policies and practices for our employees create any risks that are reasonably likely to have a material adverse effect on the company. The results of the review were reviewed and independently considered by the Compensation Committee.

Summary of Compensation

The following table sets forth certain information with respect to compensation paid for the year ended December 31, 2011 by us (or our indirect subsidiary CheckSmart Financial LLC) to our CEO, our CFO and our three other most-highly compensated executive officers.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
William E. Saunders, Jr.,	2011	622,727	2,405,623	—	—	300,000	—	39,907	3,368,257
Chief Executive Officer
Michael Durbin,	2011	375,000	300,000	—	—	75,000	—	12,240	762,240
Senior Vice President, Chief Financial Officer and Treasurer
Kyle F. Hanson,	2011	467,045	1,202,370	—	—	75,000	—	96,911	1,841,326
President
Chad M. Streff,	2011	389,205	826,039	—	—	75,000	—	28,903	1,319,147
Senior Vice President, Chief Compliance Officer and Chief Technology Officer
Bridgette C. Roman,	2011	261,667	456,879	—	—	37,500	—	9,133	765,179
Senior Vice President, General Counsel and Secretary

(1)                                  The amounts reported in this column include $22,727, $17,045, $14,205 and $417 paid in lieu of accrued vacation to Messrs. Saunders, Hanson and Streff and Ms. Roman, respectively.

(2)                                  The amounts reported in this column represent the special discretionary bonuses, Ms. Roman’s employment agreement bonus and the annual cash bonuses paid to our named executive officers for 2011. For more information about the special discretionary bonuses, see “Compensation Discussion and Analysis—Analysis of 2011 Executive Compensation Decisions and Actions—Special Discretionary Bonuses”. For more information about the bonus paid to Ms. Roman at the time of commencement of her employment agreement, see “Compensation Discussion and Analysis—Analysis of 2011 Executive Compensation Decisions and Actions—Performance-Based Retention Bonuses”. For more information about the annual cash bonuses paid to the named executive officers, see “Compensation Discussion and Analysis—Analysis of 2011 Executive Compensation Decisions and Actions—Annual Cash Bonuses”.

(3)                                 The amount reported in this column represents the retention bonus earned by each named executive officer for 2011. For more information about the retention bonuses, see “Compensation Discussion and Analysis—Analysis of 2011 Executive Compensation Decisions and Actions—Performance-Based Retention Bonuses”.

(4)                                  The amounts reported in this column include: for Mr. Saunders, an automobile allowance, an employer matching contribution to the 401(k) Plan, an employer matching contribution and rollover of accrued vacation value to a health savings account, personal trainer expenses and personal aircraft usage; for Mr. Hanson, an automobile allowance, an employer matching contribution to the 401(k) Plan, an employer matching contribution and rollover of accrued vacation value to a health savings account, personal trainer expenses, personal aircraft usage and $65,779 of company-paid life insurance premium expenses; for Mr. Streff, an automobile allowance, an employer matching contribution to the 401(k) Plan, rollover of accrued vacation value to a health savings account and personal trainer expenses; for Mr. Durbin, an automobile allowance and employer matching contribution to a health savings account; and for Ms. Roman, an employer matching contribution to the 401(k) Plan and an employer matching contribution to a health savings account. None of the amounts reported in this column, if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the officer, except as provided in this footnote.

2011 Grants of Plan-Based Awards Table

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)		Maximum ($)
Mr. Saunders	—	400,000	(1)	—
Mr. Durbin	—	100,000	(1)	—
Mr. Hanson	—	100,000	(1)	—
Mr. Streff	—	100,000	(1)	—
Ms. Roman	—	56,250	(1)	—

(1)                                  These amounts represents the performance-based retention bonus opportunities for our named executive officers for 2011. The CheckSmart Committee and Compensation Committee had discretion under this award to reduce payouts to zero based on the named executive officers’ achievement of their milestones. As a result, there was no threshold payout level for this award, and the target level served as the maximum payout level for this award. For more information about the performance-based incentive awards, see “Compensation Discussion and Analysis—Analysis of 2011 Executive Compensation Decisions and Actions—Performance-Based Retention Bonuses”.

As discussed above under “Compensation Discussion and Analysis—Analysis of 2011 Executive Compensation Decisions and Actions—Long-Term Equity Incentive Compensation,” we did not make any new equity awards to our named executive officers in 2011. Pursuant to the April 2011 merger agreement, however, the named executive officers’ outstanding CheckSmart Financial Holdings Corporation stock options and stock appreciation rights were automatically adjusted pursuant to the terms of the 2006 Plan as a result of the merger. As a result of this adjustment, these awards now relate to CCFI shares, the number of shares to which most of these awards relate has been adjusted, and the exercise prices for most of these options and the base prices for most of these stock appreciation rights have been modified, in each case to reflect the merger (and our May 2012 six-for-one stock split). There was, however, no incremental fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, for the adjusted equity awards. As a result, and pursuant to Instruction 7 to Regulation S-K Item 402(d), the adjusted equity awards are not disclosed in the 2011 Grants of Plan-Based Awards Table because the adjustments occurred through the pre-existing mechanisms in the 2006 Plan and the awards themselves. For more information on these awards, as adjusted, please see the Outstanding Equity Awards at 2011 Fiscal Year-End Table below.

Employment Agreements

For 2011, we were a party to management employment agreements with each of our named executive officers. Each of these agreements provided for certain severance payments. These arrangements were designed to help ensure the retention of our senior executive team. The material details of each named executive officer’s employment agreement in effect as of December 30, 2011 are described below:

Named Executive Officer	Expiration Date(1)	2011 Base Salary Under Agreement	2011 Annual Cash Bonus Opportunity Under Agreement	2011 Performance- Based Retention Bonus Opportunity Under Agreement(2)	2011 Employment Agreement Bonus Payment(3)	Severance Payments and Benefits Under Certain Circumstances?
Mr. Saunders	December 31, 2011	$600,000	$300,000	$400,000	N/A	Yes
Mr. Durbin	December 31, 2013	$375,000	$125,000	$100,000	N/A	Yes
Mr. Hanson	December 31, 2011	$450,000	$175,000	$100,000	N/A	Yes
Mr. Streff	December 31, 2011	$375,000	$125,000	$100,000	N/A	Yes
Ms. Roman	December 31, 2011	$275,000	$75,000	$56,250	$18,750	Yes

(1)                                  Each of these agreements, except with respect to Mr. Durbin, terminated on December 31, 2011. For 2012 and beyond, Messrs. Saunders, Hanson and Streff and Ms. Roman are covered by our 2012 Executive Compensation, Benefit and Severance Program.

(2)                                  These amounts represent the performance-based retention bonus opportunities for our named executive officers for 2011.

(3)                                  This amount represents a bonus paid to Ms. Roman on the commencement of her 2011 employment agreement.

At the end of 2011, the employment agreements with Messrs. Saunders, Hanson and Streff and Ms. Roman expired pursuant to their terms. We did not enter into new employment agreements with these named executive officers, but instead implemented our 2012 Executive Compensation, Benefit and Severance Program, which was designed to establish the terms and conditions for our named executive officers’ compensatory arrangements with us (including severance and indemnification arrangements) without the need for individual bilateral employment agreements.

Mr. Saunders

In 2006, we entered into an employment agreement with Mr. Saunders, which employment agreement was amended in 2008 and 2009, and further amended on January 1, 2011. The employment agreement expired on December 31, 2011. Mr. Saunders’s employment agreement specified his duties and responsibilities, his base salary for 2011 and his annual cash bonus target for 2011. The employment agreement also described Mr. Saunders’s other compensation arrangements, including his participation in company benefit plans and his entitlement to equity awards and a performance-based retention bonus opportunity in 2011 based on his achievement of individual milestones. Mr. Saunders was also entitled to an annual perquisite of $25,000 in personal use of company-owned or company-leased aircraft (including the ability to designate additional passengers as seating permits on company-owned or company-leased aircraft), plus other perquisites offered by us. In the event that Mr. Saunders’s employment with us had been terminated, he would have been entitled under the employment agreement to certain benefits and payments. Those benefits and payments are further described below under “2011 Potential Payments Upon Termination or Change in Control”.

Messrs. Hanson and Streff and Ms. Roman

In 2006, we entered into employment agreements with each of Messrs. Hanson and Streff, which employment agreements were amended in 2008 and further amended on January 1, 2011. We also entered into a new employment agreement with Ms. Roman on April 1, 2011 to replace her prior agreement, which we entered into with her in 2008. The employment agreements for Messrs. Hanson and Streff and Ms. Roman expired on December 31, 2011, but were in effect during 2011. The employment agreements specify each executive’s duties and responsibilities, his or her base salary for 2011 and subsequent years and his or her annual cash bonus target for 2011 and subsequent years. The employment agreements also describe each executive’s other compensation arrangements, including his or her participation in company benefit plans and his or her entitlement to equity awards and a performance-based retention bonus opportunity in 2011 and subsequent years based on his or her achievement of individual milestones. Each executive was also entitled to perquisites offered by us. In the event that any of the executives’ employment with us had been terminated, he or she would have been entitled under his or her employment agreement to certain benefits and payments. These benefits and payments are further described below under “2011 Potential Payments Upon Termination or Change in Control”.

Mr. Durbin

We entered into an employment agreement with Mr. Durbin on January 1, 2011. The employment agreement currently runs through December 31, 2013, subject to automatic one-year renewals absent 90 days’ prior written notice of non-extension provided by the board of directors or by Mr. Durbin. The terms of Mr. Durbin’s employment agreement are otherwise substantially similar to those described above for Messrs. Hanson and Streff and Ms. Roman.

Outstanding Equity Awards at 2011 Fiscal Year-End Table

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date
Mr. Saunders	12/31/2008	175,008	—	—	6.00	12/31/2018
	12/31/2008	—	—	175,008	6.00	12/31/2018
Mr. Durbin	12/31/2010	—	—	252,600	8.27	4/30/2016
Mr. Hanson	5/9/2006	68,310	—	13,662	8.81	5/9/2016
	6/4/2007	20,484	—	—	10.53	6/4/2017
	12/31/2008	75,000	—	—	6.00	12/31/2018
	12/31/2008	—	—	75,000	6.00	12/31/2018
Mr. Streff	5/9/2006	136,608	—	27,342	8.81	5/9/2016
	12/31/2008	64,500	—	—	6.00	12/31/2018
	12/31/2008	—	—	64,500	6.00	12/31/2018
Ms. Roman	12/31/2008	—	—	12,000	6.00	12/31/2018

(1)                                  As discussed above in the narrative to the 2011 Grants of Plan-Based Awards Table, these stock option and stock appreciation rights have been automatically adjusted pursuant to the terms of the 2006 Plan as a result of the April 2011 merger. As a result of this adjustment, these awards now relate to CCFI shares, the number of shares to which most of these awards relate has been adjusted, and the exercise prices for most of these options and the base prices for most of these stock appreciation rights have been modified, in each case to reflect the occurrence of the merger (and our May 2012 six-for-one stock split).

(2)                                  These amounts represent performance-based stock options or stock appreciation rights that will vest if Diamond Castle recoups its investment in an initial public offering or upon a change in control.

2006 Management Equity Incentive Plan and 2011 Management Equity Incentive Plan

In 2006, we adopted the 2006 Plan as our omnibus equity plan (we also amended the 2006 Plan in July 2007). Under the 2006 Plan, we were permitted to grant stock options, stock appreciation rights, restricted shares and restricted stock units (including dividend equivalent rights in conjunction with any award) to employees and consultants to help attract and retain key personnel and provide incentives to participants. The 2006 Plan was administered by our board of directors. During 2011, we did not grant any equity awards. As described in “Compensation Discussion and Analysis” above, the 2006 Plan was amended and restated as our 2011 Plan, which we expect will be utilized in substantially the same manner as the 2006 Plan.

2011 Option Exercises and Shares Vested

None of our named executive officers exercised any stock options and none of our named executive officers had restricted shares that vested during 2011.

2011 Pension Benefits

We do not maintain any defined benefit plans or other plans with specified retirement benefits in which our named executive officers participate.

2011 Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans in which our named executive officers participate.

2011 Potential Payments Upon Termination or Change in Control

During 2011, we were a party to certain arrangements effective for 2011 that required us to provide compensation and other benefits to the named executive officers in the event of a termination of their employment or a change in control of the company. The following paragraphs describe the potential payments and benefits payable upon such termination or change in control for each named executive officer at December 30, 2011. Although our employment agreements with Messrs. Saunders, Hanson and Streff and Ms. Roman expired as of December 31, 2011, each of these named executive officers is eligible for payments in the event of a termination of their employment or a change in control of the company under the 2012 Executive Compensation, Benefit and Severance Program.

Termination by us without cause, or termination by named executive officer for good reason

We were a party to employment agreements with our named executive officers during 2011. These agreements with Messrs. Saunders, Hanson and Streff and Ms. Roman expired on December 31, 2011, but the agreement with Mr. Durbin remains in effect through December 31, 2013. Our management employment agreements provided that if we terminated a named executive officer’s employment without cause, or if a named executive officer terminated his or her employment for good reason, the named executive officer was entitled to receive the following payments and benefits (less applicable withholding taxes):

•                  with respect to Mr. Saunders, one year of his annual base salary following the date of termination, plus his annual cash bonus that he otherwise would have earned for the year in which the termination occurred;

•                  with respect to Messrs. Durbin, Hanson and Streff and Ms. Roman, his or her annual base salary for the longer of (1) the remainder of the year in which the termination occurs or (2) 90 days following the date of termination, plus any annual cash bonus that he or she otherwise would have earned for the year in which the termination occurred; and

•                  any accrued but unpaid portion, as of the date of termination, of his or her performance-based retention bonus opportunity.

In addition, upon any such termination, all named executive officers were entitled to receive payments related to accrued and unpaid expenses, base salary and vacation pay, benefits and a continuation of all health and welfare benefits described above under “Compensation Discussion and Analysis” for the period of time they were receiving base salary continuation payments.

These payments and benefits were subject to the execution of a general release by the named executive officers and were subject to covenants not to compete with us, covenants not to solicit our employees and covenants not to solicit our customers or suppliers, in each case for a period of up to one year following termination and, in the case of Ms. Roman, subject to certain exceptions based on Ohio law applicable to attorneys.

“Cause” was generally defined under the management employment agreements to include:

•                  the conviction or entry of a plea of nolo contendere or guilty to a felony;

•                  a material violation of such named executive officer’s employment agreement that is not cured within a 20-day cure period following notice of such violation;

•                  the commission of an act of fraud, embezzlement, misappropriation, breach of fiduciary duty or an act of dishonesty against the company;

•                  the failure to perform such named executive officer’s duties or the performance of such duties in a grossly negligent manner or the commission of an act of willful misconduct; or

•                  habitual drug addiction or intoxication.

“Good reason” was generally defined under the management employment agreements to include a reduction in the executive’s base salary or non-timely payment of base salary or an earned annual cash incentive award, a material reduction in the executive’s responsibilities, in each case subject to a cure period, or the requirement that the executive relocate his or her principal place of employment more than 20 miles. It was also defined in the employment agreements for Messrs. Durbin and Saunders and Ms. Roman as including a violation of the employment agreement by us, subject to a cure period.

Termination by us for cause or by named executive officer for other than good reason, death or disability

At December 30, 2011 we were not obligated to make any cash payment or provide any benefit to our named executive officers if their employment was terminated by us for cause or by the named executive officer without good reason, other than the payment of accrued and unpaid base salary, vacation pay, annual cash bonus, expenses and benefits.

Termination upon death

In the event of termination due to death, at December 30, 2011 we were obligated to pay the named executive officer’s accrued and unpaid expenses, base salary, vacation pay, annual cash bonus and benefits, pay a pro-rata portion of the executive’s annual cash bonus for the year in which the termination occurred, pay the accrued and unpaid performance-based retention bonus, and provide continued health and welfare benefits to the executive’s spouse and dependents for twelve months.

Termination upon disability

In the event of termination due to disability, at December 30, 2011 we were obligated to pay the named executive officer’s accrued and unpaid expenses, base salary, vacation pay, and benefits, pay the annual cash bonus otherwise earned for the year in which the termination occurred, pay his or her annual base salary and provide continued health and welfare benefits until the later (in the case of Mr. Saunders) and earlier (in the case of the other named executive officers) of (1) six months or (2) the date on which the named executive officer becomes entitled to long-term disability benefits under the applicable plan or program, and pay the accrued and unpaid performance-based retention bonus.

Additional arrangements

Under his employment agreement, Mr. Durbin was and remains entitled to receive a one-time change in control bonus of $500,000 if (1) we experience a change in control, (2) Mr. Durbin remains employed with us through the date of the change in control and (3) Diamond Castle recoups its investment in the company. Additionally, under the terms of the unvested equity awards described above in the Outstanding Equity Awards at 2011 Fiscal Year-End Table, these performance-based stock option or stock appreciation rights will vest if Diamond Castle recoups its investment at a specified level as a result of an initial public offering or a change in control.

Tabular disclosure

Based on a hypothetical termination and/or change in control occurring on December 30, 2011, the following table describes the potential payments and benefits our named executive officers would have received upon such termination or change in control under the terms of their employment agreements in effect on December 30, 2011.

Potential Payments Upon Termination of Employment and/or a Change in Control Table

Name	Benefits and Payments	Involuntary Termination Without Cause / Resignation for Good Reason ($)(1)		Involuntary Termination For Cause / Resignation Without Good Reason ($)(1)	Termination Due to Death ($)(1)	Termination Due to Disability ($)(2)	Additional Payment Upon Change in Control ($)(3)
William E. Saunders, Jr.
	Salary Continuation	600,000		0	0	300,000	0
	Annual Cash Bonus	0		0	0	0	0
	Retention Bonus	0		0	0	0	0
	Health and Welfare Benefits Continuation	7,228		0	7,228	3,614	0
	Equity Vesting	0		0	0	0	1,403,564
Total		607,228		0	7,228	303,614	1,403,564
Michael Durbin
	Salary Continuation	92,466		0	0	187,500	0
	Change in Control Bonus	0		0	0	0	500,000
	Annual Cash Bonus	0		0	0	0	0
	Retention Bonus	0		0	0	0	0
	Health and Welfare Benefits Continuation	2,594	(4)	0	10,519	5,259	0
	Equity Vesting	0		0	0	0	1,452,450
Total		95,060		0	10,519	192,759	1,952,450
Kyle F. Hanson
	Salary Continuation	110,959		0	0	225,000	0
	Annual Cash Bonus	0		0	0	0	0
	Retention Bonus	0		0	0	0	0
	Health and Welfare Benefits Continuation	2,484	(4)	0	10,073	5,037	0
	Equity Vesting	0		0	0	0	672,679
Total		113,443		0	10,073	230,037	672,679

Name	Benefits and Payments	Involuntary Termination Without Cause / Resignation for Good Reason ($)(1)		Involuntary Termination For Cause / Resignation Without Good Reason ($)(1)	Termination Due to Death ($)(1)	Termination Due to Disability ($)(2)	Additional Payment Upon Change in Control ($)(3)
Chad M. Streff
	Salary Continuation	92,466		0	0	187,500	0
	Annual Cash Bonus	0		0	0	0	0
	Retention Bonus	0		0	0	0	0
	Health and Welfare Benefits Continuation	0	(4)	0	0	0	0
	Equity Vesting	0		0	0	0	659,742
Total		92,466		0	0	187,500	659,742
Bridgette C. Roman
	Salary Continuation	67,808		0	0	137,500	0
	Annual Cash Bonus	0		0	0	0	0
	Retention Bonus	0		0	0	0	0
	Health and Welfare Benefits Continuation	1,782	(4)	0	7,228	3,614	0
	Equity Vesting	0		0	0	0	96,240
Total		69,590		0	7,228	141,114	96,240

(1)          Assumes that all accrued base salary and vacation pay, expenses and benefits through December 30, 2011 have been paid as of December 30, 2011, and that all annual cash bonuses and performance-based retention bonuses for 2011 have been earned and paid for 2011 as of December 30, 2011. Also assumes that Ms. Roman is not entitled to any vested deferred compensation.

(2)          Assumes that continued health and welfare benefits are provided for six months.

(3)          The values reported as equity vesting in this column represent the assumed value for each named executive officer of the vesting of his or her unvested equity awards described above in the Outstanding Equity Awards at 2011 Fiscal Year-End Table upon a change in control occurring on December 30, 2011. These values represent the product of (A) the spread between the exercise price for his or her unvested equity awards and an assumed value for our common shares on December 30, 2011 of $14.02 per share (based on a recent valuation) and (B) the number of common shares subject to the accelerated award.

(4)          Assumes that continued health and welfare benefits are provided for 90 days.

Director Compensation

During 2011, H. Eugene Lockhart, Lee Wright, James Frauenberg, Sr., Michael Langer, Felix Lo, Andrew Rush and David Wittels served as our non-employee directors. None of these non-employee directors received compensation from us for their service on our board of directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of June 1, 2012 regarding the beneficial ownership of our outstanding common equity, by:

•                  each person or entity known by us to beneficially own more than 5% of our outstanding common shares;

•                  each of our directors and named executive officers; and

•                  all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options held by that person that are currently exercisable or exercisable within 60 days of June 1, 2012 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite each shareholder’s name. Unless otherwise indicated, the address for each of the persons listed below is: c/o Community Choice Financial Inc., 7001 Post Road, Suite 200, Dublin, Ohio 43016.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
5% Shareholders
California Check Cashing Stores, Inc.(1)	447,162	5.6%
Diamond Castle Holdings(2)	4,806,000	60.2%
Funds managed by Golden Gate Capital(3)	1,178,214	14.8%
James H. Frauenberg 1998 Trust(4)	835,800	10.5%

Executive Officers and Directors
William E. Saunders, Jr.(5)	489,552	5.9%
Kyle Hanson(6)	252,456	3.1%
Chad Streff(7)	316,944	3.8%
Michael Durbin(8)	252,600	3.1%
Bridgette Roman(9)	12,000	* %
H. Eugene Lockhart	—	—%
Lee A. Wright	—	—%
Michael Langer	—	—%
Felix Lo	—	—%
Andrew Rush	—	—%
Eugene Schutt	—	—%
David M. Wittels	—	—%
All executive officers and directors as a group (12 individuals)	1,323,552	14.5%

*      Represents less than 1%

(1)                                  Jonathan Eager is the sole officer and director of California Check Cashing Stores, Inc. The sole shareholder of California Check Cashing Stores, Inc. is the Jonathan B. Eager Family Trust (a revocable trust), of which Mr. Eager is a trustor, trustee and beneficiary, with the authority to act individually, and accordingly Mr. Eager may be deemed to have beneficial ownership of the shares. The address for California Check Cashing Stores, Inc. is c/o Jonathan Eager, P.O. Box 11162, Oakland, California 94611.

(2)                                  Includes (a) 3,451,056 common shares held by Diamond Castle Partners IV L.P., or DCP IV, of which DCP IV GP L.P. is the general partner (DCP IV GP-GP, L.L.C. is the general partner of DCP IV GP, L.P.), (b) 1,308,600 common shares held by Diamond Castle Partners IV-A, L.P., or DCP IV-A, of which DCP IV GP L.P. is the general partner (DCP IV GP-GP, L.L.C. is the general partner of DCP IV GP, L.P.),and (c) 46,344 common shares held by Deal Leaders Fund, L.P., or DLF, of which DCP IV GP L.P. is the general partner (DCP IV GP-GP, L.L.C. is the general partner of DCP IV GP, L.P.). The manner in which the investments of DCP IV, DCP IV-A and DLF are held, and any decisions concerning their ultimate disposition, are subject to the control of an investment committee consisting of certain partners of Diamond Castle: Ari Benacerraf, Michael Ranger, Andrew Rush, and David Wittels. The investment committee is appointed by DCP IV GP, L.P. The investment committee has voting and investment power with respect to the common shares owned by DCP IV, DCP IV-A, and DLF. The address of DCP IV, DCP IV-A, and DLF is 280 Park Avenue, Floor 25E, New York, New York 10017.

(3)                                  Includes (a) 994,500 shares held by Golden Gate Capital Investment Fund II, L.P., (b) 61,800 shares held by Golden Gate Capital Investment Fund II-A, L.P., (c) 24,798 shares held by Golden Gate Capital Investment Fund II (AI), L.P., (d) 1,542 shares held by Golden Gate Capital Investment Fund II-A (AI), L.P., (e) 24,516 shares held by Golden Gate Capital Associates II-QP, L.L.C., (f) 390 shares held by Golden Gate Capital Associates II-AI, L.L.C., (g) 11,670 shares held by CCG AV, L.L.C.—Series A, (h) 39,540 shares held by CCG AV, L.L.C.—Series C, (i) 11,490 shares held by CCG AV, L.L.C.—Series G, and (j) 7,968 shares held by CCG AV, L.L.C.—Series I (the entities listed in clauses (a) through (j) above, the “Golden Gate Capital Entities”), each of which are funds managed by Golden Gate Private Equity, Inc. Golden Gate Private Equity, Inc. may be deemed to be the beneficial owner of the shares owned by the Golden Gate Capital Entities, but expressly disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.  Golden Gate Private Equity, Inc. manages the Golden Gate Capital Entities through an applicable investment committee, which is comprised of one or more of the managing directors of Golden Gate Capital.  The managing directors of Golden Gate Capital are the following:  Rajeev Amara, Prescott Ashe, Ken Diekroeger, David Dominik, John Knoll, Rob Little, Jake Mizrahi and Joshua Olshansky. The address for the Golden Gate Capital Entities is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, Ste. 3900, San Francisco, California 94111.

(4)                                  James H. Frauenberg is the sole trustee of the trust which has sole voting and investment power over the shares, and accordingly Mr. Frauenberg may be deemed to have beneficial ownership of the shares. The address for the James H. Frauenberg 1998 Trust is c/o James Frauenberg, 1310 Old Stickney Point Rd., Unit EP2, Sarasota, Florida 34242.

(5)                                  Includes 350,016 shares issuable upon exercise of options.

(6)                                  Includes 252,456 shares issuable upon exercise of options.

(7)                                  Includes 292,944 shares issuable upon exercise of options.

(8)                                  Includes 252,600 shares issuable upon exercise of options.

(9)                                  Includes 12,000 shares issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Advisory Services and Monitoring Agreement

Upon closing of the California Acquisition and related transactions in April 2011, we, along with CheckSmart and CCCS, entered into an Advisory Services and Monitoring Agreement with Diamond Castle and Golden Gate Capital, which together own approximately 75% of our outstanding common shares. Pursuant to this agreement, Diamond Castle and Golden Gate Capital provide us with various financial advisory and other services. Under this agreement, we paid Diamond Castle an initial fee of $3.8 million in consideration of the advisory services they provided in connection with the California Acquisition and related transactions and we will pay Diamond Castle and Golden Gate Capital (or any of their respective designees to our board of directors) a quarterly fee on the first day of each calendar quarter, which is equal to the greater of $150,000 or 25% multiplied by 1.5% of our average EBITDA for the previous 12-month period ending on the last day of the quarter immediately preceding the date the quarterly fee is due. We are also required under the agreement to pay Diamond Castle and Golden Gate Capital (or any of their respective designees to our board of directors) 1% of the total value (as determined on the basis set forth in the agreement) of any acquisition or merger by us, any sale of the equity or assets of our company, any sale or recapitalization or restructuring of equity or debt securities by our company and any other similar transaction. These fees will be apportioned 78% to Diamond Castle and 22% to Golden Gate Capital unless certain specified changes in ownership percentages occur. Diamond Castle and Golden Gate Capital are also entitled to reimbursement from us for reasonable fees incurred in connection with the provision of services the agreement contemplates. The term of the Advisory Services and Monitoring Agreement is for five years and will automatically renew on each anniversary so that the term is five years from the date of such renewal. The Advisory Services and Monitoring Agreement may be terminated by the joint written approval of Diamond Castle and Golden Gate Capital at any time prior to the consummation of an initial public offering and shall terminate automatically with respect to each of Diamond Castle and Golden Gate Capital if their respective equity ownership in our company falls below a certain specified percentage. For the years ended December 31, 2011, 2010 and 2009, we paid Diamond Castle fees of $1.4 million, $1.2 million and $0.8 million, respectively, and CCCS paid Golden Gate fees of $0.8 million for each of these periods.

If the Advisory Services and Monitoring Agreement is automatically terminated as a result of an initial public offering, we will pay Diamond Castle and Golden Gate Capital (or any of their designees), at the time of such termination, a cash lump-sum termination fee equal to $5.8 million, which is the net present value of the amount of the aggregate quarterly fees that otherwise would have been payable from us to Diamond Castle or Golden Gate, as the case may be, from the date of such termination until April 2016, calculated using an agreed upon discount rate.

Insight Agent Agreements

In connection with offering prepaid debit card services, we entered into agent agreements with Insight, the provider of our prepaid debit card products. Insight is a wholly owned subsidiary of Insight Holding. William Saunders, our Chief Executive Officer and a director, serves as an advisory board member of Insight Holding and Mr. Hanson, our President, previously served in such a capacity. Prior to November 2011, both Mr. Hanson and Mr. Saunders owned minority interests in Insight Holding equalling approximately 15% of the total equity thereof. In November 2011, the Company purchased Mr. Saunders’ and Mr. Hanson’s interests, along with those of other Insight Holding unit holders, and acquired a minority 22.5% ownership stake in Insight Holding. The Company paid a total of $11.25 million to acquire this ownership interest (with each of Mr. Saunders and Mr. Hanson receiving $3.75 million), a price that was established based on arms-length negotiations and, in the Company’s view, represents a reasonable, fair market value. The agent agreements between us and Insight were also negotiated on an arm’s length basis with terms that our management believes are standard for the market. During the year ended December 31, 2011, 2010 and 2009, our revenues from fees paid pursuant to this agreement were $19.7 million, $9.9 million and $0.1 million, respectively.

Registration Rights

Our shareholders have certain registration rights under the Shareholders Agreement. For a description of these registration rights, see “Description of Capital Stock—Registration Rights”.

Corporate Office and Certain Branches

The property at which our corporate office is located is owned and operated by affiliates of Mr. Frauenberg, Mr. Streff and Michael Lenhart, an affiliate of certain of our shareholders. Certain properties where our branches are located are owned and operated by affiliates of Mr. Frauenberg and Mr. Lenhart. Rent paid to these related parties was $1.8 million, $1.8 million and $1.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Line of Credit

On December 31, 2008, we entered into a $5.0 million line of credit with Diamond Castle. The line of credit bears interest at 20% and matured in February 2011. Interest expense and unused line fees recognized on this borrowing totaled $0.1 million, $0.3 million, and $0.3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the key terms of the agreements governing our material indebtedness that will be outstanding after the completion of the exchange offer. The following summary is not a complete description of all of the terms of the agreements governing our indebtedness.

Revolving Credit Facility

Our Revolving Credit Facility provides for revolving credit financings of up to $40.0 million and matures April 29, 2015.

Interest Rates and Fees.  At our option, loans under our Revolving Credit Facility bear interest at LIBOR plus 5.00% per annum or an alternative base rate (determined to be the greatest of the prime rate, the federal funds effective rate plus 0.5% or LIBOR plus 1%) plus 4.00% per annum.

In addition, we pay a commitment fee of 0.75% of the undrawn portion of our Revolving Credit Facility, together with customary letter of credit fees.

Guarantees and Security.  All obligations under our Revolving Credit Facility are our primary obligation and are guaranteed jointly and severally by each of our restricted subsidiaries. All obligations under our Revolving Credit Facility, and the guarantees of those obligations, together with certain hedging obligations owed to lenders and affiliates of lenders under the Revolving Credit Facility, are secured by substantially all of our assets and the guarantors on a first-priority basis (except with respect to the certain collateral securing the Alabama Facility, as described below). A collateral agreement governs all arrangements in respect of the collateral, including the application of proceeds from enforcement actions taken against the collateral, first to repay obligations to our lenders under the Revolving Credit Facility (and certain associated hedging obligations) prior to making any payments to the holders of our notes.

Restrictive Covenants and Other Matters.  Our Revolving Credit Facility restricts our ability to, among other things:

•                  incur, assume or permit to exist additional indebtedness or guarantees;

•                  incur liens;

•                  engage in mergers, amalgamations, consolidations, liquidations or dissolutions;

•                  make investments, loans or acquisitions;

•                  engage in asset sales;

•                  engage in sale-leaseback transactions;

•                  engage in derivative transactions;

•                  pay dividends, make distributions or redeem or repurchase capital stock;

•                  prepay, redeem or purchase certain indebtedness, including the notes;

•                  enter into agreements or arrangements that block dividends or payments from subsidiaries or contain restrictions on the pledge of assets;

•                  amend or otherwise alter terms of certain material documents;

•                  engage in transactions with affiliates; and

•                  make capital expenditures.

Our Revolving Credit Facility also contains customary representations and warranties and customary affirmative covenants as well as a covenant requiring us to maintain a leverage ratio, defined as consolidated total indebtedness less excess cash, divided by EBITDA for the trailing twelve months, not to exceed 5.0 to 1 as of the end of each quarter when loans under the facility are outstanding. In calculating the leverage ratio, we calculate EBITDA and excess cash, which were $98.4 million and $43.3 million, respectively, for the twelve months ended and as of December 31, 2011, pursuant to the terms of our Revolving Credit Facility. Our leverage ratio as of June 30, 2012 was 3.7 to 1. Our Revolving Credit Facility also includes customary events of defaults, including certain changes of control. If such an event of default occurs, the lenders under our Revolving Credit Facility would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor (subject to the terms of the collateral agreement).

Alabama Facility

In connection with the offering of original notes, we amended and restated the credit agreement governing our Alabama subsidiary’s existing revolving credit facility, which we refer to as the Alabama Facility, to allow our Alabama subsidiary to provide a guarantee of and security with respect to our obligations under the notes and our Revolving Credit Facility and to allow our Alabama subsidiary to make certain distributions in accordance with the Indenture governing the notes.

Size and Maturity.  The Alabama Facility provides a revolving credit commitment of up to $7.0 million. As of December 31, 2011, our Alabama subsidiary did not have any borrowings outstanding under the Alabama Facility. The Alabama Facility matures on July 31, 2013.

Interest Rates and Fees.  Loans drawn under the Alabama Facility bear interest at Republic Bank of Chicago’s prime rate plus 1.0% per annum, with a 5.00% floor.

Security.  All obligations under the Alabama Facility, are secured on a first-priority basis by the assets of our Alabama subsidiary, and our notes and our revolving credit agreement are secured on a second-priority basis by the same collateral. An intercreditor agreement governs the lien priority with respect to this shared collateral.

Restrictive Covenants.  The Alabama Facility restricts our Alabama subsidiary’s ability to incur additional indebtedness, contingent liabilities and liens, make distributions to its equity holders and enter into certain merger and asset sale transactions. The Alabama Facility also requires our Alabama subsidiary to maintain certain financial ratios in order to draw under the facility as well as to maintain a minimum level of current asset coverage as compared to the amount of loans outstanding. The amended and restated Alabama Facility allows our Alabama subsidiary to pay quarterly distributions to the owners of its equity interests to the extent its quarterly earnings exceed the amount of capital expenditures made and changes in net working capital, in each case, during the applicable quarter.

Additional Senior Secured Notes

On July 6, 2012, we completed an offering of $25.0 million aggregate principal amount of 12.75% Senior Secured Notes due 2020.  Other than the interest rate and the maturity date, the terms of such notes are substantially similar to the terms of the Exchange Notes, except that the new notes are not freely tradeable, are not fungible with the Exchange Notes and are not subject to registration rights.

DESCRIPTION OF THE EXCHANGE NOTES

General

The Issuer will issue the notes offered by this prospectus (the “Exchange Notes”) under the Indenture, dated as of April 29, 2011 (the “Indenture”), among itself, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Issuer is issuing the Exchange Notes in exchange for the 10.75% Senior Secured Notes due 2019 that were issued under the Indenture by the Issuer on April 29, 2011 (the “Original Notes”). The Exchange Notes offered hereby and any Original Notes not tendered pursuant to the terms hereof will be treated as a single class under the Indenture, including for purposes of determining whether the required percentage of Holders have given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all Holders. We refer to the Exchange Notes and the Original Notes collectively as the “Notes”.

Certain terms used in this “Description of the Exchange Notes” have the meanings set forth in the section “—Certain Definitions”. As used in this section, “we”, “us” and “our” mean the Issuer and its Subsidiaries and the “Issuer” refers only to Community Choice Financial Inc. and not to any of its Subsidiaries.

The following summary of certain provisions of the Indenture, the Notes, the Security Documents, the Alabama Intercreditor Agreement and the form of the Junior Lien Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements and instruments, including the definitions of certain terms used therein and those terms made a part thereof by the TIA. We urge you to read those agreements and instruments because they, not this description, will define your rights as Holders of the Notes. You may request copies of those documents at our address set forth under the heading “Where You Can Find Additional Information”.

Brief Description of Notes

The Notes are:

•                  general senior obligations of the Issuer;

•                  pari passu in right of payment with all existing and future senior Indebtedness of the Issuer, except as described below with respect to Designated Priority Obligations;

•                  secured, together with the Obligations under our Revolving Credit Agreement and certain hedging obligations, on a first-priority basis by the Collateral owned by the Issuer, subject to certain Liens permitted under the Indenture; provided that any net proceeds resulting from realization upon the Collateral will be applied first to repay the Designated Priority Obligations prior to any payments being made with respect to the Notes Obligations;

•                  equal in priority as to the Collateral owned by the Issuer with respect to Other First Lien Obligations (if any) incurred after the Issue Date;

•                  senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•                  initially guaranteed on a senior basis by each Domestic Subsidiary of the Issuer;

•                  effectively senior to all existing and future unsecured Indebtedness and Junior Lien Indebtedness of the Issuer, to the extent of the value of the Collateral owned by the Issuer (and after giving effect to any senior Lien on such Collateral permitted under the Indenture and the rights of the holders of Designated Priority Obligations to receive any net proceeds resulting from realization upon the Collateral prior to the Holders of the Notes);

•                  effectively subordinated to any existing and future Indebtedness of the Issuer that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets; and

•                  structurally subordinated to all existing and future Indebtedness and other claims and liabilities, including preferred stock, of Subsidiaries of the Issuer that are not Subsidiary Guarantors.

Note Guarantees

The Subsidiary Guarantors, as primary obligors and not merely as sureties, have jointly and severally irrevocably and unconditionally guaranteed, on a senior secured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

Each Domestic Subsidiary in existence as of the Issue Date has guaranteed the Notes. In addition, each Restricted Subsidiary that is not a Guarantor that guarantees Indebtedness of the Issuer or any Subsidiary Guarantor has guaranteed the Notes pursuant to the covenant described under “—Certain Covenants—Additional Note Guarantees”.

Each Guarantee is:

•                  a general senior obligation of the applicable Subsidiary Guarantor;

•                  pari passu in right of payment with all existing and future senior Indebtedness of that Subsidiary Guarantor, except as described below with respect to its guarantee or other obligations in respect of Designated Priority Obligations;

•                  secured on a first-priority basis by the Collateral owned by that Subsidiary Guarantor, subject to certain Liens permitted under the Indenture; provided that, so long as the Alabama Revolving Credit Agreement remains outstanding, the Guarantee provided by our Alabama Subsidiary (the “Alabama Guarantee”), will be secured on a second-priority basis by the Shared Alabama Collateral; and provided further that any net proceeds resulting from realization upon the Collateral will be applied to repay the Designated Priority Obligations prior to any payments being made with respect to the Notes Obligations.

•                  equal in priority as to the Collateral owned by that Subsidiary Guarantor with respect to Other First Lien Obligations of that Subsidiary Guarantor (if any) incurred after the Issue Date;

•                  senior in right of payment to all future Subordinated Indebtedness of that Subsidiary Guarantor;

•                  effectively senior to all existing and future unsecured Indebtedness and Junior Lien Indebtedness of that Subsidiary Guarantor, to the extent of the value of the Collateral owned by that Subsidiary Guarantor (and after giving effect to any senior Lien on such Collateral permitted under the Indenture, including, with respect to the Shared Alabama Collateral, Liens securing the Republic Obligations, as well as the right of the holders of Designated Priority Obligations to receive any net proceeds resulting from realization upon the Collateral prior to the Holders of the Notes);

•                  effectively senior to all existing and future Junior Lien Indebtedness of that Subsidiary Guarantor to the extent of the value of the Collateral owned by such Subsidiary Guarantor;

•                  effectively subordinated to any existing and future Indebtedness of that Subsidiary Guarantor that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets; and

•                  structurally subordinated to all existing and future Indebtedness and other claims and liabilities, including preferred stock, of any Subsidiaries of that Subsidiary Guarantor that are not Subsidiary Guarantors.

In addition, certain of the Issuer’s Subsidiaries do not and certain of the Issuer’s future Subsidiaries may not be required to guarantee the Notes, and Guarantees may be released in certain circumstances. In the event of a bankruptcy, liquidation or reorganization of any Subsidiaries that are not Subsidiary Guarantors, the Subsidiaries that are not

Subsidiary Guarantors will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or any Subsidiary Guarantor.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Any Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed Obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP. If a Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such Indebtedness, a Subsidiary Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to the Notes—The guarantees and security interests provided by the subsidiary guarantors may not be enforceable and, under special circumstances, federal and state statutes may allow courts to void the guarantees and security interests and require holders of Notes to return payments received from the subsidiary guarantors”.

Each Guarantee by a Subsidiary Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)                                  (a) any sale, exchange or transfer (by merger, amalgamation or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Subsidiary Guarantor, in each case, if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture, so long as such Subsidiary Guarantor is also released from its guarantees and all pledges and security, if any, granted in connection with the Revolving Credit Agreement and any other Indebtedness of the Issuer or another Subsidiary Guarantor;

(b)           the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture;

(c)           the Issuer exercising the legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; or

(d)           in the case of any Subsidiary Guarantor that provides a Guarantee after the Issue Date pursuant to the covenant described under “—Additional Note Guarantees”, the release or discharge of all guarantees made by such Subsidiary Guarantor that resulted in the obligation of such Subsidiary to Guarantee the Notes (it being understood that a release subject to a contingent reinstatement is still a release); and

(2)                                  such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the transaction permitting the release of such Guarantee have been complied with.

Ranking

The Indebtedness evidenced by the Notes and the Guarantees is senior Indebtedness of the Issuer or the applicable Subsidiary Guarantor, as the case may be, ranks equal in right of payment with all existing and future senior Indebtedness of the Issuer and the Subsidiary Guarantors, as the case may be, and is secured by the Collateral, which Collateral is shared on an equal and ratable basis with Obligations under our Revolving Credit Agreement and additional First Lien

Obligations (if any) incurred after the Issue Date and, with respect to the Shared Alabama Collateral, is shared on a second- priority basis with the Republic Obligations. The Obligations under our Revolving Credit Agreement, any Lender Hedging Obligations, the Notes Obligations and any additional First Lien Obligations have a first-priority security interest with respect to the Collateral, in each case, subject to Permitted Liens; provided that the Alabama Guarantee (and any other guarantee of First Lien Obligations provided by the Alabama Subsidiary) is secured on a second-priority basis by the Shared Alabama Collateral; and provided further that any net proceeds resulting from realization upon the Collateral will be applied to repay Designated Priority Obligations prior to any payments being made in respect of the Notes Obligations. As a result, the Notes and the Guarantees are effectively subordinated in right of payment to the Republic Obligations to the extent of the value of the Shared Alabama Collateral and to the Designated Priority Obligations to the extent of the value of the remaining Collateral. The security interests to be granted with respect to the Collateral are described under “—Security for the Notes”.

As of June 30, 2012, the Issuer’s and the Subsidiary Guarantors’ outstanding senior Indebtedness was approximately $395.0 million, none of which was outstanding under the Alabama Revolving Credit Agreement and all of which constituted First Lien Obligations. As of June 30, 2012, our borrowing capacity under the Revolving Credit Agreement would have been approximately $39.5 million, after taking into account approximately $0.5 million of undrawn letters of credit and our Alabama Subsidiary’s borrowing capacity under the Alabama Revolving Credit Agreement would have been approximately $7.0 million. The Alabama Subsidiary accounted for approximately $30.7 million, or 9.2%, of our pro forma revenue for 2011, approximately $27.2 million, or 5.3%, of our pro forma total assets and approximately $3.3 million, or 0.7%, of our pro forma total liabilities, in each case, as of December 31, 2011 (in each case, excluding intercompany balances).

All of our operations are conducted through our Subsidiaries. Certain of our existing and future Subsidiaries may not guarantee the Notes, and Guarantees may be released in certain circumstances. Unless a Subsidiary is a Subsidiary Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including the Holders of the Notes. The Notes, therefore, are structurally subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not a Subsidiary Guarantor. Although the Indenture limits the incurrence of Indebtedness by and the issuance of Disqualified Stock and preferred stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”.

Although the Indenture contains limitations on the amount of additional Secured Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances the amount of such additional Secured Indebtedness (including additional First Lien Obligations that share in the Collateral on a pari passu basis) could be substantial. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens”.

Paying Agent and Registrar for the Notes

The Issuer maintains one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.

The Issuer also maintains a registrar. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and makes payments on and facilitates transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. Either the Issuer or any of the Issuer’s Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

The Issuer issued $395,000,000 aggregate principal amount of Original Notes on April 29, 2011, and pursuant to this prospectus, the Issuer is offering to exchange all of the Original Notes for the Exchange Notes. The Notes mature on May 1, 2019. Subject to compliance with the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens”, the Issuer may issue additional Notes from time to time under the Indenture (“Additional Notes”). The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that a separate CUSIP or ISIN would be issued for the Additional Notes, unless the Notes and the Additional Notes are treated as the “same issue” for U.S. federal income tax purposes. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

Interest on the Notes accrues at the rate of 10.75% per annum and is payable semiannually in arrears on May 1 and November 1 to the Holders of Notes of record on the immediately preceding April 15 and October 15. Interest on the Notes accrues from the most recent date to which interest has been paid. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. The Exchange Notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Additional interest may be payable with respect to the Notes in certain circumstances pursuant to the Registration Rights Agreement. See “The Exchange Offer — Liquidated Damages”.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Security for the Notes

The Collateral is pledged to the Collateral Agent for the benefit of each Holder of Notes, the Trustee, the Collateral Agent and each other holder of, or obligee in respect of, any Notes Obligations (the “Noteholder Secured Parties”) together with the other First Lien Holders. The First Lien Obligations (which, as of the Issue Date, consist of the Notes Obligations and the Obligations under our Revolving Credit Agreement and any Lender Hedging Obligations associated therewith), are secured by first-priority security interests in the Collateral, in each case, subject to Permitted Liens; provided that the Alabama Guarantee (and any other guarantee of First Lien Obligations provided by the Alabama Subsidiary) are secured on a second-priority basis by the Shared Alabama Collateral; and provided further that any net proceeds resulting from realization upon the Collateral will be applied to repay Designated Priority Obligations prior to any payments being made with respect to the Notes Obligations. As a result, the Notes and the Guarantees are effectively subordinated in right of payment to the Republic Obligations to the extent of the value of the Shared Alabama Collateral and to the Obligations under our Revolving Credit Agreement and any Lender Hedging Obligations, to the extent of the value of the remaining Collateral. See “—Designated Priority Obligations” and “—Application of Proceeds; Post-Petition Interest”.

The Issuer and the Subsidiary Guarantors may incur additional Indebtedness in the future that could share in the Collateral. The amount of all such additional Indebtedness is limited by the covenants disclosed under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens”. Under certain circumstances the amount of such additional Secured Indebtedness could be significant. See “Risk Factors—Risks Relating to the Notes—Despite our current indebtedness levels and restrictive covenants, we may still be able to incur significant additional indebtedness in the future. This could further exacerbate the risks associated with our substantial financial leverage” and “Risk Factors—Risks Relating to the Notes—There are certain categories of property that are excluded from the Collateral”.

Any additional Indebtedness that is incurred by the Issuer or any Subsidiary Guarantor in compliance with the terms of the Indenture may also be given a Lien on and security interest in the Collateral that ranks junior to the Lien of the Noteholder Secured Parties in the Collateral. See “—Certain Covenants—Liens”. Except as provided in the Junior Lien Intercreditor Agreement, holders of such junior Liens may not realize upon the Collateral so long as any Notes are outstanding.

Description of the Collateral

Subject to the terms described below under “—Release of Collateral” and the exceptions described below, the Collateral consists of substantially all of the property and assets of the Issuer and the Subsidiary Guarantors. The Collateral does not include the following property and assets of the Issuer and the Subsidiary Guarantors (collectively, the “Excluded Assets”):

(1)                                  any property to the extent that and for as long as the grant of a security interest (A) is prohibited by any Requirement of Law, (B) requires consent from any Governmental Authority pursuant to any Requirement of Law that has not been obtained or (C) constitutes a breach or default under or results in the termination of, or requires any consent not obtained under (after use of commercially reasonable efforts to obtain such consents), any Contractual Obligations, except to the extent that such Requirement of Law or provisions of any Contractual Obligations is ineffective under applicable law or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC to prevent the attachment of the security interest granted therein; provided that, (x) at such time as the applicable restrictions described in this clause (1) cease to exist, such property shall immediately and automatically become part of the Collateral and (y) to the extent severable, the Collateral shall in any event include all rights in respect of such property that are not subject to the applicable restrictions described in this clause (1);

(2)                                  any of the outstanding voting equity or other voting ownership interests of any Foreign Subsidiary or any Restricted DRE in excess of 65% of the voting power of all classes of equity or other ownership interests of such Foreign Subsidiary or Restricted DRE, in each case, that are entitled to vote (such stock, “Excluded Capital Stock”);

(3)                                  leasehold real property;

(4)                                  fee owned real property having a value (together with improvements thereof) of less than $1.0 million;

(5)                                  any permit or license issued by a Governmental Authority to the Issuer or any Subsidiary Guarantor or any agreement to which any Grantor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any applicable law validly prohibit the creation by the Issuer or a Subsidiary Guarantor of a security interest in such permit, license or agreement in favor of the Collateral Agent or would give rise to a right of termination by a third party (after giving effect to Section 9-406(d), 9-407(a), 9-408(a) or 9-409 of the New York UCC or any other applicable law (including the Bankruptcy Reform Act of 1978, as codified at Title 11 of the United States Code) or principles of equity);

(6)                                  any Deposit Accounts (and the cash and Cash Equivalents therein) specifically and exclusively used for (i) payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of any Grantor’s employees and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) all taxes required to be collected or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof), taxes owing to any governmental unit thereof, sales, use and excise taxes, customs duties, import duties and independent customs brokers’ charges), other taxes for which the Issuer or a Subsidiary Guarantor may become liable and (iii) any other fiduciary funds, in each case solely to the extent that the failure to remit such funds to the Persons entitled thereto would result under applicable law in potential personal criminal or civil liability to any director, officer, member of management or employee of the Issuer (the cash and Cash Equivalents described in the foregoing clauses (i), (ii) and (iii) being “Excluded Cash”); and

(7)                                  applications filed in the U.S. Patent and Trademark Office to register trademarks or service marks on the basis of the Issuer’s or a Subsidiary Guarantor’s “intent to use” such trademarks or service marks to the extent that granting a Lien therein would adversely affect the validity or enforceability thereof, unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted under the Collateral Agreement (and any other relevant Security Document) and deemed included in the Collateral.

Notwithstanding the foregoing, Excluded Assets do not include any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets).

Security Documents; Appointment of the Collateral Agent

The Issuer, the Subsidiary Guarantors and the Collateral Agent have entered into one or more Security Documents (including the Collateral Agreement) which have created and established the terms of the security interests in the Collateral. The Security Documents and the Collateral are administered by the Collateral Agent, according to the terms set forth in the Collateral Agreement.

The lenders under the Revolving Credit Agreement and the Trustee have, and by accepting a Note, each Holder is deemed to have:

•                  irrevocably appointed the Collateral Agent to act as its agent under the Security Documents; and

•                  irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents or other documents to which it is a party, together with any other incidental rights, powers and discretions; and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf.

Designated Priority Obligations

Under the Collateral Agreement, the Obligations with respect to the Revolving Credit Agreement and Lender Hedging Obligations owed by any Grantor to any agent, arranger or lender, or any Affiliate of an agent, arranger or lender under our Revolving Credit Agreement, are “Designated Priority Obligations”, with the contractual priority described below under “—Application of Proceeds; Post-Petition Interest”. To the extent that the Issuer and the Restricted Subsidiaries incur future Revolving Credit Facility Obligations in accordance with the Indenture (and any other Applicable First Lien Document), the Issuer may designate such Revolving Credit Facility Obligations (and, accordingly, any Lender Hedging Obligations associated with such Revolving Credit Facility Obligations will automatically be designated) as “Designated Priority Obligations” under the Collateral Agreement by providing notice to such effect, together with an Officer’s Certificate certifying that such Revolving Credit Facility Obligations and the Liens associated therewith, have been incurred in compliance with the Indenture (and any other Applicable First Lien Document).

Enforcement of the Security

The lenders under our Revolving Credit Agreement are represented under the Collateral Agreement by the Revolving Administrative Agent and the Holders are represented under the Collateral Agreement by the Trustee. To the extent that the Issuer and the Restricted Subsidiaries incur additional First Lien Obligations, the Issuer will designate such additional First Lien Obligations as “Additional Obligations” under the Collateral Agreement by providing notice to such effect, together with an Officer’s Certificate certifying that such additional First Lien Obligations (and the Liens associated therewith) have been incurred in compliance with the Indenture (and any other Applicable First Lien Document), to the Collateral Agent. Upon such designation, the designated agent of the holders of such additional First Lien Obligations shall deliver a joinder to the Collateral Agreement, thereby acknowledging that the terms of the Collateral Agreement shall be applicable to such holders. Under the Collateral Agreement, each of the Trustee, the Revolving Administrative Agent and any such designated agent is an “Authorized Representative” with respect to the applicable class of First Lien Obligations and the authorized representative of the holders of the Designated Priority Obligations shall be the “Designated Priority Representative”.

The Collateral Agreement contains procedures with respect to the coordination of instructions from the Designated Priority Representative, acting as representative of the holders of Designated Priority Obligations, and the “Applicable Authorized Representative” (as defined below under “—Applicable Authorized Representative”) acting as representative for the particular class of Pari Passu Payment Obligations for which the Applicable Authorized Representative is the Authorized Representative (and not as representative of any other holders of Pari Passu Payment Obligations), with respect to the security interests in the Collateral. If (a) any Event of Default under the Indenture (or any event of default under the Applicable First Lien Document for which the Applicable Authorized Representative is the Authorized Representative) or an event of default under the documentation relating to Revolving Credit Facility Obligations that have been designated as Designated Priority Obligations shall have occurred and be continuing, (b) an insolvency proceeding with respect to the Issuer or any Guarantor is occurring, (c) Revolving Credit Facility Obligations that have been designated as Designated Priority Obligations have been accelerated pursuant to applicable law or (d) Revolving Credit Facility Obligations that have been designated as Designated Priority Obligations otherwise become due in full, the Collateral Agent shall act in relation to the Collateral in accordance with the instructions of (i) on or prior to the date of the payment in full of all of the Designated Priority Obligations (the “Priority Obligations Discharge Date”) the Designated Priority Representative and the Applicable Authorized Representative and (ii) after the Priority Obligations Discharge Date, the Applicable Authorized Representative. Any Person entitled to instruct the Collateral Agent to exercise any right or remedy with respect to the Collateral may give or refrain from giving instructions to the Collateral Agent to exercise or refrain from exercising the Collateral as it sees fit in accordance with the other provisions of the Security Documents.

Subject to the next succeeding paragraph, before giving any instructions to the Collateral Agent to exercise any right or remedy under the Security Documents with respect to the Collateral, the Designated Priority Representative and the Applicable Authorized Representative will consult with one another and with the Collateral Agent in good faith, with a view to coordinating those instructions, for a period of up to 45 days or such shorter period as the Designated Priority Representative and the Applicable Authorized Representative may agree.

The Designated Priority Representative and the Applicable Authorized Representative shall not be obliged to consult in accordance with the immediately preceding paragraph if the Designated Priority Representative and the Applicable Authorized Representative determine in good faith that to enter into such consultation and thereby delay the commencement of enforcement of the Collateral could reasonably be expected to have a material adverse effect on (A) their ability to enforce any of the security interests in the Collateral or (B) the realization of any proceeds of any enforcement of the security interests in the Collateral. If the instructions given to the Collateral Agent by the Designated Priority Representative or the Applicable Authorized Representative conflict with the instructions given to the Collateral Agent by the other party: (i) the Collateral Agent shall promptly notify the Designated Priority Representative and Applicable Authorized Representative and (ii) following such notification, the Designated Priority Representative and such Applicable Authorized Representative shall consult with one another in good faith over the course of at least 15 days (the “Consultation Period”) with a view to resolving the conflict in such instructions, provided that the Consultation Period shall end immediately if the Designated Priority Representative and the Applicable Authorized Representative determine in good faith that such consultation and thereby the delay in the enforcement of the security interest in the Collateral could reasonably be expected to have a material adverse effect on (A) their ability to enforce any of the security interests in the Collateral or (B) the realization of any proceeds of any enforcement of the security interests in the Collateral.

If, following the end of the Consultation Period, the Collateral Agent has not received consistent instructions from the Designated Priority Representative and the Applicable Authorized Representative, the Collateral Agent shall enforce the security interests in the Collateral in accordance with the instructions of the Designated Priority Representative.

Applicable Authorized Representative

The Trustee is the Applicable Authorized Representative. The Trustee (or any successor Applicable Authorized Representative) will remain as such until such time as either (i) the Notes (or the applicable class of Other First Lien Obligations represented by the then-Applicable Authorized Representative) do not represent the largest class of Pari Passu Payment Obligations (determined based on the aggregate principal amount of Indebtedness under such class of Pari Passu Payment Obligations then outstanding, taking into account the accretion of original issue discount with respect to any such Indebtedness issued at a discount) (a “Larger Holder Event”) or (ii) the occurrence of a Non-Controlling Authorized Representative Enforcement Date (such earlier date, the “Applicable Authorized Representative Change Date”). Following an Applicable Authorized Representative Change Date, either (x) in the event that a Larger Holder Event has occurred, the Authorized Representative under the largest class of Pari Passu Payment Obligations then outstanding and (y) in the event that a Non-Controlling Authorized Representative Enforcement Date has occurred, the Major Non-Controlling Authorized Representative, will become the Applicable Authorized Representative.

As of any date, the “Major Non-Controlling Authorized Representative” is the Authorized Representative of the second largest class of Pari Passu Payment Obligations then outstanding (determined on the same basis as described above for determining the largest class of Pari Passu Payment Obligations then outstanding). The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 90 days (throughout which 90-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default under the terms of the applicable class of Pari Passu Payment Obligations and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default with respect to the class of Pari Passu Payment Obligations represented by the Major Non-Controlling Authorized Representative has occurred and is continuing and (ii) such class of Pari Passu Payment Obligations is currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of that class of Pari Passu Payment Obligations; provided, however, that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the Collateral Agent (pursuant to instructions from the Designated Priority Representative or the Applicable Authorized Representative) has commenced and is pursuing any enforcement action with respect to such Collateral with reasonable diligence in light of the then-existing circumstances or (2) at any time the Issuer or any other Grantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

Subject to the discussion set forth under “—Enforcement of the Security” above, (i) the Designated Priority Representative and the Applicable Authorized Representative or (ii) the Applicable Authorized Representative, as applicable, will have the sole right to instruct the Collateral Agent to act or refrain from acting with respect to the Collateral, and the Collateral Agent will not follow any instructions with respect to such Collateral from any other Person. No Authorized Representative of any Pari Passu Payment Obligations secured by the Collateral (other than the Applicable Authorized Representative) will instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral. Other than with respect to the application of proceeds resulting from realization upon the Collateral, the Collateral Agent, acting on the instructions of the Designated Priority Representative or the Applicable Authorized Representative, may deal with the Collateral as if the Designated Priority Obligations and the class of Pari Passu Payment Obligations then represented by the Applicable Authorized Representative were the only classes of First Lien Obligations outstanding. No Authorized Representative of any class of Pari Passu Payment Obligations (other than the Applicable Authorized Representative) may contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent (acting on the instructions of the Designated Priority Representative and the Applicable Authorized Representative). The Collateral Agent, the Designated Priority Representative and each other Authorized Representative will agree that it will not accept any Lien on any Collateral for the benefit of any First Lien Holders (other than funds deposited for the discharge or defeasance of an applicable class of First Lien Obligations) other than pursuant to the

Security Documents. Each First Lien Holder, including the Holders of the Notes by acceptance thereof, will be deemed to have agreed that it will not contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien granted pursuant to the Security Documents, or any of the provisions of the Collateral Agreement.

None of the First Lien Holders may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other First Lien Holder seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the First Lien Holders may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any First Lien Holder obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, in each case, as a result of the enforcement of remedies, at any time prior to the discharge of the each class of First Lien Obligations, then it must hold such Collateral, proceeds or payment in trust for the other First Lien Holders and promptly transfer such Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with provisions of the Collateral Agreement (which are described below).

Application of Proceeds; Post-Petition Interest

The Security Documents provide that the net proceeds from any sale, disposition or other realization of the Collateral upon the enforcement of the security for the First Lien Obligations (including for these purposes distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy case of the Issuer or any of the Subsidiary Guarantors) shall be applied to any Designated Priority Obligations prior to any application to any remaining First Lien Obligations (including the Notes Obligations).

Except as described below under “—Alabama Intercreditor Arrangement” with respect to the Shared Alabama Collateral, proceeds received upon a realization of the Collateral will be applied as follows:

first, to the payment of all costs and expenses incurred by the Collateral Agent in connection with the collection of proceeds or sale of any Collateral or otherwise in connection with the Security Documents, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent on behalf of the Issuer or a Subsidiary Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy of any of the First Lien Holders;

second, to the payment of any Obligations in respect of any expense reimbursements or indemnities then due to any of the Authorized Representatives, in their capacities as such;

third, to the payment of all Designated Priority Obligations on a pro rata basis based on the respective amounts of Designated Priority Obligations then outstanding;

fourth, to the payment of any remaining First Lien Obligations (including the Notes Obligations) on a pro rata basis based on the respective amounts of such remaining First Lien Obligations then outstanding; and

fifth, to the applicable representative of the holders of any Junior Lien Indebtedness then outstanding for application in accordance with the applicable documentation governing such Junior Lien Indebtedness, or, if there is no Junior Lien Indebtedness then outstanding, to the Issuer or such Subsidiary Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In a bankruptcy case of the Issuer or any Subsidiary Guarantor, the holders of the Designated Priority Obligations will be entitled to receive all Post-Petition Interest accruing thereon, whether or not allowable in such bankruptcy case, prior to the Holders of the Notes receiving any payments in respect of the Notes Obligations. If it is held that the claims with respect to the Designated Priority Obligations and the Pari Passu Payment Obligations constitute only one secured class (rather than separate classes for the Designated Priority Obligations and the Pari Passu Payment Obligations), all distributions in such bankruptcy case shall be made as if there were separate classes of claims, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all Pari Passu Payment Obligations), the holders of the Designated Priority Obligations shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the Pari Passu Payment Obligations. The Collateral Agent, the Trustee and the Holders of the notes will agree to turn over to the holders of the Designated Priority Obligations amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of the foregoing, even if such turnover has the effect of reducing their claim or recovery.

Possession of the Collateral; Enforcement Actions

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions, the Issuer and the Subsidiary Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Equity Interests pledged pursuant to the Security Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter the Collateral and to collect, invest and dispose of any income thereon. The Security Documents, however, generally require the Issuer and the Subsidiary Guarantors to deliver to the Collateral Agent and for the Collateral Agent to maintain in its possession certificates evidencing pledges of Equity Interests to the extent such Equity Interests are certificated and to use commercially reasonable efforts to subject all applicable deposit accounts and securities accounts not constituting Excluded Assets to a control agreement in favor of the Collateral Agent. See “Risk Factors—Risks Relating to the Notes—We will, in most cases, have control over the Collateral, and the sale or pledge of particular assets by us could reduce the pool of assets securing the Notes and the guarantees”.

Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law and subject to the provisions of the Security Documents:

(1)                                  all of the rights of the Issuer and the Subsidiary Guarantors to exercise voting or other consensual rights with respect to all Equity Interests included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(2)                                  the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of applicable law and the Security Documents.

Upon the occurrence and during the continuance of an Event of Default, the Security Documents provide that the Collateral Agent may, or at the direction of the Designated Priority Representative and the Applicable Authorized Representative, will, foreclose upon and sell the applicable Collateral and to distribute the net proceeds of any such sale to the First Lien Holders as described above under “—Application of Proceeds; Post-Petition Interest”, subject to any Permitted Liens and any applicable laws.

Certain Perfection Items

The Issuer and the Subsidiary Guarantors completed all filings and other similar actions required in connection with the provision or perfection of security interests in Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code and the pledge of the Capital Stock of any Domestic Subsidiary, in each case on the Issue Date. In addition, the Issuer and the Subsidiary Guarantors used their commercially reasonable efforts to complete all other filings, deposit account control agreements, securities account control agreements and other actions required in connection with the provision or perfection of security interests in Collateral on the Issue Date, but to the extent they were unable to do so without undue burden or expense, in any event completed such actions within 60 days following the Issue Date; provided that, the Issuer and the Subsidiary Guarantors were only required to use commercially reasonable efforts to cause 90% of the Issuer’s and the Susidiaries’ cash and Cash Equivalents (other than Store Cash and Excluded Cash) to be maintained in deposit accounts or securities accounts over which the Collateral Agent (or, in the case of cash and Cash Equivalents of the Alabama Subsidiary, the Collateral Agent’s bailee pursuant to the Alabama Intercreditor Agreement) has “control” (within the meaning of the UCC).

Notwithstanding the foregoing, the Issuer and its Subsidiaries (i) are not required under the terms of the Indenture or the Security Documents to deliver landlord lien waivers, estoppels or collateral access letters, (ii) are not required to take any perfection actions with respect to (a) motor vehicles and other assets subject to certificates of title, (b) commercial tort claims with an individual value of less than $500,000, (c) promissory notes evidencing Indebtedness (other than intercompany Indebtedness) in a principal amount, individually, of less than $500,000, (d) letter-of-credit rights not exceeding $100,000 in value individually or $500,000 in value in the aggregate, (e) “transferable records” (as defined in the Uniform Electronic Transaction Act) not in excess of $500,000 in value, (f) “electronic chattel paper”, to the extent the amount payable thereunder does not exceed $500,000, (g) Excluded Cash or (h) Store Cash and (iii) are not required to take any actions under laws outside the United States to grant, perfect or make enforceable any security interest to the extent the value of any such affected assets does not exceed $5.0 million in the aggregate.

Information Regarding Collateral

The Issuer will furnish to the Collateral Agent, with respect to the Issuer or any Subsidiary Guarantor, prompt written notice of any change in such Person’s (i) organizational name, (ii) jurisdiction of organization or formation, (iii) identity or organizational structure or (iv) organizational identification number. The Issuer and the Subsidiary Guarantors have agreed to make all filings under the Uniform Commercial Code or equivalent statutes, or otherwise that are required by applicable law in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

After-Acquired Property

Subject to certain limitations, if the Issuer or any Subsidiary Guarantor acquires any property which is of the type that would constitute Collateral under the Collateral Agreement or any other Security Document (excluding, for the avoidance of doubt, any Excluded Assets), it shall as soon as practicable (and in any event, within 90 days) after the acquisition thereof execute and deliver such security instruments, financing statements and such certificates and opinions of counsel as are required under the Indenture and the Collateral Agreement to vest in the Collateral Agent a first-priority Lien (subject only to Permitted Liens, including certain purchase money security interests) in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. If granting a Lien in such property requires the consent of a third party, the Issuer or the applicable Subsidiary Guarantor will use commercially reasonable efforts to obtain such consent within 45 days after the acquisition of such property. If such third party does not consent to the granting of such Lien after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such Lien.

Further Assurances

The Security Documents and the Indenture provide that the Issuer and the Subsidiary Guarantors shall, at their sole expense, do all acts that may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the Noteholder Secured Parties (and any other First Lien Holders), duly created, enforceable and perfected first-priority Liens in the Collateral, subject only to (i) Permitted Liens and (ii) the perfection exceptions described above under “—Certain Perfection Items”. As necessary, or upon request of the Collateral Agent, the Issuer and the Subsidiary Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions as may be necessary to assure, perfect, transfer and confirm the rights conveyed by the Security Documents, to the extent permitted by applicable law.

Limitation on Collateral Consisting of Subsidiary Securities

Upon completion of the exchange offer, we will become subject to Rule 3-16 of Regulation S-X under the Securities Act. As a result, the stock, other equity interests and other securities of a Subsidiary of the Issuer otherwise constituting Collateral will constitute Collateral for the benefit of the Holders only to the extent that such stock, equity interests and other securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other U.S. Federal law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. Federal government agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act (or any such other U.S. Federal law, rule or regulation) is then applicable to us and requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s stock, equity interests or other securities secure the Notes, then the stock, equity interests and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to such requirement).

However, if Rule 3-16 of Regulation S-X under the Securities Act is thereafter amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any law, rule or regulation is adopted, which would permit) such Subsidiary’s stock, equity interests and other securities to secure the Notes in excess of the amount then pledged without filing with the SEC (or any other U.S. Federal governmental agency) of separate financial statements of such Subsidiary, then the stock, equity interests and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to any such financial statement requirement).

In accordance with the limitations described in the two immediately-preceding paragraphs, if Rule 3-16 of Regulation S-X under the Securities Act becomes applicable to us, the Collateral for the benefit of the Holders will include stock, other equity interests and other securities of existing and future Subsidiaries of the Issuer only to the extent that the applicable value of such stock, other equity interests and other securities (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. As a result (but subject to the proviso in the immediately preceding sentence), the portion of the stock, other equity interests and other securities of Subsidiaries constituting Collateral for the benefit of the Holders may decrease or increase as described above. See “Risk Factors—Risks Relating to the Notes—The pledge of capital stock, other securities and similar items of CCFI and our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute Collateral when the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.”

Certain Limitations on the Collateral

No appraisals of any of the Collateral were prepared by or on behalf of the Issuer or any Subsidiary Guarantor in connection with the issuance and sale of the Notes. The value of the Collateral in the event of liquidation will depend on many factors. Consequently, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the First Lien Obligations (including the Notes), or may produce proceeds sufficient to pay only Designated Priority Obligations and not the Notes or the other Pari Passu Payment Obligations. See “Risk Factors—Risks Relating to the Notes—The Collateral may not be valuable enough to satisfy all the obligations secured by such Collateral”.

The fair market value of the Collateral is subject to fluctuations based on a number of factors, including, among others, prevailing interest rates, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will be dependent on numerous factors, including the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, some of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Issuer’s and the Subsidiary Guarantors’ Obligations under the Notes. Any claim for the difference between the amount, if any, realized by Holders from the sale of Collateral securing the Notes and the Obligations under the Notes will rank equally in right of payment with all of the Issuer’s and the Subsidiary Guarantors’ other unsecured senior debt and other unsubordinated obligations, including trade payables. To the extent that third parties establish Liens on the Collateral, such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent or the Holders to realize or foreclose on the Collateral. The Issuer may also issue Additional Notes as described above or otherwise incur Obligations that would be secured by the Collateral, the effect of which would be to increase the amount of Indebtedness secured equally and ratably by the Collateral. The ability of the Holders to realize on the Collateral may also be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “—Certain Bankruptcy Limitations”.

Certain Bankruptcy Limitations

In addition to the limitations described above, the right of the Collateral Agent to obtain possession of, exercise control over or dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if the Issuer or any Subsidiary Guarantor were to have become a debtor under the U.S. Bankruptcy Code prior to the Collateral Agent having obtained possession of, exercised control over or disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited by the automatic stay from obtaining possession of its collateral from a debtor in a bankruptcy case, or from exercising control over or disposing of collateral taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection”.

The term “adequate protection” is not defined in the U.S. Bankruptcy Code, but it includes making periodic cash payments, providing an additional or replacement Lien or granting other relief, in each case to the extent that the collateral decreases in value during the pendency of the bankruptcy case as a result of, among other things, the imposition of the automatic stay, the use, sale or lease of such collateral or any grant of a “priming lien” in connection with debtor-in-possession financing (“DIP Financing”). The type of adequate protection provided to a secured creditor will vary according to the circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or decrease in value of the Collateral.

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens, including, with respect to the Shared Alabama Collateral, the Republic Liens) is not sufficient to repay all amounts due on the First Lien Obligations, the Holders would hold secured claims to the extent of the value of the Collateral (which would be shared ratably with other remaining First Lien Obligations, after the Designated Priority Obligations have been paid in full) and would hold unsecured claims with respect to any shortfall. Under the U.S. Bankruptcy Code, a secured creditor’s claim includes interest and any reasonable fees, costs or charges provided for under the agreement under which such claim arose if the claims are oversecured. In addition, if the Issuer or the Subsidiary Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may void certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances. See “Risk Factors—Risks Relating to the Notes—The guarantees and security interests provided by the subsidiary guarantors may not be enforceable and, under specific circumstances, Federal and state courts may void the guarantees and security interests and require holders to return payments received from the subsidiary guarantors.” and “—Because each subsidiary guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the subsidiary guarantors.”

In the event the Issuer or any Subsidiary Guarantor becomes a debtor in a bankruptcy case, the Issuer or such Subsidiary Guarantor may enter into DIP Financing. As a result of any DIP Financing, the Liens on the Collateral securing the Notes and the Guarantees may, without any further action or consent by the Trustee, the Collateral Agent or the Holders, be made junior and subordinate to Liens granted to secure such DIP Financing so long as the Issuer or the applicable Subsidiary Guarantor can show that (i) it could not obtain credit otherwise and (ii) there is adequate protection of the interests of the holder of the Lien on the assets on which such priming Lien is proposed to be granted. See “Risk Factors—Risks Relating to the Notes—Bankruptcy laws may limit the ability of holders of the Notes to realize value from the collateral”, “—Any future pledge of collateral or guarantee in favor of the holders of the Notes might be voidable in bankruptcy”.

Junior Lien Intercreditor Arrangements

If the Issuer or any other Grantor incurs any Indebtedness that is secured by the Collateral on a junior basis to the Liens securing the Notes Obligations and the other First Lien Obligations (“Junior Lien Indebtedness”), the Collateral Agent, as representative for the holders of First Lien Obligations, and the representative of the holders of the Junior Lien Indebtedness will enter into a junior lien intercreditor agreement (a “Junior Lien Intercreditor Agreement”), in substantially the form attached as an exhibit to the Indenture.

The Junior Lien Intercreditor Agreement will provide, among other things, that (i) the Liens on the Collateral securing the Junior Lien Indebtedness will be junior to the Liens on the Collateral securing the First Lien Obligations (including the Notes Obligations), and, consequently, the First Lien Holders (including the Holders of the Notes) will be entitled to receive the proceeds resulting from realization upon any Collateral prior to the holders of any Junior Lien Indebtedness, (ii) during any insolvency proceedings, the Collateral Agent and the agents for any Junior Lien Indebtedness will coordinate their efforts to give effect to the relative priority of their Liens on the Collateral and (iii) certain procedures for enforcing the Liens on the Collateral will be followed. Pursuant to the terms of the Junior Lien Intercreditor Agreement, prior to the discharge of the Liens pursuant to the Security Documents, the Applicable Authorized Representative will determine the time and method by which the security interest in the Collateral will be enforced. The agents for any Junior Lien Indebtedness will not be permitted to enforce the security interest and certain other rights related to the Junior Lien Indebtedness on the Collateral even if an event of default under such Junior Lien Indebtedness has occurred or such Junior Lien Indebtedness has been accelerated, except in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to such Junior Lien Indebtedness and in certain other circumstances.

Alabama Intercreditor Arrangement

On the Issue Date, the Collateral Agent (as representative of the First Lien Holders), Republic Bank and the Alabama Subsidiary entered into the Alabama Intercreditor Agreement. The Alabama Intercreditor Agreement provides that any and all Liens on the Shared Alabama Collateral in favor of any First Lien Holder securing the First Lien Obligations will be subordinated to the Liens on the Shared Alabama Collateral in favor of Republic Bank (or its successor, including by refinancing) securing the Republic Obligations. The terms of such subordination are substantially similar to those described above with respect to the subordination of the Liens securing Junior Lien Indebtedness to the Liens securing First Lien Obligations, as provided for under the Junior Lien Intercreditor Agreement; provided, however, that, upon the occurrence of any of the following: (i) the acceleration of the Republic Obligations, (ii) the occurrence of a payment default under the Alabama Revolving Credit Agreement that is not cured or waived within 60 days of its occurrence, (iii) the termination by Republic Bank (or its successor, including by refinancing) of its commitment to lend under the Alabama Revolving Credit Facility or (iv) the commencement of a bankruptcy or other insolvency proceeding against the Alabama Subsidiary (any of the foregoing, a “Purchase Event”), the First Lien Holders shall have the option to purchase the Republic Obligations at par. Under the terms of the Alabama Intercreditor Agreement, the First Lien Holders must purchase all of the Republic Obligations if any are purchased. Following the occurrence of a Purchase Event, Republic Bank (or its successor, including by refinancing) shall give the Collateral Agent notice thereof. Upon receipt of such notice, pursuant to the Collateral Agreement, the Collateral Agent shall notify the representatives of each class of First Lien Obligations thereof. Upon receipt of notice from the Collateral Agent, the Trustee shall notify the Holders, who shall have 10 Business Days to notify the Trustee of their intent to participate in the purchase of the Republic Obligations, together with the amount of their maximum purchase commitment. If the aggregate amount of the purchase commitments of all First Lien Holders equals or exceeds the aggregate amount of the Republic Obligations, the First Lien Holders providing such commitments shall purchase ratably (in relation to their purchase commitments) the Republic Obligations pursuant to an assignment and assumption agreement, the form of which is attached to the Alabama Intercreditor Agreement, with such purchase to be completed promptly following the Collateral Agent’s notice to Republic Bank of the intent of the First Lien Holders to purchase the Republic Obligations.

Release of Collateral

The Issuer and the Subsidiary Guarantors will be entitled to the release of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

•                  to enable the disposition of such property or assets, including Capital Stock (other than to the Issuer or a Subsidiary Guarantor), to the extent not prohibited under the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

•                  in the case of a Subsidiary Guarantor that is released from its Guarantee, the release of the property and assets of such Subsidiary Guarantor;

•                  to the extent such Collateral is comprised of property leased to the Issuer or a Subsidiary Guarantor, upon termination or expiration of such lease;

•                  with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by the Indenture; or

•                  as described under “—Amendment, Supplement and Waiver” below.

The security interests in all Collateral securing the Notes for the benefit of the Noteholder Secured Parties also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and payment in full of all other Notes Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid, or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Legal Defeasance and Covenant Defeasance” or a discharge of the Indenture as described under “—Satisfaction and Discharge”.

To the extent applicable, the Issuer will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee.

Notwithstanding anything to the contrary in the preceding paragraph, the Issuer will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to the released Collateral.

The Issuer will not be required to comply with TIA §314(d) with respect to any of the following:

(1)                                  cash payments (including for the scheduled repayment of Indebtedness) in the ordinary course of business;

(2)                                  sales or other dispositions of inventory in the ordinary course of business;

(3)                                  collections, sales or other dispositions of accounts receivable in the ordinary course of business; and

(4)                                  sales or other dispositions in the ordinary course of business of any property the use of which is no longer necessary or desirable in, and is not material to, the conduct of the business of the Issuer and its Subsidiaries;

provided, however, the Issuer’s right to rely on the above will be conditioned upon the Issuer’s delivering to the Trustee, within 30 calendar days following the end of each six-month period beginning on April 1 and October 1 of any year, an Officers’ Certificate to the effect that all releases during such six-month period in respect of which the Issuer did not comply with TIA §314(d) in reliance on the above were made in the ordinary course of business.

The Issuer will otherwise comply with the provisions of TIA §314.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders”. We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer is not entitled to redeem the Notes at its option prior to May 1, 2015.

At any time prior to May 1, 2015, the Issuer may redeem all or a part of the Notes, upon notice as described under the heading “—Repurchase at the Option of Holders—Selection and Notice”, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after May 1, 2015, the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading “—Repurchase at the Option of Holders—Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on May 1 of each of the years indicated below:

Year	Percentage
2015	105.375%
2016	102.688%
2017 and thereafter	100.000%

In addition, until May 1, 2014, the Issuer may, at its option, upon notice as described under the heading “—Repurchase at the Option of Holders—Selection and Notice”, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 110.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that (a) at least $165.0 million in aggregate principal amount of Notes (including any Exchange Notes issued in exchange therefor) issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

In addition, during each 12-month period, commencing with the 12-month period from May 1, 2011 to May 1, 2012, to and including the 12-month period from May 1, 2014 to May 1, 2015, the Issuer will be entitled to redeem up to 10% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date; provided that at least $165.0 million in aggregate principal amount of Notes (including any Exchange Notes issued in exchange therefor) issued under the

Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption.

In connection with any optional redemption, the Issuer shall give notice of such redemption and the Trustee shall select the Notes to be redeemed in such redemption, in each case, in the manner described under “—Repurchase at the Option of Holders—Selection and Notice”.

Repurchase at the Option of Holders

Change of Control

The Notes provide that if a Change of Control occurs, unless, prior to the time the Issuer is required to make a Change of Control Offer (as defined below), the Issuer has previously mailed or concurrently mails a redemption notice with respect to all the outstanding Notes as described under “—Selection and Notice” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1)                                  that a Change of Control Offer is being made pursuant to the covenant captioned “—Repurchase at the Option of Holders—Change of Control” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)                                  a description of the transaction or transactions constituting a Change of Control;

(3)                                  the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(4)                                  that any Note not properly tendered will remain outstanding and continue to accrue interest;

(5)                                  that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(6)                                  that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7)                                  that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(8)                                  that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000;

(9)                                  if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(10)                            such other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)                                  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)                                  deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)                                  deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Revolving Credit Agreement provides, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Revolving Credit Agreement and/or such other agreement, we could seek a waiver of such default or seek to refinance our Revolving Credit Agreement and/or such other agreement. In the event we do not obtain such a waiver or refinance the Revolving Credit Agreement and/or such other agreement, such default could result in amounts outstanding under our Revolving Credit Agreement and/or such other agreement being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes—We may not be able to satisfy our obligations to holders of the Notes upon a change of control”.

The Change of Control purchase feature of the Notes may in certain circumstances make it more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens”. Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 95% in aggregate principal amount of outstanding Notes validly tender and do not withdraw their Notes in connection with a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as contemplated by the immediately preceding paragraph, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days have elapsed since such purchase pursuant to the applicable Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to the Redemption Date.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control, including the definition of Change of Control, may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

(a)           The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(1)                                  the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(2)                                  except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)                                  without limitation of the provisions described above under “—Security for the Notes—After-Acquired Property” and “—Security for the Notes—Further Assurances”, to the extent that any consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale (including, for avoidance of doubt, any Designated Non-cash Consideration and any assets received in a Permitted Asset Swap) consists of assets of the type that would constitute Collateral, such assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are as soon as reasonably practicable (and in any event within 90 days) after their acquisition added to the Collateral.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(i)            to permanently reduce any Revolving Credit Facility Obligations, and to correspondingly reduce any outstanding commitments with respect thereto;

(ii)           to make one or more offers to the Holders of the Notes (and, at the option of the Issuer, the holders of Other First Lien Obligations) to purchase Notes (and reduce such Other First Lien Obligations) pursuant to and subject to the conditions contained in the Indenture (each, an “Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (ii), the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that if the Issuer or such Restricted Subsidiary shall so reduce any Other First Lien Obligations, the Issuer will equally and ratably reduce Indebtedness under the Notes by making an offer to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of the Notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount;

(iii)          to make (a) one or more Investments in any business or businesses, provided that any such Investment is in the form of the acquisition of Capital Stock that results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets that are, in the case of each of (a), (b) and (c), used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale (any businesses, properties or assets acquired pursuant to clause (a), (b) or (c) together, the “Additional Assets”); provided that, without limitation of the provisions described above under “—Security for the Notes—Further Assurances” and “—Security for the Notes—After-Acquired Property”, any such Additional Assets acquired with Net Proceeds from an Asset Sale of Collateral are as soon as reasonably practicable (and in any event, within 90 days) after their acquisition added to the Collateral; or

(iv)          to the extent such Net Proceeds are not from Asset Sales of Collateral, to permanently reduce Indebtedness of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor, other than Indebtedness owed to the Issuer, a Subsidiary Guarantor or a Restricted Subsidiary;

provided that, in the case of clause (iii) above, a binding commitment to acquire Additional Assets shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds unless the Net Proceeds are otherwise applied pursuant to any or all of clauses (i) through (iv) above, including, subject to the proviso below, the entry into a new Acceptable Commitment, prior to the later of (x) the date that is six months following the date of such cancellation or termination and (y) the expiration of the Application Period; provided, further that the Issuer or such Restricted Subsidiary may only enter into a new Acceptable Commitment under the foregoing provision one time with respect to each Asset Sale.

Any Net Proceeds from the Asset Sales covered by this clause (a) that are not invested or applied as provided and within the time period set forth in the preceding paragraph, less the amount of cash applied by the Issuer during the six months preceding the date of receipt of such Net Proceeds to redeem Notes pursuant to the fifth paragraph under “—Optional Redemption” (other than any such cash applied in respect of accrued and unpaid interest), will be deemed to constitute

“Excess Proceeds”; provided that, in the event there have been multiple Asset Sales, cash applied with respect to any particular redemption pursuant to such paragraph shall only be deducted from the calculation of Excess Proceeds one time. When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an Asset Sale Offer to all Holders of the Notes and, if required by the terms of any Other First Lien Obligations, to the holders of such Other First Lien Obligations, to purchase the maximum aggregate principal amount of the Notes and such Other First Lien Obligations that is equal to $1,000 or an integral multiple thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligation with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the Application Period.

To the extent that the aggregate amount of Notes and such Other First Lien Obligations tendered or otherwise surrendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may, subject to the other covenants contained in the Indenture, use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Other First Lien Obligations surrendered by such Holders and holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select the Notes and such Other First Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Other First Lien Obligations tendered or surrendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Issuer or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale covered by this covenant as provided in, and within the time periods required by, this covenant, the balance of such Net Proceeds, if any, from such Asset Sale shall be released by the Collateral Agent to the Issuer or such Restricted Subsidiary for use by the Issuer or such Restricted Subsidiary for any purpose not prohibited by the terms of the Indenture.

(b)           Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds to temporarily reduce revolving credit Indebtedness or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

(c)           For purposes of this covenant, the following are deemed to be cash or Cash Equivalents:

(1)                                  any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or any Restricted Subsidiary, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2)                                  any securities, notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(3)                                  any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of $15.0 million and 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Selection and Notice

If the Issuer is redeeming or repurchasing less than all of the Notes at any time, the Trustee will select the Notes to be redeemed or repurchased (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (ii) on a pro rata basis to the extent practicable or (iii) by lot or such other similar method in accordance with the procedures of DTC. No Notes of $2,000 or less can be redeemed or repurchased in part.

Notices of purchase or redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or Redemption Date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

Notice of any redemption upon any Equity Offering or other securities offering or financing, or in connection with a transaction (or series of related transactions) that constitute a Change of Control, may, at the Issuer’s discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, securities offering, financing or Change of Control.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1)                                  “—Repurchase at the Option of Holders—Asset Sales”, but only to the extent relating to properties or assets of the Issuer or any Restricted Subsidiary that do not constitute Collateral;

(2)                                  “—Limitation on Restricted Payments”;

(3)                                  “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)                                  clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)                                  “—Transactions with Affiliates”; and

(6)                                  “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”.

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events.

The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period”. In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of the Restricted Subsidiaries prior to such reinstatement that would otherwise be a breach of any Suspended Covenant will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (x) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period, and all events set forth in clause (3) of the first paragraph under “—Limitation on Restricted Payments” (including Consolidated Net Income earned) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments the Issuer or any Restricted Subsidiary is permitted to make pursuant to such clause (3) after the applicable Reversion Date, and (y) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (4) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”. No Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I)                                    declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, consolidation or amalgamation, other than:

(a)           dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b)           dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II)                                purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Entity, including in connection with any merger, consolidation or amalgamation;

(III)                            make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect to, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, other than:

(a)           Indebtedness permitted to be incurred under clause (8) or (9) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(b)           the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(c)           the giving of an irrevocable notice of redemption with respect to transactions described in clause (2) or (3) of the second paragraph of this covenant; or

(IV)                            make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) (other than any exception thereto) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)                                  no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)                                  immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3)                                  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments made pursuant to clause (1), (4), (8) or (11) of the next succeeding paragraph, but excluding all other Restricted Payments made pursuant to the next succeeding paragraph), is less than the sum of (without duplication):

(a)           50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing prior to the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)           100% of the aggregate cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than cash proceeds to the extent such cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (13)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or have been used to make Restricted Payments pursuant to clause (2) of the second paragraph of this covenant) from the issue or sale of:

(i)                                     (A)                              Equity Interests of the Issuer, excluding cash proceeds and the marketable securities or other property received from the sale of:

(x)                                   Equity Interests to any future, current or former employee, director or consultant of the Issuer, any Parent Entity or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y)                                 Designated Preferred Stock; and

(B)                                Equity Interests of Parent Entities, to the extent such cash proceeds are actually contributed to the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of Parent Entities or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii)                                  debt securities of the Issuer that have been subsequently converted into or exchanged for Equity Interests of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)                                  100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than cash proceeds, marketable securities or other property to the extent such cash proceeds, marketable securities or other property (i) have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (13)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (ii) have been used to make Restricted Payments pursuant to clause (2) of the second paragraph of this covenant, (iii) are contributed by a Restricted Subsidiary or (iv) constitute Excluded Contributions); plus

(d)                                 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i)                                     the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, that constitute Restricted Investments made by the Issuer or the Restricted Subsidiaries, in each case, after the Issue Date;

(ii)                                  the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary after the Issue Date (other than to the extent any Investments made in such Unrestricted Subsidiary constituted Permitted Investments); or

(iii)                               a distribution or a dividend from an Unrestricted Subsidiary after the Issue Date (only to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income); plus

(e)                                  in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date (other than to the extent any Investments made in such Unrestricted Subsidiary constituted Permitted Investments), the fair market value, as determined by the Board of the Issuer in good faith, of the Investment in such Unrestricted Subsidiary (if such fair market value exceeds $35.0 million, the fair market value thereof shall be as determined (and confirmed in writing) by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary.

The foregoing provisions will not prohibit:

(1)                                  the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

(2)                                  the redemption, repurchase, retirement or other acquisition of any Equity Interests or Subordinated Indebtedness of the Issuer in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer or contributions to the equity capital of the Issuer (other than Excluded Contributions) (in each case, other than any Disqualified Stock or, except in the case of a redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness, Preferred Stock); provided that the amount of any such proceeds that are utilized for any such Restricted Payment are excluded from clause 3(b) of the preceding paragraph;

(3)                                  the redemption, defeasance, repurchase or other acquisition or retirement of (i) Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor made in exchange for, or out of the proceeds of a sale made within 45 days of, new Indebtedness of the Issuer or a Subsidiary Guarantor, as the case may be, or (ii) Disqualified Stock of the Issuer or a Subsidiary Guarantor made in exchange for, or out of the proceeds of a sale made within 45 days of, Disqualified Stock of the Issuer or a Subsidiary Guarantor, that, in each case, is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, so long as:

(a)                                  the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness, or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b)                                 such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, defeased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)                                  such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so purchased, defeased, redeemed, repurchased, exchanged, acquired or retired; and

(d)                                 such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so purchased, defeased, redeemed, repurchased, exchanged, acquired or retired;

(4)                                  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Entity held by any future, present or former employee, director or consultant of the Issuer or any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $7.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $15.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)                                  the cash proceeds from the sale of Equity Interests (other than Disqualified Stock and Preferred Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors or consultants of the Issuer; any of its Subsidiaries or any Parent Entity, that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement for value will not increase the amount available for Restricted Payments under clause (3) of the immediately preceding paragraph; plus

(b)                                 the cash proceeds of key man life insurance policies received by the Issuer or the Restricted Subsidiaries after the Issue Date; less

(c)                                  the amount of any Restricted Payments previously made with the cash proceeds described in clause (a) or (b) of this clause (4);

(5)                                  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of the Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that all such dividends are included in the calculation of “Fixed Charges”;

(6)                                  the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued by the Issuer or any of the Restricted Subsidiaries after the Issue Date and the declaration and payment of dividends to a Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of such Parent Entity issued after the Issue Date; provided that (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of related dividends) on a pro forma basis, the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and the Restricted Subsidiaries would have been at least 2.00 to 1.00 and (y) the amount of dividends paid pursuant to this clause (6) shall not exceed the aggregate amount of cash actually received by the Issuer or the Restricted Subsidiaries from the sale of such Designated Preferred Stock; and provided further that all such dividends are included in the calculation of “Fixed Charges”;

(7)                                  payments made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)                                  the declaration and payment of dividends on the Issuer’s common equity (or the payment of dividends to any Parent Entity to fund a payment of dividends on such Parent Entity’s common equity), following consummation of the first public offering of the Issuer’s common equity or the common equity of such Parent Entity after the Issue Date, of up to 6% per annum on the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common equity registered on Form S-8 and other than any public sale, the proceeds of which constitute an Excluded Contribution;

(9)                                  Restricted Payments in an amount equal to the unused amount of Excluded Contributions previously received;

(10)                            [intentionally omitted];

(11)                            the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that (x) prior to such repurchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third Person permitted by the Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and (y) all Notes tendered by Holders in connection with the relevant Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(12)                            the declaration and payment of dividends by the Issuer to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity to pay, in each case without duplication,

(a)                                  franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)                                 foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from the Issuer’s Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any calendar year does not exceed the amount that the Issuer and its Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such calendar year were the Issuer, the Restricted Subsidiaries and the Issuer’s Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;

(c)                                  (i) customary salary, bonus and other benefits payable to officers, employees and directors of any Parent Entity and (ii) general corporate operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any Parent Entity, in each case, to the extent such salary, bonus, other benefits, costs and expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, including the Issuer’s proportionate share of such amounts relating to such Parent Entity being a public company;

(d)                                 fees and expenses (other than to Affiliates of the Issuer) related to any unsuccessful equity or debt offering of such Parent Entity;

(e)                                  cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any Parent Entity; and

(f)                                    amounts that would be permitted to be paid by the Issuer under clause (3), (4), (5), (8) or (11) of the covenant described under “—Transactions with Affiliates”; provided that the amount of any dividend or distribution under this clause (12)(f) to permit any such payment shall reduce Consolidated Net Income of the Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Issuer if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (12)(f) and such payment would have been added back to (or, would have been deducted from) EBITDA if such payment had been made directly by the Issuer, in each case, in the period such payment is made;

(13)                            the repurchase, redemption, or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer, in each case, permitted under the Indenture;

(14)                            the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(15)                            Restricted Payments by the Issuer to any Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by the Issuer; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (i) all property acquired (whether Equity Interests or other assets) to be contributed to the capital of the Issuer or one of the Restricted Subsidiaries (and which contribution is not an Excluded Contribution) or (ii) the merger or amalgamation of the Person formed or acquired into the Issuer or one of the Restricted Subsidiaries (to the extent not prohibited by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph or any other provision of this paragraph and (E) such Investment shall have been permitted by and shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this covenant or pursuant to the definition of “Permitted Investments” pursuant to which the Issuer would have been entitled to have made such Investment if made by the Issuer; and

(16)                            the Special Dividend and the Special Options Distribution;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this covenant, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (1) through (16) above, or is permitted to be made pursuant to the first paragraph of this covenant (including by virtue of qualifying as a Permitted Investment), the Issuer will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this covenant. Payments or other actions permitted by this covenant need not be permitted solely by reference to one provision permitting such payment or other action but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such payment or other action (including pursuant to any section of the definition of “Permitted Investment”).

All of the Issuer’s Subsidiaries are Restricted Subsidiaries, other than the Current Unrestricted Subsidiary. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments”. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (9) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of the Subsidiary Guarantors may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and the Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1)                                  the incurrence of Indebtedness under Credit Facilities by the Issuer or any of the Restricted Subsidiaries and the issuance or creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at any one time not to exceed $40.0 million; provided that, to the extent that less than $7.0 million in aggregate principal amount of Indebtedness is outstanding pursuant to clause (2) below, such $40.0 million amount may be increased by an amount equal to the positive difference, if any, of $7.0 million less the aggregate principal amount of Indebtedness outstanding pursuant to clause (2) below;

(2)                                  the incurrence of Indebtedness under the Alabama Revolving Credit Agreement by the Alabama Subsidiary, up to an aggregate principal amount outstanding at any one time not to exceed $7.0 million; provided that, to the extent any Indebtedness in aggregate principal amount in excess of $40.0 million has been incurred pursuant to the proviso in clause (1) above and is outstanding, such $7.0 million amount in this clause (2) shall be reduced by such excess amount;

(3)                                  the incurrence by the Issuer and any Subsidiary Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes, but including any Exchange Notes and Guarantees thereof);

(4)                                  Indebtedness of the Issuer and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clause (1), (2) or (3));

(5)                                  Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of the Restricted Subsidiaries to finance the purchase, lease, construction, installation or improvement of property (real or personal), equipment or other asset that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and Indebtedness, Disqualified Stock and Preferred Stock incurred or issued to refund, refinance, replace, renew, extend or defease any

Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under this clause (5); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (5), when aggregated with the outstanding amount of Indebtedness, Disqualified Stock and Preferred Stock incurred or issued to refund, refinance, replace, renew, extend or defease Indebtedness, Disqualified Stock or Preferred Stock initially incurred or issued in reliance on this clause (5), does not exceed the greater of $10.0 million and 2.0% of Total Assets;

(6)                                  Indebtedness incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar facilities entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, in each case (other than in the case of performance or surety bonds incurred to satisfy a regulatory requirement) incurred in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7)                                  Indebtedness arising from agreements of the Issuer or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(8)                                  Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Notes; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9)                                  Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall be expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor, as the case may be; provided further, that any subsequent transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(10)                            shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of the Restricted Subsidiaries or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(11)                            Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;

(12)                            obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, incurred in the ordinary course of business;

(13)                            (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or Designated Preferred Stock and sales of Equity Interests to any Subsidiary of the Issuer) as determined in accordance with clause (3)(b) or (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clause (1), (2) or (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued pursuant to this clause (13)(b), does not exceed $35.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (13)(b) shall cease to be deemed incurred or issued for purposes of this clause (13)(b) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (13)(b); provided that, in the case of any such Indebtedness that is secured by a Lien, the foregoing reclassification shall only be effective if and to the extent that the Issuer and the Restricted Subsidiaries would be able to incur (and as a result of such reclassification are deemed to have incurred) such Lien pursuant to clause (19) or (38) of the definition of “Permitted Liens”);

(14)                            the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or the issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or Preferred Stock that serves to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant or clause (3), (4) or (13)(a) above, or clause (15) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, Disqualified Stock or Preferred Stock, including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees and accrued and unpaid interest in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)                                  has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity, of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, renewed, extended or defeased,

(b)                                 to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases (i) Indebtedness subordinated or pari passu (without giving effect to security interests) to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu (without giving effect to security interests) to the same extent as the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)                                  shall not include:

(i)                                     Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor or the Issuer that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii)                                  Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor or the Issuer that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(iii)                               Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(15)                            Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, amalgamated with or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving pro forma effect to such acquisition, amalgamation, merger or consolidation, either

(a)                                  the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or

(b)                                 the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition, amalgamation, merger or consolidation;

(16)                            cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, endorsements of instruments for deposit, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business;

(17)                            Indebtedness of the Issuer or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility incurred pursuant to clause (1) above, in a principal amount not in excess of the stated amount of such letter of credit and only so long as such letter of credit remains outstanding;

(18)                            any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such guaranteed Indebtedness is permitted under the terms of the Indenture and, in the case of any such guarantee by a Restricted

Subsidiary, such Restricted Subsidiary is in compliance with the covenant described under “—Additional Note Guarantees”;

(19)                            Indebtedness of Foreign Subsidiaries of the Issuer not to exceed at any one time outstanding, and together with any other Indebtedness incurred under this clause (19), the greater of $35.0 million and 7.0% of Total Assets;

(20)                            Indebtedness of the Issuer or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(21)                            Indebtedness of the Issuer or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(22)                            Indebtedness consisting of Indebtedness issued by the Issuer or any of the Restricted Subsidiaries to future, current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Entity to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”; and

(23)                            any obligation, or guaranty of any obligation, of the Issuer or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Issuer or a Restricted Subsidiary incurred in the ordinary course of business as part of a Similar Business for all or any portion of the amounts payable by such customers to the Person extending such credit.

Notwithstanding the foregoing, Restricted Subsidiaries that are not Subsidiary Guarantors shall not be permitted to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (5), (13)(b) or (19) above if, after giving effect to such incurrence or issuance, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors outstanding pursuant to such clauses, together with the aggregate liquidation preference of Disqualified Stock and Preferred Stock issued by Restricted Subsidiaries that are not Subsidiary Guarantors outstanding pursuant to such clauses, would exceed the greater of $55.0 million and 11.0% of Total Assets.

For purposes of determining compliance with this covenant:

(1)                                  in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) of the preceding paragraph or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify, and may later reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that (x) all Indebtedness outstanding under the Revolving Credit Agreement will be treated as incurred under clause (1) of the preceding paragraph, (y) all Indebtedness outstanding under the Alabama Revolving Credit Agreement will be treated as incurred under clause (2) of the preceding paragraph and (z) the Issuer shall not be permitted to reclassify all or any portion of any Indebtedness incurred pursuant to such clause (1) or (2); and

(2)                                  at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued interest, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of the Issuer or any Restricted Subsidiary, except for:

(1)                                  in the case of Subject Liens on any Collateral, any Subject Lien, if such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Guarantees; or

(2)                                  in the case of Subject Liens on any other asset or property, any Subject Lien, if the Notes and the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to clause (2) of the preceding paragraph may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Notes and the Guarantees (which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Collateral Agent may otherwise have on the proceeds from such sale).

Any reference to a “Permitted Lien” is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien in favor of the Collateral Agent in respect of the Collateral.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer shall not consolidate, merge or amalgamate with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)                                  the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes shall be a corporation;

(2)                                  the Successor Company expressly assumes all the obligations of the Issuer under the Indenture, the Security Documents and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)                                  immediately after such transaction, no Default exists;

(4)                                  immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)                                  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, or

(b)                                 the Fixed Charge Coverage Ratio for the Issuer (or the Successor Company, as applicable) and the Restricted Subsidiaries on a consolidated basis would be greater than the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries on a consolidated basis immediately prior to such transaction;

(5)                                  each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

(6)                                  the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

(7)                                  to the extent any assets of the Person that is merged, amalgamated or consolidated with or into the Successor Company are assets of the type that would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required by the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Indenture and the Security Documents; and

(8)                                  the Collateral owned by or transferred to the Successor Company shall: (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Permitted Liens and other Liens permitted under the covenant described above under “—Liens”.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture, the Security Documents and the Notes. Notwithstanding the foregoing clauses (3) and (4),

(1)                                  any Restricted Subsidiary may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Issuer or any Restricted Subsidiary; and

(2)                                  the Issuer may consolidate, amalgamate or merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another state in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

Subject to certain provisions set forth in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of the Capital Stock of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuer will not permit any such Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)                                  (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under (i) the laws of the jurisdiction of organization of such Subsidiary Guarantor or (ii) the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”);

(b)                                 the Successor Subsidiary Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s related Guarantee and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c)                                  immediately after such transaction, no Default exists;

(d)                                 the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

(e)                                  to the extent any assets of the Person that is merged, amalgamated or consolidated with or into the Successor Subsidiary Guarantor are assets of the type that would constitute Collateral under the Security Documents, the Successor Subsidiary Guarantor will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required by the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Indenture and the Security Documents; and

(f)                                    the Collateral owned by or transferred to the Successor Subsidiary Guarantor shall: (i) continue to constitute Collateral under the Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (iii) not be subject to any Lien other than Permitted Liens and other Liens permitted under the covenant described above under “—Liens”; or

(2)                                  the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales”.

Subject to certain limitations described in the Indenture, the Successor Subsidiary Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture, the Security Documents and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any such Subsidiary Guarantor may (1) merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer or (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Issuer will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million unless:

(1)                                  such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)                                  the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the Board of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1)                                  transactions between or among the Issuer or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, so long as such transaction is otherwise consummated in compliance with the Indenture;

(2)                                  Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments permitted by clause (8) or (13) of the definition of “Permitted Investments”;

(3)                                  the payment of management, consulting, monitoring and advisory fees and related expenses (including indemnification and other similar agreements) to the Investors pursuant to the Investor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) accrued in any prior year) and the termination fees pursuant to the Investor Management Agreement, in each case, in amounts not in excess of those contemplated by the Investor Management Agreement as in effect on the Issue Date or as the same may be amended after the Issue Date, so long as any amendments thereto, when taken as a whole, are not disadvantageous in any material respect to the Holders;

(4)                                  the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors approved by, or pursuant to arrangements approved by, the Board of the Issuer in good faith;

(5)                                  the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former officers, directors, employees or consultants of the Issuer, any of the Restricted Subsidiaries or any Parent Entity;

(6)                                  transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(7)                                  any agreement or arrangement as in effect as of the Issue Date, as the same may be amended after the Issue Date, so long as any such amendments, when taken as a whole, are not disadvantageous in any material respect to the Holders;

(8)                                  the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent thereof (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or any similar agreement that it may enter into thereafter; provided, however, that any such amendment and any similar agreement shall not contain terms that, when taken as a whole, are disadvantageous in any material respect to the Holders;

(9)                                  transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture and that are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)                            the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer to any Parent Entity or to any Permitted Holder or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Issuer, any of the Issuer’s Subsidiaries or any Parent Entity and the granting and performing of reasonable and customary registration rights with respect to such Equity Interests;

(11)                            payments by the Issuer or any of the Restricted Subsidiaries to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures; provided that such payments are approved by the Board of the Issuer in good faith;

(12)                            payments or loans (or cancellation of loans) to employees, directors or consultants of the Issuer, any of the Restricted Subsidiaries or any Parent Entity and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants that, in each case, that are approved by the Board of the Issuer in good faith;

(13)                            investments by the Investors in securities of the Issuer or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment by the Investors, in the aggregate, constitutes less than 5% of the proposed issue amount of such class of securities;

(14)                            payments to any future, current or former employee, director, officer or consultant of the Issuer, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers or consultants that are, in each case, approved by the Board of the Issuer in good faith;

(15)                            transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns any Equity Interest in, or controls, such Person; provided that, no Affiliate of the Issuer, other than the Issuer or a Restricted Subsidiary, shall have a beneficial interest or otherwise participate in such Person other than through such Affiliate’s ownership of the Issuer;

(16)                            payments by the Issuer and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any Parent Entity) and its Subsidiaries; provided that in each case the amount of such payments in any calendar year does not exceed the amount that the Issuer, the Restricted Subsidiaries and the Issuer’s Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such calendar year were the Issuer, the Restricted Subsidiaries and the Issuer’s Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity; and

(17)                            intellectual property licenses entered into in the ordinary course of business.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of the Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)                                  (a) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)                                 pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

(2)                                 make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

(3)                                  sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)                                  contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Alabama Revolving Credit Agreement, the Revolving Credit Agreement and the related documentation and related Hedging Obligations;

(b)                                 the Indenture, the Notes, Exchange Notes and Guarantees thereof;

(c)                                  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature described in clause (3) above, in each case, only with respect to the property so acquired;

(d)                                 applicable law or any applicable rule, regulation or order;

(e)                                  any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof); provided that such encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)                                    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, pending the sale of such assets;

(g)                                 Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)                                 restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)                                     customary provisions in joint venture agreements or arrangements and other similar agreements relating solely to such joint venture;

(j)                                     customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business to the extent such obligations impose restrictions of the nature described in clause (3) above on the property subject to such lease, sub-lease, license, sub-license or other similar agreement;

(k)                                  restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(l)                                     any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(m)                               other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries that are not Guarantors that is permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(n)                                 other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, in the good faith judgment of the Issuer, the encumbrances and restrictions contained therein will not materially impair the Issuer’s ability to make payments under the Notes when due; and

(o)                                 any encumbrances or restrictions of the type referred to in clause (1), (2) or (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in any of clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (i) are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, and (ii) in the case of the Alabama Revolving Credit Agreement, do not affect the ability of the Alabama Subsidiary to comply with the covenant described under “—Alabama Excess Cash Flow Distribution”.

Alabama Excess Cash Flow Distribution

So long as the Alabama Subsidiary remains a Subsidiary of the Issuer and the Alabama Revolving Credit Agreement remains outstanding, within 45 days of the end of each fiscal quarter, the Issuer shall cause the Alabama Subsidiary to declare and pay a dividend, other payment or distribution on account of its Equity Interests to the holders of such Equity Interests on a pro rata basis in an amount equal to the Alabama Excess Cash Flow for such fiscal quarter, and shall deliver to the Trustee an Officer’s Certificate setting forth a reasonably detailed calculation of Alabama Excess Cash Flow for such fiscal quarter and confirming that such dividend or other payment or distribution has been made.

Additional Note Guarantees

The Issuer will cause each Restricted Subsidiary that is not a Guarantor that guarantees Indebtedness of the Issuer or any Subsidiary Guarantor after the Issue Date to, as promptly as reasonably practicable, execute and deliver to the Trustee a supplemental indenture, Security Documents (or supplements or counterparts thereto) and an acknowledgment to the Junior Lien Intercreditor Agreement (if then in existence) pursuant to which such Restricted Subsidiary will (A) guarantee payment of the Notes and all other Notes Obligations on the same terms and conditions as those set forth in the Indenture, (B) grant a Lien on such of its assets of the type that would constitute Collateral in favor of the Collateral Agent for the benefit of the Noteholder Secured Parties as security for the Notes and all other Notes Obligations on terms and conditions similar to those set forth in the other Security Documents then existing and (C) agree to acknowledge, and agree to comply with, the terms of the Collateral Agreement and the Junior Lien Intercreditor Agreement (if then in existence).

Reports and Other Information

Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will file with the SEC and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided within the time periods specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time the Issuer is not subject to the periodic reporting requirements of the Exchange Act, the Issuer will nevertheless file the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy the Issuer’s delivery obligations to the Trustee and the Holders. The Issuer agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Issuer will post the specified reports on its public website within the time periods that would apply if the Issuer were required to file those reports with the SEC.

Notwithstanding the foregoing, the Issuer shall not be obligated to file the annual and quarterly reports required by the preceding paragraph with the SEC prior to the filing of any registration statement pursuant to the registration rights agreement, and pending which the Issuer will post the following information on its public website, (1) within 90 days of the end of each fiscal year, annual audited financial statements of the Issuer and its Subsidiaries for such fiscal year and (2) commencing with the fiscal quarter ended March 31, 2011, within 60 days of the end of such fiscal quarter and, thereafter, within 45 days of the end of each of the first three fiscal quarters of every fiscal year, unaudited financial statements of the Issuer and its Subsidiaries for the interim period as of, and for the period ending on, the end of such fiscal quarter prepared in accordance with GAAP and reviewed pursuant to Statement on Auditing Standards No. 116 (or any successor statement), in each case, including, with respect to the periods presented, applicable comparable prior periods and pro forma information, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a presentation of EBITDA and Adjusted EBITDA of the Issuer and the Restricted Subsidiaries and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants (all of the foregoing information to be prepared on a basis substantially consistent with, and with the same level of detail as, the corresponding information included in the Offering Circular or, at the option of the Issuer, the then applicable SEC requirements); provided that, for the fiscal quarter ending March 31, 2011, the Issuer shall only be required to provide separate interim financial statements (with applicable comparable prior periods) for CheckSmart Financial Holdings Corp. (and its consolidated subsidiaries), together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the interim financial information contained in such financial statements, prepared on a basis substantially consistent with, and with the same level of detail as, the corresponding information included in the Offering Circular or, at the option of the Issuer, the then applicable SEC requirements.

At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, such discussion to be on a basis substantially consistent with, and with the same level of detail as, the corresponding information included in the Offering Circular, of the financial condition and results of operations of the Issuer and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

Notwithstanding the foregoing, the requirement to provide the information and reports referred to in the first paragraph of this covenant shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of a shelf registration statement relating to the registration of the Notes under the Securities Act (each as described in the Offering Circular) by the filing with the SEC, prior to the time the information required by the first paragraph would otherwise be required to be filed, of a registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X under the Securities Act.

In addition, at any time when the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will furnish to the Holders and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Securities Act.

So long as any Notes are outstanding, the Issuer will also:

(1)                                  as promptly as reasonably practicable after filing with the SEC or posting the annual and quarterly reports required by the first paragraph of this covenant, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(2)                                  issue a press release to the appropriate nationally recognized wire services prior to the date of the conference call required to be held in accordance with clause (1) of this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or informing Holders, beneficial owners, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts how they can obtain such information.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1)                                  default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)                                  default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)                                  failure by the Issuer or any Subsidiary Guarantor for 60 days (or, in the case of the provisions described under “—Certain Covenants—Reports and Other Information”, 180 days) after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture, the Security Documents, the Notes, the Alabama Intercreditor Agreement or the Junior Lien Intercreditor Agreement;

(4)                                  default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of the Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of the Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a)                                  such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(b)                                 the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, is, in the aggregate, $25.0 million;

(5)                                  failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Certain Covenants—Reports and Other Information”) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million or more (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(6)                                  certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Certain Covenants—Reports and Other Information”) would constitute a Significant Subsidiary);

(7)                                  the Guarantee of any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Certain Covenants—Reports and Other Information”) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Issuer or any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any such group of Restricted Subsidiaries), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

(8)                                  with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $15.0 million, any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Holders of the Notes the Liens purported to be created thereby with the priority contemplated thereby, or any of the Security Documents is declared null and void or the Issuer or any Subsidiary Guarantor denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of the Indenture, the Security Documents, the Alabama Intercreditor Agreement and the Junior Lien Intercreditor Agreement, and, except to the extent that any loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents, or otherwise results from the gross negligence or wilful misconduct of the Trustee or the Collateral Agent; provided that if a failure of the sort described in this clause (8) is susceptible of cure (including with respect to any loss of Lien priority on material portions of the Collateral), no Event of Default shall arise under this clause (8) with respect thereto until 30 days after notice of such failure shall have been given to the Issuer by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each Holder of Notes notice of the Default within 90 days after it is known to the Trustee. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it in good faith determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the Notes. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)                                  the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)                                  the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)                                  the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense in relation to such exercise. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)                                  such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)                                  Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)                                  Holders of the Notes have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense in relation to such Holder’s pursuit of such remedy;

(4)                                  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)                                  Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Subsidiary Guarantor or any of their parent companies or entities shall have any liability for any obligations of the Issuer or the Subsidiary Guarantors under the Notes, the Guarantees, the Security Documents or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waived and released all such liability. The waiver and release were part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Subsidiary Guarantors under the Indenture and the Security Documents will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Subsidiary Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)                                  the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)                                  the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                  the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)                                  the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Subsidiary Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)                                  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;

(2)                                  in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)                                  the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)                                 since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                  in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                  no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)                                  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any Credit Facility or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Subsidiary Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to the discharge of such agreement or instrument and, in each case, the granting of Liens in connection therewith);

(6)                                  the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Subsidiary Guarantor or others; and

(7)                                  the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1)                                  all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)                                  (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)                                 no Default (other than that resulting from borrowing funds to be applied to make such deposit or the grant of any Lien securing such borrowing or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any Credit Facility or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Subsidiary Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to the discharge of such agreement or instrument and, in each case, the granting of Liens in connection therewith);

(c)                                  the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d)                                 the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided for under this section “—Amendment, Supplement and Waiver”, the Indenture, the Notes and any Guarantee may be amended or supplemented, and the Trustee (on behalf of the Holders) may consent to an amendment to any Security Document, the Junior Lien Intercreditor Agreement or the Alabama Intercreditor Agreement, in each case, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and compliance with any provision of the Indenture, any Guarantee or the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, in each case other than Notes beneficially owned by the Issuer or its Affiliates (for the Notes and so as to exclude any consents with respect thereto obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1)                                  reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                                  reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)                                  reduce the rate of or change the time for payment of interest on any Note;

(4)                                  waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or waive a Default in respect of a covenant or provision contained in the Indenture or any Guarantee that cannot be amended or modified without the consent of all Holders;

(5)                                  make any Note payable in money other than that stated therein;

(6)                                  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)                                  make any change in these amendment and waiver provisions;

(8)                                  impair the right of any Holder to receive payment of principal of or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)                                  make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10)                            except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Certain Covenants—Reports and Other Information”) would constitute a Significant Subsidiary) in any manner adverse in any material respect to the Holders of the Notes.

In addition, without the consent of the holders of at least 66 2/3% in principal amount of the Notes outstanding (determined as to exclude any Notes beneficially owned by the Issuer or its Affiliates), the Trustee may not consent to any amendment, supplement or waiver the effect of which would (1) modify any Security Document that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture) or modify the Collateral Agreement, the Junior Lien Intercreditor Agreement (if then in existence) or the Alabama Intercreditor Agreement to adversely change or alter the priority of the security interests in the Collateral, (2) make any change in any Security Document, the Junior Lien Intercreditor Agreement (if then in existence) or the provisions in the Indenture dealing with the application of proceeds of the Collateral that would adversely affect the Holders in any material respect or (3) modify the Security Documents, the Junior Lien Intercreditor Agreement (if then in existence) or the Alabama Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of the Indenture.

Notwithstanding the foregoing, the Issuer, any Subsidiary Guarantor (with respect to a Guarantee to which it is a party or the Indenture), the Trustee and, if applicable, the Collateral Agent party thereto, may amend or supplement the Indenture, the Security Documents, the Junior Lien Intercreditor Agreement (if then in existence), the Alabama Intercreditor Agreement and any Guarantee or Notes without the consent of any Holder:

(1)                                  to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)                                  to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(3)                                 to comply with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(4)                                  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)                                  to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Subsidiary Guarantor;

(6)                                  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7)                                  to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee or a successor Collateral Agent thereunder pursuant to the requirements thereof;

(8)                                  to provide for the issuance of Exchange Notes or private exchange notes that are identical to Exchange Notes except that they are not freely transferable;

(9)                                  to add a Subsidiary Guarantor under the Indenture;

(10)                            to conform the text of the Indenture, the Security Documents, the Junior Lien Intercreditor Agreement, the Alabama Intercreditor Agreement, the Guarantees or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Security Documents, the Junior Lien Intercreditor Agreement, the Alabama Intercreditor Agreement, the Guarantees or the Notes;

(11)                            to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12)                            to add additional assets as Collateral;

(13)                            to release Collateral from the Lien securing the Notes or any Subsidiary Guarantor from its Guarantee, in each case pursuant to the Indenture, the Security Documents and the Junior Lien Intercreditor Agreement when permitted or required by the Indenture, the Security Documents and the Junior Lien Intercreditor Agreement;

(14)                            in the case of any deposit account control agreement, securities account control agreement or any similar agreement, in each case (a) providing for control and perfection of Collateral and (b) to which both the Collateral Agent and the representative of any Junior Lien Indebtedness are a party, at the request and sole expense of the Issuer, and without the consent of the Collateral Agent, to amend any such agreement to substitute a successor representative for such representative;

(15)                            in connection with the incurrence of any Junior Lien Indebtedness, at the request and sole expense of the Issuer, and without the consent of the Trustee or the Collateral Agent, to amend the Junior Lien Intercreditor Agreement or the Alabama Intercreditor Agreement, as applicable, to add parties (or any authorized agent or trustee therefor) providing any such First Lien Obligations or Junior Lien Indebtedness, as applicable;

(16)                            in connection with any replacement or refinancing of the Alabama Revolving Credit Agreement with a lender other than Republic Bank, to amend the Alabama Intercreditor Agreement to add such lender as a party thereto; or

(17)                            to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

To the extent that the Issuer and the Restricted Subsidiaries are permitted to incur Indebtedness and Liens in relation to additional First Lien Obligations, the Issuer may designate such additional First Lien Obligations as “Additional Obligations” (and may, in the case of any Revolving Credit Facility Obligations, designate such Revolving Credit Facility Obligations as “Designated Priority Obligations”) under the Collateral Agreement by providing notice to such effect and an Officer’s Certificate certifying that such additional First Lien Obligations (and the Liens associated therewith), as applicable, have been incurred in compliance with the Indenture, in each case, to the Collateral Agent. Upon receipt of such notice and Officer’s Certificate, the representative of the holders of any such additional First Lien Obligations will deliver to the Collateral Agent a joinder to the Collateral Agreement thereby acknowledging that such holders are bound by the terms thereof.

The consent of the Holders is not necessary under the Indenture, any Security Document, the Junior Lien Intercreditor Agreement or the Alabama Intercreditor Agreement to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture, any Security Document, the Junior Lien Intercreditor Agreement or the Alabama Intercreditor Agreement becomes effective, we are required to mail to Holders of the Notes a notice briefly describing such amendment. The failure to give such notice to all Holders of the Notes (or any defect in such notice), however, will not impair or affect the validity of the amendment.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, any Guarantee, any Security Document, the Junior Lien Intercreditor Agreement or the Alabama Intercreditor Agreement, unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment; provided that, in connection with any consideration to be paid to Holders in an exchange offer in respect of Notes that are not registered under the Securities Act, such consideration need not be paid to Holders who, upon request, do not confirm they are “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or, in the case of non-U.S. Holders who, upon request, do not confirm they are non-U.S. persons within the meaning of Regulation S of the Securities Act.

Notices

Notices given by publication will be deemed given on the first date that publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign as Trustee.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that at all times that an Event of Default is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense with respect to such exercise.

Governing Law

The Indenture, the Notes, the Guarantees, the Junior Lien Intercreditor Agreement and certain of the Security Documents are governed by and construed in accordance with the laws of the State of New York. Certain of the Security Documents are governed by the laws of certain jurisdictions outside the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)                                  Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)                                  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Alabama Capital Expenditures” means, for any period, the cash capital expenditures of the Alabama Subsidiary determined in accordance with GAAP, but excluding any such expenditure (a) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (b) constituting reinvestment by the Alabama Subsidiary during such period of the Net Proceeds of any Asset Sale consummated by the Alabama Subsidiary, (c) made by the Alabama Subsidiary to effect leasehold improvements to any property leased by the Alabama Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord and (d) expenditures that are accounted for as capital expenditures by the Alabama Subsidiary and that actually are paid for (including by means of the issuance of Equity Interests by the Alabama Subsidiary) by a Person other than the Alabama Subsidiary and for which the Alabama Subsidiary has not provided and is not required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).

“Alabama Excess Cash Flow” means, for any period, (i) earnings before depreciation and amortization expenses of the Alabama Subsidiary for such period (excluding for this purpose all inter-company transactions), (ii) less Alabama Capital Expenditures for such period, (iii) less any increase in Alabama Net Working Capital for such period or plus any decrease in Alabama Net Working Capital for such period.

“Alabama Intercreditor Agreement” means the Intercreditor Agreement to be entered into as of the Issue Date among Republic Bank, the Collateral Agent and the Alabama Subsidiary.

“Alabama Net Working Capital” means, at any date, (a) the consolidated current assets of the Alabama Subsidiary as of such date (excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of the Alabama Subsidiary as of such date (excluding current liabilities in respect of Indebtedness). Alabama Net Working Capital at any date may be a positive or negative number. Alabama Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Alabama Revolving Credit Agreement” means the Credit Agreement by and between Insight Capital, LLC and Republic Bank of Chicago, dated July 31, 2009, as the same has been amended as of December 31, 2009 and as of the Issue Date, and as the same may be further amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Alabama Subsidiary” means Insight Capital, LLC, an Alabama limited liability company.

“Applicable First Lien Document” means, from time to time, each document governing the terms of any First Lien Obligations then outstanding, including, for the avoidance of doubt, the Indenture and the Notes.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)                                  1.0% of the principal amount of such Note; and

(2)                                  the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at May 1, 2015 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on such Note through May 1, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Application Period” means the 365 days after the receipt of any Net Proceeds of any Asset Sale.

“Asset Sale” means:

(1)                                  the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)                                  the issuance or sale of Equity Interests of any Restricted Subsidiary (other than non-voting Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions; in each case, other than:

(a)                                  any disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

(b)                                 the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)                                  the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)                                 any disposition of assets by the Issuer or a Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(e)                                  any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f)                                    the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(g)                                 any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)                                 foreclosures, condemnation or any similar action on assets or the granting of Liens, in each case, not prohibited by the Indenture;

(i)                                     any financing transaction with respect to property constructed or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations, within 12 months of such construction or acquisition and otherwise permitted by the Indenture;

(j)                                     any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(k)                                  the sale or discount of inventory, accounts or loans receivable or notes receivable in the ordinary course of business or the conversion of accounts or loans receivable to notes receivable;

(l)                                     the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(m)                               the unwinding of any Hedging Obligations;

(n)                                 sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)                                 the lapse or abandonment of intellectual property rights in the ordinary course of business, that, in the reasonable good faith determination of the Issuer, are not material to the conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole; and

(p)                                 the issuance of directors’ qualifying shares and shares issued to foreign nationals, in each case, as required by applicable law.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “—Repurchase at the Option of Holders—Asset Sales”.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such interest rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Board”, with respect to a Person, means the board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body).

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means:

(1)                                  in the case of a corporation, corporate stock;

(2)                                  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)                                  United States dollars or Canadian dollars;

(2)                                  (a) euro, pounds sterling or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by such Restricted Subsidiary from time to time in the ordinary course of business;

(3)                                  securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4)                                  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank (any such instrument, a “Qualifying Bank Instrument”); provided that, with respect to any Qualifying Bank Instrument held by (x) the Issuer or any Domestic Subsidiary, the applicable commercial bank is a U.S. commercial bank having capital and surplus of not less than $500.0 million and (y) any Foreign Subsidiary, the applicable commercial bank is a U.S. commercial bank having capital and surplus of not less than $500.0 million or a non-U.S. commercial bank having capital and surplus of not less than $100.0 million (or the U.S. dollar equivalent thereof as of the date of determination);

(5)                                  repurchase obligations for underlying securities of the types described in clause (3) or (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)                                  commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof;

(7)                                  marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of acquisition thereof;

(8)                                 investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above and (9) through (11) below; provided that Qualifying Bank Instruments with any non-U.S. commercial bank and any securities described under clause (11) below, in each case, shall only be counted towards such 95% requirement to the extent that the holder of such investment fund is a Foreign Subsidiary;

(9)                                  Indebtedness or Preferred Stock issued by Persons (other than the Issuer or any Affiliate of the Issuer) with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(10)                            Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11)                            in the case of any Foreign Subsidiary, readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s and S&P (or, if at any time either Moody’s or S&P shall not be rating such obligations, an equivalent rating from another Rating Agency) maturing within 12 months of the date of acquisition thereof.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) or (2) above, provided that such amounts are converted into any currency described in either clause (1) or (2) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1)                                  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than the Permitted Holders; or

(2)                                  the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer or any Parent Entity.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.

“Collateral Agent” has the meaning set forth in the first paragraph under “—General.”

“Collateral Agreement” means the Collateral Agreement to be entered into by the Issuer, the other Grantors the Trustee, the Revolving Administrative Agent and the Collateral Agent as of the Issue Date, which will create the security interests in the Collateral in favor of the Collateral Agent for the benefit of the Noteholder Secured Parties, the Revolving Lenders, the other agents under the Revolving Credit Agreement and the holders of the Lender Hedging Obligations associated therewith.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, of such Person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)                                  consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Net Income (including (a) accrual of original issue discount that resulted from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) accretion or accrual of discounts with respect to liabilities not constituting Indebtedness, (w) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees); plus

(2)                                  consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; less

(3)                                  interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)                                  any after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (including all fees and expenses relating to any such gains, losses or charges) or expenses (including any fees or expenses paid in connection with the Transactions), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)                                  the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)                                 any after-tax effect of income (loss) from discontinued operations and any net after-tax gains or losses on disposal of abandoned or discontinued operations shall be excluded,

(4)                                  any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business shall be excluded,

(5)                                  the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)                                  solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless all such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(7)                                  effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)                                  any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(9)                                  any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), in each case, pursuant to GAAP (excluding any non-cash item to the extent it represents an accrual or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded,

(10)                            any (i) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, (ii) income (loss) attributable to deferred compensation plans or trusts and (iii) compensation expense recorded in connection with the payment of the Special Options Distribution, in each case, shall be excluded,

(11)                           any expense relating to management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent such fees and expenses are permitted to be paid under “—Certain Covenants—Transactions with Affiliates” and to the extent deducted in computing Net Income shall be excluded,

(12)                            any net gain or loss resulting in such period from currency transaction or translation gains or losses related to currency remeasurements (including any net loss or gain resulting from hedge agreements for currency exchange risk) shall be excluded, and

(13)                            any amortization of deferred financing fees or financial advisory costs incurred on or prior to the Issue Date, or in connection with the Transactions, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances that constitute Restricted Investments by the Issuer or any of the Restricted Subsidiaries or any sale of the stock of an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of the Issuer and the Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (a) the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (for the avoidance of doubt, excluding any (A) Hedging Obligations and

(B) performance bonds or any similar instruments) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less (b) any Excess Cash. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)                                  to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)                                  to advance or supply funds

(a)                                  for the purchase or payment of any such primary obligation, or

(b)                                 to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)                                  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Facilities” means one or more debt facilities (including the Revolving Credit Agreement), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Certain Covenants—Limitation on Restricted Payments” covenant.

“Designated Priority Obligations” means all Revolving Credit Facility Obligations that have been designated by the Issuer as “Designated Priority Obligations” under the Collateral Agreement, and any Lender Hedging Obligations associated with such Revolving Credit Facility Obligations. As of the Issue Date, the Obligations under the Revolving Credit Agreement and any associated Lender Hedging Obligations constitute Designated Priority Obligations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than solely as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1)                                  increased (without duplication) by:

(a)                                  provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted in computing Net Income and not added back in computing Consolidated Net Income; plus

(b)                                 Fixed Charges of such Person for such period, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(w) through 1(y) thereof, to the extent the same were deducted in computing Net Income and not added back in calculating Consolidated Net Income; plus

(c)                                  Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted in computing Net Income and not added back in computing Consolidated Net Income; plus

(d)                                 the aggregate amount of fees, expenses or charges related to any acquisition, Investment, disposition, issuance, repayment or refinancing of Indebtedness (including, for the avoidance of doubt, the Transactions) or amendment or modification of any debt instrument or issuance of Equity Interests (in each case, to the extent such transaction is permitted by the Indenture and including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any bonus payments made as a result of the successful consummation of the Transactions (to the extent the aggregate amount of such bonus payments does not exceed the amount of such bonus payments described in the Offering Circular), in each case, deducted in computing Net Income and not added back in computing Consolidated Net Income; plus

(e)                                  the amount of (x) any restructuring charge or reserve or non-recurring integration costs deducted in computing Net Income and not added back in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and (y) any costs or expenses relating to the closure and/or consolidation of facilities, including store closings; plus

(f)                                    any other non-cash charges, including any write offs or write downs, deducted in computing Net Income and not added back in computing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed, and excluding amortization of any prepaid cash item that was paid in a prior period); plus

(g)                                 the amount of any non-controlling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary of the Issuer deducted in computing net income and not added back in computing Consolidated Net Income, excluding cash distributions made or declared in respect of any such minority equity interests of third parties; plus

(h)                                 the amount of net cost savings resulting from specified actions that have been taken, which net cost savings are projected by the Issuer in good faith to be realized within 12 months following the date of determination (calculated on a pro forma basis as though such net cost savings had been realized on the first day of such period), with such amount of net cost savings being reduced by the amount of net cost savings actually realized during such period from any such specified actions that have already been taken; provided that (w) such projected net cost savings shall be set forth in an Officer’s Certificate delivered to the Trustee that certifies that such projected net cost savings meet the criteria of this clause (h), (x) such net cost savings are reasonably identifiable and factually supportable, (y) no net cost savings shall be added pursuant to this clause (h) to the extent they are duplicative of any expenses or charges relating to such net cost savings that are added pursuant to clause (e) above and (z) the aggregate amount of net cost savings added pursuant to this clause (h) shall not exceed 10.0% of EBITDA (calculated absent any such net cost savings) for any four consecutive fiscal quarter period; provided further that the additions made pursuant to this clause (h) may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”; plus

(i)                                     any costs or expense incurred by such Person or a Restricted Subsidiary of such Person pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock and Designated Preferred Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”; plus

(j)                                     the amount of expenses relating to payments made to option holders of the Issuer or any Parent Entity in connection with, or as a result of, any distribution being made to shareholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, but only to the extent such distributions to shareholders are permitted under the Indenture; plus

(k)                                  proceeds from business interruption insurance (to the extent such proceeds are not reflected as revenue or income in computing Consolidated Net Income and only to the extent the losses or other reduction of net income to which such proceeds are attributable are not otherwise added back in computing Consolidated Net Income or EBITDA); plus

(l)                                     any net loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(2)                                  decreased by (without duplication) (A) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (A) for any previous period and not otherwise added back to EBITDA, EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein and (B) any net gains resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133.

“EMU” means the economic and monetary union as contemplated by the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common equity or Preferred Stock of the Issuer or any Parent Entity (excluding Disqualified Stock), other than:

(1)                                  public offerings with respect to the Issuer’s or any Parent Entity’s common stock registered on Form S-8;

(2)                                  issuances to any Subsidiary of the Issuer; and

(3)                                  any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “—Events of Default and Remedies”.

“Excess Cash” means, as at any date of determination, an amount equal to (a) the cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries as of such date (but excluding any cash or Cash Equivalents that are (or would be) the proceeds of Secured Indebtedness for which the amount of “Excess Cash” is being calculated), less (b) the sum of the aggregate amount of Store Cash and Excluded Cash of the Issuer and the Restricted Subsidiaries as of such date; provided that, the calculation of each such amount as of any relevant date of determination shall be set forth in an Officer’s Certificate delivered to the Trustee in which the relevant Officer shall also certify that the Issuer and the Subsidiary Guarantors are in compliance with the requirements set forth in the Collateral Agreement regarding cash, including that the Issuer and the Subsidiary Guarantors have taken and are taking commercially reasonable efforts to cause the Collateral Agent (or, in the case of cash and Cash Equivalents of the Alabama Subsidiary, the Collateral Agent’s bailee pursuant to the Alabama Intercreditor Agreement) to have “control” (as defined in the UCC) over at least 90% of the cash and Cash Equivalents of the Issuer and the Subsidiaries (other than Excluded Cash and Store Cash of the Issuer and the Subsidiaries).

“Excess Proceeds” has the meaning set forth in the fourth paragraph under “—Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the debt securities of the Issuer issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes exchanged therefor, in compliance with the terms of the Registration Rights Agreement.

“Excluded Assets” has the meaning set forth in the second paragraph under “—Security for the Notes—Description of the Collateral”.

“Excluded Capital Stock” has the meaning set forth in clause (2) of the second paragraph under “—Security for the Notes—Description of the Collateral”.

“Excluded Cash” has the meaning set forth in clause (6) of the second paragraph under “—Security for the Notes—Description of the Collateral”.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from:

(1)                                  contributions to its common equity capital, and

(2)                                  the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”.

“Existing Credit Agreements” means each of: (1) the Credit Agreement among CheckSmart Financial Company, CheckSmart Financial Holdings Corp., RBS Securities Corporation and Bear Stearns Corporate Lending Inc., dated as of May 1, 2006, (2) the First Lien Credit Agreement among California Check Cashing Stores, LLC, CCCS Holdings, LLC, UBS Securities LLC, UBS AG, Stamford Branch and Union Bank of California, N.A., dated September 29, 2006, and (3) the Second Lien Credit Agreement among California Check Cashing Stores, LLC, CCCS Holdings, LLC, UBS Securities LLC, UBS AG, Stamford Branch and Union Bank of California, N.A., dated September 29, 2006, in the case of each of the foregoing, as the same has been amended, restated, amended and restated, supplemented and otherwise modified prior to the Issue Date.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“First Lien Holder” means each holder of any First Lien Obligations.

“First Lien Obligations” means all Revolving Credit Facility Obligations, Lender Hedging Obligations, Notes Obligations and Other First Lien Obligations.

“First Lien Priority” means, as to any Indebtedness or other Obligations secured by a Lien, relative to the Notes, having equal, first-lien priority on the Collateral and the representative for the holders of which has become a party to the Collateral Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than any Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid during the applicable period (with a corresponding reduction in commitments) and not replaced prior to the end of such period) or issues, redeems or repurchases Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance, redemption or repurchase of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of the Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Issuer or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer and shall be made in accordance with Article 11 of Regulation S-X. In addition to pro forma adjustments made in accordance with Article 11 of Regulation S-X, pro forma calculations may also include net operating expense reductions for such period resulting from any Asset Sale or other disposition or acquisition, Investment, merger, amalgamation, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) are reasonably expected to be realizable within twelve months of the date of such transaction; provided that (w) any pro forma adjustments made pursuant to this sentence shall be set forth in an Officer’s Certificate delivered to the Trustee that certifies that such net operating expense reductions meet the criteria set forth in this paragraph, (x) such net operating expense reductions are reasonably identifiable and factually supportable, (y) no net operating expense reductions shall be given pro forma effect to the extent duplicative of any expenses or charges that are added back pursuant to the definition of EBITDA and (z) net operating expense reductions given pro forma effect shall not include any operating expense reductions related to the combination of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary or combined with the operations of the Issuer or any Restricted Subsidiary. Such pro forma adjustments may be incremental to (but not duplicative of) additions made to EBITDA pursuant to clause (h) of the definition thereof. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility being given pro forma effect to shall be computed based upon the average daily balance of such Indebtedness during the applicable period (but excluding any such Indebtedness that has been permanently repaid during the applicable period (with a corresponding reduction in commitments) and not replaced prior to the end of such period). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, without duplication, the sum of:

(1)                                  Consolidated Interest Expense of such Person for such period;

(2)                                  all cash dividends or other distributions (excluding items eliminated in consolidation) (i) on any series of Preferred Stock and (ii) to finance dividends or distributions paid on any series of Designated Preferred Stock of any Parent Entity, in each case, paid during such period; and

(3)                                  all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, that are in effect on the Issue Date, it being understood that, for purposes of the Indenture, all references to codified accounting standards specifically named in the Indenture shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP. At any time after the Issue Date, the Issuer may elect, for all purposes of the Indenture, to apply IFRS accounting principles in lieu of U.S. GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS as in effect on the date of such election; provided that (1) any such election, once made, shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS, (3) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date, (4) such election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or any incurrence of Indebtedness incurred prior to the date of such election pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (or any other action conditioned on the Issuer and the Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, incurrence or other action was valid under the Indenture on the date made, incurred or taken, as the case may be, (5) all accounting terms and references in the Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS and (6) in no event, regardless of the principles of IFRS in effect on the date of such election, shall any liabilities attributable to an operating lease be treated as Indebtedness nor shall any expenses attributable to payments made under an operating lease be treated, in whole or in part, as interest expense; provided that such payments under an operating lease shall be treated as an operating expense in computing Consolidated Net Income. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes promptly after having made such election (and in any event, within 15 days thereof). For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Government Securities” means securities that are:

(1)                                  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)                                  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Grantors” means the Issuer and the Subsidiary Guarantors.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Subsidiary Guarantor of the Issuer’s Obligations under the Indenture and the Notes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1)                                  any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)                                  in respect of borrowed money;

(b)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)                                  representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)                                 representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness in any of clauses (a) through (d) (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that, Indebtedness of any Parent Entity that is non-recourse to the Issuer and all of its Restricted Subsidiaries but that appears on the consolidated balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2)                                  all Attributable Debt in respect of Sale and Lease-Back Transactions entered into by such Person;

(3)                                  to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(4)                                  to the extent not otherwise included, the obligations of the type referred to in clause (1) or (2) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business. For the avoidance of doubt, in no event shall any liabilities attributable to an operating lease be treated as Indebtedness, so long as the associated payments under such operating lease are accounted for as an operating expense in computing Consolidated Net Income.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged and that is not an Affiliate of the Issuer.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, Jefferies & Company, Inc. and Stephens Inc.

“Initial Unrestricted Subsidiary” means Latin Card Strategy, LLC., a Delaware limited liability company.

“Investment Grade Rating” means (1) a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or (2) a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P and an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments, direct or indirect, by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts or loans receivable, trade credit, advances to customers, and commission, travel and similar advances to officers and employees, in each case made or arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)                                  “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)                                  the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)                                 the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2)                                  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case, as determined in good faith by the Board of the Issuer.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer (or the applicable Restricted Subsidiary) will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Issuer’s (and its Restricted Subsidiaries’) Investments in such Subsidiary that were not sold or disposed of.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, return of capital or repayment received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investor Management Agreement” means the management services agreement, dated the Issue Date, among the Issuer, CheckSmart Financial Company, California Check Cashing Stores, LLC, Diamond Castle Holdings, LLC and GGC Administration, LLC.

“Investors” means the Sponsor and Golden Gate Private Equity, Inc. and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by Golden Gate Private Equity Inc., but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means April 29, 2011.

“Issuer” has the meaning set forth in the first paragraph under “—General”.

“Junior Lien Indebtedness” has the meaning set forth in “—Security for the Notes—Junior Lien Intercreditor Arrangements”.

“Junior Lien Priority” means, relative to specified Indebtedness or other Obligations secured by a Lien, having a junior Lien priority on specified Collateral and subject to a Junior Lien Intercreditor Agreement and, if the Alabama Revolving Credit Agreement remains outstanding, the Alabama Intercreditor Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lender Hedging Obligations” means any Hedging Obligations of the Grantors to any Person that is an agent, arranger or lender, or an Affiliate of an agent, arranger or lender, under a Credit Facility, the Obligations in respect of which are Revolving Credit Facility Obligations, at the time such Person enters into the applicable agreement giving rise to such Hedging Obligations. Lender Hedging Obligations shall be “associated” with a particular class of Revolving Credit Facility Obligations to the extent that such Lender Hedging Obligations are owing to an agent, arranger or lender, or an Affiliate of an agent, arranger or lender, under the applicable Credit Facility governing such Revolving Credit Facility Obligations, at the time such Person enters into such Lender Hedging Obligations.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of:

(1)                                  the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(2)                                  amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness that is (i) secured by a Lien on the property or assets that are the subject of such Asset Sale, that is, and is permitted to be, senior to the Lien securing the Notes or (ii) secured by a Lien on such property or assets and such property or assets do not constitute Collateral, which Indebtedness, in either case, is required (other than required by the covenant described under “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction; and

(3)                                  any deduction of appropriate amounts to be provided by the Issuer or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New York UCC” means the UCC as from time to time in effect in the State of New York.

“Noteholder Secured Parties” has the meaning set forth in the first paragraph under “—Security for the Notes—Collateral”.

“Notes Obligations” means all Obligations of the Grantors under the Notes, the Guarantees and the Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Circular” means the final offering circular, dated April 20, 2011, relating to the offering of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Issuer or of any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or of such other Person that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion acceptable to the Trustee from legal counsel. The counsel may be an employee of or counsel to the Issuer.

“Other First Lien Obligations” means any Indebtedness or other Obligations (other than the Notes and Designated Priority Obligations) having First Lien Priority with respect to the Collateral and that are not secured by any other assets and, in the case of Indebtedness for borrowed money, has a stated maturity that is equal to or later than the stated maturity of the Notes; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Collateral Agreement and, if the Alabama Revolving Credit Agreement remains outstanding, the Alabama Intercreditor Agreement.

“Parent Entity” means any Person that is a direct or indirect parent of the Issuer.

“Pari Passu Payment Obligations” means the Notes Obligations and each class of Other First Lien Obligations.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of the Restricted Subsidiaries, on the one hand, and another Person, on the other hand; provided that any cash or Cash Equivalents received must be applied in accordance with the “—Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means (i) the Sponsor, (ii) members of management of the Issuer or any Parent Entity who are holders of Equity Interests of the Issuer (or any Parent Entity) on the Issue Date, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Persons described in the foregoing clause (i) or (ii) are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any Parent Entity or (iv) any Permitted Parent. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its controlled Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)                                  any Investment in the Issuer or any of the Restricted Subsidiaries;

(2)                                  any Investment in cash or Cash Equivalents;

(3)                                  any Investment by the Issuer or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)                                  such Person becomes a Restricted Subsidiary; or

(b)                                 such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4)                                  any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)                                  any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date to the extent described in the Offering Circular, or an Investment consisting of any extension, modification or renewal of any such Investment existing on the Issue Date or binding commitment in effect on the Issue Date to the extent described in the Offering Circular; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(6)                                  any Investment acquired by the Issuer or any of the Restricted Subsidiaries:

(a)                                  in exchange for any other Investment or accounts or loans receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts or loans receivable;

(b)                                 in satisfaction of judgments against other Persons; or

(c)                                  as a result of a foreclosure by the Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)                                  Hedging Obligations permitted under clause (11) of the second paragraph of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)                                  any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of $25.0 million and 5.5% of Total Assets;

(9)                                  Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain Covenants—Limitation on Restricted Payments”;

(10)                            guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)                            any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain

Covenants—Transactions with Affiliates” (except transactions described in clause (2), (6), (8), (10) or (15) of such paragraph);

(12)                            Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)                            additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed the greater of $20.0 million and 4.0% of Total Assets;

(14)                            advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(15)                            loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices;

(16)                           advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of the Restricted Subsidiaries;

(17)                            Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(18)                            Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices; and

(19)                            Investments in Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Liens” means, with respect to any Person:

(1)                                  pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2)                                  Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, contractors’, supplier of materials, architects’, and other like Liens, in each case for sums not yet overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, in each case, so long as adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)                                  Liens for taxes, assessments or other governmental charges that are not yet overdue for a period of more than 30 days or not yet payable or that are being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)                                 Liens in favor of the issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances and completion guarantees, in each case issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)                                  minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, drains, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building code or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

(6)                                  Liens securing Indebtedness permitted to be incurred pursuant to clause (5), 13(b), (15) or (19) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to such clause (5) extend only to the assets purchased with the proceeds of such Indebtedness and the proceeds and products thereof, (b) Liens securing Indebtedness permitted to be incurred pursuant to such clause (15) only secure Indebtedness of, and extend only to the assets of, Foreign Subsidiaries and (c) Liens securing Indebtedness permitted to be incurred pursuant to such clause (19) extend only to the assets of Foreign Subsidiaries; provided further that to the extent any Liens cover the Collateral, this clause (6) shall be available to permit such Liens only to the extent that such Liens secure Other First Lien Obligations;

(7)                                  Liens existing on the Issue Date or pursuant to agreements in existence on the Issue Date (other than the Liens created by the Security Documents and the Republic Liens);

(8)                                  Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary that, in each case, secure an Obligation existing at the time such Person becomes a Subsidiary; provided that (x) such Liens and Obligations are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary and (y) such Liens may not extend to any other property owned by the Issuer or any of the Restricted Subsidiaries (other than (a) after- acquired property that is affixed to or incorporated into the property covered by such Lien securing such Obligation, (b) any other after-acquired property subject to such Lien securing such Obligation; provided that, in the case of clauses (a) and (b), the terms of such Obligation require or include a pledge of such after acquired property (it being understood that such requirement shall not apply or be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the proceeds and products thereof);

(9)                                  Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided further, however, that the Liens may not extend to any other property owned by the Issuer or any of the Restricted Subsidiaries;

(10)                            Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or a Subsidiary Guarantor permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)                            Liens securing Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes); provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under the Indenture;

(12)                            Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)                            leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(14)                            Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(15)                            Liens in favor of the Issuer or any Subsidiary Guarantor;

(16)                            Liens on vehicles or equipment of the Issuer or any of the Restricted Subsidiaries granted in the ordinary course of business;

(17)                            Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) or (9) or clauses (26) or (38) below; provided that (a) in the case of any Lien referred to in the foregoing clause (6), this clause (17) shall only apply to modifications, refinancings, refundings, extensions, renewals or replacements of Indebtedness of Foreign Subsidiaries initially incurred under clause (15) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that are secured by assets of such Foreign Subsidiaries, (b) any such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including (i) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (ii) any other after-acquired property subject to such Lien; provided that, in the case of clauses (i) and (ii), the terms of such Indebtedness require or include a pledge of such after acquired property (it being understood that such requirement shall not apply or be permitted to apply to any property to which such requirement would not have applied but for such modification, refinancing, refunding, extension, renewal or replacement) and (iii) the proceeds and products thereof) and (c) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (7), (8), (9), (26) or (38) of this definition, in each case, at the time the original Lien became a Permitted Lien under the Indenture and (y) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(18)                            deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(19)                            Liens securing any other Obligations (which Obligations may be Other First Lien Obligations) that do not exceed $25.0 million at any one time outstanding;

(20)                            Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “—Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21)                            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22)                            Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(23)                            Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24)                            Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(25)                            Liens securing Indebtedness incurred under clause (1) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Collateral Agreement and, if the Alabama Revolving Credit Agreement remains outstanding, the Alabama Intercreditor Agreement;

(26)                            Liens securing the Notes and the Guarantees outstanding on the Issue Date;

(27)                            Liens securing Lender Hedging Obligations;

(28)                            any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29)                            Liens solely on any cash earnest money deposits made by the Issuer or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to a transaction permitted under the Indenture;

(30)                           Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(31)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(32)                            ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Issuer or any of the Restricted Subsidiaries are located that do not in the aggregate materially impair their use in the operation of the business of the Issuer and the Restricted Subsidiaries;

(33)                            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34)                            the reservations, limitations, provisos and conditions expressed in any original grants of real or immoveable property that do not materially impair the use of the affected land for the purpose used or intended to be used;

(35)                            any Lien resulting from the deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the ordinary course of business or deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

(36)                            any Lien in favor of a lessor or licensor for rent to become due or for other obligations or acts, the payment or performance of which is required under any lease as a condition to the continuance of such lease;

(37)                            Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral;

(38)                            Liens securing any Other First Lien Obligations incurred pursuant to the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, provided, however, that, at the time of incurrence of such Liens securing such Other First Lien Obligations under this clause (38) and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.0;

(39)                            the Republic Liens;

(40)                            Liens on the assets of Subsidiaries that are not Subsidiary Guarantors securing Indebtedness of such Subsidiaries that was permitted by the Indenture to be incurred;

(41)                            all rights of expropriation, access or use or other similar rights conferred by or reserved by any federal, state or municipal authority or agency;

(42)                            any agreements with any governmental authority or utility that do not, in the aggregate, adversely effect in any material respect the use or value of real property and improvements thereon in the good faith judgment of the Issuer;

(43)                            Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment, and (ii) incurred in connection with an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under “—Repurchase at the Option of Holders—Asset Sales”, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and

(44)                            agreements to subordinate any interest of the Issuer or any Restricted Subsidiary in any accounts or loans receivable or other proceeds arising from inventory consigned by the Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business.

For purposes of determining compliance with this definition, (A) Liens need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Issuer may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means any Parent Entity formed by the Sponsor that is not formed in connection with, or in contemplation of, a transaction that, assuming such Parent Entity was not a Parent Entity, would constitute a Change of Control.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any bankruptcy proceeding, whether or not allowed or allowable in any such bankruptcy proceeding.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer’s Board in good faith.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means the registration rights agreement dated the Issue Date among the Issuer, the Subsidiary Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Republic Bank” means Republic Bank of Chicago, in its capacity as the lender to the Alabama Subsidiary under the Alabama Revolving Credit Agreement.

“Republic Liens” means Liens on the Shared Alabama Collateral securing the Republic Obligations.

“Republic Obligations” means any and all Obligations of the Alabama Subsidiary pursuant to the Alabama Revolving Credit Facility the Indebtedness in respect of which is incurred under clause (2) of the second paragraph under “—Certain Covenants—Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted DRE” means any Subsidiary that (a) is disregarded as an entity separate from its sole owner under Treasury Regulation Section 301.7701-2(c)(2) or –3(b) and (b) with respect to which substantially all of its assets consist of Equity Interests in (i) Foreign Subsidiaries or (ii) other Restricted DREs.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Administrative Agent” means the administrative agent under the Revolving Credit Agreement, which, on the Issue Date, will be Credit Suisse AG.

“Revolving Credit Agreement” means the Revolving Credit Agreement to be dated the Issue Date, by and among the Issuer, the other persons party thereto designated as loan parties, Credit Suisse AG, as administrative agent and issuing bank thereunder, and the other parties thereto, including any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing.

“Revolving Credit Facility Obligations” means Obligations of the Grantors in respect of revolving credit loans incurred, or letters of credit made, pursuant to a Credit Facility, the Indebtedness in respect of which is incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, which will include, for the avoidance of doubt, Obligations under the Revolving Credit Agreement and any related guarantee or security documents.

“Revolving Lender” means any lender or holder or agent or arranger of Indebtedness under the Revolving Credit Agreement.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of the Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements (including the Collateral Agreement), pledge agreements, mortgages, hypothecs, collateral assignments, deeds of trust, deeds to secure debt and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in any assets or property in favor of the Collateral Agent for the benefit of the Noteholder Secured Parties as contemplated by the Indenture.

“Shared Alabama Collateral” means that portion of the Collateral that is owned by the Alabama Subsidiary and pledged to secure the Republic Obligations, consisting on the date of the Indenture of substantially all of the Collateral owned by the Alabama Subsidiary or in which the Alabama Subsidiary has an interest, including all Documents; Instruments; General Intangibles; Chattel Paper; Accounts; Goods; Inventory; Receivables; books and records, documents of title, certificates of insurance or instruments relating to the foregoing, guaranties, liens on real or personal property, leases and other agreements and property that secure or relate to the foregoing; cash held as cash collateral and other cash on deposit with, and deposit accounts maintained with, Republic Bank; and any products and proceeds of the foregoing. Where applicable, each of the capitalized terms used in this definition has the meaning assigned to it in the UCC.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

“Special Dividend” means a special dividend paid in respect of the Capital Stock of the Issuer in an aggregate amount that, when taken together with the Special Options Distribution, does not exceed $125,000,000, which dividend shall be declared substantially concurrently with the consummation of the initial offering of the Notes and which dividend and shall be paid within fifteen Business Days thereof.

“Special Options Distribution” means a special distribution paid in respect of options to purchase Capital Stock of the Issuer in an aggregate amount that does not exceed the amount of such distributions described in the Offering Circular, and which distribution shall be paid within fifteen Business Days of the declaration of the Special Dividend.

“Sponsor” means Diamond Castle Holdings, LLC and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by the Sponsor, but not including, however, any portfolio companies of any of the foregoing.

“Store Cash” means, as of any date, the product of $50,000 multiplied by the number of stores owned and operated by the Issuer and its Subsidiaries as of such date.

“Subordinated Indebtedness” means, with respect to the Notes and the Guarantees,

(1)                                  any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Notes, and

(2)                                  any Indebtedness of any Subsidiary Guarantor that is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)                                  any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and

(2)                                  any partnership, joint venture, limited liability company or similar entity of which:

(a)           more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b)           such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer that thereafter guarantees the Notes in accordance with the terms of the Indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Total Assets” means, as of any date, the total consolidated assets of the Issuer and the Restricted Subsidiaries on a consolidated basis, as shown on the consolidated balance sheet of the Issuer and the Restricted Subsidiaries as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements are available; provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under the Indenture in connection with any transaction, the total consolidated assets of the Issuer and the Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination but without giving effect to the transaction being tested under the Indenture.

“Transactions” means the: (1) the execution and delivery of the Revolving Credit Agreement on or prior to the Issue Date on substantially the same terms as those described in the Offering Circular; (2) the issuance of the Notes (and the execution and delivery of the Guarantees and Security Documents in connection therewith); (3) the repayment in full of any amounts outstanding under the Existing Credit Agreements; (4) the acquisition by the Issuer on the Issue Date of all of the outstanding Equity Interests of California Check Cashing Stores, LLC and CheckSmart Financial Holdings Corp. pursuant to the Acquisition Agreement on substantially the same terms as those described in the Offering Circular; (5) the payment by the Issuer of the Special Dividend; (6) the payment by the Issuer of the Special Options Distribution; (7) the execution and delivery of an amendment to the Alabama Revolving Credit Agreement on substantially the same terms as those described in the Offering Circular and (8) the payment of fees and expenses in relation to the foregoing (including accounting, attorney and other professional fees).

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to May 1, 2015; provided, however, that if the period from such Redemption Date to May 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York UCC.

“Unrestricted Subsidiary” means:

(1)                                  as of the Issue Date and for so long as the same has not been designated as a Restricted Subsidiary, the Initial Unrestricted Subsidiary;

(2)                                  any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(3)                                  any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)                                  such designation complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments;” and

(2)                                  each of:

(a)           the Subsidiary to be so designated; and

(b)           its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary).

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)                                  the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2)                                  the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)                                  the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)                                  the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) are at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

The original notes were sold to qualified institutional buyers in reliance on Rule 144A (the “Rule 144A Notes”), and in offshore transactions in reliance on Regulation S (the “Regulation S Notes”). The original notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Rule 144A Notes are currently represented by one or more global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”), and the Regulation S Notes are currently represented by one or more global notes in registered form without interest coupons (collectively, the “Temporary Regulation S Global Notes”). Beneficial ownership interests in a Temporary Regulation S Global Note are exchangeable for interests in a Rule 144A Global Note, a permanent global note (the “Permanent Regulation S Global Note”), or a definitive note in registered certificated form (a “Certificated Note”), only (i) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for a Certificated Note, in compliance with the requirements described under “—Exchange of Global Notes for Certificated Notes.” The Temporary Regulation S Global Note and the Permanent Regulation S Global Note are referred to herein as the “Regulation S Global Notes” and the Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as the “Global Notes”. The Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges Between Regulation S Notes and Rule 144A Notes”.

The exchange notes issued in exchange for the original notes will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of exchange notes in certificated form.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither the Company nor the Trustee takes any responsibility for these operations and procedures and investors are urged to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the exchange notes, including the global notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes.

Consequently, neither the Company nor the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records, or any Participant’s or Indirect Participant’s records, relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the global notes for legended exchange notes in certificated form and to distribute such exchange notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes, and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing a Default with respect to the exchange notes.

In addition, beneficial interests in a Global Note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Note are owned by, or being transferred to, either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Company will make payments in respect of the exchange notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States federal income tax considerations relevant to the exchange offer and the ownership and disposition of the exchange notes issued pursuant to the exchange offer. Except where noted, this discussion is limited to beneficial owners of notes that have held the notes and will hold the exchange notes as capital assets (generally, property held for investment). This discussion does not deal with special situations, such as those of dealers in securities or currencies and traders in securities, regulated investment companies, real estate investment trusts, banks or traders and other financial institutions, tax-exempt entities, insurance companies, grantor trusts, U.S. expatriates, personal holding companies, persons who hold the notes through partnerships or other pass through entities for U.S. federal income tax purposes or investors in such entities, persons holding notes as a part of a hedging, integrated, conversion, or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, Non-U.S. Holders (defined below) subject to special tax rules such as “controlled foreign corporations” and “passive foreign investment companies”, persons liable for alternative minimum tax or holders of notes whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, which are subject to change or differing interpretations at any time, possibly with retroactive effect, which could affect the United States federal income tax considerations summarized below.

This summary constitutes neither tax nor legal advice. It does not address all tax considerations that may be relevant to a holder of notes. Persons considering participating in the exchange offer should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations, as well as any state, local, foreign, estate and gift, alternative minimum tax or other tax consequences.

As used herein, a “U.S. Holder” means a holder of a note that is:

•                  an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any political subdivision thereof;

•                  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•                  a trust (i) that is subject to the primary supervision of a court within the United States and one or more United States persons (as described in section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner or a partnership holding our notes, you should consult your tax advisors.

A “Non-U.S. Holder” is a holder of a note that is neither a U.S. Holder nor a partnership.

Exchange Offer

Because the exchange notes will not differ materially in kind or extent from the original notes, the exchange will not constitute a taxable event for United States federal income tax purposes. Consequently, (i) a holder will recognize no gain or loss upon receipt of an exchange note, (ii) a holder’s holding period for the exchange note will include its holding period for the original note exchanged therefor, and (iii) a holder’s basis in the exchange note will be the same as its basis in the old note immediately before the exchange. The following discussion of the “notes” refers to the exchange notes, unless otherwise indicated.

Ownership and Disposition of Notes

Effect of Certain Contingencies

Under the terms of the notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the notes. See, for example, “Description of the Exchange Notes—Optional Redemption” and “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control”.  It is possible that the IRS could assert that the payment of such excess amounts is a “contingent payment,” and the notes are therefore contingent payment debt instruments for U.S. federal income tax purposes. Under the applicable United States Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the notes are issued) are ignored. We believe that the possibility of making additional payments is remote and/or incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our position will be binding on a holder, unless the holder timely and explicitly discloses to the IRS that it is taking a position different from ours. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, the timing and amount of income included and the character of the income recognized with respect to the notes may be materially and adversely different from the consequences discussed herein. Holders should consult their own tax advisors regarding this issue. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. Holders

Payments of Stated Interest

Stated interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes.

Amortizable bond premium

If a U.S. Holder purchased the notes after their original issuance date for an amount that is greater than the sum of all remaining payments on the notes other than stated interest, such holder will be treated as having purchased the notes with “amortizable bond premium” in an amount equal to such excess. Amortizable bond premium on the notes should carry over to the exchange notes received in exchange therefor. A U.S. Holder may elect to amortize this premium using a constant yield method over the term of the notes and generally may offset interest in respect of the note otherwise required to be included in income by the amortized amount of the premium for the taxable year. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in its note by the amount of the premium amortized in any taxable year. An election to amortize bond premium is binding once made and applies to all notes held by the U.S. Holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired. U.S. Holders are urged to consult their own tax advisors concerning the computation and amortization of any bond premium on their exchange notes.

Market discount

If a U.S. Holder purchased the notes after their original issuance date for an amount that is less than their stated principal amount, such Holder will be treated as having purchased the notes with “market discount” unless the discount is less than a specified de minimis amount. Market discount on notes should carry over to the exchange notes received in exchange therefor. Under the market discount rules, a U.S. Holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. Holder’s acquisition of the note to the maturity date of the note, unless the U.S. Holder made an election to accrue market discount on a constant yield basis. Accrued market discount on notes that has not previously been included in income by a U.S. Holder should carry over to the exchange notes received in exchange therefor. A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date or certain earlier dispositions. A U.S. Holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for U.S. federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS. U.S. Holders are urged to consult their own tax advisors before making this election.

Sale, Exchange, Retirementor Other Disposition of Notes

Upon the sale, exchange (other than pursuant to the exchange offer), retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other taxable disposition (other than any amounts attributable to accrued stated interest, which will be taxable as such) and the adjusted tax basis of the note. A U.S. Holder’s adjusted tax basis in a note will, in general, be the U.S. Holder’s cost therefor, reduced by any cash payments received on the note other than stated interest.

Subject to the market discount rules described above under the heading “Market Discount,” any gain or loss recognized by a U.S. Holder will be capital gain or loss and, if such holder has held the notes for more than one year, long-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders currently are subject to reduced rates of taxation. The ability to deduct capital losses is subject to limitations.

Medicare Surtax

Legislation enacted in 2010 will require certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% Medicare surtax on all or part of that holder’s “net investment income”, which includes, among other items, interest on, and capital gains from the sale or other taxable disposition of, the notes. This surtax will apply to taxable years beginning after December 31, 2012. Prospective investors should consult their own tax advisors regarding the effect, if any, of this legislation on their investment in the notes.

Non-U.S. Holders

Payments on the Notes

Subject to the discussion below concerning backup withholding, all payments to a Non-U.S. Holder that are attributable to interest generally will be exempt from United States federal withholding tax, provided that:

•                  such payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, in the case of an applicable tax treaty, are not attributable to the Non-U.S. Holder’s United States “permanent establishment” or “fixed base”);

•                  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

•                  prior to the payment, the Non-U.S. Holder certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or appropriate substitute form, that it is not a “United States person” for U.S. federal income tax purposes.

The certification described in the last clause above may be provided by (i) a securities clearing organization, (ii) a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business or (iii) a “qualified intermediary” that has entered into a withholding agreement with the IRS meets and other conditions.

A Non-U.S. Holder who is not exempt from tax under these rules generally will be subject to United States federal withholding tax at a gross rate of 30%, subject to any exemption or reduction under an applicable income tax treaty.

However, income from payments or accruals of interest that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if provided in an applicable income tax treaty, is attributable to a United States “permanent establishment” or “fixed base”) generally will be subject to U.S. federal income tax in the same manner as U.S. Holders (but without regard to the additional 3.8% Medicare surtax described above) and, if paid to corporate holders, may also be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate. If payments are subject to U.S. federal income tax in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as the Non-U.S. Holder provides us or our paying agent with a properly executed IRS Form W-8ECI (or suitable substitute form).

Non-U.S. Holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from United States federal withholding tax on payments of interest. Non-U.S. Holders will be required to comply with certification requirements in order to claim a treaty exemption or reduced rate, which may be satisfied by providing an IRS Form W-8BEN or appropriate substitute form to us or our agent.

Sale, Exchange, Retirement or Other Disposition of Notes

Subject to the discussion below concerning backup withholding, any gain realized by a Non-U.S. Holder on a sale, exchange, retirement or other taxable disposition of notes generally will be exempt from United States federal income and withholding tax, unless:

•                  that gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, if provided in an applicable income tax treaty, is attributable to a United States “permanent establishment” or “fixed base” of the Non-U.S. Holder; or

•                  in the case of a nonresident alien individual, the holder is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are satisfied.

Any amount received by a Non-U.S. Holder on a sale or other disposition attributable to accrued but unpaid interest will be treated as such. See “—Non-U.S. Holders—Payments on the Notes” above. Any gain that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if provided in an applicable income tax treaty, is attributable to a United States “permanent establishment” or “fixed base”) generally will be subject to U.S. federal income tax in the same manner as U.S. Holders (but without regard to the additional 3.8% Medicare surtax described above). See the discussion regarding effectively connected income under “—Non-U.S. Holders—Payments on the Notes” above.

Information Reporting and Backup Withholding

U.S. Holders.  Information reporting will apply to payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, the notes with respect to certain nonexempt U.S. Holders, and backup withholding may apply unless the recipient of such payment provides the appropriate intermediary with a taxpayer identification number, certified under penalties or perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder’s federal income tax, provided the requirement information is provided to the IRS. Certain persons are exempt from backup withholding. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure to obtain such exemption.

Non-U.S. Holders.  We will, where required, report to Non-U.S. Holders and to the IRS the amount of any principal and interest paid on the notes. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding generally will not apply to payments of principal and interest on the notes to a Non-U.S. Holder that certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise qualifies for an exemption (provided that neither our company nor our agent knows or has reason to know that such holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

The payment of the proceeds of the disposition of notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder provides the certification described above or otherwise qualifies for an exemption. The proceeds of a disposition effected outside the United States by a Non-U.S. Holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that one or more partners that are U.S. persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder’s non-U.S. status and has no actual knowledge or reason to know to the contrary or unless the holder otherwise qualifies for an exemption.

Any amount withheld under the backup withholding rules will be refunded or will be allowable as a credit against the Non-U.S. Holder’s federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury regulations.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 201  , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any such sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Jones Day. Certain matters related to the laws of Kansas and Missouri will be passed upon for us by Kutak Rock LLP. Certain matters related to the laws of  South Dakota will be passed upon for us by Lindquist & Vennum PLLP. Certain matters related to the laws of Hawaii will be passed upon for us by McCorriston Miller Mukai MacKinnon LLP. Certain matters related to the laws of North Dakota will be passed upon for us by Serkland Law Firm. Certain matters related to the laws of Alabama will be passed upon for us by Sirote & Permutt PC. Certain matters related to the laws of Alaska, Idaho, Minnesota, Nevada, Utah, Washington and Wyoming will be passed upon for us by Stoel Rives LLP. Certain matters related to the laws of Wisconsin will be passed upon for us by Whyte, Hirschboeck Dudek S.C.

EXPERTS

The consolidated financial statements of Community Choice Financial Inc. and Subsidiaries appearing in this prospectus and registration statement have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), an independent registered public accounting firm, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CCCS Corporate Holdings, Inc. and Subsidiaries appearing in this prospectus and registration statement have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), an independent certified public accounting firm, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 with the SEC with respect to the exchange notes offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules that are part of the registration statement. For further information on our company and the exchange notes we are offering, you should review the registration statement.  We are subject to the periodic reporting and other informational requirements of the Exchange Act.

You may read and copy the registration statement and the exhibits and schedules to the registration statement at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may also obtain copies of all or part of the registration statement by mail from the Public Reference Section of the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, including our company, that file electronically with the SEC. The address of that website is www.sec.gov.

Unaudited Consolidated Statements of Operations for the quarters and six months ended June 30, 2012 and 2011	F-40

McGladrey LLP

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Community Choice Financial Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Community Choice Financial Inc. and Subsidiaries (formerly CheckSmart Financial Holding Corp. and Subsidiaries) as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended December 31, 2011, 2010, and 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Choice Financial Inc. and Subsidiaries (formerly CheckSmart Financial Holding Corp. and Subsidiaries) as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years ended December 31, 2011, 2010, and 2009, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Raleigh, North Carolina

March 29, 2012, except for Note 22 and Note 23 as to which the date is August 14, 2012.

Community Choice Financial Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2011 and 2010

(In thousands, except per share data)

	2011	2010
Assets
Current Assets
Cash and cash equivalents	$65,635	$39,780
Finance receivables, net	120,451	81,337
Short-term investments, certificates of deposit	1,110	1,814
Prepaid money orders	—	8,030
Card related pre-funding and receivables	12,910	11,094
Other current assets	5,719	3,627
Deferred tax asset, net	1,766	2,147
Total current assets	207,591	147,829
Noncurrent Assets
Leasehold improvements and equipment, net	19,661	15,155
Goodwill and other identified intangibles	259,541	140,480
Security deposits	1,591	1,130
Equity method investments	11,109	—
Deferred tax asset, net	1,475	4,865
Deferred debt issuance costs	14,579	1,185
Total assets	$515,547	$310,644
Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$—	$17,573
Deferred revenue	2,654	714
Accrued interest	7,153	339
Money orders payable	18,340	4,049
Accounts payable and accrued liabilities	20,474	6,458
Total current liabilities	48,621	29,133
Noncurrent Liabilities
Notes payable	395,000	171,361
Deferred revenue	10,612	359
Total liabilities	454,233	200,853
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, par value $.01 per share, 3,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 300,000 and 7,200 authorized shares at December 31, 2011 and 2010, 7,982 and 6,140 outstanding shares at December 31, 2011 and 2010	80	61
Additional paid-in capital	113,250	57,972
Retained earnings (deficit)	(52,016)	51,577
Non-controlling interests	—	181
Total stockholders’ equity	61,314	109,791
Total liabilities and stockholders’ equity	$515,547	$310,644

See Notes to Consolidated Financial Statements.

Community Choice Financial Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2011, 2010, and 2009

(In thousands)

	2011	2010	2009
Revenues:
Finance receivable fees	$196,153	$146,059	$136,957
Check cashing fees	72,800	55,930	53,049
Card fees	19,914	10,731	2,063
Other	18,067	11,560	10,614
Total revenues	306,934	224,280	202,683
Branch expenses:
Salaries and benefits	57,411	38,759	34,343
Provision for loan losses	65,351	40,316	43,463
Occupancy	21,216	14,813	13,855
Depreciation and amortization	5,907	5,318	6,613
Other	35,515	27,994	22,652
Total branch expenses	185,400	127,200	120,926
Branch gross profit	121,534	97,080	81,757
Corporate expenses	44,742	33,940	31,518
Transaction expenses	9,351	237	—
Depreciation and amortization	2,332	1,222	568
Interest expense, net	34,334	8,501	11,532
Loss on equity method investments	415	—	—
Nonoperating income, related party management fees	(46)	(46)	(172)
Income before income taxes and discontinued operations	30,406	53,226	38,311
Provision for income taxes	13,553	19,801	14,042
Income from continuing operations	16,853	33,425	24,269
Discontinued operations (net of provision (benefit) for income tax of $0, ($1,346), and $226)	—	(2,196)	368
Net income	16,853	31,229	24,637
Net loss attributable to non-controlling interests	(120)	(252)	—
Net income attributable to controlling interests	$16,973	$31,481	$24,637

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2011, 2010, and 2009

(Dollars in thousands)

	Common Stock		Additional Paid-In	Retained Earnings	Non-Controlling	Accumulated Other Comprehensive Income	Comprehensive
	Shares	Amount	Capital	(Deficit)	Interest	(Loss)	Income	Total
Balance, December 31, 2008	6,139,536	$61	$56,577	$(4,541)	$—	$(1,329)	$—	$50,768
Stock-based compensation expense	—	—	1,057	—	—	—	—	1,057
Net income	—	—	—	24,637	—	—	24,637	24,637
Unrealized gain on derivative instruments, net of tax, $815	—	—	—	—	—	1,329	1,329	1,329
Comprehensive income for the year ended December 31, 2009							$25,966
Balance, December 31, 2009	6,139,536	61	57,634	20,096	—	—		77,791
Stock-based compensation expense	—	—	338	—	—	—	—	338
Net income (loss)	—	—	—	31,481	(252)	—	31,229	31,229
Non-controlling interests conversion elimination	—	—	—	—	433	—	—	433
Comprehensive income for the year ended December 31, 2010							$31,229
Balance, December 31, 2010	6,139,536	61	57,972	51,577	181	—		109,791
Stock-based compensation expense	—	—	105	—	—	—	—	105
Issuance of common stock for merger	1,842,000	19	55,173	—	—	—	—	55,192
Net income (loss)	—	—	—	16,973	(120)	—	16,853	16,853
Non-controlling interests conversion elimination	—	—	—	—	(61)	—	—	(61)
Dividend distribution	—	—	—	(120,566)	—	—	—	(120,566)
Comprehensive income for the year ended December 31, 2011							$16,853
Balance, December 31, 2011	7,981,536	$80	$113,250	$(52,016)	$—	$—		$61,314

See Notes to Consolidated Financial Statements.

Community Choice Financial Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2010, and 2009

(In thousands)

	2011	2010	2009
Cash flows from operating activities
Net income	$16,853	$31,229	$24,637
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	65,351	40,316	43,463
Loss on disposal of assets	34	—	361
Loss on equity method investments	415	—	—
Depreciation	6,956	6,206	7,206
Amortization of deferred financing cost	2,598	882	958
Amortization of intangibles	1,283	577	361
Deferred income taxes	4,732	7,680	4,397
Stock-based compensation	105	338	1,057
Changes in assets and liabilities:
Deferred loan origination costs	(120)	(6)	(32)
Related party receivables	—	7	178
Prepaid money orders	8,030	5,523	(2,086)
Card related pre-funding and receivables	(1,816)	(10,434)	(660)
Other assets	(1,378)	865	(2,123)
Deferred revenue	7,654	(619)	(700)
Accrued interest	6,814	228	(726)
Money orders payable	14,291	(4,059)	—
Accounts payable and accrued expenses	(979)	3,636	(7,465)
Net cash provided by operating activities	130,823	82,369	68,826
Cash flows from investing activities
Net receivables originated	(88,773)	(51,617)	(57,011)
Net acquired assets, net of cash	3,027	(3,381)	(484)
Sale (purchase) of short-term investments	704	1,736	(3,550)
Purchase of equity investments	(3,750)	—	—
Purchase of equity investments from related party	(7,500)	—	—
Purchase of leasehold improvements and equipment	(4,261)	(1,688)	(2,769)
Purchase of finance receivables	—	—	(501)
Net cash used in investing activities	(100,553)	(54,950)	(64,315)
Cash flows from financing activities
Net payments on lines of credit	—	(5,000)	—
Proceeds from notes payable	395,000	—	—
Contributions for non-controlling interest	—	433	—
Debt issuance costs	(15,992)	—	(2,435)
Net payments of long-term debt	(262,857)	(11,031)	—
Dividend distribution	(120,566)	—	—
Net cash used in financing activities	(4,415)	(15,598)	(2,435)
Net increase in cash and cash equivalents	25,855	11,821	2,076
Cash and cash equivalents:
Beginning	39,780	27,959	25,883
Ending	$65,635	$39,780	$27,959

Community Choice Financial Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2011, 2010, and 2009

(In thousands)

	2011	2010	2009
Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$24,913	$7,340	$11,375
Income taxes, net of refunds	$3,770	$14,366	$15,817
Supplemental Schedule of Noncash Investing and Financing Activities
Acquisitions (Note 14):
Purchase price	$74,917	$15,900	$484
Fair value of finance receivables acquired	$15,572	$3,995	$—
Fair value of cash acquired	22,892	12,602	—
Fair value of other current assets acquired	1,510	122	—
Fair value of other tangible assets acquired, principally property and equipment	7,235	1,144	—
Fair value of liabilities assumed	(92,754)	(15,013)	—
Fair value of other intangible assets acquired, principally non-compete	3,344	1,737	160
Cost in excess of net assets acquired	117,249	11,396	324
	75,048	15,983	484
Less cash acquired	(22,892)	(12,602)	—
Fair value of common stock issued for acquired assets	(55,192)	—	—
	$(3,036)	$3,381	$484

See Notes to Consolidated Financial Statements

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies

Nature of business:  Community Choice Financial Inc. (together with its consolidated subsidiaries, “CCFI” or “the Company”) was formed on April 6, 2011 under the laws of the State of Ohio by the shareholders of Checksmart Financial Holdings Inc. (together with its consolidated subsidiaries, “Checksmart”) to be the holding company of Checksmart Financial Holdings Corp. and to acquire the ownership interests of CCCS Corporate Holdings, Inc. (together with its consolidated subsidiaries, “CCCS”) through a merger. The contribution of equity from Checksmart to CCFI is considered to be a merger of entities under common control and as result does not change the basis in accounting. CCFI acquired CCCS through a merger on April 29, 2011 and the acquisition of CCCS has been treated as a business combination. As of December 31, 2011, the Company operated 435 stores in 14 states.

The Company is primarily engaged in the business of providing consumers check cashing and short-term consumer loans. Through a network of retail stores, the Company provides customers a variety of financial products and services, including short-term consumer loans, check cashing, prepaid debit cards, title loans, medium term loans and other services that address the specific needs of its individual customers.

A summary of the Company’s significant accounting policies follows:

Basis of consolidation: The accompanying consolidated financial statements include the accounts of Community Choice Financial Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications: Certain amounts reported in the 2010 and 2009 consolidated financial statements have been reclassified to conform to classifications presented in the 2011 consolidated financial statements, without affecting the previously reported net income or stockholders’ equity.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses, the valuation of goodwill, the valuation of equity investments, the value of stock based compensation and the valuation of deferred tax assets and liabilities.

Business Segment: FASB Accounting Standards Codification (“ASC”) Topic 280 requires that a public enterprise report a measure of segment profit or loss, certain specific revenue and expense items, segment assets, information about the way operating segments were determined and other items. The Company reports operating segments in accordance with FASB ASC Topic 280. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in determining how to allocate resources and assess performance. For purposes of disclosures required by ASC 280, the Company operates in one segment, retail financial services.

Revenue recognition: All of the Company’s branch transactions are processed through its point-of-sale systems. These transactions include check cashing, bill payment, money transfer, money order sales, and other miscellaneous products and services. The full amount of the check

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

cashing fee is recognized as revenue at the time of the transaction. The Company acts in an agency capacity regarding bill payment services, money transfers, card products, and money orders offered and sold at its branches. The Company records the net amount retained as revenue because the supplier is the primary obligor in the arrangement, the amount earned by the Company is fixed, and the supplier is determined to have the ultimate credit risk. Fees and direct costs incurred for the origination of finance receivables are deferred and amortized over the loan period using the interest method.

Advance fees on short-term consumer loans with terms between 14 and 30 days, title loans with terms up to 30 days and certain medium-term consumer loans with terms between 112 days and 180 days are recognized using the interest (actuarial) method over the term of each loan.

Title loans with terms between 30 days and 24 months, certain medium-term consumer loans with terms of up to 24 months, lines of credit, and loan participations are interest-bearing. Interest and fee income is recognized using the interest (actuarial) method.

As a result of the Company’s charge-off policies, accounts are charged-off between 1 and 90 days past due rather than being placed in nonaccrual status.

Cash and cash equivalents: Cash and cash equivalents include cash on hand and short-term investments with original maturities of three months or less. At times, the Company may maintain deposits with banks in amounts in excess of federal depository insurance limits, but believes any such amounts do not represent significant credit risk.

Finance receivables: Finance receivables consist of three categories of receivables, short-term consumer loans, title loans, and medium-term loans.

Short-term consumer loan products provide customers with cash or a money order, typically ranging in size from $.1 to $1, in exchange for a promissory note with a maturity generally 14 to 30 days with an agreement to defer the presentment of the customer’s personal check for the aggregate amount of the advance plus fees. This form of lending is based on applicable laws and regulations which vary by state. Statutes vary from providing fees of 15% to 20%, to providing interest at 25% per annum plus origination fees. The customers repay the cash advance by paying cash or allowing the check to be presented. For unsecured loans, the risk of repayment primarily relates to the customer’s ability to repay the loans.

Medium-term loans provide customers with cash, typically ranging from $.1 to $2.5 in exchange for a promissory note with a maturity between three months and 24 months. These loans vary in their structure between the regulatory environments where they are offered. The loans are due in installments or provide for a line of credit with periodic monthly payments. In certain instances the Company also purchases loan participations in a third-party lender’s loan portfolio which are classified as medium-term finance receivables.

Title loan products provide customers with cash, typically ranging in size from $.75 to $2.5, in exchange for a promissory note with a maturity between 30 days and 24 months. The loan is secured with a lien on the customer’s vehicle title. The risk characteristics of secured loans primarily depend on the markets in which the Company operates and the regulatory requirements of each market. Risks associated with secured financings relate to the ability of the borrower to

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

repay its loans and the value of the collateral underlying the loan should the borrower default on its payments.

Short-term investments, certificates of deposit: Short-term investments consist of certificates of deposit with original maturities of more than three months. Short-term investments are recorded at the carrying value, which approximates fair value and interest is recognized as earned.

Allowance for loan losses: Provisions for loan losses are charged to income in amounts sufficient to cover estimated losses in the loan portfolio. The factors used in assessing the overall adequacy of the allowance and the resulting provision for loan losses for finance receivables include an evaluation by product by market based on historical loan loss experience, overall portfolio quality, current economic conditions that may affect the borrower’s ability to pay and management’s judgment. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

For short-term consumer loans, accounts are charged off when they become past due. The Company’s policy dictates that, where a customer has provided a check for presentment upon the maturity of a loan, if the customer has not paid off the loan by the due date, the Company will deposit the customer’s check or draft the customer’s bank account for the amount due. If the check or draft is returned as uncollected, all accrued fees and outstanding principal are charged-off as uncollectible.

For medium-term loans which have a term of one year or less the Company’s policy requires that balances be charged off when accounts are 60 days past due on a contractual basis. For medium-term loans which have an initial maturity of greater than one year, the Company’s policy requires that balances be charged off when accounts are 90 days past due on a contractual basis.

For title loans that are 30 days in duration the Company’s policy requires that balances be charged off when accounts are 30 days past due on a contractual basis. For title loans that have terms ranging from 60 days to one year, the Company’s policy dictates that balances be charged off when accounts are 60 days past due on a contractual basis. For title loans that have terms of greater than 1 year, the Company’s policy requires that balances be charged off when accounts are 90 days past due on a contractual basis. The Company charges off 24 month installment loans when they are 90 days past due.

Recoveries of amounts previously charged off are recorded as income in the period in which they are received.

During 2011, the Company introduced additional medium-term loan products, which resulted in a higher proportion of medium-term products in the Company’s overall loan portfolio. Effective December 31, 2011, the Company modified its charge-off policies to align the policy with the contractual term of certain title loans and medium-term consumer loans. Prior to this date, all loans were charged-off when the loan became contractually past due. Based on additional information and analysis of current customer payment trends, management determined that the likelihood of receiving payment from a customer greatly diminishes when no payment has been received for 30 days on loans with a term of 30 days, 60 days on loans with a term of 60 days to 12 months, and 90 days for loans with terms greater than 12 months. The net effect of this change

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

in estimate for the year ended December 31, 2011 was a $53 increase to finance receivables and a $53 decrease to the provision for loan losses, equal to $0.01 per average common share outstanding.

Loans may be charged off earlier than the Company’s policy based upon management’s review of information for each delinquent or impaired loan. Loan participations are charged off after they become 30 days past due on a contractual basis.

In some instances, the Company may have debt-buying arrangements with third-party lenders. The Company accrues for this obligation through management’s estimation of anticipated purchases based on expected losses in the lender’s portfolio. This obligation is recorded as a current liability on the Company’s consolidated balance sheet.

Card related pre-funding and receivables: The Company acts as an agent for an entity marketing prepaid debit cards. Pursuant to the Company’s agreement, the Company is required to pre-fund certain card activity; the Company is also the beneficiary of certain receivables resulting from its card sales which relate to the commissions earned from this entity payable according to negotiated terms.

Leasehold improvements and equipment: Leasehold improvements and equipment are carried at cost. Depreciation is provided principally by straight-line methods over the estimated useful lives of the assets or the lease term, whichever is shorter.

The useful lives of leasehold improvements and equipment by class are as follows:

Years
Furniture and fixtures	5
Leasehold improvements	3 - 15
Equipment	5 - 7
Vehicles	5

Deferred loan origination costs: Direct costs incurred for the origination of loans, which consist mainly of employee-related costs, are deferred and amortized to loan fee income over the contractual lives of the loans using the interest method. Unamortized amounts are recognized in income at the time that loans are paid in full.

Goodwill and other intangibles: Goodwill, or cost in excess of fair value of net assets of the companies acquired, is recorded at its carrying value and is periodically evaluated for impairment. The Company tests the carrying value of goodwill and other intangible assets annually as of December 31 or when the events and circumstances warrant such a review. One of the methods for this review is performed using estimates of future cash flows. If the carrying value of goodwill or other intangible assets is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the goodwill or intangible assets exceeds its fair value. Based upon the annual impairment testing performed by the Company, management has determined that goodwill is not impaired. Changes in estimates of cash flows and fair value, however, could affect the evaluation.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

The Company’s other intangible assets consists of non-compete agreements, customer lists and trade names. The amounts recorded for non-compete agreements, customer lists and trade names are amortized using the straight-line method over five years. Amortization expense for the years ended December 31, 2011, 2010 and 2009 were $1,283, $399 and $361, respectively.

Equity Method of Accounting of Investment in Latin Card Strategy and Insight Holding Company: The Company has an equity investment in Latin Card Strategy, LLC (“Latin Card”). Prior to May 2011, the Company had consolidated Latin Card based on a 57% ownership interest in Latin Card. In May 2011, the Company’s membership units were reduced to 49% based on members’ arrangement and Latin Card was deconsolidated. The Company, effective May 2011, recorded an investment in Latin Card under the equity method of accounting. As of December 31, 2011, the Company’s membership units were reduced to 39% based on the members’ agreement.

The Company also has an equity investment in Insight Holding Company, LLC (the parent company of the program manager for the prepaid card offered through CCFI’s subsidiaries) (“Insight Holdings”). The Company has recorded the 22.5% investment in Insight Holdings under the equity method of accounting effective November 2011.

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting in accordance with ASC 323-10. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s consolidated balance sheets and statements of income; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Equity investment loss” in the consolidated statements of income. The Company’s carrying value in an equity method Investee company is reflected in the caption “Equity investments” in the Company’s consolidated balance sheets.

Deferred debt issuance costs: Deferred debt issuance costs are amortized on the interest method of accounting over the life of the related note payable agreement. Amortization is included as a component of interest expense in the consolidated statements of income.

Deferred revenue: The Company’s deferred revenue is comprised of an upfront fee received under an agency agreement to offer wire transfer services at the Company’s branches. The deferred revenue is recognized over the contract period on a straight-line basis.

Deferred rent: The Company leases premises under agreements which provide for periodic increases over the lease term. Accordingly, timing differences between the amount paid for rent and the amount expensed are recorded as deferred rent in the accompanying consolidated balance sheets. In 2011, an expense and liability of $678 has been recorded for deferred rent as it relates to escalation of rent payments.

Advertising costs: Costs incurred for producing and communicating advertising are charged to operations when incurred or the first time advertising takes place. Advertising expense was $4,013, $3,961 and $4,181 for the years ended December 31, 2011, 2010 and 2009, respectively.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

Branch expenses: The direct costs incurred in operating the Company’s branches have been classified as branch expenses. Branch expenses include salaries and benefits of branch employees, loan losses, rent and other occupancy costs, depreciation and amortization of branch property and equipment, armored services and security costs, and other costs incurred by the branches. The district and regional managers’ salaries are included in corporate expenses.

Preopening costs: New store preopening costs are expensed when incurred.

Impairment of long-lived assets: The Company evaluates all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is recognized when the carrying amount of these assets cannot be recovered by the undiscounted net cash flows they will generate.

Income taxes: Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense represents the tax obligations and the change in deferred tax assets and liabilities.

The Company has adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. Interest and penalties on income taxes will be charged to income tax expense.

Transaction Expenses: Transaction expenses consist of costs directly associated with acquisitions, which are primarily bonus earnings, transaction advisory fees paid to the majority shareholder, and professional services, which are included in the non-branch expenses section to determine income before income taxes and discontinued operations on the consolidated statements of income.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

Additionally, the Company has deferred legal and other transaction expenses related to a planned initial public offering (“IPO”) with the expectation that such expenses will be accounted for as a reduction of capital paid in excess of par. These deferred expenses totaling $1,361 at December 31, 2011 are included in other current assets on the consolidated balance sheet. Should the IPO not occur, these deferred expenses will be charged to income.

Governmental regulation: The Company is subject to various state and federal laws and regulations, which are subject to change and which may impose significant costs or limitations on the way the Company conducts or expands its business. Certain limitations include among other things imposed limits on fee rates and other charges, the number of loans to a customer, a cooling off period, the number of permitted rollovers and required licensing and qualification. Changes in Ohio laws have caused the Company to begin offering consumer loans in the state of Ohio under the Ohio Mortgage Loan Act. The law under which the Company provides short-term loans in Arizona terminated in June 2010. The Company converted the Arizona customers to title loan and card based products.

Although states provide the primary regulatory framework under which the Company offers payday cash advance services and consumer loans, certain federal laws also impact the business. The Company’s payday cash advance services and consumer loans are subject to federal laws and regulations, including the Truth-in-Lending Act (“TILA”), the Equal Credit Opportunity Act (“ECOA”), the Fair Credit Reporting Act (“FCRA”), the Fair Debt Collection Practices Act (“FDCPA”), the Gramm-Leach-Bliley Act (“GLBA”), the Bank Secrecy Act, the Money Laundering Control Act of 1986, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”) and the regulations promulgated for each. Among other things, these laws require disclosure of the principal terms of each transaction to every customer, prohibit misleading advertising, protect against discriminatory lending practices, proscribe unfair credit practices and prohibit creditors from discriminating against credit applicants on the basis of race, sex, age or marital status. The GLBA and its implementing regulations generally require the Company to protect the confidentiality of its customers’ nonpublic personal information and to disclose to the Company’s customers its privacy policy and practices.

At the federal level, in July 2010, the Dodd-Frank Act was signed into law. Among other things, this act created the Consumer Financial Protection Bureau (“CFPB”) which will have authority to regulate companies that provide consumer financial services. The CFPB became operative in July of 2011. On January 4, 2012, President Obama appointed Richard Cordray as Director of the Consumer Financial Protection Bureau. With this appointment, the CFPB now has the power and authority to oversee non-bank financial institutions as was provided for in the Dodd-Frank Act.

Derivative financial instruments: All derivatives are recognized on the consolidated balance sheets at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability “cash-flow” hedge. Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedged transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific assets and liabilities on the balance sheet or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively, as discussed below.

The Company discontinues hedge accounting prospectively when: (1) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) the derivative is no longer considered to be designated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; or (4) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with subsequent changes in its fair value recognized in current-period earnings.

Comprehensive income: The Company’s comprehensive income is comprised of net income and the change in the fair value of the interest rate swap.

Fair value of financial instruments: Financial assets and liabilities measured at fair value are grouped in three levels. The levels prioritize the inputs used to measure the fair value of the assets or liabilities. These levels are:

•      Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•      Level 2—Inputs other than quoted prices that are observable for assets and liabilities, either directly or indirectly. These inputs include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are less attractive.

•      Level 3—Unobservable inputs for assets and liabilities reflecting the reporting entity’s own assumptions.

The Company follows the provisions of the ASC 820-10. ASC 820-10 applies to all assets and liabilities that are being measured and reported on a fair value basis. ASC 820-10 requires disclosure that establishes a framework for measuring fair value within generally accepted accounting principles and expands disclosure about fair value measurements. This standard enables a reader of consolidated financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The standard requires that assets and liabilities carried at fair value be classified and disclosed in one of the three categories.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

In determining the appropriate levels, the Company performed a detailed analysis of the assets and liabilities that are subject to ASC 820-10. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The Company’s financial instruments consist primarily of cash and cash equivalents, finance receivables, accounts payable, and notes payable. For all such instruments, other than the notes payable at December 31, 2011, the carrying amounts in the Consolidated Financial Statements approximate their fair values. Our finance receivables are short term in nature and originated at prevailing market rates.

The fair value of notes payable at December 31, 2010 is estimated as being equal to the carrying value exhibited on our balance sheet at that time. There was no publicly available trading data available on those notes and the notes were subsequently paid off in full on April 29, 2011. The fair value of the notes payable at December 31, 2011 is determined based on the market yield on trades of the notes at the end of that reporting period. The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$65,635	$65,635	$39,780	$39,780
Finance receivables	120,451	120,451	81,337	81,337
Short-term investments, certificates of deposit	1,110	1,110	1,814	1,814
Notes payable	395,000	389,075	188,934	188,934

Change in accounting estimate: During 2009, the estimated useful lives of certain leasehold improvements and equipment were changed in recognition of the current estimated useful life of these assets. The effect of this change in accounting estimate was to decrease net income for 2009 by approximately $3,600.

Recent Accounting Pronouncements: In July 2010, the FASB issued Accounting Standard Update (“ASU”) No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU No. 2010-20”). The ASU amends FASB Accounting Standards Codification Topic 310, Receivables, to improve the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate, by portfolio segment or class of financing receivable, certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The disclosures about the credit quality of the Company’s receivables required by the ASU are in Note 2-Allowance for Doubtful Accounts and Accrual for Third-Party Lender Losses. As this ASU amends only the disclosure requirements for loans and the allowance for credit losses, the adoption of ASU No. 2010-20 did not have a significant impact on the Company’s financial statements.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This standard update clarifies that, when presenting comparative financial statements, SEC registrants should disclose revenue and earnings of the combined entity as though the current period business combinations had occurred as of the beginning of the comparable prior annual reporting period only. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 is effective prospectively for material (either on an individual or aggregate basis) business combinations entered into in fiscal years beginning on or after December 15, 2010 with early adoption permitted. The disclosures about the Pro Forma Information for Business Combinations required by the ASU are in Note 9—Business Combinations. As this ASU amends only the disclosure requirement for business combinations, the adoption of ASU No. 2010-29 did not have a significant impact on the Company’s financial statements.

In April 2011, the FASB issued ASU No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The ASU clarifies which loan modifications constitute troubled debt restructurings. It is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings. This ASU is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructurings occurring on or after the beginning of the fiscal year of adoption. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRS”). This ASU is effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In September 2011, the FASB issued ASU No. 2011-08 Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. Under ASU 2011-08, the two-step goodwill impairment test is not required unless the more-likely-than-not threshold is met. For public entities, the amendments in ASU 2011-08 are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company plans to adopt this guidance on January 1, 2012. The adoption of ASU 2011-08 is not expected to have a material impact on the Company’s financial statements.

Subsequent events: The Company has evaluated its subsequent events (events occurring after December 31, 2011) through the original issuance date of March 29, 2012, and through August 14, 2012 for subsequent events disclosed in Note 23.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 2. Finance Receivables, Credit Quality Information and Allowance for Loan Losses

Finance receivables represent amounts due from customers for advances at December 31, 2011 and 2010 consisted of the following:

	2011	2010
Short-term consumer loans	$91,460	$67,897
Medium-term loans	19,044	8,423
Title loans	20,800	11,855
Gross receivables	131,304	88,175
Unearned advance fees, net of deferred loan origination costs	(5,227)	(3,481)
Finance receivables before allowance for loan losses	126,077	84,694
Allowance for loan losses	(5,626)	(3,357)
Finance receivables, net	$120,451	$81,337

Changes in the allowance for the loan losses by product type for the year ended December 31, 2011 are as follows:

	Balance 1/1/2011	Provision	Charge-Offs	Recoveries	Balance 12/31/2011	Finance Receivables 12/31/2011	Allowance as a percentage of receivable
Short-term consumer loans	$1,746	$40,636	$(144,934)	$105,056	$2,504	$91,460	2.74%
Medium-term loans	987	11,470	(13,553)	3,114	2,018	19,044	10.60%
Title loans	624	5,463	(7,670)	2,687	1,104	20,800	5.31%
	$3,357	$57,569	$(166,157)	$110,857	$5,626	$131,304	4.28%

The provision for loan losses for the year ended December 31, 2011 also includes card losses of $208, losses on tax loans of $432, and losses from returned items from check cashing of $5,085.

Changes in the allowance for the loan losses by product type for the year ended December 31, 2010 are as follows:

	Balance 1/1/2010	Provision	Charge-Offs	Recoveries	Balance 12/31/2010	Finance Receivables 12/31/2010	Allowance as a percentage of receivable
Short-term consumer loans	$3,240	$27,560	$(84,279)	$55,225	$1,746	$67,897	2.57%
Medium-term loans	1,683	5,267	(8,318)	2,355	987	8,423	11.72%
Title loans	483	3,497	(25,040)	21,684	624	11,855	5.26%
	$5,406	$36,324	$(117,637)	$79,264	$3,357	$88,175	3.81%

The provision for losses for the year ended December 31, 2010 also includes losses from returned items from check cashing of $3,034 and card losses of $193.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 2. Finance Receivables, Credit Quality Information and Allowance for Loan Losses (Continued)

Changes in the allowance for loan losses for the year ended December 31, 2009 is as follows:

2009
Balance, beginning of period	$2,451
Provision for loan losses	40,255
Charge-offs, net	(37,300)
Balance, end of period	$5,406

The provision for losses for the year ended December 31, 2009 also includes losses from returned items from check cashing of $3,058.

Changes in the accrual for third-party lender losses for the years ended December 31, 2011, 2010, and 2009 were as follows:

	2011	2010	2009
Balance, beginning of period	$110	$150	$—
Provision for loan losses	2,057	765	150
Charge-offs, net	(2,010)	(805)	—
Balance, end of period	$157	$110	$150

The Company considers the near term repayment performance of finance receivables as its primary credit quality indicator. The Company typically does not perform credit checks through consumer reporting agencies. If a third-party lender provides the advance, the applicable third-party lender decides whether to approve the cash advance and establishes all of the underwriting criteria and terms, conditions, and features of the customer agreements. The aging of receivables at December 31, 2011 and 2010 are as follows (in thousands):

	2011		2010
Current finance receivables	$126,814	96.6%	$86,544	98.2%
Past due finance receivables (1 - 30 days)
Short-term consumer loans	293	0.2%	—	—
Medium-term loans	1,481	1.1%	754	0.9%
Title loans	1,897	1.4%	877	1.0%
Total past due finance receivables (1 - 30 days)	3,671	2.8%	1,631	1.8%
Past due finance receivables (31 - 60 days)
Short-term consumer loans	—	0.0%	—	—
Medium-term loans	289	0.2%	—	—
Title loans	395	0.3%	—	—
Total past due finance receivables (31 - 60 days)	684	0.5%	—	—
Past due finance receivables (61 - 90 days)
Short-term consumer loans	—	0.0%	—	—
Medium-term loans	52	0.0%	—	—
Title loans	83	0.1%	—	—
Total past due finance receivables (61 - 90 days)	135	0.1%	—	—
Total delinquent	4,490	3.4%	1,631	1.8%
	$131,304	100.0%	$88,175	100.0%

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 3. Related Party Transactions and Balances

On May 1, 2006, the Company entered into an Advisory Services and Monitoring Agreement with an affiliate of the majority stockholder. A quarterly fee is paid in consideration for ongoing management and other advisory services provided to the Company and its subsidiaries in the greater amount of a) $150 or b) 25% multiplied by 1.5% of the EBITDA for the previous twelve-month period. This agreement was amended to include total fees paid pursuant to this agreement for the years ended December 31, 2011, 2010 and 2009 totaling $1,381, $1,184 and $833, respectively. In addition, certain advisory fees were paid in conjunction with acquisition transactions. The Company paid $3,994 in transaction advisory fees to the majority shareholder during the year ended December 31, 2011 of which $1,600 was capitalized as deferred debt issuance costs. This agreement was amended to include the former majority shareholder of CCCS when the merger occurred.

The Company has a management agreement with a related party in which the Company receives management fee revenue on a monthly basis for providing certain accounting functions to these parties. For the years ended December 31, 2011, 2010 and 2009, management fee revenue from related parties totaled $46, $46 and $172, respectively. The Company’s payroll department provides payroll administration for a related party. The related company is charged actual costs for payroll services.

At December 31, 2010, the Company had $4 recorded as receivables from stockholders and other related entities.

The Company’s senior management has access to use an aircraft owned by a related party. The Company rents the aircraft from this related party and all personal use of the aircraft is reimbursed to the Company. Total rent paid to these related parties for usage of the aircraft totaled $93, $94 and $54 for the years ended December 31, 2011, 2010 and 2009, respectively.

The corporate office and certain branches of the Company are owned and operated by related parties and leased from the related party. Rent paid to the related parties was $1,801, $1,810 and $1,772 for the years ended December 31, 2011, 2010 and 2009, respectively.

Certain members of management had a noncontrolling, minority interest in Insight Holdings until November 2011 when the Company purchased a 22.5% interest in Insight Holdings. The interest was purchased from the owners of Insight Holdings, two of which are management of the Company. The total purchase price of the 22.5% was $11,250, of which $7,500 was purchased from the management of the Company. The percentage purchased from management was 67% of the total membership interests purchased by the Company. As of December 31, 2011 and 2010, the Company, as an agent for the card program managing company, had made net prepayments of $12,910 and $11,094, respectively, to the card program managing company for various items related to a product offering of the Company. The Company agreed to make available to Insight Holdings a revolving credit facility of $3,000.

On December 31, 2008 the Company entered into a $5,000 line of credit with the Company’s majority shareholder. The interest associated with the line of credit was 20% and matured in February 2011. Interest expense and unused line fees recognized on this borrowing totaled $25, $255 and $305 for the years ended December 31, 2011, 2010 and 2009, respectively.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 4. Leasehold Improvements and Equipment

At December 31, 2011 and 2010, leasehold improvements and equipment consisted of the following:

	2011	2010
Furniture & fixtures	$18,839	$15,596
Leasehold improvements	30,681	25,201
Equipment	7,887	5,758
Vehicles	607	22
Assets acquired not yet placed in service	438	454
	58,452	47,031
Less accumulated depreciation	(38,791)	(31,876)
	$19,661	$15,155

Note 5. Goodwill and Other Intangible Assets

The following table summarizes goodwill and other intangible assets as of December 31, 2011 and 2010:

	2011	2010
Goodwill	$255,953	$138,963
Other intangible assets:
Non-compete agreements	1,260	1,178
Trade names	2,102	242
Customer lists	226	97
	$259,541	$140,480

The changes in the carrying amount of goodwill are summarized as follows:

Balance at December 31, 2009	$129,649
Acquisition of Insight Capital, LLC	11,396
Effect of tax benefits	(2,082)
Balance at December 31, 2010	138,963
Acquisition of CCCS Corporate Holdings, Inc. and CCCS Corporate Holdings, LLC	101,628
Acquisition of Illinois stores	17,444
Effect of tax benefits	(2,082)
Balance at December 31, 2011	$255,953

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 5. Goodwill and Other Intangible Assets (Continued)

Other intangible assets are summarized as follows:

	December 31, 2011			December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$2,506	$(1,246)	$1,260	$1,560	$(382)	$1,178
Trade names	2,606	(504)	2,102	391	(149)	242
Customer lists	293	(67)	226	110	(13)	97
Total	$5,405	$(1,817)	$3,588	$2,061	$(544)	$1,517

The Company conducted its annual test for impairment of goodwill as of December 31, 2011, which resulted in no impairment of goodwill. The methodology for determining the fair value was a combination of quoted market prices, prices of comparable businesses, discounted cash flows and other valuation techniques.

The amount of tax goodwill at the acquisition date of the Company in 2006 exceeded the reported amount of goodwill for financial statement reporting purposes by approximately $50,965. The total estimated effect of the tax benefit attributable to tax goodwill in excess of the amount reported in these financial statements was approximately $31,237 which will reduce financial statement goodwill each year as the tax benefits are recognized. This benefit will be recognized over a 15-year period from the date of acquisition by recording deferred income tax expense and reducing the carrying amount of goodwill as those tax benefits occur. The tax benefit for each of the years ended December 31, 2011, 2010 and 2009 was $2,082. The effect of the tax benefits for each subsequent year is expected to be $2,082 and will result in future reductions to the carrying amount of goodwill.

The amount of book goodwill at the acquisition date of CCCS exceeded the amount of tax goodwill by approximately $46,907. Differences arising for tax deductible goodwill will result in recognition of deferred tax liabilities.

Amortization expense on specifically identifiable intangibles for the next 5 years is estimated to be:

Year Ending December 31,	Amount
2012	$1,134
2013	858
2014	858
2015	571
2016	167
$3,588

Total intangible amortization expense for the years ended December 31, 2011, 2010 and 2009 was $1,283, $399 and $361, respectively.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 6. Pledged Assets and Debt

Debt at December 31, 2011 and 2010 consisted of the following:

	2011	2010
First lien term loan, secured, LIBOR plus 2.75%, collateralized by all Company assets, quarterly principal payments of $400 and excess cash payments as defined in the agreeement, paid in full April 2011	$—	$146,361
Second lien term loan, secured, LIBOR plus 5.50%, collateralized by all Company assets, paid in full April 2011	—	40,000
Note payable, unsecured, 10% interest only payments, paid in full April 2011	—	2,573
$7,000 Revolving credit, secured, prime plus 1.00% with 5.00% floor, due July 2013, collateralized by all of Insight Capital, LLC’s assets	—	—
$40,000 Revolving credit, secured, interest rate as defined below, collateralized by all Company assets	—	—
$395,000 Senior Secured Notes, 10.75%, collateralized by all Company assets, semi-annual interest payments with with principal due April 2019	395,000	—
	395,000	188,934
Less current maturities	—	17,573
Long-term portion	$395,000	$171,361

The 4-year, $40,000 revolving credit facility, at the Company’s option, bears interest at either (a) LIBOR plus a margin of 5% or (b) an alternative base rate (determined as the greatest of the prime rate, the federal funds effective rate plus 0.5% or 1-month LIBOR plus 1%) plus a margin of 4%, and will mature on April 29, 2015. The Company selected the alternate base rate option for advances under this credit facility during 2011.

The 3-month LIBOR rate at December 31, 2011 and 2010 was 0.53% and 0.31%, respectively, and the prime rate was 3.25% at December 31, 2011 and 2010.

Note 7. Agency Agreements

On June 14, 2007, the Company entered into an agency agreement with Western Union whereby the Company facilitates wire transfers and money orders via Western Union’s network. The initial term of this agreement was a period of 5 years. Under this agreement, the Company receives a commission for each transfer conducted. During the years ended December 31, 2011, 2010 and 2009, the total amount of commissions earned related to the agreement totaled $3,823, $817 and $917, respectively.

Under the Western Union Agreement, the Company received approximately $3,500 in upfront bonuses at the inception of the agreement related to expected future business volumes. During the years ended December 31, 2011, 2010 and 2009, the total amount of revenue recognized related to bonuses under the Western Union Agreement was $1,398, $714 and $700, respectively. The total deferred revenue related to these bonuses and other incentive bonuses as of December 31, 2011 and 2010, was $-0- and $1,073, respectively, and is included in other current and noncurrent liabilities in the accompanying consolidated balance sheets.

A new agency agreement with Western Union was signed effective January 1, 2012 which superseded the existing agreement. The Company received a $13,200 bonus offset by the remaining

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 7. Agency Agreements (Continued)

unamortized deferred revenue on the prior contract as of December 31, 2011. Should the Company close a location, discontinue service at an existing location, or terminate the agreement at any time during the initial term, a prorated portion of this signing bonus must be repaid. In addition, the Company is also entitled to receive certain incentive bonuses, not to exceed $500 for the duration of the agreement, related to new Western Union service locations opened or acquired or certain performance goals met during the term of the agreement.

No revenue associated with the new contract was recognized in 2011. The total deferred revenue for all contracts as of December 31, 2011 and 2010 was $13,266 and $1,073, respectively.

The Company also entered into an agency agreement with another vendor whereby the Company facilitates prepaid debit card services. During the years ended December 31, 2011, 2010 and 2009, the total amount of fees earned related to the agreement totaled $-0-, $879 and $1,937, respectively. The agreement was cancelled during 2010. CCCS also had an agency agreement with the same vendor that was cancelled in 2011. Fees earned related to the agreement post-acquisition were $222 for the year ended 2011.

The Company entered into an agency agreement with an entity which is a prepaid debit card program manager during 2009. During the years ended December 31, 2011, 2010 and 2009, the total amount of fees earned related to the agreement totaled $19,427, $9,853 and $126, respectively. At December 31, 2011 and 2010 the Company had $12,910 and $11,094, respectively in card related pre-funding and receivables on its balance sheet associated with this agreement.

In November 2008, the Company entered into an agency agreement with an additional money order provider. Through this agreement the Company issues certain loan proceeds in the state of Ohio via a third-party money order provider. Under this agreement the Company is responsible for compensating for the use of the money orders and is also required to pre-fund certain amounts to mitigate the risk exposure of the third-party money order company related to the outstanding and projected outstanding money orders. At December 31, 2011 and 2010 the Company had $-0- and $8,030 in pre-funding assets, respectively.

Note 8. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at December 31, 2011 and 2010 consisted of the following:

	2011	2010
Accounts payable	$808	$1,048
Accrued payroll and benefits	4,175	1,929
Compensated absences	1,042	596
Wire transfers payable	3,848	692
Accrual for third-party losses	157	110
Income taxes payable	1,908	—
Other	8,536	2,083
	$20,474	$6,458

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 9. Lease Commitments and Total Rental Expense

The Company leases its facilities under various noncancelable agreements, which require various minimum annual rentals. Certain of the leases also require the payment of normal maintenance on the properties. The total minimum rental commitment at December 31, 2011, is due as follows:

Year Ending December 31,	Amount
2012	$17,337
2013	13,305
2014	9,598
2015	5,420
2016	2,658
Thereafter	1,896
Total minimum lease payments	$50,214

Rental expense totaled $22,281, $15,624 and $14,825 for the years ended December 31, 2011, 2010 and 2009, respectively.

Note 10. Bonus Agreements

The Company pays a discretionary bonus or other bonuses as defined in agreements to employees based on performance. For the years ended December 31, 2011, 2010 and 2009, the bonus expense related to these agreements totaled $1,521, $1,650 and $1,000, respectively. The Company also paid transaction related bonuses to certain employees totaling $4,400 during the year ended December 31, 2011.

Note 11. Concentrations of Credit Risks

The Company’s portfolio of finance receivables is with customers living in fourteen states and consequently such customers’ ability to honor their contracts may be affected by economic conditions in these areas. Additionally, the Company is subject to regulation by federal and state governments that affect the products and services provided by the Company. To the extent that laws and regulations are passed that affect the Company’s ability to offer loans or similar products in any of the states in which it operates, the Company’s financial position could be adversely affected. As an example, the law under which the Company provided short-term consumer loans in Arizona terminated in June 2010. The Company was able to transition customers in Arizona to title loans and loans offered by a third party.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 11. Concentrations of Credit Risks (Continued)

The following table summarizes the allocation of the portfolio balance by state at December 31, 2011 and 2010:

	December 31, 2011		December 31, 2010
State	Balance Outstanding	Percentage of Total Outstanding	Balance Outstanding	Percentage of Total Outstanding
Alabama	$11,865	9.0%	$9,175	10.4%
Arizona	13,226	10.1	9,896	11.2
California	28,404	21.6	4,548	5.2
Florida	2,027	1.5	1,818	2.1
Illinois	2,707	2.1	—	—
Indiana	5,149	3.9	4,594	5.2
Kansas	1,789	1.4	1,329	1.5
Kentucky	3,019	2.3	2,648	3.0
Michigan	3,395	2.6	2,465	2.8
Missouri	1,867	1.4	1,390	1.6
Ohio	43,434	33.1	39,238	44.5
Oregon	1,029	0.8	—	—
Utah	4,204	3.2	3,559	4.0
Virginia	9,189	7.0	7,515	8.5
Total	$131,304	100.0%	$88,175	100.0%

Note 12. Contingencies

Recently, the Company settled a lawsuit which included class allegations. A $640 settlement related to this class action suit is fully accrued and recorded in accounts payable and accrued liabilities on the Company’s consolidated balance sheet.

Additionally, from time-to-time the Company is a defendant in various lawsuits and administrative proceedings wherein certain amounts are claimed or violations of law or regulations are asserted. In the opinion of the Company’s management, these claims are without substantial merit and should not result in judgments which in the aggregate would have a material adverse effect on the Company’s financial statements.

Note 13. Employee Benefit Plan

The Company has established a salary deferral plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer a portion of their compensation. Such deferrals accumulate on a tax deferred basis until the employee withdraws the funds. The Company has elected to match 100 percent of the employee contributions not exceeding 3 percent of compensation, plus 50 percent of the employee contributions exceeding 3 percent but not to exceed 5 percent of compensation. Total expense recorded for the Company’s match was $1,064, $710 and $579 for the years ended December 31, 2011, 2010 and 2009.

The plan also provides a profit sharing component where the Company can make a discretionary contribution to the plan, which is allocated based on the compensation of eligible employees. No discretionary contributions were made for 2011, 2010 or 2009.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 14. Business Combinations

In April 2011, Community Choice Financial Inc., a newly formed holding company, and CheckSmart Financial Holdings Corp., together with CCCS Corporate Holdings, Inc. and CCCS Holdings, LLC entities located in the western United States and certain other parties executed an Agreement and Plan of Merger pursuant to which CCFI acquired all outstanding shares of both CheckSmart Financial Holdings Corp. and CCCS. The Combination was structured as a stock-for-stock transaction, in which the equity holders of each of CheckSmart and CCCS agreed to contribute the equity of the separate companies to CCFI in exchange for shares of the combined company. As a result of the transaction, the former equity holders of CheckSmart Financial Holdings Corp. and CCCS own approximately 77% and 23% of CCFI, respectively.

In connection with the above transaction, Community Choice Financial Inc. issued $395,000 10.75% senior secured notes due 2019 (“notes”). The notes have an interest rate of 10.75% payable semi-annually and will mature on May 1, 2019. The proceeds were used to refinance existing debt, pay fees and expenses, and to finance a special dividend to shareholders and bonuses to management. The special dividend included $120,566 paid to its shareholders and the amount of management bonuses was $4,400.

In April 2011, the Company also entered into a four-year, $40,000 revolving credit facility concurrent with the notes offering. The revolving credit facility, at the Company’s option, bears interest at either (a) LIBOR plus a margin of 5% or (b) and alternative base rate (determined as the greatest of the prime rate, the federal funds effective rate plus 0.5% of 1-month LIBOR plus 1%) plus a margin of 4% and will mature on April 29, 2015.

Also concurrent with the notes offering, Insight Capital, LLC, a Company subsidiary, entered into a $7,000 revolving credit facility. The facility expires July 31, 2013 and is collateralized by all of Insight’s assets. The interest rate is prime plus 1%.

Transaction expenses incurred include both direct and indirect costs associated with merger and acquisition costs.

All assets of the Company are pledged as collateral on the notes and primary revolving credit facility. The agreements contain various restrictions, including maintaining certain financial ratios and certain other restrictions.

The fair value of the 1,842,000 shares issued as consideration paid for CCCS was determined based on a combination of the income approach, using a discounted cash flow model, and a market approach, which considers comparable companies and transactions. Under the income approach, the discounted cash flow model determines fair value based on the present value of estimated future cash flows over a specific projection period and a residual value related to future cash flows beyond the projection period. Both values are discounted using a rate which reflects the Company’s best estimate of the weighted average cost of capital of a market participant, and is adjusted for appropriate risk factors. Under the market approach, valuation multiples are derived based on a selection of comparable companies and acquisition transactions, and applied to projected operating data to arrive at an indication of fair value.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 14. Business Combinations (Continued)

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition. The recognized amount of identifiable assets acquired and liabilities assumed have been adjusted for year-end adjustments to the acquired company’s opening balance sheet.

Fair value of total consideration transferred	$55,192
Acquisition-related costs	$3,530
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$22,892
Finance receivables	13,660
Prepaid expenses and other assets	1,480
Leasehold improvements and equipment	7,161
Identifiable intangible assets	2,948
Note payable	(73,923)
Other liabilities	(20,654)
Total indentifiable net assets	(46,436)
Goodwill	101,628
$55,192

The amounts of revenue and branch gross profit of CCCS included in the consolidated income statement from the acquisition date to the year ending December 31, 2011, were $55,363 and $24,747.

On March 21, 2011, the Company acquired ten loan stores in Illinois in an asset purchase. The purchase price was $19,725 in cash consideration. The purchase price was negotiated based upon a multiple of prior financial results and perceived opportunities. The results of operations have been included in the consolidated financial statements since the date of the acquisition. The following table summarizes the estimated fair value of assets acquired at the date of acquisition. The recognized amount of identifiable assets acquired and liabilities assumed have been adjusted for year-end adjustments to the acquired company’s opening balance sheet.

Fair value of total consideration transferred, cash	$19,725
Acquisition-related costs	$85
Recognized amounts of identifiable assets acquired
Finance receivables	$1,912
Security deposits and other current assets	30
Leasehold improvements and equipment	74
Identifiable intangible assets	265
Total indentifiable net assets	2,281
Goodwill	17,444
$19,725

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 14. Business Combinations (Continued)

The amounts of revenue and branch gross profits of Illinois included in the consolidated income statement from the acquisition date to the year ending December 31, 2011, were $5,108 and $809.

On February 28, 2010, the Company entered into a Membership Interest Purchase Agreement in which the Company acquired all membership interest of Insight Capital, LLC for $15,900 in cash consideration. This entity represents the Company’s Alabama stores. The purchase price was negotiated based upon a multiple of prior financial results and perceived opportunities. The acquisition was paid for through cash plus assumed liabilities. The results of operations have been included in the consolidated financial statements since the date of the acquisition. The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition.

Fair value of total consideration transferred, cash	$15,900
Acquisition-related costs	$237
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$12,602
Finance receivables	3,995
Prepaid expenses and other current assets	122
Leasehold improvements and equipment	1,144
Identifiable intangible assets	1,654
Note payable	(2,600)
Line of credit	(9,000)
Other liabilities	(3,413)
Total indentifiable net assets	4,504
Goodwill	11,396
$15,900

The amounts of revenue and branch gross profit of Insight Capital, LLC included in the consolidated income statement from the acquisition date to the year ending December 31, 2010, were $18,766 and $8,249.

The unaudited pro forma revenue and earnings for the years ended December 31, 2011 and 2010 presented below is based upon combined financial statements of the acquisitions above and does not reflect any operating efficiencies or cost savings from the integration of these assets into our business.

	2011	2010
Total revenue	$332,727	$310,357
Net income from continuing operations	$4,260	$28,074

Note 15. Interest Rate Swaps

The Company maintained an interest-rate risk-management strategy that used derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest-rate volatility.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 15. Interest Rate Swaps (Continued)

In June 2006, the Company entered into an interest rate swap agreement related to their borrowings on their term loan. These swaps were utilized to manage interest rate exposures and were designated as highly effective cash flow hedges. The differential to be paid or received on all swap agreements is accrued as interest rates change and is recognized over the lives of the agreements in interest expense. The swap agreement expired in June 2009 and had a fixed rate of 5.55%. The notional amount was $100,000. Included in accumulated other comprehensive income is a gain of approximately $-0-, $-0- and $2,143 relating to the fair value of the swap agreements as of December 31, 2011, 2010 and 2009, respectively. These fair values were made utilizing inputs other than quoted prices that are observable (Level 2).

Note 16. Stock-Based Compensation

On May 1, 2006, the Company adopted the 2006 Management Equity Incentive Plan (the “Plan”) pursuant to which the Company’s Board of Directors, or a duly-authorized committee thereof, may grant stock options, restricted stock, restricted stock units and stock appreciation rights to employees and consultants of the Company or its subsidiaries. CCFI amended the plan to increase the number of shares and to convert the number of shares in the 2006 plan to the 2011 plan. Options that have been granted under the Plan have been granted at an exercise price equal to (or greater than) the stock’s fair market value at the date of the grant, with terms of 10 years and vesting generally over four to five years or on the occurrence of a liquidity event. On April 19, 2011, CCFI adopted the “Plan” to be effective as of April 29, 2011. The maximum number of shares that may be subject to awards under the Plan is 1,555,746 as of December 31, 2011.

The Company recognizes compensation costs in the financial statements for all share-based payments granted on or after May 1, 2006 based on the grant date fair value estimated. No options were outstanding prior to May 1, 2006.

The Plan allows for awards based on time, performance and market conditions. Compensation expense for awards based on time is expensed on a straight-line basis over the service period. Compensation expense for performance awards are recognized using the graded vesting method. Compensation expense for market conditions such as those conditioned on either a liquidity event condition or a specified performance condition have not been recognized and will be recognized upon consummation of the relevant market condition. At December 31, 2011, there were a total of 312,768 additional shares available for grant under the Plan.

The fair value of the option award is estimated on the date of grant using a lattice-based option valuation model. Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on the historical volatility of the stock of comparable public companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 16. Stock-Based Compensation (Continued)

The weighted average assumptions used by the Company for option grants in 2011, 2010, and 2009 are illustrated in the following table:

	2011	2010	2009
Risk-free interest rate	0.17%	0.31%	1.00%
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	35.00%	41.90%	52.00%
Expected life (years)	0.75	1.25	1.25
Weighted average fair value of options granted	$7.72	$3.02	$—
Weighted average fair value of stock appreciation rights granted	$7.41	$—	$—

For the years ended December 31, 2011, 2010 and 2009, the Company recorded stock-based compensation costs in the amount of $105, $388 and $1,057, respectively. As of December 31, 2011, 2010 and 2009, unrecognized stock-based compensation costs to be recognized over future periods approximated $3,095, $3,400 and $3,700, respectively. At December 31, 2011, this amount is expected to be recognized as expense over a weighted-average period of 1 year. The total income tax benefit recognized in the income statement for the share-based compensation arrangements was $-0-, $125 and $391 for December 31, 2011, 2010 and 2009, respectively.

Stock option activity for the year ended December 31, 2011 is as follows (these amounts have not been rounded in thousands):

	Shares	Weighted-Average Exercise Price (actual per share price)	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value (thousands)
Outstanding at December 31, 2010	944,628	$9.71	6.8	N/A
Granted	950,034	7.14		N/A
Exercised	—	—		N/A
Forfeited or expired	944,628	9.71		N/A
Outstanding at December 31, 2011	950,034	7.14	7.2	N/A
Exercisable at December 31, 2011	379,788	$7.23	6.3	$6,677
Vested or expected to vest at December 31, 2011	379,788	$7.23	6.3	$6,677

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 16. Stock-Based Compensation (Continued)

Stock appreciation rights activity for the year ended December 31, 2011 is as follows (these amounts have not been rounded into thousands):

	Shares	Weighted-Average Exercise Price (actual per share price)	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value (thousands)
Outstanding at December 31, 2010	268,536	—	6.1	N/A
Granted	292,944	—		N/A
Exercised	—	—		N/A
Forfeited or expired	268,536	—		N/A
Outstanding at December 31, 2011	292,944	—	5.5	N/A
Exercisable at December 31, 2011	201,108	—	5.2	$3,401
Vested or expected to vest at December 31, 2011	201,108	—	5.2	$3,401

As previously described, the Company modified the Plan. As of December 31, 2011, there are 570,270 un-vested stock-options with a Weighted-Average Fair Value at Grant Date of $2.81 and 91,836 un-vested stock appreciation rights with a Weighted-Average Fair Value at Grant Date of $5.09 respectively.

Other information related to Stock Option activity for the years ended December 31, 2011, 2010, and 2009:

	2011	2010	2009
Total fair value of options vested	$5,324	$6,472	$4,388
Total intrinsic value of options exercised	—	—	—

Other information related to Stock Appreciation activity for the years ended December 31, 2011, 2010, and 2009:

	2011	2010	2009
Total fair value of SARs vested	$2,819	$2,730	$1,735
Total intrinsic value of SARs exercised	—	—	—

Note 17. Income Taxes

Community Choice Financial Inc. and Subsidiaries file a consolidated federal income tax return. The Company files consolidated or separate state income tax returns as permitted by the individual states in which it operates. The effective tax rate for the years ended December 31, 2011, 2010 and 2009 exceeds the statutory rate primarily due to certain acquisition costs that are deductible for financial statement reporting purposes but not deductible for tax purposes. The Company had no liability recorded for unrecognized tax benefits at December 31, 2011 and 2010.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 17. Income Taxes (Continued)

On August 1, 2011, the Company was advised that the Internal Revenue Service had completed the examination of the Company’s federal income tax returns for 2008. The income tax assessment was not material to the Company’s consolidated financial statements.

Net deferred tax assets consist of the following components as of December 31, 2011:

	Deferred Tax Assets		Deferred Tax Liabilities
	Current	Noncurrent	Current	Noncurrent
Allowance for credit losses	$2,218	$—	$—	$—
Goodwill	—	—	1,289	3,410
Accrued expenses	309	—	—	—
Depreciable assets	—	2,767	—	—
Intangible asset	—	979	—	810
Stock based compensation	—	1,014	—	—
Deferred revenue	496	935	—	—
Other	32	—	—	—
	$3,055	$5,695	$1,289	$4,220

Net deferred tax assets consist of the following components as of December 31, 2010:

	Deferred Tax Assets		Deferred Tax Liabilities
	Current	Noncurrent	Current	Noncurrent
Allowance for credit losses	$1,735	$—	$—	$—
Goodwill	—	1,191	—	—
Accrued expenses	192	—	—	—
Depreciable assets	—	1,624	—	—
Intangible asset	—	874	—	—
Stock based compensation	—	974	—	—
Deferred revenue	205	202	—	—
Other	15	—	—	—
	$2,147	$4,865	$—	$—

The net deferred tax assets and (liabilities) are classified in the consolidated balance sheet as follows:

	2011	2010
Current deferred tax asset	$3,055	$2,147
Noncurrent deferred tax asset	5,695	4,865
Current deferred tax liability	(1,289)	—
Noncurrent deferred tax liability	(4,220)	—
	$3,241	$7,012

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 17. Income Taxes (Continued)

The provision for income taxes charged to operations for the years ended December 31, 2011, 2010 and 2009 consists of the following:

	2011	2010	2009
Current tax expense	$8,821	$10,775	$9,871
Deferred tax expense	2,650	5,598	2,315
Benefit applied to reduce goodwill	2,082	2,082	2,082
	$13,553	$18,455	$14,268

Income tax expense (benefit) has been allocated as follows:

	2011	2010	2009
Continuing operations	$13,553	$19,801	$14,042
Discontinued operations	—	(1,346)	226
	$13,553	$18,455	$14,268

The Company’s tax basis goodwill exceeds the amount recorded for financial reporting purposes. The accounting for deferred income taxes prohibits immediate recognition of a deferred tax asset created by tax goodwill in excess of book goodwill. The recognition of the tax benefits are required to be recognized when the excess tax goodwill is amortized and deducted on the Company’s income tax return. This deduction will occur over the next 15 years from the acquisition date. The benefit for that tax deduction is recognized consistent with the initial recognition of an acquired tax benefit, which requires this amount to be applied as a reduction of goodwill. For reporting purposes, the amount of the tax deduction and the tax benefit attributable to the tax deduction is referred to as “the benefit applied to reduce goodwill” and will be recorded as additional income tax expense in these financial statements and will reduce the carrying amount of goodwill. The total amount of tax amortization of goodwill for the original purchase in 2006, amounted to approximately $14,600 in 2011, 2010 and 2009, respectively.

The reconciliation between income tax expense for financial statement purposes and the amount computed by applying the statutory federal income tax rate of 35% to pretax income before extraordinary item for the years ended December 31, 2011, 2010 and 2009 is as follows:

	2011	2010	2009
Federal tax expense at statutory rate	$10,642	$17,389	$13,617
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal tax benefit	721	1,317	1,026
Nondeductible expenses and other items	2,190	(251)	(375)
	$13,553	$18,455	$14,268

Community Choice Financial Inc. and Subsidiaries are subject to taxation by the United States and various state jurisdictions. The federal tax return as filed by CheckSmart Financial Holdings Corp. for its 2008 tax year and the certain state tax returns for its 2008 year and forward remain open to examination by tax authorities.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 18. Transactions with Variable Interest Entities

The Company began conducting business through a wholly owned subsidiary registered as a Credit Services Organization (“CSO”) under Ohio law during 2009. In connection with operating as a CSO, the Company entered into a credit services organization agreement with an unaffiliated third-party lender in 2009. The agreement governs the terms by which the Company refers customers to that lender, on a non-exclusive basis, for a possible extension of credit, processes loan applications and commits to reimburse the lender for any loans or related fees that were not collected from such customers. During 2010, the Company transitioned away from the CSO model but continued to offer customers access to the third party lender.

The Company has a debt-buying arrangement with the lender whereby it purchases defaulted accounts. The Company accrues for this obligation through management’s estimation of anticipated purchases based on expected losses in the lender’s portfolio. This obligation is recorded as a current liability on the Company’s consolidated balance sheet. The accrual for these obligations totaled $157 and $110 for the years ended December 31, 2011 and 2010, respectively. The Company has determined that the vendor is a VIE but that the Company is not the primary beneficiary of this VIE. Therefore, the Company has not consolidated the lender in 2011 or 2010.

The Company acquired a 22.5% membership interest of Insight Holdings in 2011. As additional consideration to Insight Holdings, the Company agreed to make available to Insight Holdings a revolving credit facility of $3,000. The Company has determined that Insight Holdings is a VIE but that the Company is not the primary beneficiary of this VIE, and therefore has not consolidated Insight in 2011. The investment in Insight is accounted for under the equity method.

Note 19. Optional Card Feature

An optional feature available to some customers who sign up for a prepaid debit card through the Company, as Agent for Insight Card Services, is the ability to have a third-party lender unrelated to the customer direct loan proceeds onto the customer’s card. The Company purchases a participation in these loans which is recorded in the finance receivables.

Note 20. Discontinued Operations

In December 2010, the Company decided to discontinue the Buckeye Commercial Check Cashing of Florida, LLC (“Commercial”) due to operational performance. The Company completed the liquidation of Commercial and ceased operations in December 2010. The liquidation consisted of normal collection practices with any uncollected balances charged-off by December 31, 2010. No recoveries are anticipated by the Company.

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 20. Discontinued Operations (Continued)

Results from discontinued operations of Commercial for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009
Total Revenue	$568	$1,175
Branch Expenses:
Provision for Loan Losses	3,471	171
Selling, general and administrative	571	407
Total operating expenses	4,042	578
Corporate expenses	68	3
Net income (loss) before income taxes	(3,542)	594
Provision (benefit) for income taxes	(1,346)	226
Income (loss) from discontinued operations	$(2,196)	$368

Corporate expenses include only direct expenses that are related to Commercial but were considered corporate type expenses that are typically not allocated to store level operations. There were no significant non-cash assets or liabilities included in the balance sheets at December 31, 2011 and 2010.

Note 21. Equity Method Investments

The Company is accounting for the investment in Insight Holdings Company, LLC, a 22.5% owned affiliate, by the equity method of accounting under which the Company’s share of the net income of the affiliate is recognized as income in the Company’s statement of income and added to the investment account, and dividends received from the affiliate are treated as a reduction of the investment account.

Condensed financial information as of December 31, 2011 and for the period of November 15 through December 31, 2011 is as follows:

December 31, 2011
Current assets	$11,475
Property & equipment, net	1,115
Other assets	2,017
Total assets	$14,607
Current liabilities	$14,080
Long term liabilities	191
Members’ equity	336
Total liabilities and members’ equity	$14,607

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 21. Equity Method Investments (Continued)

November 15, 2011 through December 31, 2011
Revenue	$5,551
Cost of goods sold	4,935
Gross margin	616
General & administrative expenses	1,111
Loss from operations	(495)
Other expense	(210)
Net loss	$(705)

The Company’s 22.5% purchase of Insight Holdings Company, LLC resulted in a difference between the purchase price paid and the underlying book value of equity creating implied other intangible assets and implied goodwill. The implied other intangible assets will be amortized over a five-year period. The difference between the purchase price paid and the underlying book value of equity is stated as follows:

Equity in net assets	$173
Implied other intangible assets	5,964
Implied goodwill	5,113
$11,250

The Company’s share of the loss is $159 which was applied to the initial $11,250 purchase resulting in an $11,091 carrying value for the Company’s investment in Insight Holdings as of December 31, 2011.

The Company’s share of the loss of Latin Card for the year ended December 31, 2011 was $256. The carrying value of the Company’s investment in Latin Card is $18 as of December 31, 2011.

Note 22. Supplemental Guarantor Information

The Senior Secured Notes due 2019 (the “2011 Notes”) contain various covenants that, subject to certain exceptions defined in the indenture governing the notes (the “Indenture”), limit the Company’s ability to, among other things, engage in certain transactions with affiliates, pay dividends or distributions, redeem or repurchase capital stock, incur or assume liens or additional debt, and consolidate or merge with or into another entity or sell substantially all of its assets. The Company has optional redemption features on the 2011 Notes prior to their maturity which depending on the date of the redemption would require premiums to be paid in addition to all principal and interest due.

The 2011 Notes are guaranteed by all of CCFI’s restricted subsidiaries existing as of April 29, 2011 (the date CCFI issued the 2011 Notes) and any subsequent restricted subsidiaries that guarantee CCFI’s indebtedness or the indebtedness of any other subsidiary guarantor (the “Subsidiary Guarantors”), in accordance with the Indenture. CCFI is a holding company and has no independent assets or operations of its own. The guarantees under the 2011 Notes are full and unconditional and joint and several. There are no restrictions on the ability of CCFI or any of the Subsidiary Guarantors to obtain funds from its subsidiaries by dividend or loan, except for net worth requirements required by certain states in which the Company operates. Certain Subsidiary Guarantors are required to maintain net worth ranging from $5 to $1,000. The total net worth requirements of these Subsidiary Guarantors is $6.0 million. The Indenture contains certain affirmative and negative covenants applicable to CCFI and its Subsidiary Guarantors, including restrictions on their ability to incur additional indebtedness, consummate certain asset sales, make investments in entities that are not “Restricted Subsidiaries” (as defined in the Indenture), create liens on their assets, enter into certain affiliate transactions and make certain restricted payments, including restrictions on CCFI’s ability to pay dividends on, or repurchase, its common stock.

As long as the $7,000 Alabama Revolving Credit Agreement remains outstanding, the guarantee provided by our Alabama Subsidiary, Insight Capital, LLC, the 2011 Notes will be secured on a second-priority basis by the shared alabama collateral; and provided further that any net proceeds resulting from realization upon the Collateral will be applied to repay the designated priority obligations prior to any payments being made with respect to the Notes Obligations.

Note 23. Subsequent Events

On February 14, 2012, the Company authorized an increase to the maximum number of awards available under the 2011 Management Equity Incentive Plan to 2,941,746. The Company also issued 334,020 options and 35,130 restricted stock units with a per share exercise price of $19.95. The options vest ratably over a three year period or become fully vested in the event of a change in control as defined in the award agreement. The restricted stock units vest ratably over a three year period as defined in the award agreement.

On April 1, 2012, the Company acquired the equity interests, in the form of both membership units and stock of Direct Financial Solutions, LLC and its subsidiaries (“DFS”), as well as two other affiliated entities, Direct Financial Solutions of UK Limited and its subsidiary Cash Central UK Limited and DFS Direct Financial Solutions of Canada, Inc. and a related company, Reliant Software, Inc., which is owned by a relative of the sellers of DFS. The purchase price for the business was $22,385 and the following table summarizes the estimated fair value of assets acquired at the date of acquisition:

Community Choice Financial Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 23. Subsequent Events (Continued)

Fair value of total consideration transferred, cash	$22,385

Acquisition-related costs	$356

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$1,518
Finance receivables	3,787
Security deposits and other current assets	488
Leasehold improvements and equipment	144
Identifiable intangible assets	5,827
Other liabilities	(2,274)
Total indentifiable net assets	9,490
Goodwill	12,895
$22,385

In April 2012, Company’s board of directors and stockholders approved an amended and restated certificate of incorporation that affected a six-for-one stock split of all the outstanding shares of common stock. Effective May 4, 2012, the Company amended and restated its certificate of incorporation to provide that the authorized capital stock consists of 300,000 shares of common stock at $0.01 par value per share. Accordingly, all common share and per common share amounts for all periods presented in these consolidated financial statements and notes thereto, have been adjusted retroactively, where applicable, to reflect this stock split.

On August 11, 2011 the Company’s Board of Directors approved the filing of a registration statement on Form S-1 for an initial public offering of the Company’s common stock. On May 7, 2012, the Company decided to not pursue the IPO due to market conditions and has since delisted. These deferred expenses totalling $2,774 were expensed during the three months ended June 30, 2012 and appear as “Registration expenses” on the consolidated statements of operations.

The optional card feature as discussed in Note 19, was not marketed to consumers after May 2012.

On July 6, 2012, the Company issued $25,000 senior secured notes. The notes have an interest rate of 12.75% and will mature on May 1, 2020.

On July 31, 2012, the Company invested in an Unrestricted Subsidiary which acquired 54 stores in Florida in an asset purchase. The purchase price was $42,100 subject to working capital adjustments. The unrestricted subsidiary paid $13,600 in cash consideration, $18,500 of secured notes payable to the seller and 1 million shares of common stock in the Company, for an agreed upon value of $10 per share.

The $18,500 of secured notes are comprised of three separate notes. The first note is for $9,000, bears interest at 10% and is due in August 2016. The second note is for $8,000, bears interest at 10% and is due upon the completion of an IPO or August 2016, whichever occurs first. The third note is for $1,500, bears no stated interest and is due August 2016. After August 1, 2017, the purchase agreement provides the seller’s the option of requiring the unrestricted subsidiary to repurchase all of the shares then held by the seller at a price of $12.76 per share should an IPO not have occurred prior to August 1, 2017.

Management is evaluating the asset purchase transaction and has not determined the allocation of the purchase price among the tangible and intangible assets.

On July 31, the Company signed an extension of the $7,000 Revolving Credit Agreement which is now due July 2014.

Effective August 13, 2012, the Company repriced the exercise price of the options issued February 14, 2012 to $10.00 per share. The Company has not determined the fair value of options as of the modification date.

Community Choice Financial Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

(In thousands, except per share data)

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$66,875	$65,635
Finance receivables, net	108,192	120,451
Short-term investments, certificates of deposit	1,347	1,110
Card related pre-funding and receivables	9,309	12,910
Other current assets	8,260	5,719
Deferred tax asset, net	1,844	1,766
Total current assets	195,827	207,591
Noncurrent Assets
Leasehold improvements and equipment, net	17,880	19,661
Goodwill	267,808	255,953
Other intangible assets	8,143	3,588
Security deposits	1,717	1,591
Equity method investments	10,924	11,109
Deferred tax asset, net	1,528	1,475
Deferred debt issuance costs	13,528	14,579
Total assets	$517,355	$515,547
Liabilities and Stockholders’ Equity
Current Liabilities
Deferred revenue	$2,654	$2,654
Accrued interest	7,079	7,153
Money orders payable	16,817	18,340
Accounts payable and accrued liabilities	17,773	20,474
Total current liabilities	44,323	48,621
Noncurrent Liabilities
Notes payable	395,000	395,000
Deferred revenue	9,285	10,612
Total liabilities	448,608	454,233
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, par value $.01 per share, 3,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 300,000 authorized shares and 7,982 outstanding shares at June 30, 2012 and December 31, 2011	80	80
Additional paid-in capital	113,495	113,250
Retained deficit	(44,828)	(52,016)
Total stockholders’ equity	68,747	61,314
Total liabilities and stockholders’ equity	$517,355	$515,547

See Notes to Unaudited Consolidated Financial Statements.

Community Choice Financial Inc. and Subsidiaries

Consolidated Statements of Operations

Three Months and Six Months Ended June 30, 2012 and 2011

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Finance receivable fees	$60,335	$45,319	$114,895	$81,471
Check cashing fees	17,947	17,768	38,133	32,814
Card fees	3,429	4,809	8,500	8,757
Other	5,347	4,138	11,479	8,218
Total revenues	87,058	72,034	173,007	131,260

Branch expenses:
Salaries and benefits	15,415	13,868	31,528	24,129
Provision for loan losses	24,490	15,286	37,827	23,694
Occupancy	5,621	5,013	11,129	8,840
Depreciation and amortization	1,548	1,217	3,104	2,545
Other	12,741	8,390	22,534	15,728
Total branch expenses	59,815	43,774	106,122	74,936
Branch gross profit	27,243	28,260	66,885	56,324

Corporate expenses	11,425	11,401	25,781	21,683
Registration expenses	2,774	—	2,774	—
Transaction expenses	518	8,613	1,037	8,698
Depreciation and amortization	1,410	726	2,466	1,012
Interest expense, net	11,230	9,625	22,580	11,660
Loss on equity method investments	176	216	155	216
Nonoperating income, related party management fees	(19)	(11)	(30)	(22)

Income (loss) before income taxes	(271)	(2,310)	12,122	13,077

Provision (benefit) for income taxes	(13)	234	4,934	6,137
Net income (loss)	(258)	(2,544)	7,188	6,940

Net loss attributable to non-controlling interests	—	—	—	(120)
Net income (loss) attributable to controlling interests	$(258)	$(2,544)	$7,188	$7,060

See Notes to Unaudited Consolidated Financial Statements.

Community Choice Financial Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity

Six Months Ended June 30, 2012

(Dollars in thousands)

(unaudited)

			Additional
	Common Stock		Paid-In	Retained
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2011	7,981,536	$80	$113,250	$(52,016)	$61,314
Stock-based compensation expense	—	—	245	—	245
Net income	—	—	—	7,188	7,188
Balance, June 30, 2012	7,981,536	$80	$113,495	$(44,828)	$68,747

See Notes to Unaudited Consolidated Financial Statements.

Community Choice Financial Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2012 and 2011

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities
Net income	$7,188	$6,940
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	37,827	23,694
Loss on disposal of assets	—	19
Loss on equity method investments	156	—
Depreciation	3,818	3,250
Amortization of deferred financing cost	1,051	640
Amortization of intangibles	1,751	296
Deferred income taxes	909	3,157
Stock-based compensation	245	52
Changes in assets and liabilities:
Prepaid money orders	—	3,030
Card related pre-funding and receivables	3,601	1,172
Other assets	(2,416)	(4,019)
Deferred revenue	(1,327)	(928)
Accrued interest	(74)	6,940
Money orders payable	(1,523)	5,728
Accounts payable and accrued expenses	(4,975)	(7,747)
Net cash provided by operating activities	46,231	42,224
Cash flows from investing activities
Net receivables originated	(21,781)	(23,661)
Net acquired assets, net of cash	(20,867)	3,036
Equity investment capital contribution	(450)	—
Purchase of leasehold improvements and equipment	(1,893)	(1,136)
Net cash used in investing activities	(44,991)	(21,761)
Cash flows from financing activities
Proceeds from notes payable	—	395,000
Debt issuance costs	—	(14,736)
Payments on notes payable	—	(262,857)
Dividend distribution	—	(120,566)
Net cash used in financing activities	—	(3,159)
Net increase in cash and cash equivalents	1,240	17,304
Cash and cash equivalents:
Beginning	65,635	39,780
Ending	$66,875	$57,084

See Notes to Unaudited Consolidated Financial Statements.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies

Nature of business:  Community Choice Financial Inc. (together with its consolidated subsidiaries, “CCFI” or “the Company”) was formed on April 6, 2011 under the laws of the State of Ohio by the shareholders of Checksmart Financial Holdings Inc. (together with its consolidated subsidiaries, “Checksmart”) to be the holding company of Checksmart Financial Holdings Corp. and to acquire the ownership interests of CCCS Corporate Holdings, Inc. (together with its consolidated subsidiaries, “CCCS”) through a merger. The contribution of equity from Checksmart to CCFI is considered to be a merger of entities under common control and as result does not change the basis in accounting. CCFI acquired CCCS through a merger on April 29, 2011 and the acquisition of CCCS has been treated as a business combination. Prior to the date of the acquisition of CCCS, the financial statements include only Checksmart  Financial Holdings Inc. together with its consolidated subsidiaries. As of June 30, 2012, the Company owned and operated  438 stores in 14 states. The Company also offers short term consumer loans via our recently acquired internet company which services customers in 19 states.

The Company is primarily engaged in the business of providing consumers check cashing and short-term consumer loans. Through a network of retail stores, the Company provides customers a variety of financial products and services, including short-term consumer loans, check cashing, prepaid debit cards, title loans, medium term loans and other services that address the specific needs of our individual customers. All internet loans are short-term consumer loans.

A summary of the Company’s significant accounting policies follows:

Basis of presentation:  The accompanying interim unaudited consolidated financial statements of Community Choice Financial Inc. and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. They do not include all information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Although management believes that the disclosures are adequate to prevent the information from being misleading, the interim unaudited consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2011. In the opinion of the Company’s management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of the Company’s financial condition, have been included. The results for any interim period are not necessarily indicative of results to be expected for the year ending December 31, 2012.

Basis of consolidation:  The accompanying consolidated financial statements include the accounts of Community Choice Financial Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications: Certain amounts reported in the three and six months ended June 30, 2011 consolidated financial statements have been reclassed to conform to classifications presented in the three and six months ended June 30, 2012 consolidated financial statements, without affecting the previously reported net income or stockholders’ equity.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses, the valuation of goodwill, the valuation of equity investments, the value of stock based compensation and the valuation of deferred tax assets and liabilities.

Business Segment: FASB Accounting Standards Codification (“ASC”) Topic 280 requires that a public enterprise report a measure of segment profit or loss, certain specific revenue and expense items, segment assets, information about the way operating segments were determined and other items. The Company reports operating segments in accordance with FASB ASC Topic 280. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in determining how to allocate resources and assess performance. For purposes of disclosures required by ASC 280, the Company operated in one segment, retail financial services prior to April 1, 2012. As a result of the Company’s acquisition of Direct Financial Solutions, LLC, a provider of short-term consumer loans through the internet. Company now operates in two segments: Retail financial services and Internet financial services.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

Revenue recognition:  Transactions include loans, check cashing, bill payment, money transfer, money order sales, and other miscellaneous products and services. The full amount of the check cashing fee is recognized as revenue at the time of the transaction. The Company acts in an agency capacity regarding bill payment services, money transfers, card products, and money orders offered and sold at its branches. The Company records the net amount retained as revenue because the supplier is the primary obligor in the arrangement, the amount earned by the Company is fixed, and the supplier is determined to have the ultimate credit risk. Fees and direct costs incurred for the origination of finance receivables are deferred and amortized over the loan period using the interest method.

Interest and fee income is recognized for all loan products using the interest (actuarial) method.

As a result of the Company’s charge-off policies, accounts are charged-off between 1 and  90 days past due rather than being placed in nonaccrual status.

Finance receivables:  Finance receivables consist of three categories of receivables, short term consumer loans, title loans, and medium term loans.

Short term consumer loan products provide customers with cash or a money order, typically ranging in size from $.1 to $1, in exchange for a promissory note with a maturity generally 14 to 30 days with an agreement to defer the presentment of the customer’s personal check or ACH authorization for the aggregate amount of the advance plus fees. This form of lending is based on applicable laws and regulations which vary by state. Statutes vary from providing fees of 15% to 20% per $.1 borrowed, to providing interest at 25% per annum plus origination fees. The customers repay the cash advance by paying cash, allowing the check or ACH to be presented.   For unsecured loans, the risk of repayment primarily relates to the customer’s ability to repay the loans.

Medium term loans provide customers with cash, typically ranging from $.1 to $2.5 in exchange for a promissory note with a maturity between 112 days and 24 months.  These loans vary in their structure between the regulatory environments where they are offered.  The loans are due in installments or provide for a line of credit with periodic monthly payments. In certain instances the Company also purchases loan participations in a third party lender’s loan portfolio which are classified as medium-term finance receivables.

Title loan products provide customers with cash, typically ranging in size from $.75 to $2.5, in exchange for a promissory note with a maturity between 30 days and 24 months.  The loan is typically secured with a lien on the customer’s vehicle title. The risk characteristics of secured loans primarily depend on the markets in which the Company operates and the regulatory requirements of each market. Risks associated with secured financings relate to the ability of the borrower to repay its loans and the value of the collateral underlying the loan should the borrower default on its payments.

Allowance for loan losses:  Provisions for loan losses are charged to income in amounts sufficient to cover estimated losses in the loan portfolio. The factors used in assessing the overall adequacy of the allowance and the resulting provision for loan losses for finance receivables include an evaluation by product by market based on historical loan loss experience, overall portfolio quality, current economic conditions that may affect the borrower’s ability to pay and management’s judgement. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

For short term consumer loans, our policy is to charge off accounts when they become past due. The Company’s policy dictates that, where a customer has provided a check or ACH authorization for presentment upon the maturity of a loan, if the customer has not paid off the loan by the due date, the Company will deposit the customer’s check or draft the customer’s bank account for the amount due. If the check or draft is returned as uncollected, all accrued fees and outstanding principal are charged-off as uncollectible.

For medium term loans which have a term of one year or less, the Company’s policy requires that balances be charged off when accounts are 60 days past due on a contractual basis.  For medium term loans which have an initial maturity of greater than one year, the Company’s policy requires that balances be charged off when accounts are 90 days past due on a contractual basis.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

For title loans which are 30 days in duration, the Company’s policy requires that balances be charged off when accounts are 30 days past due on a contractual basis.  For title loans which have terms ranging from 60 days to 1 year, the Company’s policy dictates that balances be charged off when accounts are 60 days past due on a contractual basis.  For title loans which have terms of greater than 1 year, the Company’s policy requires that balances be charged off when accounts are 90 days past due on a contractual basis. The Company charges off 24 month installment loans when they are 90 days past due.

Recoveries of amounts previously charged off are recorded as income in the period in which they are received.

During 2011, the Company introduced additional medium-term loan products which resulted in a higher proportion of medium-term products in the Company’s overall loan portfolio. Effective December 31, 2011, the Company modified its charge-off policies to align the policy with the contractual term of certain title loans and medium-term consumer loans. Prior to this date, all loans were charged-off when the loan became contractually past due. Based on additional information and analysis of current customer payment trends, management determined that the likelihood of receiving payment from a customer greatly diminishes when no payment has been received for 30 days on loans with a term of 30 days, 60 days on loans with a term of 60 days to 12 months, and 90 days for loans with terms greater than 12 months. Loans may be charged off earlier than the Company’s policy based upon management’s review of information for each delinquent or impaired loan. Loan participations are charged off after they become 30 days past due on a contractual basis.

In some instances, the Company may have debt-buying arrangements with third-party lenders. The Company accrues for this obligation through management’s estimation of anticipated purchases based on expected losses in the lender’s portfolio. This obligation is recorded as a current liability on the Company’s consolidated balance sheet.

Goodwill and other intangibles:  Goodwill, or cost in excess of fair value of net assets of the companies acquired, is recorded at its carrying value and is periodically evaluated for impairment. The Company tests the carrying value of goodwill and other intangible assets annually as of December 31 or when the events and circumstances warrant such a review. One of the methods for this review is performed using estimates of future cash flows. If the carrying value of goodwill or other intangible assets is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the goodwill or intangible assets exceeds its fair value. Based upon the annual impairment testing performed by the Company, management has determined that goodwill is not impaired. Changes in estimates of cash flows and fair value, however, could affect the evaluation.

The Company’s other intangible assets consists of non-compete agreements, customer lists, trade names, and internally developed software. Generally, the amounts recorded for non-compete agreements, customer lists and trade names are amortized using the straight-line method over 5 years. The customer list intangible for the internet business is amortized based on the expected customer retention rate on an accelerated method over 4 years. Amortization expense for the three months ended June 30, 2012 and 2011 were $677 and $202, and for the six months ended June 30, 2012 and 2011 were $1,272 and $296, respectively.

Equity Method of Accounting of Investment in Latin Card Strategy and Insight Holding Company:  The Company has an equity investment in Latin Card Strategy, LLC (“Latin Card”). Prior to May 2011, the Company had consolidated Latin Card based on a 57% ownership interest in Latin Card. In May 2011, the Company’s membership units were reduced to 49% based on members’ arrangement and Latin Card was deconconsolidated. The Company, effective May 2011, recorded an investment in Latin Card under the equity method of accounting. As of June 30, 2012, the Company’s membership units were reduced to 39% based on the members’ agreement.

The Company also has an equity investment in Insight Holding Company, LLC (the parent company of the program manager for the prepaid card offered through CCFI’s subsidiaries “Insight Holdings”). The Company has recorded the 22.5% investment in Insight Holdings under the equity method of accounting effective November 2011.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting in accordance with ASC 323-10. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s consolidated balance sheets and consolidated statements of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Loss on equity method investments” in the consolidated statements of operations. The Company’s carrying value in an equity method Investee company is reflected in the caption “Equity method investments” in the Company’s consolidated balance sheets.

Impairment of long-lived assets:  The Company evaluates all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is recognized when the carrying amount of these assets cannot be recovered by the undiscounted net cash flows they will generate.

Income taxes:  Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense represents the tax obligations and the change in deferred tax assets and liabilities.

The Company has adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. Interest and penalties on income taxes will be charged to income tax expense.

Transaction Expenses:  Transaction expenses consist of costs directly associated with acquisitions, which are primarily bonus earnings, transaction advisory fees paid to the majority shareholder, and professional services, which are included in the non-branch expenses section to determine income before income taxes and discontinued operations on the consolidated statements of income.

Additionally, the Company deferred legal and other transaction expenses related to a planned initial public offering (“IPO”) with the expectation that such expenses will be accounted for as a reduction of capital paid in excess of par. In May 2012, the Company decided not to pursue the IPO due to market conditions.  These deferred expenses totalling $2,774 were expensed during the three months ended June 30, 2012 and appear as “Registration expenses” on the consolidated statements of operations.

Governmental regulation:  The Company is subject to various state and federal laws and regulations, which are subject to change and which may impose significant costs or limitations on the way the Company conducts or expands its business. Certain limitations include among other things imposed limits on fee rates and other charges, the number of loans to a customer, a cooling off period, the number of permitted rollovers and required licensing and qualification.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

Although states provide the primary regulatory framework under which the Company offers payday cash advance services and consumer loans, certain federal laws also impact the business. The Company’s payday cash advance services and consumer loans are subject to federal laws and regulations, including the Truth-in-Lending Act (“TILA”), the Equal Credit Opportunity Act (“ECOA”), the Fair Credit Reporting Act (“FCRA”), the Fair Debt Collection Practices Act (“FDCPA”), the Gramm-Leach-Bliley Act (“GLBA”), the Bank Secrecy Act, the Money Laundering Control Act of 1986, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”) and the regulations promulgated for each. Among other things, these laws require disclosure of the principal terms of each transaction to every customer, prohibit misleading advertising, protect against discriminatory lending practices, proscribe unfair credit practices and prohibit creditors from discriminating against credit applicants on the basis of race, sex, age or marital status. The GLBA and its implementing regulations generally require the Company to protect the confidentiality of its customers’ nonpublic personal information and to disclose to the Company’s customers its privacy policy and practices.

At the federal level, in July 2010, the Dodd-Frank Act was signed into law. Among other things, this act created the Consumer Financial Protection Bureau “CFPB” which will have authority to regulate companies that provide consumer financial services. The CFPB became operative in July of 2011. On January 4, 2012, President Obama appointed Richard Cordray as Director of the Consumer Financial Protection Bureau.  With this appointment, the CFPB now has the power and authority to oversee non-bank financial institutions as was provided for in the Dodd-Frank Act.

Fair value of financial instruments:  Financial assets and liabilities measured at fair value are grouped in three levels. The levels prioritize the inputs used to measure the fair value of the assets or liabilities. These levels are:

•                  Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•                  Level 2—Inputs other than quoted prices that is observable for assets and liabilities, either directly or indirectly. These inputs include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are less attractive.

•                  Level 3—Unobservable inputs for assets and liabilities reflecting the reporting entity’s own assumptions.

The Company follows the provisions of the ASC 820-10. ASC 820-10 applies to all assets and liabilities that are being measured and reported on a fair value basis. ASC 820-10 requires disclosure that establishes a framework for measuring fair value within generally accepted accounting principles and expands disclosure about fair value measurements. This standard enables a reader of consolidated financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The standard requires that assets and liabilities carried at fair value be classified and disclosed in one of the three categories.

In determining the appropriate levels, the Company performed a detailed analysis of the assets and liabilities that are subject to ASC 820-10. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The Company’s financial instruments consist primarily of cash and cash equivalents, finance receivables, accounts payable, short-term investments, and accrued interest.  For all such instruments, other than the notes payable at June 30, 2012 and December 31, 2011, the carrying amounts in the Consolidated Financial Statements approximate their fair values. Our finance receivables are short term in nature and are originated at prevailing market rates.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 1. Ownership, Nature of Business, and Significant Accounting Policies (Continued)

The fair value of the Notes payable was $391,050 and $389,075 at June 30, 2012 and December 31, 2011, respectively, determined based on market yield on trades of the notes at the end of that reporting period.

Recent Accounting Pronouncements: In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with US GAAP and International Financial Reporting Standards (IFRS). This ASU is effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In June 2011, the FASB Issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity and now requires the components of net income and other comprehensive income to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance was effective for fiscal years and interim periods beginning after December 15, 2011 and was adopted by the Company effective January 1, 2012.

In September 2011, the FASB issued ASU No. 2011-08 Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. Under ASU 2011-08, the two-step goodwill impairment test is not required unless the more-likely-than-not threshold is met. For public entities, the amendments in ASU 2011-08 are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The adoption of this guidance did not have a material impact on the Company’s financial statements

Subsequent events:  The Company has evaluated its subsequent events (events occurring after June 30, 2012) through August 14, 2012, which represents the date the financial statements were issued.

Note 2. Finance Receivables, Credit Quality Information and Allowance for Loan Losses

Finance receivables represent amounts due from customers for advances at June 30, 2012 and December 31, 2011 consisted of the following:

	June 30,	December 31,
	2012	2011
Short-term consumer loans	$85,564	$91,460
Medium-term loans	13,927	19,044
Title loans	21,376	20,800
Gross receivables	120,867	131,304
Unearned advance fees, net of deferred loan origination costs	(5,548)	(5,227)
Finance receivables before allowance for loan losses	115,319	126,077
Allowance for loan losses	(7,127)	(5,626)
Finance receivables, net	$108,192	$120,451

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 2. Finance Receivables, Credit Quality Information and Allowance for Loan Losses (Continued)

Changes in the allowance for the loan losses by product type for the three months ended June 30, 2012 are as follows:

						Finance	Allowance as
	Balance				Balance	Receivables	a percentage
	4/1/2012	Provision	Charge-Offs	Recoveries	6/30/2012	6/30/2012	of receivable
Short-term consumer loans	$1,920	$13,931	$(26,629)	$13,684	$2,906	$85,564	3.40%
Medium-term loans	2,095	3,748	(3,611)	521	2,753	13,927	19.77%
Title loans	998	2,124	(3,823)	2,169	1,468	21,376	6.87%
	$5,013	$19,803	$(34,063)	$16,374	$7,127	$120,867	5.90%

The provision for loan losses for the three months ended June 30, 2012 also includes card losses of $23, net recovery on tax loans of $20, and losses from returned items from check cashing of $1,407.

Changes in the allowance for the loan losses by product type for the six months ended June 30, 2012 are as follows:

						Finance	Allowance as
	Balance				Balance	Receivables	a percentage
	1/1/2012	Provision	Charge-Offs	Recoveries	6/30/2012	6/30/2012	of receivable
Short-term consumer loans	$2,504	$20,983	$(51,839)	$31,258	$2,906	$85,564	3.40%
Medium-term loans	2,018	6,799	(7,703)	1,639	2,753	13,927	19.77%
Title loans	1,104	3,365	(6,770)	3,769	1,468	21,376	6.87%
	$5,626	$31,147	$(66,312)	$36,666	$7,127	$120,867	5.90%

The provision for loan losses for the six months ended June 30, 2012 also includes card losses of $80, losses on tax loans of $294, and losses from returned items from check cashing of $2,409.

Changes in the allowance for the loan losses by product type for the three months ended June 30, 2011 are as follows:

						Finance	Allowance as
	Balance				Balance	Receivables	a percentage
	4/1/2011	Provision	Charge-Offs	Recoveries	6/30/2011	6/30/2011	of receivable
Short-term consumer loans	$2,373	$10,157	$(38,651)	$28,113	$1,992	$78,774	2.53%
Medium-term loans	716	2,477	(2,650)	623	1,166	11,482	10.16%
Title loans	678	892	(1,261)	543	852	14,137	6.03%
	$3,767	$13,526	$(42,562)	$29,279	$4,010	$104,393	3.84%

The provision for loan losses for the three months ended June 30, 2011 also includes card losses of $55, net recovery on tax loans of $18, and losses from returned items from check cashing of $1,271.

Changes in the allowance for the loan losses by product type for the six months ended June 30, 2011 are as follows:

						Finance	Allowance as
	Balance				Balance	Receivables	a percentage
	1/1/2011	Provision	Charge-Offs	Recoveries	6/30/2011	6/30/2011	of receivable
Short-term consumer loans	$1,746	$14,932	$(57,617)	$42,931	$1,992	$78,774	2.53%
Medium-term loans	987	3,722	(5,029)	1,486	1,166	11,482	10.16%
Title loans	624	1,697	(2,911)	1,442	852	14,137	6.03%
	$3,357	$20,351	$(65,557)	$45,859	$4,010	$104,393	3.84%

The provision for loan losses for the six months ended June 30, 2011 also includes card losses of $83, losses on tax loans of $440, and losses from returned items from check cashing of $2,013.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 2. Finance Receivables, Credit Quality Information and Allowance for Loan Losses (Continued)

Changes in the accrual for third-party lender losses for the three and six months ended June 30, 2012 and 2011 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Balance, beginning of period	$147	$85	$157	$110
Provision for loan losses	3,277	452	3,897	807
Charge-offs, net	(2,672)	(436)	(3,302)	(816)
Balance, end of period	$752	$101	$752	$101

The Company considers the near term repayment performance of finance receivables as its primary credit quality indicator. The Company typically does not perform credit checks through consumer reporting agencies. If a third-party lender provides the advance, the applicable third-party lender decides whether to approve the cash advance and establishes all of the underwriting criteria and terms, conditions, and features of the customer agreements.

The aging of receivables at June 30, 2012 and December 31, 2011 are as follows (in thousands):

	June 30, 2012		December 31, 2011
Current finance receivables	$116,518	96.4%	$126,814	96.6%
Past due finance receivables (1 - 30 days)
Short-term consumer loans	—	—	293	0.2%
Medium-term loans	1,452	1.2%	1,481	1.1%
Title loans	1,698	1.4%	1,897	1.4%
Total past due finance receivables (1 - 30 days)	3,150	2.6%	3,671	2.8%
Past due finance receivables (31 - 60 days)
Medium-term loans	400	0.3%	289	0.2%
Title loans	345	0.3%	395	0.3%
Total past due finance receivables (31 - 60 days)	745	0.6%	684	0.5%
Past due finance receivables (61 - 90 days)
Medium-term loans	378	0.3%	52	0.0%
Title loans	76	0.1%	83	0.1%
Total past due finance receivables (61 - 90 days)	454	0.4%	135	0.1%
Total delinquent	4,349	3.6%	4,490	3.4%
	$120,867	100.0%	$131,304	100.0%

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 3. Related Party Transactions and Balances

On May 1, 2006, the Company entered into an Advisory Services and Monitoring Agreement with an affiliate of the majority stockholder. A quarterly fee is paid in consideration for ongoing management and other advisory services provided to the Company and its subsidiaries in the greater amount of a) $150 or b) 25% multiplied by 1.5% of the EBITDA for the previous twelve-month period. This agreement was amended to include total fees paid pursuant to this agreement for the three months ended June 30, 2012 and 2011 was $344 and $4,225, and for the six months ended June 30, 2012 and 2011 was $705 and $4,487, respectively.

The Company has a management agreement with a related party in which the Company receives management fee revenue on a monthly basis for providing certain accounting functions to these parties. Management fee revenue from related parties for the three months ended June 30, 2012 and 2011 was $19 and $11, and for the six months ended June 30, 2012 and 2011 was $30 and $22, respectively. The Company’s payroll department provides payroll administration for a related party. The related company is charged actual costs for payroll services.

At June 30, 2012 and December 31, 2011, the Company had $4 and $0, respectively, recorded as receivables from stockholders and other related parties and is included with other current assets on the Balance Sheet.

The Company’s senior management has access to use an aircraft owned by a related party. The Company rents the aircraft from this related party and all personal use of the aircraft is reimbursed to the Company. Total rent paid to these related parties for usage of the aircraft  for the three months ended June 30, 2012 and 2011 was $16 and $18, and for the six months ended June 30, 2012 and 2011 was $43, respectively, and are included with corporate expenses on the consolidated statements of income.

The corporate office and certain branches of the Company are owned and operated by related parties and leased from the related party. Rent paid to the related parties was $478 and $453 for the three months ended June 30, 2012 and 2011, and was $936 and $908 for the six months ended June 30, 2012 and 2011, respectively, and is included with occupancy expense on the consolidated statements of income. The corporate office was sold to a non-related party on June 29, 2012.

Members of management had a noncontrolling, minority interest in a card program managing company until November 2011 when the Company purchased a 22.5% interest in Insight Holdings. The interest was purchased from the owners of Insight Holdings, two of which are management of the Company. The total purchase price of the 22.5% was $11,250, of which $7,500 was purchased directly from the members of management of the Company. As of June 30, 2012 and December 31, 2011, the Company, as an agent for the card program managing company had made net prepayments of $9,309 and $12,910, respectively, to the card program managing company for various items related to a product offering of the Company. These prepayments are included as card related pre-funding and receivables on the balance sheet. As additional consideration to Insight Holdings, the Company agreed to make available to Insight Holdings a revolving credit facility of $3,000.

On December 31, 2008 the Company entered into a $5,000 line of credit with a related party. The interest associated with the line of credit was 20% and matured in February 2011. Interest expense and unused line fees recognized on this borrowing totaled $-0-  for the three months ended June 30, 2012 and 2011, and $-0- and $72 for the six months ended June 30, 2012 and 2011, respectively.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 4. Goodwill and Other Intangible Assets (Continued)

The following table summarizes goodwill and other intangible assets as of June 30, 2012 and December 31, 2011:

	June 30,	December 31,
	2012	2011
Goodwill	$267,808	$255,953
Other intangible assets:
Non-compete agreements	$1,135	$1,260
Trade names	3,481	2,102
Customer lists	1,782	226
Internally developed software	1,745	—
	$8,143	$3,588

The Company conducted its annual test for impairment of goodwill as of December 31, 2011 which resulted in no impairment of goodwill. The methodology for determining the fair value was a combination of quoted market prices, prices of comparable businesses, discounted cash flows and other valuation techniques. The amount of tax goodwill at the acquisition date of the Company in 2006 exceeded the reported amount of goodwill for financial statement reporting purposes by approximately $50,965. The total estimated effect of the tax benefit attributable to tax goodwill in excess of the amount reported in these financial statements was approximately $31,237 which will reduce financial statement goodwill each year as the tax benefits are recognized. This benefit will be recognized over a 15-year period from the date of acquisition by recording deferred income tax expense and reducing the carrying amount of goodwill as those tax benefits occur. The tax benefit for each of the three months ended June 30, 2012 and 2011 was $521, and the six months ended June 30, 2012 and 2011 was $1,042, respectively. The effect of the tax benefits for each subsequent quarter is expected to be $521 and will result in future reductions to the carrying amount of goodwill. The amount of book goodwill at the acquisition date of CCCS exceeded the amount of tax goodwill by approximately $46,907. Differences arising for tax deductible goodwill will result in recognition of deferred tax liabilities.

Note 5. Pledged Assets and Debt

Notes payable and credit lines at June 30, 2012 and December 31, 2011 consisted of the following:

	June 30,	December 31,
	2012	2011
$7,000 Revolving credit, secured, prime plus 1.00% with 5.00% floor, due July 2013, collateralized by all of Insight Capital, LLC’s assets	$—	$—
$40,000 Revolving credit, secured, interest rate as defined below, collateralized by all Company assets	—	—
$395,000 Senior Note payable, 10.75%, collateralized by all Company assets, semi-annual interest payments with with principal due April 2019	395,000	395,000
	395,000	395,000
Less current maturities	—	—
Long-term portion	$395,000	$395,000

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data

Note 5. Pledged Assets and Debt (continued)

The indenture governing our 10.75% senior secured notes due 2019 (the “notes”) contains certain covenants and events of default that are customary with respect to non-investment grade debt securities, including limitations on our ability to incur additional indebtedness, pay dividends on or make other distributions or repurchase our capital stock, make certain investments, enter into certain types of transactions with affiliates, create liens and sell certain assets or merge with or into other companies. The agreement governing our revolving credit facility contains restrictive covenants that limit our ability to incur additional indebtedness, pay dividends on or make other distributions or repurchase our capital stock, make certain investments, enter into certain types of transactions with affiliates, create liens and sell certain assets or merge with or into other companies, in each case to the same extent as the Indenture governing our notes. In addition, the agreement governing our revolving credit facility contains a consolidated total net leverage ratio covenant, which will be tested at the time of any borrowing under the facility and on a quarterly basis when any loans are outstanding. As of June 30, 2012, we were in compliance with these covenants.

The 4-year, $40,000 revolving credit facility, at the Company’s option, bears interest at either (a) LIBOR plus a margin of 5% or (b) an alternative base rate (determined as the greatest of the prime rate, the federal funds effective rate plus 0.5% or 1-month LIBOR plus 1%) plus a margin of 4%, and will mature on April 29, 2015. The Company selected the alternate base rate option for advances under this credit facility during 2011.

The 3-month LIBOR rate at June 30, 2012 and December 31, 2011 was 0.47% and 0.53%, respectively, and the prime rate was 3.25% at June 30, 2012 and December 31, 2011.

Note 6. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at June 30, 2012 and December 31, 2011 consisted of the following:

	June 30,	December 31,
	2012	2011
Accounts payable	$597	$808
Accrued payroll and benefits	4,036	4,175
Compensated absences	1,876	1,042
Wire transfers payable	3,570	3,848
Accrual for third-party losses	752	157
Income taxes payable	—	1,908
Other	6,942	8,536
	$17,773	$20,474

Note 7. Concentrations of Credit Risks

The Company’s portfolio of finance receivables is with customers living in fourteen states and internet customers in 14 additional states (“other DFS states”), and consequently such customers’ ability to honor their contracts may be affected by economic conditions in these areas. Additionally, the Company is subject to regulation by federal and state governments that affect the products and services provided by the Company. To the extent that laws and regulations are passed that affect the Company’s ability to offer loans or similar products in any of the states in which it operates, the Company’s financial position could be adversely affected.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 7. Concentrations of Credit Risks (Continued)

The following table summarizes the allocation of the portfolio balance by state at June 30, 2012 and December 31, 2011:

	June 30, 2012		December 31, 2011
	Balance	Percentage of	Balance	Percentage of
State	Outstanding	Total Outstanding	Outstanding	Total Outstanding
Alabama	11,219	9.3%	$11,865	9.0%
Arizona	10,457	8.7	13,226	10.1
California	25,739	21.3	28,404	21.6
Florida	1,789	1.5	2,027	1.5
Idaho	1,188	1.0	—	—
Illinois	2,662	2.2	2,707	2.1
Indiana	4,677	3.9	5,149	3.9
Kansas	1,760	1.5	1,789	1.4
Kentucky	2,651	2.2	3,019	2.3
Michigan	3,228	2.6	3,395	2.6
Missouri	2,338	1.9	1,867	1.4
Ohio	39,069	32.3	43,434	33.1
Oregon	873	0.7	1,029	0.8
Utah	3,204	2.6	4,204	3.2
Virginia	8,923	7.4	9,189	7.0
Other DFS states	1,090	0.9	—	—
Total	120,867	100.0%	$131,304	100.0%

The Other DFS states are: Alaska, Delaware, Hawaii, Idaho, Louisiana, Minnesota, Nevada, North Dakota, Rhode Island, South Dakota, Texas, Washington, Wisconsin, and Wyoming.

Note 8. Contingencies

From time-to-time the Company is a defendant in various lawsuits and administrative proceedings wherein certain amounts are claimed or violations of law or regulations are asserted. In the opinion of the Company’s management, these claims are without substantial merit and should not result in judgments which in the aggregate would have a material adverse effect on the Company’s financial statements.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 9. Business Combinations

On April 1, 2012, the Company acquired the equity interests, in the form of both membership units and stock of Direct Financial Solutions, LLC and its subsidiaries (‘‘DFS’’), as well as two other affiliated entities, Direct Financial Solutions of UK Limited and its subsidiary Cash Central UK Limited and DFS Direct Financial Solutions of Canada, Inc. and a related company, Reliant Software, Inc.  The purchase price for the business was $22,385.  The results of operations have been included in the consolidated financial statements since the date of the acquisition. The following table summarizes the estimated fair value of assets acquired at the date of acquisition.

Fair value of total consideration transferred, cash	$22,385

Acquisition-related costs	$356

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$1,518
Finance receivables	3,787
Security deposits and other current assets	488
Leasehold improvements and equipment	144
Identifiable intangible assets	5,827
Other liabilities	(2,274)
Total indentifiable net assets	9,490
Goodwill	12,895
$22,385

In April 2011, Community Choice Financial Inc., a newly formed holding company and CheckSmart Financial Holdings Corp., together with CCCS Corporate Holdings, Inc. and CCCS Holdings, LLC entities located in the western United States and certain other parties executed an Agreement and Plan of Merger pursuant to which CCFI acquired all outstanding shares of both CheckSmart Financial Holdings Corp. and CCCS. The Combination was structured as a stock-for-stock transaction, in which the equity holders of each of CheckSmart and CCCS agreed to contribute the equity of the separate companies to CCFI in exchange for shares of the combined company. As a result of the transaction, the former equity holders of CheckSmart Financial Holdings Corp. and CCCS own approximately 77% and 23% of CCFI, respectively.

In connection with the above transaction, Community Choice Financial Inc. issued $395,000 10.75% senior secured notes due 2019. The notes have an interest rate of 10.75% payable semi-annually and will mature on May 1, 2019. The proceeds were used to refinance existing debt, pay fees and expenses, and to finance a special dividend to shareholders and bonuses to management. The special dividend included $120,566 paid to its shareholders and the amount of management bonuses was $4,400.

In April 2011, the Company also entered into a 4-year, $40,000 revolving credit facility concurrent with the notes offering. The revolving credit facility, at the Company’s option, bears interest at either (a) LIBOR plus a margin of 5% or (b) and alternative base rate (determined as the greatest of the prime rate, the federal funds effective rate plus 0.5% of 1-month LIBOR plus 1%) plus a margin of 4% and will mature on April 29, 2015.  The revolving credit facility also has a commitment fee on the unused portion of the facility of 0.75%.

Also concurrent with the notes offering, Insight Capital, LLC, a Company subsidiary, entered into a $7,000 revolving credit facility.  The facility expires July 31, 2013 and is collateralized by all of Insight’s assets.  The interest rate is prime plus 1%.

Transaction expenses incurred include both direct and indirect costs associated with merger and acquisition costs.

All assets of the Company are pledged as collateral on the senior secured notes and primary revolving credit facility. The agreements contain various restrictions, including maintaining certain financial ratios and certain other restrictions.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 9. Business Combinations (Continued)

The fair value of the 1,842,000 shares issued as consideration paid for CCCS was determined based on a combination of the income approach, using a discounted cash flow model, and a market approach, which considers comparable companies and transactions. Under the income approach, the discounted cash flow model determines fair value based on the present value of estimated future cash flows over a specific projection period and a residual value related to future cash flows beyond the projection period. Both values are discounted using a rate which reflects the Company’s best estimate of the weighted average cost of capital of a market participant, and is adjusted for appropriate risk factors. Under the market approach, valuation multiples are derived based on a selection of comparable companies and acquisition transactions, and applied to projected operating data to arrive at an indication of fair value.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition.  The recognized amount of identifiable assets acquired and liabilities assumed have been adjusted for year-end adjustments to the acquired company’s opening balance sheet.

Fair value of total consideration transferred	$55,192

Acquisition-related costs	$3,530

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$22,892
Finance receivables	13,660
Prepaid expenses and other assets	1,480
Leasehold improvements and equipment	7,161
Identifiable intangible assets	2,948
Note payable	(73,923)
Other liabilities	(20,654)
Total indentifiable net assets	(46,436)
Goodwill	101,628
$55,192

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 9. Business Combinations (Continued)

On March 21, 2011, the Company acquired ten loan stores in Illinois in an asset purchase. The purchase price was $19,725 in cash consideration. The purchase price was negotiated based upon a multiple of prior financial results and perceived opportunities. The results of operations have been included in the consolidated financial statements since the date of the acquisition. The following table summarizes the estimated fair value of assets acquired at the date of acquisition. The recognized amount of identifiable assets acquired and liabilities assumed have been adjusted for year-end adjustments to the acquired company’s opening balance sheet.

Fair value of total consideration transferred, cash	$19,725

Acquisition-related costs	$85

Recognized amounts of identifiable assets acquired
Finance receivables	$1,912
Security deposits and other current assets	30
Leasehold improvements and equipment	74
Identifiable intangible assets	265
Total indentifiable net assets	2,281
Goodwill	17,444
$19,725

The unaudited pro forma revenue and earnings for the six months ended June 30, 2011 presented below is based upon combined financial statements of the California and Illinois acquisitions above and does not reflect any operating efficiencies or cost savings from the integration of these assets into our business.

Six months ended
June 30, 2011

Total revenue	$157,053

Net income	$12,408

Note 10. Stock-Based Compensation

On May 1, 2006, the Company adopted the 2006 Management Equity Incentive Plan (the “Plan”) pursuant to which the Company’s Board of Directors, or a duly-authorized committee thereof, may grant stock options, restricted stock, restricted stock units and stock appreciation rights to employees and consultants of the Company or its subsidiaries. CCFI amended the plan to increase the number of shares and to convert the number of shares in the 2006 plan to the 2011 plan. Options that have been granted under the Plan have been granted at an exercise price equal to (or greater than) the stock’s fair market value at the date of the grant, with terms of 10 years and vesting generally over four to five years or on the occurrence of a liquidity event. On April 19, 2011, CCFI adopted the “Plan” to be effective as of April 29, 2011. The maximum number of shares that may be subject to awards under the Plan is 2,941,746 as of June 30, 2012.

The Company recognizes compensation costs in the financial statements for all share-based payments granted on or after May 1, 2006 based on the grant date fair value estimated. No options were outstanding prior to May 1, 2006.

The Plan allows for awards based on time, performance and market conditions. Compensation expense for awards based on time is expensed on a straight-line basis over the service period. Compensation expense for performance awards are recognized using the graded vesting method. Compensation expense for market conditions such as those conditioned on either a liquidity event condition or a specified performance condition have not been recognized and will be recognized upon consummation of the relevant market condition. At June 30, 2012, there were a total of 1,329,618 additional shares available for grant under the Plan.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 10. Stock-Based Compensation (Continued)

The fair value of the option award is estimated on the date of grant using a lattice-based option valuation model. Because lattice-based option valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on the historical volatility of the stock of comparable public companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

On February 14, 2012, the Company authorized an increase to the maximum number of awards available under the 2011 Management Equity Incentive Plan to 2,941,746. The Company also issued 334,020 options with a per share exercise price of $19.95 and 35,130 restricted stock units. The options vest ratably over a three year period or become fully vested in the event of a change in control as defined in the award agreement. The restricted stock units vest after three years.

The following weighted average assumptions were used by the Company for options granted during the six months ended June 30, 2012:

Risk-free interest rate	0.85%
Dividend yield	0.00%
Expected volatility	55.00%
Expected term (years)	5.00
Weighted average fair value of options granted	$4.97
Weighted average fair value of restricted stock units granted	$13.51

For the six months ended June 30, 2012 and 2011, the Company recorded stock-based compensation costs in the amount of $245 and $52, respectively. As of June 30, 2012 and December 31, 2011, unrecognized stock-based compensation costs to be recognized over future periods approximated $3,710 and $3,095, respectively. At June 30, 2012, the remaining unrecognized compensation expense is comprised of stock appreciation rights and options that vest solely upon a change in control and options that vest either over the requisite service period or a change in control. These amounts are $1,664 and $2,046 respectively. The remaining weighted-average period cannot be determined because they vest upon an event not within the Company’s control. The remaining compensation expense of $2,046 is expected to be recognized over a weighted-average period of 3.0 years. The total income tax benefit recognized in the income statement for the stock-based compensation arrangements was $-0- for the three months ended June 30, 2012 and 2011, and $-0- for the six months ended June 30, 2012 and 2011.

Stock option activity for the six months ended June 30, 2012 is as follows (these amounts have not been rounded in thousands):

		Weighted-Average		Aggregate
		Exercise Price	Weighted-Average	Intrinsic
		(actual per share	Remaining	Value
	Shares	price)	Contractual Term	(thousands)
Outstanding at December 31, 2011	950,034	$7.14	7.2	N/A
Granted	334,020	19.95	9.6	N/A
Exercised	—	—	—	N/A
Forfeited or expired	—	—	—	N/A
Outstanding at June 30, 2012	1,284,054	10.47	7.5	N/A
Exercisable at June 30, 2012	379,788	$7.24	5.8	$1,049
Vested or expected to vest at June 30, 2012	713,808	$13.19	7.6	$(2,274)

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 10. Stock-Based Compensation (Continued)

Restricted stock unit (RSU) activity for the six months ended June 30, 2012 is as follows (these amounts have not been rounded in thousands):

		Weighted-Average		Aggregate
		Exercise Price	Weighted-Average	Intrinsic
		(actual per share	Remaining	Value
	Shares	price)	Contractual Term	(thousands)
Outstanding at December 31, 2011	—	$—	—	N/A
Granted	35,130	13.51	2.6	N/A
Exercised	—	—	—	N/A
Forfeited or expired	—	—	—	N/A
Outstanding at June 30, 2012	35,130	13.51	—	N/A
Exercisable at June 30, 2012	—	$—	2.6	$—
Vested or expected to vest at June 30, 2012	35,130	$—	2.6	$351

Stock appreciation rights activity for the six months ended June 30, 2012 is as follows (these amounts have not been rounded into thousands):

		Weighted-Average		Aggregate
		Exercise Price	Weighted-Average	Intrinsic
		(actual per share	Remaining	Value
	Shares	price)	Contractual Term	(thousands)
Outstanding at December 31, 2011	292,944	$—	5.5	N/A
Granted	—	—	—	N/A
Exercised	—	—	—	N/A
Forfeited or expired	—	—	—	N/A
Outstanding at June 30, 2012	292,944	—	5.0	N/A
Exercisable at June 30, 2012	201,108	$—	4.7	$421
Vested or expected to vest at June 30, 2012	201,108	$—	4.7	$421

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 11. Business Segment

Prior to April 1, 2012, the Company’s operating business was comprised solely of financial services offered through the Company’s network of retail stores. On April 1, 2012, the Company completed its acquisition of DFS which offers short term consumer loans solely through an internet lending operation. The Company has elected to organize and report on these business units separately as two operating segments: Retail Financial Services and Internet Financial Services.

The following tables present summarized financial information for the Company’s segments:

	As of and for the Three months ended June 30, 2012
	(unaudited)
	Retail	% of	Internet	% of		% of
	Financial Svcs	Revenue	Financial Svcs	Revenue	Consolidated	Revenue
Total Assets	$490,455		$26,900		$517,355
Goodwill	254,913		12,895		267,808
Other Intangible Assets	2,883		5,260		8,143
Total Revenues	$79,480	100.0%	$7,578	100.0%	$87,058	100.0%
Provision for loan losses	18,937	23.8	5,553	73.3	24,490	28.1
Other Branch Expenses	32,291	40.6	3,034	40.0	35,325	40.6
Branch Gross Profit (loss)	28,252	35.6	(1,009)	(13.3)	27,243	31.3

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 11. Business Segment (continued)

The internet financial services segment was entered into as a result of our DFS acquisition on April 1, 2012 and therefore information for the six months ended June 30, 2012 and for the three and six months ended June 30, 2011 is not provided.

Note 12. Income Taxes

Community Choice Financial Inc. and Subsidiaries file a consolidated federal income tax return. The Company files consolidated or separate state income tax returns as permitted by the individual states in which it operates. The effective tax rate for the six months ended June 30, 2012 and 2011 exceeds the statutory rate primarily due to certain acquisition costs that are deductible for financial statement reporting purposes but not deductible for tax purposes. The Company had no liability recorded for unrecognized tax benefits at June 30, 2012 and December 31, 2011.

On August 1, 2011, the Company was advised that the Internal Revenue Service had completed the examination of the Company’s federal income tax returns for 2008. The income tax assessment was not material to the Company’s consolidated financial statements.

Note 13. Transactions with Variable Interest Entities

The Company has a debt-buying arrangement with the lender whereby it purchases defaulted accounts. The Company accrues for this obligation through management’s estimation of anticipated purchases based on expected losses in the lender’s portfolio. This obligation is recorded as a current liability on the Company’s consolidated balance sheet. The accrual for these obligations totaled $142 and $157 as of June 30, 2012 and December 31, 2011, respectively. The Company has determined that the vendor is a VIE but that the Company is not the primary beneficiary of this VIE. Therefore, the Company has not consolidated the lender in 2012 or 2011.

The Company acquired a 22.5% membership interest of Insight Holdings in 2011. As additional consideration to Insight Holdings, the Company agreed to make available to Insight Holdings a revolving credit facility of $3,000. The Company has determined that Insight Holdings is a VIE but that the Company is not the primary beneficiary of this VIE, and therefore, has not consolidated Insight in 2011.  The investment in Insight is accounted for under the equity method. The Company contributed $450 of capital during the three months ended June 30, 2012.

DFS conducts business through a wholly owned subsidiary licensed as a Credit Access Business (“CAB”) under Texas law. In connection with operating as a CAB, the Company entered into a Special/Limited Agency Agreement with an unaffiliated third-party lender. The agreement governs the terms by which the Company refers customers to that lender, on a non-exclusive basis, for a possible extension of credit, processes loan applications and commits to reimburse the lender for any loans or related fees that were not collected from such customers.

The Company has determined that the lender is a VIE but that the Company is not the primary beneficiary of this VIE. Therefore, the Company has not consolidated the lender.

Note 14. Equity Method Investment

The Company is accounting for the investment in Insight Holdings Company, LLC, a 22.5% owned affiliate, by the equity method of accounting under which the Company’s share of the net income of the affiliate is recognized as income in the Company’s statement of income and added to the investment account, and dividends received from the affiliate are treated as a reduction of the investment account.  During the three months ended June 30, 2012, the members of Insight Holdings Company, LLC made a $2,000 capital contribution of which the Company contributed $450 based on the 22.5% ownership percentage.

The Company’s share of the loss of Insight Holdings for the six months ended June 30, 2012 was $156.  The carrying value of the Company’s investment in Insight Holdings is $10,906 as of June 30, 2012. Amortization expense recognized on implied intangible assets associated with the investment in Insight Holdings Company LLC for the six months ended June 30, 2012 was $479.

The Company’s share of the profit of Latin Card for the six months ended June 30, 2012 was $1.  The carrying value of the Company’s investment in Latin Card is $18 as of June 30, 2012.

Community Choice Financial Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands, except per share data)

Note 15. Supplemental Guarantor Information

The Senior Secured Notes due 2019 (the “2011 Notes”) contain various covenants that, subject to certain exceptions defined in the indenture governing the notes (the “Indenture”), limit the Company’s ability to, among other things, engage in certain transactions with affiliates, pay dividends or distributions, redeem or repurchase capital stock, incur or assume liens or additional debt, and consolidate or merge with or into another entity or sell substantially all of its assets. The Company has optional redemption features on the 2011 Notes prior to their maturity which depending on the date of the redemption would require premiums to be paid in addition to all principal and interest due.

The 2011 Notes are guaranteed by all of CCFI’s restricted subsidiaries existing as of April 29, 2011 (the date CCFI issued the notes) and any subsequent restricted subsidiaries that guarantee CCFI’s indebtedness or the indebtedness of any other subsidiary guarantor (the “Subsidiary Guarantors”), in accordance with the Indenture. CCFI is a holding company and has no independent assets or operations of its own. The guarantees under the 2011 Notes are full and unconditional and joint and several, and the unrestricted subsidiaries of CCFI, which are not subsidiary guarantors are minor. There are no restrictions on the ability of CCFI or any of the Subsidiary Guarantors to obtain funds from its subsidiaries by dividend or loan, except for net worth requirements required by certain states in which the Company operates. Certain Subsidiary Guarantors are required to maintain net worth ranging from $5 to $1,000. The total net worth requirements of these Subsidiary Guarantors is $6.0 million. The Indenture contains certain affirmative and negative covenants applicable to CCFI and its Subsidiary Guarantors, including restrictions on their ability to incur additional indebtedness, consummate certain asset sales, make investments in entities that are not “Restricted Subsidiaries” (as defined in the Indenture), create liens on their assets, enter into certain affiliate transactions and make certain restricted payments, including restrictions on CCFI’s ability to pay dividends on, or repurchase, its common stock.

As long as the $7,000 Alabama Revolving Credit Agreement remains outstanding, the guarantee provided by our Alabama Subsidiary Insight Capital, LLC, the 2011 Notes will be secured on a second-priority basis by the shared alabama collateral; and provided further that any net proceeds resulting from realization upon the Collateral will be applied to repay the designated priority obligations prior to any payments being made with respect to the 2011 Notes.

Note 16. Subsequent Events

On July 6, 2012, the Company issued $25,000 senior secured notes. The notes have an interest rate of 12.75% and will mature on May 1, 2020.

On July 31, 2012, the Company invested in an unrestricted subsidiary which acquired 54 stores in Florida in an asset purchase. The purchase price was $42,100 subject to working capital adjustments. The unrestricted subsidiary paid $13,600 in cash consideration, $18,500 of secured notes payable to the seller and 1 million shares of common stock in the Company for an agreed upon value of $10 per share.

The $18,500 of secured notes are comprised of three separate notes. The first note is for $9,000, bears interest at 10% and is due in August 2016. The second note is for $8,000, bears interest at 10% and is due upon the completion of an IPO or August 2016, whichever occurs first. The third note is for $1,500, bears no stated interest and is due August 2016. After August 1, 2017, the purchase agreement provides the seller’s the option of requiring the unrestricted subsidiary to repurchase all of the shares then held by the seller at a price of $12.76 per share should an IPO not have occurred prior to August 1, 2017.

Management is evaluating the asset purchase transaction and has not determined the allocation of the purchase price among the tangible and intangible assets.

On July 31, 2012, the Company signed an extension of the $7,000 Revolving Credit Agreement which is now due July 2014.

Effective August 13, 2012, the Company repriced the exercise price of the options issued February 14, 2012 to $10.00 per share. The Company has not determined the fair value of options as of the modification date.

McGladrey&Pullen, LLP
Certified Public Accountants

Independent Auditor’s Report

To the Board of Directors

CCCS Corporate Holdings, Inc.

Oakland, California

We have audited the accompanying consolidated balance sheets of CCCS Corporate Holdings, Inc. and Subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCCS Corporate Holdings, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

August 22, 2011

CCCS Corporate Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2010 and 2009

(In thousands)

	2010	2009
Assets
Current assets
Cash	$26,125	$33,655
Advances and fees receivable, net	14,416	12,230
Deferred income taxes	724	642
Other current assets	1,176	974
Total current assets	42,441	47,501
Leasehold improvements and equipment, net	7,363	5,672
Other assets
Goodwill	115,332	114,618
Other intangibles, net	10,923	12,563
Other assets	3,018	2,410
	129,273	129,591
Total assets	$179,077	$182,764
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$10,800	$2,000
Accounts payable, accrued expenses and other payables	9,552	13,385
Current portion of deferred revenue	1,125	1,125
Total current liabilities	21,477	16,510
Long-term liabilities
Long-term debt, net of current portion	69,223	86,023
Deferred rent	631	520
Deferred revenue, net of current portion	3,625	4,750
Deferred income taxes	13,129	11,285
	86,608	102,578
Total liabilities	108,085	119,088
Commitments and contingencies
Stockholders’ Equity
Common Stock (par value $.01, 1,000 shares authorized, issued and outstanding in 2010 and 2009)	—	—
Additional paid-in capital	27,316	27,316
Retained earnings	15,255	9,777
Accumulated other comprehensive income	66	169
Total CCCS Corporate Holdings, Inc. stockholders’ equity	42,637	37,262
Non-controlling interests	28,355	26,414
Total equity	70,992	63,676
Total liabilities and stockholders’ equity	$179,077	$182,764

See Notes to Consolidated Financial Statements.

CCCS Corporate Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2010, 2009 and 2008

(In thousands)

	2010	2009	2008
Revenue:
Payroll advance fees, net	$32,278	$25,799	$25,016
Check cashing fees	29,408	27,797	28,352
Other revenue	12,402	9,787	9,752
	74,088	63,383	63,120
Store expenses:
Salaries and fringe benefits	23,156	18,325	17,928
Occupancy costs	8,470	5,932	5,856
Provision for losses from returned checks	6,943	5,704	6,777
Other store expenses	6,362	5,093	5,454
	44,931	35,054	36,015
Stores gross profit	29,157	28,329	27,105
Corporate and other expenses:
Selling, general, and administrative expenses	6,608	6,273	6,005
Non-recurring class action settlement costs	—	2,313	—
Non-recurring debt acquisition costs	—	107	—
Interest expense and finance fees	4,436	4,646	7,927
Depreciation and amortization	3,630	3,698	4,085
	14,674	17,037	18,017
Income from continuing operations before provision for income taxes	14,483	11,292	9,088
Provision for income taxes	4,716	2,864	2,575
Income from continuing operations	9,767	8,428	6,513
Loss from discontinued operations, net of benefit for income tax of $210, $0 and $0 (Note 12)	(457)	—	—
Net income	9,310	8,428	6,513
Net income attributable to non-controlling interest	3,832	3,460	3,762
Net income attributable to CCCS Corporate Holdings, Inc.	$5,478	$4,968	$2,751

See Notes to Consolidated Financial Statements.

CCCS Corporate Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2010, 2009 and 2008

(In thousands)

	Common Stock		Additional Paid-In	Retained	Non- Controlling	Accumulative Other Comprehensive Income	Comprehensive
	Shares	Amount	Capital	Earnings	Interest	(Loss)	Income	Total
Balances, December 31, 2007	1,000	$—	$27,316	$2,058	$22,687	$—	$—	$52,061
Equity-based compensation	—	—	—	—	88	—	—	88
Tax distributions to non-controlling interests	—	—	—	—	(2,065)	—	—	(2,065)
Other comprehensive income:
Net income	—	—	—	2,751	3,762	—	6,513	6,513
Effect of unrealized retained interest in assets sold	—	—	—	—	—	340	340	340
Total comprehensive income							$6,853
Balances, December 31, 2008	1,000	—	27,316	4,809	24,472	340		56,937
Equity-based compensation	—	—	—	—	38	—	—	38
Tax distributions to non-controlling interests	—	—	—	—	(1,556)	—	—	(1,556)
Other comprehensive income:
Net income	—	—	—	4,968	3,460	—	8,428	8,428
Effect of unrealized retained interest in assets sold	—	—	—	—	—	(171)	(171)	(171)
Total comprehensive income							$8,257
Balances, December 31, 2009	1,000	—	27,316	9,777	26,414	169		63,676
Equity-based compensation	—	—	—	—	38	—	—	38
Tax distributions to non-controlling interests	—	—	—	—	(1,929)	—	—	(1,929)
Other comprehensive income:
Net income	—	—	—	5,478	3,832	—	9,310	9,310
Effect of unrealized retained interest in assets sold	—	—	—	—	—	(103)	(103)	(103)
Total comprehensive income							$9,207
Balances, December 31, 2010	1,000	$—	$27,316	$15,255	$28,355	$66		$70,992

See Notes to Consolidated Financial Statements.

CCCS Corporate Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2010, 2009 and  2008

(In thousands)

	2010	2009	2008
Cash Flows from Operating Activities
Net income	$9,310	$8,428	$6,513
Depreciation and amortization	3,630	3,698	4,085
Amortization of deferred financing costs	541	541	541
Provision for losses from returned checks	6,942	5,704	6,777
Change in fair value of interest rate swap	—	(992)	233
Loss on disposition of assets	476	115	140
Deferred income taxes	1,762	1,174	1,595
Equity-based compensation	38	38	88
Deferred rent	111	87	77
Changes in unrealized retained interest in assets sold	(103)	(171)	340
Changes in:
Fees receivable, net	(94)	30	(57)
Other current assets	(26)	(420)	(108)
Other assets	(113)	15	(223)
Accounts payable, accrued expenses and other payables	(4,107)	1,157	(342)
Deferred income	(1,125)	(375)	6,196
Net cash provided by operating activities	17,242	19,029	25,855
Cash Flows from Investing Activities
Acquisitions of assets of businesses, net of cash	(3,131)	(11,073)	(1,730)
Acquisition of leasehold improvements and equipment	(1,735)	(721)	(990)
Decreases in advances receivable	(9,994)	(6,318)	(7,855)
Decrease (increase) in security deposits	17	(58)	(57)
Net cash used in investing activities	(14,843)	(18,170)	(10,632)
Cash Flows from Financing Activities
Decrease in revolving loans, net	—	—	(1,647)
Repayment of long-term debt	(8,000)	(3,492)	(2,745)
Tax distributions to non-controlling interests	(1,929)	(1,556)	(2,065)
Net cash used in financing activities	(9,929)	(5,048)	(6,457)
Increase (decrease) in cash	(7,530)	(4,189)	8,766
Cash:
Beginning of year	33,655	37,844	29,078
End of year	$26,125	$33,655	$37,844

CCCS Corporate Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2010, 2009 and  2008

(In thousands)

	2010	2009	2008
Supplemental Disclosures of Cash Flow Information
Interest paid	$3,789	$4,214	$6,769
Income taxes paid	$2,642	$2,823	$294
Supplemental Schedule of Noncash Investing and Financing Activities Business combinations
Assets acquired	$4,006	$12,643	$1,730
Less cash acquired	(709)	(720)	—
Purchase price, net of cash acquired	3,297	11,923	1,730
Remainder of purchase price due to seller	(166)	(850)	—
Purchase price paid	$3,131	$11,073	$1,730

See Notes to Consolidated Financial Statements.

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies

Nature of operations:  CCCS Corporate Holdings, Inc and Subsidiaries (the Company) operates in one line of business and provides retail financial services, such as check cashing, payroll advances, money orders, wire transfers and various other related services, for a fee. As of December 31, 2010 and 2009, respectively, business was conducted from 141 and 119 Company-owned and operated stores located in California and Oregon for which the premises are leased from various unrelated and related parties.

Basis of presentation:  The accompanying consolidated financial statements include the accounts of the Company and its 80.1% owned subsidiary, CCCS Holdings, LLC, and its wholly-owned subsidiaries California Check Cashing Stores, LLC (CCCS LLC) and FastCash, Inc. (FastCash). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company follows the measurement and presentation requirements for noncontrolling interests in consolidated financial statements. The noncontrolling interests represent the portion of the equity not attributable, directly or indirectly, to CCCS Corporate Holdings, Inc. The profit or loss not attributable, directly or indirectly, to CCCS Corporate Holdings, Inc. is allocated to the net income attributable to noncontrolling interests in the consolidated statements of income.

Accounting policies:  The Company follows accounting standards established by the Financial Accounting Standards Board (the FASB) to ensure consistent reporting of financial condition, results of operations, and cash flows. References to Generally Accepted Accounting Principles (GAAP) in these notes are to the FASB Accounting Standards CodificationTM, sometimes referred to as the Codification or ASC.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for credit losses, impairment of goodwill and fair value of equity-based compensation.

Concentrations:  Concentration of credit risk with respect to advances and fees receivable is limited due to the large number of customers comprising the customer base. However, the Company is exposed to a concentration of credit risk inherent in providing alternative financing programs to customers who may not be able to obtain traditional bank financing. The customers are concentrated in California and Oregon and economic conditions in these areas could impact the customers’ ability to pay the advance.

Revenue recognition:  All of the Company’s branch transactions are processed through its point-of-sale system. These transactions include check cashing, bill payment, money transfer, money order sales, and other miscellaneous products and services. The full amount of the check cashing fee is recognized as revenue at the time of the transaction with no allowance for anticipated returned checks. The Company acts in an agency capacity regarding bill payment services, money transfers, and money orders offered and sold at its branches. The Company records the net amount retained as revenue because the supplier is the primary obligor in the arrangement, the amount earned by the Company is fixed, and the supplier is determined to have the ultimate credit risk. Revenue from payroll advances,

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

which have terms ranging from 1 to 31 days (in California) and 31 to 40 days (in Oregon), are recognized on a constant yield basis ratably over the term of each advance. As a result of the Company’s charge-off policy, all accounts are charged off between 1 and 30 days past due rather than being placed in nonaccrual status.

Cash:  At times, the Company may maintain deposits with banks in amounts in excess of federal depository insurance limits, but believes any such amounts do not represent significant credit risk.

Advances and fees receivable:  The Company’s advances and fees receivable are recorded at amounts charged to customers for check cashing, payroll advances and loans presented on the consolidated balance sheets net of unearned revenue and the allowance for loan losses and doubtful accounts. The Company’s allowances for loan losses and doubtful accounts are based on the amount of balances past due, historical charge-off experience, current collection patterns, current economic conditions and other information obtained regarding the financial condition of customers. Payroll advances and related fees are charged off immediately if not collected by the due date. Returned checks are generally charged off 30 to 60 days after return without success in collections. Consumer automobile loans and related fees are charged off immediately in the event of bankruptcy, death or pending legal action. Recoveries are recorded in the period in which they are received.

Leasehold improvements and equipment:  Leasehold improvements and equipment are recorded at cost. Provisions for depreciation of depreciable assets are computed under the straight-line method over periods which approximate the estimated useful lives of the assets. Amortization of leasehold improvements is computed over the estimated useful lives of the assets or the term of the lease, whichever is shorter. The costs of assets retired or disposed of and the accumulated depreciation or amortization thereon are removed from the accounts with any gain or loss realized upon sale or disposal charged to the statements of operations. Significant improvements and betterments are capitalized while repairs and maintenance are expensed in the period incurred.

Deferred payroll and consumer automobile loan costs:  Direct costs incurred for the origination of payroll and consumer automobile loans are deferred and amortized to payroll advance fee income and other revenue over the contractual lives of the loans using the interest method. Unamortized amounts are recognized in income at the time that loans are paid in full.

Deferred finance costs:  Costs incurred in connection with obtaining financing are deferred and amortized as interest expense on a basis which approximates the effective interest rate over the life of the related debt. Deferred finance costs, included in other assets in the Company’s consolidated balance sheets amounted to approximately $1,046 and $1,587 at December 31, 2010 and 2009, respectively, net of accumulated amortization of approximately $2,245 and $1,704, as of December 31, 2010 and 2009, respectively.

Goodwill and other intangibles:  Under the provisions of ASC 350, Intangibles-Goodwill and Others, purchased goodwill is not amortized but is tested annually for impairment. Goodwill represents the excess cost over the fair value of tangible net assets of the Company and is recorded on the balance sheet. The Company reviews the carrying value of the goodwill and other indefinite life intangibles annually (October 1) and at other times when facts or circumstances indicate that the recorded amount of goodwill and other indefinite life intangibles may be impaired. If this review indicates that goodwill

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

and other indefinite life intangibles are not recoverable, the Company’s carrying value of the goodwill and other indefinite life intangibles are reduced by the estimated shortfall. No impairment loss was recognized for 2010, 2009 or 2008.

In accordance with ASC 340, Other Assets and Deferred Costs, the Company reviews their long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets. Other intangibles consist of customer relationships, trademarks/trade names, non-compete agreement and software licenses.

Deferred revenue:  The Company records upfront fees received under long-term agreements as deferred revenue and such upfront fees are recognized as revenue ratably over the lives of the respective agreements.

Accumulated other comprehensive income:  The Company’s accumulated other comprehensive income, as reflected in the accompanying consolidated statements of stockholders’ equity, consists of the difference between cost and fair value of unrecognized retained interest in assets sold.

Advertising:  Costs incurred for producing and communicating advertising are charged to operations when incurred or the first time advertising takes place. Advertising expense for the years ended December 31, 2010, 2009 and 2008, respectively, amounted to approximately $1,265, $1,044 and $935.

Income taxes:  The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under this standard, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount and the tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company has not recorded a reserve for any tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company files tax returns in all appropriate jurisdictions, which include a federal tax return and state tax returns. Open tax years are 2006 to 2010, which statutes expire in 2011 to 2014, respectively. When and if applicable, potential interest and penalty costs are accrued as incurred, with expenses recognized in selling, general and administrative expenses in the consolidated statements of income. As of December 31, 2010 and 2009, the Company has no liability for unrecognized tax benefits.

New store costs:  Start-up costs for new stores such as training, supplies and travel are expensed as incurred.

Store acquisitions:  Store acquisitions are accounted for using the purchase method of accounting prescribed by ASC 805, Business Combinations. This method requires the allocation of the purchase price to individual tangible assets acquired, intangible assets acquired arising from contractual or legal

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

rights, and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the cost of acquired assets over the net amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. Beginning January 1, 2009, any costs, including out-of-pocket or incremental costs directly related to the acquisition, such as fees paid to outside consultants for accounting, legal, or engineering investigations or for appraisals, are expensed as transaction costs in the accompanying consolidated statements of income.

Gain or loss on store closure:  The Company closes stores in the normal course of business based on store performance, lease termination or unfavorable lease extension terms. For closed stores, a loss is recorded in other store expenses for the write-off of any remaining book value of leasehold improvements and equipment not transferred to other locations and any related closing costs. For stores sold to third parties, a gain or loss is recorded based on the amount received less the write-off of any remaining book value of leasehold improvements and equipment not sold or transferred to other locations and any related closing costs.

Store expenses:  The direct costs incurred in operating the stores, excluding depreciation and amortization, are classified as store expenses and are deducted from total revenue to determine contribution attributable to the stores. Store expenses include salary and benefit expense of store employees, rent and other occupancy costs, armored and security costs, losses for returned checks net of recoveries, cash shortages, and other costs incurred by the stores.

Equity-based compensation:  The Company applies ASC Topic 718, Stock Compensation, which addresses the accounting for equity-based employee plans. This standard requires that such transactions are accounted for using a fair-value-based method of accounting. Employee costs include all equity-based payments granted to employees based on the grant date estimated fair value over the service period.

Derivative instruments:  The Company accounts for derivative instruments under the provisions of ASC 815, Derivatives and Hedging. ASC 815 requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value. Changes in the fair value of derivatives are either recognized as income or expense or other comprehensive income (loss), depending on the designated purpose of the derivative.

Fair value of financial instruments:  The Company accounts for fair value of financial instruments under the provisions of ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. ASC 820 also emphasizes that fair value is a market based measurement, not an entity specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under ASC 820, fair value measurements are disclosed by level within that hierarchy. ASC 820 applies to all assets and liabilities that are measured and reported on a fair value basis.

ASC 820 requires disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1.  Quoted market prices in active markets for identical assets or liabilities.

Level 2.  Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3.  Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to ASC 820. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The estimated fair values of the Company’s short-term financial instruments, including receivables and payables arising in the ordinary course of business, approximate their individual carrying amounts due to the relatively short period of time between their origination and expected realization. The recorded values of long-term debt approximate their fair values because the interest rates fluctuate or, if they are fixed, they are based on current rates offered to the Company for debt with similar terms and maturities.

The Company’s retained interest in assets sold are carried at fair value and classified within Level 3 due to the lack of observable pricing data. The fair value of the Level 3 retained interest in assets sold is calculated with historical consumer collections data using a static pool analysis that has been discounted to address the appropriate risk profile. Results of the analysis may be adjusted, as appropriate, to reflect other market conditions or the perceived credit risk of the borrower.

Fair Value on a Recurring Basis

The table below presents the balances of assets measured at fair value on a recurring basis.

	December 31, 2010
	Total	Level 1	Level 2	Level 3
Retained interest in assets sold	$220	$—	$—	$220

	December 31, 2009
	Total	Level 1	Level 2	Level 3
Retained interest in assets sold	$561	$—	$—	$561

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

The table below sets forth a summary of changes in fair value of the Company’s level 3 assets for the years ended December 31, 2010 and 2009.

	2010	2009
Balance, beginning of year	$561	$911
Total net gains (losses) included in:
Net income	667	926
Other comprehensive income	103	171
Purchases, sales, issuances and settlements, net	(1,111)	(1,447)
Balance, end of year	$220	$561

Governmental regulation: The Company is subject to various state and federal laws and regulations, which are subject to change and which may impose significant costs or limitations on the way the Company conducts or expands its business. Certain limitations include among other things imposed limits on fee rates and other charges, the number of advances to a customer, a cooling off period (not applicable in California), the number of permitted rollovers (not applicable in California), and required licensing and qualification.

Although states provide the primary regulatory framework under which the Company offers payday cash advance services and consumer loans, certain federal laws also impact the business. The Company’s payday cash advance services and consumer loans are subject to federal laws and regulations, including the Truth-in-Lending Act (TILA), the Equal Credit Opportunity Act (ECOA), the Fair Credit Reporting Act (FCRA), the Gramm-Leach-Bliley Act (GLBA) and the regulations promulgated for each. Among other things, these laws require disclosure of the principal terms of each transaction to every customer, prohibit misleading advertising, protect against discriminatory lending practices, proscribe unfair credit practices and prohibit creditors from discriminating against credit applicants on the basis of race, sex, age or marital status. The GLBA and its implementing regulations generally require the Company to protect the confidentiality of its customers’ nonpublic personal information and to disclose to the Company’s customers its privacy policy and practices.

Additionally, various legislation has been proposed or introduced in the U.S. Congress and California legislature to further regulate the cash advance business. Congressional and Legislative members continue to receive pressure from customer advocates and other industry opposition groups to adopt such legislation.

Recent accounting pronouncements: In July 2010, the FASB issued Accounting Standard Update (ASU) No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (ASU 2010-20). The ASU amends FASB Accounting Standards Codification Topic 310, Receivables, to improve the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate, by portfolio segment or class of financing receivable, certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The disclosures about the credit quality of the Company’s receivables required by the ASU are in Note 2. As this ASU amends only the disclosure requirements for loans and the allowance for credit losses, the adoption of ASU No. 2010-20 did not have a significant impact on the Company’s consolidated financial statements.

Subsequent events: The Company has evaluated subsequent events for potential recognition and /or disclosure through August 22, 2011, the date the consolidated financial statements were available to be issued.

Note 2. Advances and Fees Receivable, Credit Quality Information and Allowance for Losses

Advances and fees receivable, net, at December 31, 2010 and 2009, consist of:

	2010	2009
Payroll and other advances receivable	$13,946	$12,510
Consumer automobile advances receivable	1,133	189
Returned checks receivable	315	220
Commissions receivable	496	403
Retained interest in assets sold	100	354
Allowance for loan losses and doubtful accounts	(719)	(631)
Unearned revenue, net of deferred costs	(855)	(815)
	$14,416	$12,230

Changes in the allowance for the loan losses and doubtful accounts by product type for the year ending December 31, 2010 are as follows:

	Balance 1/1/2010	Provision	Charge-Offs	Recoveries	Balance 12/31/10	Finance Receivables 12/31/2010	Allowance as a percentage of receivable
Payroll and other advances receivable	$534	$5,330	$(77,749)	$72,424	$539	$13,946	3.86%
Consumer automobile advances receivable*	31	161	(106)	—	86	2,445	3.52%
Returned checks receivable	66	1,451	(2,057)	634	94	315	29.84%
	$631	$6,942	$(79,912)	$73,058	$719	$16,706	4.30%

*                                         includes $1,312 classified in other assets

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 2. Advances and Fees Receivable, Credit Quality Information and Allowance for Losses (Continued)

Activity in the allowance for loan losses and doubtful accounts for the years ended December 31, 2009 and 2008, was as follows:

	2009	2008
Balance, beginning of year	$298	$300
Provision for losses from returned checks	5,704	6,777
Charge-offs, net	(5,371)	(6,779)
Balance, end of year	$631	$298

The Company considers the near term repayment performance of finance receivables as its primary credit quality indicator. The Company does not perform credit checks through consumer reporting agencies. If a third-party lender provides the advance, the applicable third-party lender decides whether to approve the cash advance and establishes all of the underwriting criteria and terms, conditions, and features of the customer agreements. The due date depends on the product.

Aging of receivables are as follows:

December 31, 2010
Current finance receivables	$14,941
Past due finance receivables (1-30 days)	1,765
$16,706

Advances and fees include deferred advance costs of approximately $31 and $18 at December 31, 2010 and 2009, respectively. The effect of payroll advance costs on payroll advance fees for the years ended December 31, 2010, 2009 and 2008 was as follows:

	2010	2009	2008
Payroll advance fees, gross	$33,211	$26,569	$25,731
Amortization of deferred payroll advance costs	(933)	(770)	(715)
Payroll advance fees, net	$32,278	$25,799	$25,016

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 3. Leasehold Improvements and Equipment

Leasehold improvements and equipment, net, at December 31, 2010 and 2009 consist of:

	2010	2009	Depreciable Lives
Fixtures and equipment	$6,479	$5,742	2-9 years
Leasehold improvements	6,062	3,626	2-9 years
Automobiles	5	5	5 years
Software	397	247	5 years
	12,943	9,620
Accumulated depreciation and amortization	(5,580)	(3,948)
	$7,363	$5,672

Total depreciation and amortization expense amounted to approximately $1,710, $1,144 and $1,256 for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 4. Intangible Assets

Intangible assets, net, at December 31, 2010 and 2009 consist of:

	2010	2009	Estimated Life
Gross carrying amount
Customer relationships	$14,070	$13,790	3-7 years
Trademarks/tradenames	7,000	7,000	Indefinite
Non-compete agreements	380	380	4 years
Software licenses	73	73	1 year
Licensed tradename	110	110	5 years
	21,633	21,353
Accumulated amortization	(10,710)	(8,790)
	$10,923	$12,563

Total amortization expense amounted to approximately $1,921, $2,553 and $2,828 for the years ended December 31, 2010, 2009 and 2008, respectively.

Amortization expense for future years is expected to be as follows:

2011	$1,810
2012	1,467
2013	261
2014	166
2015	144
Thereafter	75
$3,923

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 5. Other Assets

Other assets at December 31, 2010 and 2009 consist of:

	2010	2009
Consumer automobile advances receivable	$1,312	$219
Retained interest in assets sold	119	207
Deferred financing fees, net	1,046	1,587
Security deposits	428	397
Other	113	—
	$3,018	$2,410

Note 6. Borrowings

CCCS LLC was obligated to various participating lenders under a First Lien Credit Agreement and a Second Lien Credit Agreement (collectively, the Credit Agreements), both of which were most recently amended March 15, 2007. These Credit Agreements provided for maximum borrowings of up to $145 million, represented by a $20 million revolving loan (including up to a $15 million Swingline commitment), a $77 million Tranche B Loan, and an $18 million Term Loan, plus an uncommitted incremental amount of up to $30 million, bearing interest at either the Alternate Base Rate plus the Applicable Margin or the Adjusted LIBOR Rate plus the Applicable Margin at CCCS LLC’s election at the time of drawing on the loans. The interest rates on the Tranche B Loan and Term Loan ranged from 3.26 percent to 3.54 percent and 7.49 percent to 7.52 percent, respectively, as of December 31, 2010. Borrowings under the First Lien Credit Agreement required quarterly payments of principal of $192 or an annual payment of principal based on excess cash flow, as defined, whichever is greater, reduced by any Optional Prepayments occurring within 12 months preceding such prepayments, with final maturity September 29, 2012, and borrowings under the Second Lien Credit Agreement had final maturity September 29, 2013. The loans under the Credit Agreements were secured by substantially all of the assets of CCCS LLC and guaranteed by CCCS Holdings, LLC. The Credit Agreements contained various restrictions, including maintenance of certain financial ratios, limitations on capital expenditures and certain other restrictions. All amounts due under the Credit Agreements were paid in full upon completion of the transaction disclosed in Note 13.

Borrowings at December 31, 2010 and 2009, consist of the following:

	2010	2009
Tranche B loans	$62,023	$70,023
Second Lien loans	18,000	18,000
	80,023	88,023
Current maturities	(10,800)	(2,000)
Long-term portion	$69,223	$86,023

CCCS LLC previously entered into an interest rate swap agreement to convert a portion ($30 million notional amount, 5.19 percent fixed rate) of its floating notes payable to fixed rate debt. This derivative instrument was an economic hedge that had not been designated for hedge accounting

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 6. Borrowings (Continued)

treatment. This derivative instrument was reported at fair value with gains and losses recognized in the consolidated statements of income. The agreement was not renewed when it expired on October 26, 2009.

Note 7. Equity Based Compensation

CCCS Holdings, LLC’s operating agreement provides for the granting of Class C membership units as incentives to key members of management. These incentive units vest ratably over a 24 to 48-month period provided that employment has not terminated.

A summary of Class C management incentive units for the years ended December 31, 2010, 2009 and 2008, is as follows:

	Units	Grant Date Fair Value	Units Vested
Outstanding, January 1, 2008	35.00	$278	12.50
Granted	2.50	22
Outstanding, December 31, 2008	37.50	300	25.50
Granted	—	—
Outstanding, December 31, 2009	37.50	300	30.00
Granted	—	—
Outstanding, December 31, 2010	37.50	$300	34.38

The value of the units granted during 2008 were determined based on the underlying equity value of CCCS Holdings, LLC at the date of grant. The compensation expense associated with these awards is recognized straight-line over the service period. During the years ended December 31, 2010, 2009 and 2008, the Company recorded $38, $38 and $88, respectively, of compensation expense related to these management incentive units and as of December 31, 2010, the total unrecognized compensation cost related to unvested management incentive units was approximately $27.

Note 8. Provision for Income Taxes

The provision for income taxes for the years ended December 31, 2010, 2009 and 2008, consist of the following:

	2010	2009	2008
Current	$2,744	$1,690	$980
Deferred	1,762	1,174	1,595
	$4,506	$2,864	$2,575

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 8. Provision for Income Taxes (Continued)

Income tax expense (benefit) has been allocated as follows:

	2010	2009	2008
Continuing operations	$4,716	$2,864	$2,575
Discontinued operations	(210)	—	—
	$4,506	$2,864	$2,575

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	2010	2009	2008
Computed tax provision at the federal statutory rate	$4,697	$3,839	$3,090
State taxes net of federal benefit	806	659	530
Effect of pass-through entities	(1,533)	(1,384)	(1,505)
Permanent differences and other	536	(250)	460
	$4,506	$2,864	$2,575

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and its tax basis of existing assets and liabilities. At December 31, 2010 and 2009, the Company’s deferred income tax assets and liabilities consisted of the following:

	2010	2009
Deferred tax assets
Advances and loans receivable	$247	$217
Other	511	546
	758	763
Deferred tax liabilities
Retained interest in loans sold	(74)	(192)
Leasehold improvements and equipment	(272)	(358)
Goodwill and intangible assets	(12,817)	(10,856)
	(13,163)	(11,406)
Net deferred tax liability	$(12,405)	$(10,643)

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 8. Provision for Income Taxes (Continued)

The net deferred tax assets and (liabilities) are classified in the consolidated balance sheets as follows:

	2010	2009
Current	$724	$642
Noncurrent	(13,129)	(11,285)
	$(12,405)	$(10,643)

Note 9. Employee Benefit Plan

The Company maintains a 401(k) profit sharing plan for the benefit of all eligible employees. The plan, established under the provisions of section 401(k) of the Internal Revenue Code, provides for discretionary employer contributions. The Company provided for discretionary contributions of approximately $0, $713 and $598 for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 10. Commitments and Contingencies

The Company leases retail and office space under operating leases with related and unrelated parties expiring in various years through 2033. The leases require the Company to pay additional rentals for increases in operating expenses and real estate taxes and contain renewal options. For financial statement purposes, base rent payments are being accounted for on a straight-line basis. Accordingly, the balance sheets reflect a liability for the excess of the expense charged compared to the amount paid. Total rent expense for operating leases amounted to approximately $5,815, $3,786 and $3,543 for the years ended December 31, 2010, 2009 and 2008, respectively, inclusive of approximately $486, $448 and $432 to related parties for the years ended December 31, 2010, 2009 and 2008, respectively.

Future minimum lease payments under noncancelable operating leases as of December 31, 2010 are as follows:

	Related Parties	Third Parties	Total
2011	$476	$5,255	$5,731
2012	490	4,627	5,117
2013	—	3,334	3,334
2014	—	2,104	2,104
2015	—	886	886
Thereafter	—	466	466
	$966	$16,672	$17,638

The Company has an advisory agreement with an affiliate of the Company’s controlling member. The advisory agreement requires the Company to pay a management fee of the greater of $800 or 3 percent of EBITDA, as defined, annually through December 31, 2013. Management fee expense for the years ended December 31, 2010, 2009 and 2008 was $800 in all three years. Amounts included in

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 10. Commitments and Contingencies (Continued)

accounts payable related to this agreement were approximately $200 at both December 31, 2010 and 2009.

On February 19, 2010, a California court approved the terms of settlement and agreed upon procedures as set forth in a class action Settlement Agreement brought against the Company by current and former employees of the Company. An amount of $2,039 was accrued and included in accounts payable, accrued expenses and other payables in the accompanying consolidated balance sheet at December 31, 2009 relating to the amount of the settlement plus court costs and attorneys fees. The total cost of this judgment (paid in February 2010) was recognized during 2009 in the accompanying consolidated statement of income.

The Company is party to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance, or, if not so covered, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the Company’s consolidated financial position or liquidity.

Note 11. Business Combinations

On March 24, 2010, the Company acquired the operations of 20 stores located in Southern California from a competitor for aggregate consideration of $2,662. On December 29, 2009, the Company acquired the operations of 22 stores located in California, Washington and Oregon from a competitor for aggregate consideration of $11,453. During 2010, 2009 and 2008, respectively, the Company also acquired the assets of various other check cashing stores located in California for aggregate cash consideration of $635, $470 and $1,730. The acquisitions are part of a long-term expansion strategy, and served to increase the Company’s market presence in California. As a result of these transactions, the purchase price was allocated to certain acquired assets, including a number of identified intangibles in accordance with ASC 805. During 2010, 2009 and 2008, respectively, the goodwill of $787, $6,389 and $1,043 arising from these acquisitions consists largely of synergies and economies of scale expected from combining the operations and entering new markets.

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 11. Business Combinations (Continued)

The following table summarizes the consideration paid for the above mentioned acquisitions and the amounts of the assets acquired and liabilities assumed recognized at the respective acquisition dates:

	2010	2009	2008
Consideration:
Cash	$3,131	$11,073	$1,730
Due to seller	166	850	—
	$3,297	$11,923	$1,730
Recognized amounts of identifiable assets acquired:
Advances and fees receivable	$46	$2,863	$—
Other current assets	68	—	—
Lease deposits	49	48	—
Leasehold improvements, furniture and equipment	2,067	1,400	687
Intangible assets	280	1,223	—
Total identifiable net assets	2,510	5,534	687
Goodwill	787	6,389	1,043
	$3,297	$11,923	$1,730
Acquisition-related costs (included in selling, general and administrative expenses in the Company’s consolidated statements of income)	$61	$203	$—

The acquired advances and fees receivable are payroll advances and have been recorded at fair value which approximates the contractual cash flows that are believed to be collectible because of the short-term nature of such receivables.

The acquired intangibles will be amortized over their useful lives, as estimated by management based on their intended use. The identifiable intangibles and useful lives for the 2010 and 2009 acquisitions are presented below. There were no identifiable assets acquired in the 2008 acquisitions.

	Weighted Average Useful Life	2010	2009
Customer relationships	6-7 years	$280	$660
Tradename	5 years	—	110
Non-compete agreements	4 years	—	380
Software licenses	1 years	—	73
		$280	$1,223

For income tax purposes, the intangibles and goodwill recognized will be deductible over 15 years.

All acquisitions in 2010, 2009 and 2008 were financed from the Company’s cash reserves.

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 12. Discontinued Operations

Included in the December 29, 2009 acquisition described above were four stores in the State of Washington, under which the Company commenced operations on January 20, 2010. Due to a change in law provision in Washington effective January 1, 2010, it made the business wholly unprofitable. The Company continued operations and made the decision to close its stores in Washington, with the final day of operations being August 21, 2010. After winding up operations, licensing, and other real estate matters, the Company has no further plans to operate in Washington. There are no anticipated future cash flows to be generated from the operation, as there is no longer an operation and it is not expected that customers in Washington will migrate to other Company-owned stores.

As a result of the above the Company determined that the closing of these stores represented a discontinued operation and has reflected a loss from discontinued operations of $457, net of a benefit for income taxes of $210, in the statement of income for the year ended December 31, 2010. This loss is comprised of revenues earned for the period of $158 offset by store expenses of $599 and write-offs of related intangible assets of $226. There were no assets, liabilities, revenues or expenses associated with the Washington stores as of and for the year ended December 31, 2009.

Note 13. Subsequent Event

On March 17, 2011, the Company acquired the operations of a single payroll advance store in Hawthorne, California. The acquisition is part of a long-term expansion strategy and serves to increase the Company’s market presence California. The Company paid approximately $754 for the assets acquired, including purchase of receivables and lease buy-out, utilizing cash generated from operations.

On April 13, 2011, the Company entered into an agreement and plan of merger pursuant to which Community Choice Financial Inc. (“CCFI”), a newly-formed holding company, expects to acquire all outstanding shares of CheckSmart Financial Holdings Corp. (“CheckSmart”) and all outstanding membership units of the Company. The transaction is structured as a stock-for-stock transaction, with the current equity holders of each of CheckSmart and the Company agreeing to contribute the equity of the separate companies to CCFI in exchange for shares CCFI. As a result of the transaction, the current equity holders of CheckSmart and the Company will own 77% and 23%, respectively, of CCFI. Immediately upon completion of the transaction, CCFI will declare a special dividend payable to its shareholders and pay bonuses to management in an aggregate amount of $125.0 million. On April 29, 2011, all requirements and conditions were met, including the successful completion of a secured senior notes offering in an amount sufficient to repay outstanding indebtedness of both CheckSmart and the Company, and the transaction was consummated as described. As a result of this transaction, the Company determined that an impairment of goodwill and intangible assets occurred in 2011 and recorded an impairment charge of approximately $28,986 during the three months ending March 31, 2011.

CCCS Corporate Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

March 31, 2011 and December 31, 2010

(Dollars in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current Assets
Cash	$25,260	$26,125
Advances and fees receivable, net	12,148	14,416
Other current assets	357	1,176
Deferred income taxes	240	724
Total current assets	38,005	42,441
Noncurrent Assets
Leasehold improvements and equipment, net	7,160	7,363
Goodwill	91,231	115,332
Other intangibles, net	6,244	10,923
Other assets	2,810	3,018
Total assets	$145,450	$179,077
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of long-term debt	$18,400	$10,800
Current portion of deferred revenue	1,125	1,125
Accounts payable and accrued liabilities	9,024	9,552
Total current liabilities	28,549	21,477
Noncurrent Liabilities
Notes payable	55,523	69,223
Deferred rent	713	631
Deferred revenue	3,344	3,625
Deferred income taxes	3,552	13,129
Total liabilities	91,681	108,085
Commitments and Contingencies	—	—
Stockholders’ Equity
Common stock
Additional paid-in capital	27,316	27,316
Retained earnings	1,895	15,255
Accumulated other comprehensive income	46	66
Noncontrolling interests	24,512	28,355
Total equity	53,769	70,992
Total liabilities and stockholders’ equity	$145,450	$179,077

See Notes to Unaudited Consolidated Financial Statements.

CCCS Corporate Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

Three Months Ended March 31, 2011 and 2010

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Revenues:
Payroll advance fees, net	$8,105	$7,479
Check cashing fees	7,428	7,582
Other revenue	3,365	2,714
Total revenues	18,898	17,775
Branch expenses:
Salaries and fringe benefits	5,941	5,467
Occupancy costs	2,213	1,807
Provision for losses from returned checks	1,202	1,741
Other store expenses	1,577	1,441
Total store expenses	10,933	10,456
Stores gross profit	7,965	7,319
Selling, general and administrative expenses	1,884	1,613
Interest expense and finance fees	1,031	1,099
Depreciation and amortization	954	815
Goodwill and other intangibles impairment	28,986	—
Income (loss) from continuing operations before provision for income taxes	(24,890)	3,792
Provision for income taxes	(7,780)	1,691
Income (loss) from continuing operations	(17,110)	2,101
Loss from discontinued operations	—	(53)
Net Income (loss)	$(17,110)	$2,048
Net Income (loss) attributable to non-controlling interest	(3,750)	741
Net Income (loss) attributable to CCCS Corporate Holdings, Inc.	$(13,360)	$1,307

See Notes to Unaudited Consolidated Financial Statements.

CCCS Corporate Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

Three Months Ended March 31, 2011

(Unaudited)

(Dollars in thousands)

	Common Stock		Additional Paid-In	Retained	Non- Controlling	Accumulative Other Comprehensive	Comprehensive
	Shares	Amount	Capital	Earnings	Interest	Income (Loss)	Income (Loss)	Total
Balance, December 31, 2010	1,000	$0	$27,316	$15,255	$28,355	$66		$70,992
Equity based compensation					10			10
Tax distributions to non-controlling interests					(103)			(103)
Other comprehensive income
Net income (loss)				(13,360)	(3,750)		(17,110)	(17,110)
Effect of unrealized retained interest in assets sold						(20)	(20)	(20)
							$(17,130)
Balance, March 31, 2011	1,000	$0	$27,316	$1,895	$24,512	$46		$53,769

See Notes to Unaudited Consolidated Financial Statements.

CCCS Corporate Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2011 and 2010

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Cash Flows From Operating Activities
Net income (loss)	$(17,110)	$2,101
Gain (loss) from discontinued operations		(53)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	1,202	1,740
Goodwill impairment	28,986
Loss on disposal of assets	—	35
Effect of unrealized retained interest in assets sold	(20)	(42)
Depreciation	488	346
Amortization of intangibles & deferred financing cost	455	459
Deferred rent	82	—
Equity based compensation	10	10
Deferred income taxes	(9,093)	670
Changes in assets and liabilities:
Other assets	1,027	876
Deferred revenue	(281)	(281)
Accounts payable and accrued expenses	(528)	(1,243)
Net cash provided by operating activities—continuing operations	5,218	4,618
Cash Flows From Investing Activities
Net receivables (originated) repaid	1,066	89
Net acquired assets, net of cash	(661)	(2,500)
Purchase of leasehold improvements and equipment	(285)	(385)
Net cash provided by (used in) investing activities—continuing operations	120	(2,796)
Cash Flows From Financing Activities
Tax distributions to non-controlling interests	(103)	(804)
Net payments of long-term debt	(6,100)	(2,000)
Net cash used in financing activities—continuing operations	(6,203)	(2,804)
Net decrease in cash and cash equivalents	(865)	(982)
Cash and cash equivalents:
Beginning	26,125	33,655
Ending	$25,260	$32,673

See Notes to Unaudited Consolidated Financial Statements.

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies

Nature of operations:  CCCS Corporate Holdings, Inc. and Subsidiaries (the Company) operates in one line of business and provides retail financial services, such as check cashing, payroll advances, money orders, wire transfers and various other related services, for a fee. As of March 31, 2011, the Company owned and operated 141 stores in California and Oregon.

Basis of presentation:  The accompanying interim unaudited consolidated financial statements of CCCS Corporate Holdings, Inc. and Subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. They do not include all information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Although management believes that the disclosures are adequate to prevent the information from being misleading, the interim unaudited consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2010. In the opinion of the Company’s management, all adjustments consisting of normal recurring adjustments, considered necessary for a fair statement of the Company’s financial condition, have been included. The results for any interim period are not necessarily indicative of results to be expected for the year ending December 31, 2011.

Basis of consolidation:  The accompanying consolidated financial statements include the accounts of the Company and its 80.1% owned subsidiary, CCCS Holdings, LLC, and its wholly-owned subsidiaries California Check Cashing Stores, LLC (CCCS LLC) and FastCash, Inc. (FastCash). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company follows the measurement and presentation requirements for non-controlling interests in consolidated financial statements. The non-controlling interests represent the portion of the equity not attributable, directly or indirectly, to CCCS Corporate Holdings, Inc. The profit or loss not attributable, directly or indirectly, to CCCS Corporate Holdings, Inc. is allocated to the net income (loss) attributable to non-controlling interests in the consolidated statements of operations.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses, impairment of goodwill and fair value of equity-based compensation.

Concentrations:  Concentration of credit risk with respect to advances and fees receivable is limited due to the large number of customers comprising the customer base. However, the Company is exposed to a concentration of credit risk inherent in providing alternative financing programs to customers who may not be able to obtain traditional bank financing. The customers are concentrated in California and Oregon and economic conditions in these areas could impact the customers’ ability to pay the advance.

Revenue recognition:  All of the Company’s branch transactions are processed through its point-of-sale system. These transactions include check cashing, bill payment, money transfer, money order sales, and other miscellaneous products and services. The full amount of the check cashing fee is recognized as revenue at the time of the transaction with no allowance for anticipated returned checks.

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

The Company acts in an agency capacity regarding bill payment services, money transfers, and money orders offered and sold at its branches. The Company records the net amount retained as revenue because the supplier is the primary obligor in the arrangement, the amount earned by the Company is fixed, and the supplier is determined to have the ultimate credit risk. Revenue from payroll advances, which have terms ranging from 1 to 31 days (in California) and 31 to 40 days (in Oregon), are recognized on a constant yield basis ratably over the term of each advance.

Advances and fees receivable:  The Company’s advances and fees receivable are recorded at amounts charged to customers for check cashing and payroll advances and presented on the consolidated balance sheets net of unearned revenue and the allowance for loan losses. Provision for loan losses are charged to income in amounts sufficient to cover estimated losses in the loan portfolio. All advances and fees receivable are evaluated collectively for impairment. The Company’s allowances for loan losses are based on the amount of balances past due, historical charge-off experience, current collection patterns, current economic conditions and other information obtained regarding the financial condition of customers. Payroll advances and related fees are charged off immediately if not collected by the due date. Returned checks are generally charged off 30 to 60 days after a return item without success in collections. Recoveries are recorded in the period in which they are received.

As a result of the Company’s charge-off policies, most accounts are charged-off rather than being placed in nonaccrual status and thus any impact to the consolidated financial statements is immaterial.

Deferred payroll advance costs:  Direct costs incurred for the origination of payroll advances are deferred and amortized to payroll advance fee income over the contractual lives of the advances using the interest method. Unamortized amounts are recognized in income at the time that advances are paid in full.

Goodwill and other intangibles:  Goodwill represents the excess cost over the fair value of tangible net assets of the Company and is recorded on the balance sheet. The Company tests the carrying value of the goodwill and other indefinite life intangibles annually or when the events and circumstances warrant such a review. If this review indicates that goodwill and other indefinite life intangibles are not recoverable, the Company’s carrying value of the goodwill and other indefinite life intangibles are reduced by the estimated shortfall.

As a result of the transaction discussed in Note 12, impairment testing was performed by the Company and management has determined the goodwill is impaired. See Note 3 for further discussion.

In accordance with ASC 340, Other Assets and Deferred Costs, the Company reviews their long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets. Other intangibles consist of customer relationships, trademarks/trade names, non-compete agreement and software licenses.

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

Accumulated other comprehensive income:  The Company’s accumulated other comprehensive income, as reflected in the accompanying consolidated statement of stockholders’ equity, consists of the difference between cost and fair value of unrecognized retained interest in assets sold.

Income taxes:  The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under this standard, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount and the tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company has not recorded a reserve for any tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company files tax returns in all appropriate jurisdictions, which include a federal tax return and state tax returns. Open tax years are  2006 to  2010, which statutes expire in  2011 to  2014, respectively. When and if applicable, potential interest and penalty costs are accrued as incurred, with expenses recognized in selling, general and administrative expenses in the consolidated statements of operations. As of March 31, 2011 and December 31, 2010, the Company has no liability for unrecognized tax benefits.

Equity-based compensation:  The Company applies ASC Topic 718, Stock Compensation, which addresses the accounting for equity-based employee plans. This standard requires that such transactions are accounted for using a fair-value-based method of accounting. Employee costs include all equity-based payments granted to employees based on the grant date estimated fair value over the service period.

Derivative instruments:  The Company accounts for derivative instruments under the provisions of ASC 815, Derivatives and Hedging. ASC 815 requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value. Changes in the fair value of derivatives are either recognized as income or expense or other comprehensive income (loss), depending on the designated purpose of the derivative.

Fair value of financial instruments:  The Company accounts for fair value of financial instruments under the provisions of ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. ASC 820 also emphasizes that fair value is a market based measurement, not an entity specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under ASC 820, fair value measurements are disclosed by level within that hierarchy. ASC 820 applies to all assets and liabilities that are measured and reported on a fair value basis.

ASC 820 requires disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1.  Quoted market prices in active markets for identical assets or liabilities.

Level 2.  Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3.  Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to ASC 820. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The estimated fair values of the Company’s short-term financial instruments, including receivables and payables arising in the ordinary course of business, approximate their individual carrying amounts due to the relatively short period of time between their origination and expected realization. The recorded values of long-term debt approximate their fair values because the interest rates fluctuate or, if they are fixed, they are based on current rates offered to the Company for debt with similar terms and maturities.

The Company’s retained interest in assets sold are carried at fair value and classified within Level 3 due to the lack of observable pricing data. The fair value of the Level 3 retained interest in assets sold is calculated with historical consumer collections data using a static pool analysis that has been discounted to address the appropriate risk profile. Results of the analysis may be adjusted, as appropriate, to reflect other market conditions or the perceived credit risk of the borrower.

Governmental regulation:  The Company is subject to various state and federal laws and regulations, which are subject to change and which may impose significant costs or limitations on the way the Company conducts or expands its business. Certain limitations include among other things imposed limits on fee rates and other charges, the number of advances to a customer, a cooling off period (not applicable in California), the number of permitted rollovers (not applicable in California), and required licensing and qualification.

Although states provide the primary regulatory framework under which the Company offers payday cash advance services and consumer loans, certain federal laws also impact the business. The Company’s payday cash advance services and consumer loans are subject to federal laws and regulations, including the Truth-in-Lending Act (TILA), the Equal Credit Opportunity Act (ECOA), the Fair Credit Reporting Act (FCRA), the Gramm-Leach-Bliley Act (GLBA) and the regulations promulgated for each. Among other things, these laws require disclosure of the principal terms of each transaction to every customer, prohibit misleading advertising, protect against discriminatory lending practices, proscribe unfair credit practices and prohibit creditors from discriminating against credit applicants on the basis of race, sex, age or marital status. The GLBA and its implementing regulations generally require the Company to protect the confidentiality of its customers’ nonpublic personal information and to disclose to the Company’s customers its privacy policy and practices.

Additionally, various legislation has been proposed or introduced in the U.S. Congress and California legislature to further regulate the cash advance business. Congressional and Legislative

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

members continue to receive pressure from consumer advocates and other industry opposition groups to adopt such legislation.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted into law. This act established the semi-autonomous Consumer Financial Protection Bureau (“CFPB”) as a consumer watchdog to regulate mortgages, credit cards, payday loans and other financial products. Any changes in state or federal legislation regulating products and services offered by the Company could cause the Company to convert to selling a different product of service, reduce rates, or stop selling a specific product or service. Such changes could have significant adverse impacts on the business by reducing operating margins, eliminating geographic selling areas or curtailing expansion.

Recent accounting pronouncements:  In July 2010, the FASB issued Accounting Standard Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (ASU 2010-20). ASU 2010-20 amends the ASC’s guidance on receivables by requiring more robust and disaggregated disclosure about the credit quality of an entity’s loans and its allowances for loan losses. This update is effective for the Company for annual reporting periods ending after December 15, 2010. The adoption of this guidance did not have a significant impact on the Company’s financial position, results of operations or cash flows.

Subsequent events:  The Company has evaluated subsequent events (events occurring after March 31, 2011) through August 22, 2011, which represents the date the consolidated financial statements were available to be issued.

Note 2. Advances and Fees Receivables, Credit Quality Information and Allowance for Loan Losses

Advances and fees receivables represent amounts due from customers for advances at March 31, 2011 and December 31, 2010 consisted of the following:

	March 31, 2011	December 31, 2010
Payroll and other advances receivable	$11,607	$13,946
Consumer automobile advances receivable	1,069	1,133
Returned checks receivable	292	315
Commissions receivable	476	496
Retained interest in assets sold	81	100
Unearned advance fees, net of deferred loan costs	(544)	(855)
Advanced Fees Receivables before Allowance for Loan Losses	12,981	15,135
Allowance for loan losses	(833)	(719)
	$12,148	$14,416

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 2. Advances and Fees Receivables, Credit Quality Information and Allowance for Loan Losses (Continued)

Changes in the allowance for loan losses by product type for the three months ended March 31, 2011 was as follows:

Allowance For Loan Losses by Product Type

	Balance 1/1/2011	Q1 Provision	Q1 Charge-Offs	Q1 Recoveries	Balance 3/31/2011	Finance Receivables 3/31/2011	Allowance as a percentage of receivable
Payroll and other advances receivable	$539	$950	$(21,558)	$20,677	$608	$11,607	5.24%
Consumer automobile advances receivable*	86	45	0	0	131	2,307	5.68%
Returned checks receivable	94	207	(412)	205	94	292	32.19%
	$719	$1,202	$(21,970)	$20,882	$833	$14,206	5.86%

Changes in the allowance for loan losses for the three months ended March 31, 2010 was as follows:

Three Months Ended March 31,
2010
Balance, beginning of period	$631
Provision for loan losses	1,741
Charge-offs, net	(1,762)
Balance, end of period	$610

The Company considers the near term repayment performance of finance receivables as its primary credit quality indicator. The Company does not perform credit checks through consumer reporting agencies. If a third-party lender provides the advance, the applicable third-party lender decides whether to approve the cash advance and establishes all of the underwriting criteria and terms, conditions, and features of the customer agreements. The due date depends on the product.

Aging of Receivables are as follows (in thousands):

	March 31, 2011	December 31, 2010
Current finance receivables	$13,180	$14,941
Past due finance receivables (1-30 days)	1,026	1,765
	$14,206	$16,706

*                                         includes $1,238 finance receivables classified in other assets.

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 3. Goodwill and Other Intangible Assets

The following table summarizes goodwill and other intangible assets as of March 31, 2011 and December 31, 2010:

	March 31, 2011	December 31, 2010
Goodwill from acquisitions	$115,332	$115,332
Intangible assets acquired from acquisitions
Customer relationships	14,733	14,070
Trademarks	2,115	7,000
Non-compete	380	380
Software licenses	73	73
Licensed trade names	110	110
Impairment of goodwill	(24,101)	—
	108,642	136,965
Accumulated amortization	(11,167)	(10,710)
	$97,475	$126,255

The Company tests the carrying value of the goodwill and other indefinite life intangibles annually or when the events and circumstances warrant such a review. If this review indicates that goodwill and other indefinite life intangibles are not recoverable, the Company’s carrying value of the goodwill and other indefinite life intangibles are reduced by the estimated shortfall.

The Company entered into an agreement to merge with CheckSmart and the expected closing value indicated that the Company’s carrying value of goodwill and other intangibles was impaired.

As a result of the transaction discussed in Note 12, the Company conducted a test for impairment of goodwill as of March 31, 2011. The impairment test of goodwill resulted in the impairment of goodwill totaling $24.1 million and an impairment of trademarks of $4.85 million. The methodology for determining the fair value was a combination of quoted market prices, prices of comparable businesses, discounted estimated cash flows and other valuation techniques.

Note 4. Pledged Assets and Debt

Debt at March 31, 2011 and December 31, 2010 consisted of the following:

	March 31, 2011	December 31, 2010
Tranche B loans, secured, 3.26% - 3.54%, collateralized by all Company assets, quarterly principal payments of $192 and excess cash payments as defined in the agreement, with remaining balance due September 2012	$55,923	$62,023
Second Lien loans, secured, 7.49% - 7.52%, collateralized by all Company assets, interest only payments with remaining principal balance due September 2013	18,000	18,000
	73,923	80,023
Less current maturities	18,400	10,800
Long-term portion	$55,523	$69,223

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 5. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at March 31, 2011 and December 31, 2010 consisted of the following:

	March 31, 2011	December 31, 2010
Accounts payable	$464	$504
Money orders payable	2,718	4,058
Accrued interest	106	135
Accrued payroll and benefits	860	400
Wire transfers payable	1,976	2,126
Other	2,900	2,329
	$9,024	$9,552

Note 6. Equity Based Compensation

CCCS Holdings, LLC Operating Agreement provides for the Board of Directors granting of Class C membership units as incentives to key members of management. These incentive units vest ratably over a 24 to 48-month period provided that employment has not terminated.

A summary of Class C management incentive units for the period ended March 31, 2011 is as follows:

	Units	Grant Date Fair Value	Units Vested
Outstanding, December 31, 2010	37.50	$300	34.38
Granted	—	—
Outstanding, March 31, 2011	37.50	$300	35.47

The compensation expense associated with these awards is recognized straight-line over the service period. During the three months ended March 31, 2011 and 2010, the Company recorded $10 of compensation expense in both periods related to these management incentive units; and as of March 31, 2011 and December 31, 2010, the total unrecognized compensation cost related to unvested management incentive units was approximately $18 and $27, respectively.

Note 7. Litigation

From time-to-time the Company is a defendant in various lawsuits and administrative proceedings wherein certain amounts are claimed or violations of law or regulations are asserted. In the opinion of the Company’s management, these claims are without substantial merit and should not result in judgments which in the aggregate would have a material adverse effect on the Company’s consolidated financial statements.

Note 8. Business Combination

On March 24, 2010, the Company acquired the operations of 20 stores located in Southern California from a competitor for aggregate consideration of $2,662. The acquisition was part of a long-term expansion strategy, and served to increase the Company’s market presence in California. The purchase price was allocated to certain acquired assets, including a number of identified intangibles in accordance with ASC 805. The goodwill of $420 arising from this acquisition consists largely of synergies and economies of scale expected from combining the operations and entering new markets. All of the goodwill recognized is expected to be deductible for income tax purposes and will be deductible over 15 years.

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 8. Business Combination (Continued)

The following table summarizes the consideration paid for the above mentioned acquisition and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Fair value of total consideration transferred, cash	$2,662

Recognized amounts of identifiable assets acquired
Advance fees and receivables	$46
Other current assets and deposits	117
Leasehold improvements and equipment	1,799
Identifiable intangible assets	280
Total indentifiable net assets	2,242
Goodwill	420
$2,662

The acquired advances and fees receivable are payroll advances and have been recorded at fair value which approximates the contractual cash flows that are believed to be collectible because of the short-term nature of such receivables.

The acquired intangibles will be amortized over their useful lives, as estimated by management based on their intended use.

The acquisition was financed from the Company’s cash reserves.

Note 9. Income Taxes

The Company and its Subsidiaries file multiple federal income tax returns and a partnership return, where income is allocated to and reported in each non-controlling members’ federal and state income tax returns. No provision for federal or state income taxes is reflected in the consolidated financial statements to the extent that such income is required to be reporting by the non-controlling members. The Company files separate state income tax returns as permitted by the individual states in which it operates.

The Company had no liability recorded for unrecognized tax benefits at March 31, 2011 and December 31, 2010.

Note 10. Discontinued Operations

The Company commenced operations in four stores in the State of Washington on January 20, 2010. Due to a change in law provision in Washington effective January 1, 2010, it made the business wholly unprofitable. The Company continued operations and made the decision to close its stores in Washington, with the final day of operations being August 21, 2010. After winding up operations, licensing, and other real estate matters, the Company has no further plans to operate in Washington. There are no anticipated future cash flows to be generated from the operation, as there is no longer an operation and it is not expected that customers in Washington will migrate to other Company-owned stores.

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 10. Discontinued Operations (Continued)

Results from discontinued operations of Washington stores for the three months ended March 31, 2011 and 2010 were as follows:

	Three Months Ended March 31,
	2011	2010
Total Revenue	$—	$57
Branch Expenses:
Provision for loan losses	—	(24)
Selling, general and administrative	—	134
Total operating expenses	—	110
Corporate expenses	—	—
Net loss before income taxes	—	(53)
Benefit for income taxes	—	—
Loss from discontinued operations	$—	$(53)

There were no significant non-cash assets or liabilities included in the balance sheets at March 31, 2011 and December 31, 2010.

Note 11. Commitments and Contingencies

The Company leases retail and office space under operating leases with related and unrelated parties expiring in various years through 2033. The leases require the Company to pay additional rentals for increases and operating expenses and real estate taxes and contain renewal options. Total rent expense to related parties for the three months ended March 31, 2011 and 2010 was $120 and $123, respectively.

The Company has an advisory agreement with an affiliate of the Company’s controlling member. The advisory agreement requires the Company to pay a management fee of the greater of $800 or 3% of EBITDA, as defined, annually through December 31, 2013. Management fee expense for the three months ended March 31, 2011 and 2010 was $200 for both periods.

Note 12. Subsequent Events

In April 2011, Community Choice Financial Inc., (“CCFI”), a newly formed holding company and CheckSmart Financial Holdings Corp., (“CheckSmart”) together with CCCS Corporate Holdings, Inc. and CCCS Holdings, LLC entities (collectively, “CCCS”) located in the western United States and certain other parties executed an Agreement and Plan of Merger pursuant to which CCFI acquired all outstanding shares of both CheckSmart and CCCS. The transaction was structured as a stock-for-stock transaction, in which the equity holders of each of CheckSmart and CCCS agreed to contribute the equity of the separate companies to CCFI in exchange for shares of the combined company. As a result of the transaction, the equity holders of CheckSmart and CCCS own approximately 77% and 23% of CCFI, respectively.

CCCS Corporate Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Note 12. Subsequent Events (Continued)

In connection with the above transaction, CCFI issued $395,000 8-year senior secured notes. The notes have an interest rate of 10.75% payable semi-annually and will mature on May 1, 2019. The proceeds were used to refinance existing debt, pay fees and expenses, and to finance a special dividend to shareholders and bonuses to management. The amount of special dividend was $120,566 and the amount of bonuses to management was $4,434.

In April 2011, CCFI also entered into a 4-year, $40,000 revolving credit facility concurrent with the notes offering. The revolving credit facility, at the Company’s option, bears interest at either (a) LIBOR plus a margin of 5% or (b) an alternative base rate (determined as the greatest of the prime rate, the federal funds effective rate plus 0.5% or 1-month LIBOR plus 1%) plus a margin of 4%, and will mature on April 29, 2015.

Substantially all assets of the Company are pledged as collateral on the senior secured notes and revolving credit facility. The agreements contain various restrictions, including, in the case of the revolving credit facility, a requirement to maintain certain financial ratios, and certain other restrictions.

Community Choice Financial Inc.

OFFER TO EXCHANGE

Up to $395,000,000 aggregate principal amount of its 10.75% Senior Secured Notes due 201 registered under the Securities Act of 1933 for

any and all outstanding 10.75% Senior Secured Notes due 2019

PROSPECTUS

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” with the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for restricted notes where such restricted notes were acquired by such broker-dealer as a result of market making activities or other trading activities. In addition, until                  , 201  , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

Information Not Required in Prospectus

Item 20.  Indemnification of Directors and Officers.

Alabama

Cash Central of Alabama, LLC and Insight Capital, LLC are limited liability companies organized under the laws of the State of Alabama.

Section 10A-5-1.04 of the Code of Alabama allows limited liability companies to indemnify a member, manager, or employee, or former member, manager, or employee of the limited liability company against expenses actually and reasonably incurred in connection with the defense of an action, suit, or proceeding, civil or criminal, in which the member, manager, or employee is made a party by reason of being or having been a member, manager, or employee of the limited liability company, except in relation to matters as to which the member, manager, or employee is determined in the action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty; to make any other indemnification that is authorized by the governing documents of the limited liability company, or by a resolution adopted by the members after notice (unless notice is waived); to purchase and maintain insurance on behalf of any person who is or was a member, manager, or employee of the limited liability company against any liability asserted against and incurred by the member, manager, or employee in any capacity or arising out of the member’s, manager’s, or employee’s status as such, whether or not the limited liability company would have the power to indemnify the member, manager, or employee against that liability under the provisions of this section.

The Limited Liability Company Agreements of Cash Central of Alabama, LLC and Insight Capital, LLC provide, to the fullest extent permitted under the Code of Alabama, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Alaska

Cash Central of Alaska, LLC is a limited liability company incorporated under the laws of the State of Alaska.

Section 10.50.148 of the Alaska Revised Limited Liability Company Act provides that a limited limited liability company may indemnify a person who was, is, or is threatened to be made a party to a completed, pending, or threatened action or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the company—a “derivative action”), by reason of the fact that the person is or was a manager, managing member, employee, or agent of the company, or is or was serving at the request of the company as a manager, managing member, employee, or agent of another limited liability company, partnership, joint venture, trust, or other enterprise. Indemnification may include reimbursement of expenses, attorney fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The termination of an action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to a criminal action or proceeding, the person had reasonable cause to believe that the conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses  and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company. Indemnification may not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the company except to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court considers proper.

The Limited Liability Company Agreements of Cash Central of Alaska, LLC provides, to the fullest extent permitted under Alaska Revised Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

California

CCCIS, Inc. and Fast Cash, Inc. are incorporated under the laws of the State of California.

Section 317 of the California General Corporation Law provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than in certain derivative actions as described below, by reason of the fact that he or she is or was a director, officer, employee or other agent of the corporation, or is or was serving at the corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation, against expenses, including attorneys’ fees, judgments, fines, settlements and other amounts actually or reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of his or her duty to the corporation and its shareholders unless and only to the extent that the court in which action or suit is or was pending shall determine that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for these expenses which this court shall deem proper. Section 317 further provides that to the extent that the director, officer, employee or agent of a corporation has been successful on the merits in defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually or reasonably incurred by him or her in connection with such defense.

The Bylaws of CCCIS, Inc. and Fast Cash, Inc.  provide for the indemnification of their respective officers and directors to the fullest extent authorized under California’s General Corporation Law.

Cash Central of California, LLC is a limited liability company formed under the laws of the State of California.

Section 17003 of California’s Beverly-Killea Limited Liability Company Act states that a limited liability company organized under this section shall have all of the powers of a natural person in carrying out its business activities, including, without limitation, the power to indemnify or hold harmless any person.

The Limited Liability Company Agreements of Cash Central of California, LLC provides, to the fullest extent authorized by California’s Beverly-Killea Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Delaware

Buckeye Check Cashing of Michigan, Inc., CCCS Corporate Holdings, Inc., CheckSmart Financial Company, Checksmart Financial Holdings Corp. and Checksmart Money Order Services, Inc. are incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Certificates of Incorporation and Bylaws of Buckeye Check Cashing of Michigan, Inc., CCCS Corporate Holdings, Inc., CheckSmart Financial Company, Checksmart Financial Holdings Corp. and Checksmart Money Order Services, Inc. generally provide for the indemnification of their respective officers and directors to the fullest extent permitted under Delaware General Corporation Law.

ARH-Arizona, LLC, BCCI CA, LLC, Buckeye Check Cashing of California, LLC, Buckeye Check Cashing of Illinois, LLC, Buckeye Check Cashing of Kansas, LLC, Buckeye Check Cashing of Missouri, LLC, Buckeye Check Cashing of Texas, LLC, Buckeye Commercial Check Cashing of Florida, LLC, Buckeye Credit Solutions, LLC, Buckeye Lending Solutions of Arizona, LLC, Buckeye Lending Solutions, LLC, Buckeye Small Loans, LLC, Buckeye Title Loans of California, LLC, Buckeye Title Loans of Kansas, LLC, Buckeye Title Loans of Missouri, LLC, Buckeye Title Loans of Utah, LLC, Buckeye Title Loans of Virginia, LLC, California Check Cashing Stores, LLC, Cash Central of Delaware, LLC, CCCS Holdings, LLC, CheckSmart Financial, LLC, Community Choice Family Insurance Agency, LLC, CS-Arizona, LLC, Direct Financial Solutions, LLC, First Virginia Credit Solutions, LLC, First Virginia Financial Services, LLC and National Tax Lending, LLC are limited liability companies formed under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act provides, subject to standards and restrictions set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Limited Liability Company Agreements of ARH-Arizona, LLC, BCCI CA, LLC, Buckeye Check Cashing of California, LLC, Buckeye Check Cashing of Illinois, LLC, Buckeye Check Cashing of Kansas, LLC, Buckeye Check Cashing of Missouri, LLC, Buckeye Check Cashing of Texas, LLC, Buckeye Commercial Check Cashing of Florida, LLC, Buckeye Credit Solutions, LLC, Buckeye Lending Solutions of Arizona, LLC, Buckeye Lending Solutions, LLC, Buckeye Small Loans, LLC, Buckeye Title Loans of California, LLC, Buckeye Title Loans of Kansas, LLC, Buckeye Title Loans of Missouri, LLC, Buckeye Title Loans of Utah, LLC, Buckeye Title Loans of Virginia, LLC, California Check Cashing Stores, LLC, Cash Central of Delaware, LLC, CCCS Holdings, LLC, CheckSmart Financial, LLC, Community Choice Family Insurance Agency, LLC, CS-Arizona, LLC, Direct Financial Solutions, LLC, First Virginia Credit Solutions, LLC, First Virginia Financial Services, LLC and National Tax Lending, LLC generally provide for the indemnification of their respective officers and directors to the fullest extent permitted under Delaware General Corporation Law as if the companies were Delaware corporations.

Hawaii

Cash Central of Hawaii, LLC is a limited liability company incorporated under the laws of the State of Hawaii.

Section 428-403 of the Hawaii Limited Liability Company Act states that a limited liability company shall reimburse a member or manager for payments made and indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

The Limited Liability Company Agreement of Cash Central of Hawaii, LLC provides, to the fullest extent authorized by the Hawaii Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Idaho

Cash Central of Idaho, LLC is a limited liability company incorporated under the laws of the State of Idaho.

Section 53-624 of the Idaho Limited Liability Company Act provides for indemnification of a member or manager for judgments, settlements, penalties, fines or expenses incurred in a proceeding to which a person is a party because the person is or was a member or manager.

The Limited Liability Company Agreement of Cash Central of Idaho, LLC provides, to the fullest extent authorized by the Idaho Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Kansas

Cash Central of Kansas, LLC is a limited liability company incorporated under the laws of the State of Kansas.

Section 17-7670 of the Kansas Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. To the extent that a member, manager, officer, employee or agent has been successful on the merits or otherwise or the defenses of any action, suits or proceeding, or in defense of any issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

The Limited Liability Company Agreement of Cash Central of Kansas, LLC provides, to the fullest extent authorized by the Kansas Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Minnesota

Cash Central of Minnesota, LLC is a limited liability company incorporated under the laws of the State of Minnesota.

Under Section 322B.699 of the Minnesota Limited Liability Company Act, a limited liability company shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and section 322B.666 if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the official capacity described in subdivision 1, paragraph (c), clause (1) or (2), reasonably believed that the conduct was in the best interests of the limited liability company, or in the case of acts or omissions occurring in the official capacity described in subdivision 1, paragraph (c), clause (3), reasonably believed that the conduct was not opposed to the best interests of the limited liability company. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the limited liability company if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

The Limited Liability Company Agreement of Cash Central of Minnesota, LLC provides, to the fullest extent authorized by the Minnesota Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Missouri

Cash Central of Missouri, LLC is a limited liability company incorporated under the laws of the State of Missouri.

The Missouri Limited Liability Company Act is silent as to indemnification.

The Cash Central of Missouri, LLC Limited Liability Company Agreement provides, to the fullest extent authorized by the Missouri Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Nevada

Cash Central of Nevada, LLC is a limited liability company organized under the laws of the State of Nevada.

Under Sections 86.411 and 86.412 of Nevada’s Limited Liability Company Act, a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the limited liability company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. To the extent that a manager, member, employee or agent of a limited liability company has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the company shall indemnify him against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Nevada law against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of the registrant, where the suit is settled, an Indemnitee may be indemnified under Nevada law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant except that if the Indemnitee is adjudged to be liable for a breach of fiduciary duty or misconduct, fraud, or a knowing violation of law in the performance of his or her duty to the registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses. Also under Nevada law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the registrant. The registrant may also advance expenses incurred by other employees and agents of the registrant upon such terms and conditions, if any, that the board of directors of the registrant deems appropriate.

The Limited Liability Company Agreement of Cash Central of Nevada, LLC provides, to the fullest extent permitted by the Nevada Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

North Dakota

Cash Central of North Dakota, LLC is a limited liability company incorporated under the laws of the State of North Dakota.

Section 10-32-99 of the North Dakota Limited Liability Company Act provides that a limited liability company shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by the person in connection with the proceeding if the person reasonably believed that the conduct was in the best interests of the limited liability company or not opposed to the best interests of the company and: (a) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines; (b) acted in good faith; (c) received no improper personal benefit; and in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

The Limited Liability Company Agreement of Cash Central of North Dakota, LLC Limited Liability Company Agreement provides, to the fullest extent authorized by the North Dakota Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Ohio

Community Choice Financial Inc., BCCI Management Company, Buckeye Check Cashing II, Inc., Buckeye Check Cashing of Arizona, Inc., Buckeye Check Cashing of Florida, Inc., Buckeye Check Cashing of Kentucky, Inc. Buckeye Check Cashing of Utah, Inc., Buckeye Check Cashing of Virginia, Inc., Buckeye Check Cashing, Inc., Buckeye Title Loans, Inc., Express Payroll Advance of Ohio, Inc. and Hoosier Check Cashing of Ohio, Ltd are incorporated under the laws of the State of Ohio.

Under Section 1701.13(E) of the Ohio General Corporation Law, generally, a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may also indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following: (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

The Articles of Incorporation of Community Choice Financial Inc., BCCI Management Company, Buckeye Check Cashing II, Inc., Buckeye Check Cashing of Arizona, Inc., Buckeye Check Cashing of Florida, Inc., Buckeye Check Cashing of Kentucky, Inc., Buckeye Check Cashing of Utah, Inc., Buckeye Check Cashing of Virginia, Inc., Buckeye Check Cashing, Inc., Buckeye Title Loans, Inc. and Express Payroll Advance of Ohio, Inc. provide for indemnification to the fullest extent permitted under the Ohio General Corporation Law.

Hoosier Check Cashing of Ohio, Ltd is a limited liability company organized under the laws of the State of Ohio.

Section 1705.32 of the Ohio Limited Liability Company Act provides that a limited liability company may indemnify or agree to indemnify any person who was or is a party, or who is threatened to be made a party, to any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding, because he is or was a manager, member, partner, officer, employee, or agent of the company or is or was serving at the request of the company as a manager, director, trustee, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise. The company may indemnify or agree to indemnify a person in that position against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement that actually and reasonably were incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Limited Liability Company Agreement of Hoosier Check Cashing of Ohio, Ltd provides, to the fullest extent permitted by the Ohio Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

South Dakota

Cash Central of South Dakota, LLC is a limited liability company incorporated under the laws of the State of South Dakota.

Section 47-34A-403 of the South Dakota Limited Liability Company Act states that a limited liability company shall reimburse a member or manager for payments made and indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

The Limited Liability Agreement of Cash Central of South Dakota, LLC provides, to the fullest extent authorized by the South Dakota Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Texas

Cash Central of Texas, LLC is a limited liability company incorporated under the laws of the State of Texas.

Section 2.20 of the Texas Limited Liability Company Act permits a limited liability company to indemnify members, managers, officers and other persons and purchase and maintain liability insurance for such persons, subject to such standards, and restrictions, if any, as are set forth in its articles of organization or in its regulation.

The Limited Liability Company Agreement of Cash Central of Texas, LLC provides, to the fullest extent permitted by the Texas Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Utah

Reliant Software, Inc. is a corporation incorporated under the laws of the state of Utah.

Pursuant to Section 902 of the Utah Revised Business Corporation Act (“URBCA”), a Utah corporation may indemnify a person who is or was a party in any proceeding because the person is or was a director of the corporation against liability incurred with respect to a proceeding if: (i) the conduct of the person was in good faith; (ii) the person reasonably believed that such conduct was in, or not opposed to, the best interests of the corporation; and (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. Section 902 of the URBCA provides that indemnification of a director in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in the proceeding. In addition, the corporation may not indemnify a director in connection with a proceeding in which the director was adjudged liable to the corporation. Pursuant to Section 903 of the URBCA, a Utah corporation, unless limited by its articles of incorporation, must indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding against reasonable expenses incurred by such person in connection with the proceeding. Pursuant to Section 907 of the URBCA, unless a corporation’s articles of incorporation provide otherwise, a Utah corporation may indemnify an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

The Bylaws of Reliant Software, Inc. provide for the indemnification of its directors or officers to the fullest extent authorized by the URBCA.

Cash Central of Utah, LLC is a limited liability company organized under the laws of the State of Utah.

Section 48-2c-1802 of the Utah Revised Limited Liability Company Act permits a company to indemnify an individual made a party to a proceeding because he is or was a manager against liability incurred in the proceeding if: (a) his conduct was in good faith; (b) he reasonably believed that his conduct was in, or not opposed to, the company’s best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

The Amended Operating and Restated Agreement of Cash Central of Utah, LLC provides, to the fullest extent authorized by the Utah Revised Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Washington

Cash Central of Washington, LLC is a limited liability company incorporated under the laws of the State of Washington.

Section 25.15.040 of the Washington Limited Liability Company Act provides that a limited liability company agreement may contain provisions not inconsistent with law that: (a) eliminate or limit the personal liability of a member or manager to the limited liability company or its members for monetary damages for conduct as a member or manager, provided that such provisions shall not eliminate or limit the liability of a member or manager for acts or omissions that involve intentional misconduct or a knowing violation of law by a member or manager, for conduct of the member or manager, violating the Washington Limited Liability Company Act or for any transaction from which the member or manager will personally receive a benefit in money, property, or services to which the member or manager is not legally entitled; or (b) indemnify any member or manager from and against any judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which an individual is a party because he or she is, or was, a member or a manager, provided that no such indemnity shall indemnify a member or a manager from or on account of acts or omissions of the member or manager finally adjudged to be intentional misconduct or a knowing violation of law by the member or manager, conduct of the member or manager adjudged to be in violation of the Washington Limited Liability Company Act or any transaction with respect to which it was finally adjudged that such member or manager received a benefit in money, property, or services to which such member or manager was not legally entitled.

The Limited Liability Company Agreement of Cash Central of Washington, LLC provides, to the fullest extent authorized by the Washington Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Wisconsin

Cash Central of Wisconsin, LLC is a limited liability company incorporated under the laws of the State of Wisconsin.

Section 183.0106(2) of the Wisconsin Limited Liability Company Act permits a limited liability company to indemnify a member, manager, employee, officer or agent or any other person. Section 183.0403(2) provides that a company shall indemnify or allow reasonable expenses to and pay liabilities of each member and, if management of the limited liability company is vested in one or more managers, of each manager, incurred with respect to a proceeding if that member or manager was a party to the proceeding in the capacity of a member or manager.

The Limited Liability Company Agreement of Cash Central of Wisconsin, LLC provides, to the fullest extent authorized by the Wisconsin Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Wyoming

Cash Central of Wyoming, LLC is a limited liability company incorporated under the laws of the State of Wyoming.

Section 17-29-408 of the Wyoming Limited Liability Company Act provides that a company shall reimburse for any payment made and indemnify for any debt, obligation or other liability incurred by a member or a manager in the course of the member or manager’s activities on behalf of the company if, in making the payment or incurring the debt, obligation or other liability, the member or manager complied with the duties stated in Sections 17-29-405 and 17-29-409 of the Wyoming Limited Liability Company Act. A limited liability company may also purchase and maintain insurance on behalf of a member or manager of the company against liability asserted against or incurred by the member or manager in that capacity or arising from that status.

The Limited Liability Company Agreement of Cash Central of Wyoming, LLC provides, to the fullest extent authorized by the Wyoming Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the company.

Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit No.	Description

2.1+	Agreement and Plan of Merger, dated as of April 13, 2011, by and among CheckSmart Financial Holdings Corp., Community Choice Financial Inc., CCFI Merger Sub I Inc., CCFI Merger Sub II Inc.,

Exhibit No.	Description

the Seller Parties (as defined therein), the Seller Representative (as defined therein), CCCS Corporate Holdings, Inc., CCCS Holdings, LLC and CheckSmart Financial Company

2.2+

First Amendment to Agreement and Plan of Merger, dated as of April 28, 2011, by and among CheckSmart Financial Holdings Corp., Community Choice Financial Inc., CCFI Merger Sub I Inc., CCFI Merger Sub II Inc., the Seller Parties (as defined therein), the Seller Representative (as defined therein), CCCS Corporate Holdings, Inc., CCCS Holdings, LLC and CheckSmart Financial Company

3.1+	Articles of Incorporation of Community Choice Financial Inc.

3.2+	Code of Regulations of Community Choice Financial Inc.

3.3+	Certificate of Formation, filed May 7, 2010, of ARH-Arizona, LLC

3.4+	Amended and Restated Limited Liability Company Agreement of ARH-Arizona, LLC

3.5+	Certificate of Formation, filed April 2, 2007, of BCCI CA, LLC

3.6+	Amended and Restated Limited Liability Company Agreement of BCCI CA, LLC

3.7+	Articles of Incorporation, filed January 24, 2001, of BCCI Management Company

3.8+	Code of Regulations of BCCI Management Company

3.9+	Articles of Incorporation, filed October 15, 1996, of Buckeye Check Cashing II, Inc.

3.10+	Code of Regulations of Buckeye Check Cashing II, Inc.

3.11+	Articles of Incorporation, filed June 2, 2000, of Buckeye Check Cashing of Arizona, Inc.

3.12+	Code of Regulations of Buckeye Check Cashing of Arizona, Inc.

3.13+	Certificate of Formation, filed October 18, 2006, of Buckeye Check Cashing of California, LLC

Exhibit No.	Description

3.14+	Amended and Restated Limited Liability Company Agreement of Buckeye Check Cashing of California, LLC

3.15+	Articles of Incorporation, filed April 20, 2000, of Buckeye Check Cashing of Florida, Inc.

3.16+	Code of Regulations of Buckeye Check Cashing of Florida, Inc.

3.17+	Certificate of Formation, filed January 17, 2011, of Buckeye Check Cashing of Illinois, LLC

3.18+	Amended and Restated Limited Liability Company Agreement of Buckeye Check Cashing of Illinois, LLC

3.19+	Certificate of Formation, filed May 12, 2006, of Buckeye Check Cashing of Kansas, LLC

3.20+	Amended and Restated Limited Liability Company Agreement of Buckeye Check Cashing of Kansas, LLC

3.21+	Articles of Incorporation, filed January 8, 2005, of Buckeye Check Cashing of Kentucky, Inc.

3.22+	Code of Regulations of Buckeye Check Cashing of Kentucky, Inc.

3.23+	Certificate of Incorporation, filed June 23, 2004, of Buckeye Check Cashing of Michigan, Inc.

3.24+	Bylaws of Buckeye Check Cashing of Michigan, Inc.

3.25+	Certificate of Formation, filed May 12, 2006, of Buckeye Check Cashing of Missouri, LLC

3.26+	Amended and Restated Limited Liability Company Agreement of Buckeye Check Cashing of Missouri, LLC

3.27+	Certificate of Formation, filed June 12, 2007, of Buckeye Check Cashing of Texas, LLC

3.28+	Amended and Restated Limited Liability Company Agreement of Buckeye Check Cashing of Texas, LLC

3.29+	Articles of Incorporation, filed July 26, 2004, of Buckeye Check Cashing of Utah, Inc.

3.30+	Code of Regulations of Buckeye Check Cashing of Utah, Inc.

Exhibit No.	Description

3.31+	Articles of Incorporation, filed March 22, 2002, of Buckeye Check Cashing of Virginia, Inc.

3.32+	Code of Regulations of Buckeye Check Cashing of Virginia, Inc.

3.33+	Articles of Incorporation, filed January 20, 1987, of Buckeye Check Cashing, Inc.

3.34+	By-Laws of Buckeye Check Cashing Inc.

3.35+	Certificate of Formation, filed May 31, 2007, of Buckeye Commercial Check Cashing of Florida, LLC

3.36+	Amended and Restated Limited Liability Company Agreement of Buckeye Commercial Check Cashing of Florida, LLC

3.37	Intentionally omitted

3.38	Intentionally omitted

3.39+	Certificate of Formation, filed September 3, 2008, of Buckeye Credit Solutions, LLC

3.40+	Amended and Restated Limited Liability Company Agreement of Buckeye Credit Solutions, LLC

3.41+	Certificate of Formation, filed September 4, 2009, of Buckeye Lending Solutions of Arizona, LLC

3.42+	Amended and Restated Limited Liability Company Agreement of Buckeye Lending Solutions of Arizona, LLC

3.43+	Certificate of Formation, filed July 18, 2008, of Buckeye Lending Solutions, LLC

3.44+	Amended and Restated Limited Liability Company Agreement of Buckeye Lending Solutions, LLC

3.45+	Certificate of Formation, filed May 16, 2008, of Buckeye Small Loans, LLC

3.46+	Amended and Restated Limited Liability Company Agreement of Buckeye Small Loans, LLC

3.47+	Certificate of Formation, filed November 30, 2006, of Buckeye Title Loans of California, LLC

3.48+	Amended and Restated Limited Liability Company Agreement of Buckeye Title Loans of California, LLC

Exhibit No.	Description

3.49+	Certificate of Formation, filed September 14, 2006, of Buckeye Title Loans of Kansas, LLC

3.50+	Amended and Restated Limited Liability Company Agreement of Buckeye Title Loans of Kansas, LLC

3.51+	Certificate of Formation, filed May 18, 2006, of Buckeye Title Loans of Missouri, LLC

3.52+	Amended and Restated Limited Liability Company Agreement of Buckeye Title Loans of Missouri, LLC

3.53+	Certificate of Formation, filed April 4, 2006, of Buckeye Title Loans of Utah, LLC

3.54+	Amended and Restated Limited Liability Company Agreement of Buckeye Title Loans of Utah, LLC

3.55+	Certificate of Formation, filed April 4, 2006, of Buckeye Title Loans of Virginia, LLC

3.56+	Amended and Restated Limited Liability Company Agreement of Buckeye Title Loans of Virginia, LLC

3.57+	Articles of Incorporation, filed November 9, 2005, of Buckeye Title Loans, Inc.

3.58+	Code of Regulations of Buckeye Title Loans, Inc.

3.59+	Certificate of Formation, filed July 13, 2006, of California Check Cashing Stores, LLC

3.60+	Amended and Restated Limited Liability Company Agreement of California Check Cashing Stores, LLC

3.61+	Articles of Organization, filed June 27, 2005, of Cash Central of Alabama, LLC (formerly known as Direct Financial Solutions of Alabama, LLC), as amended

3.62+	Amended and Restated Operating Agreement of Cash Central of Alabama, LLC

3.63+	Articles of Organization, filed June 16, 2005, of Cash Central of Alaska, LLC (formerly known as Direct Financial Solutions of Alaska LLC), as amended

3.64+	Amended and Restated Operating Agreement of Cash Central of Alaska, LLC

3.65+	Articles of Organization, filed June 21, 2005, of Cash Central of California, LLC (formerly known as Direct Financial Solutions of California LLC), as

Exhibit No.	Description

amended

3.66+	Amended and Restated Operating Agreement of Cash Central of California, LLC

3.67+	Certificate of Formation, filed June 21, 2005, of Cash Central of Delaware, LLC (formerly known as Direct Financial Solutions of Delaware LLC), as amended

3.68+	Amended and Restated Limited Liability Company Agreement of Cash Central of Delaware, LLC

3.69+	Articles of Organization for Limited Liability Company, filed August 12, 2005, of Cash Central of Hawaii, LLC (formerly known as Direct Financial Solutions of Hawaii LLC), as amended

3.70+	Amended and Restated Operating Agreement of Cash Central of Hawaii, LLC

3.71+	Articles of Organization Limited Liability Company, filed June 27, 2005, of Cash Central of Idaho, LLC (formerly known as Direct Financial Solutions of Idaho LLC), as amended

3.72+	Amended and Restated Operating Agreement of Cash Central of Idaho, LLC

3.73+	Articles of Organization, filed June 20, 2005, of Cash Central of Kansas, LLC (formerly known as Direct Financial Solutions of Kansas LLC), as amended

3.74+	Amended and Restated Operating Agreement of Cash Central of Kansas, LLC

3.75+	Articles of Organization, filed September 18, 2008, of Cash Central of Minnesota, LLC

3.76+	Amended and Restated Operating Agreement of Cash Central of Minnesota, LLC

3.77+	Articles of Organization, filed June 21, 2005, of Cash Central of Missouri, LLC (formerly known as Direct Financial Solutions of Missouri LLC), as amended

3.78+	Amended and Restated Operating Agreement of Cash Central of Missouri, LLC

3.79+	Articles of Organization, filed August 8, 2005, of Cash Central of Nevada, LLC (formerly known as Direct Financial Solutions of Nevada LLC), as amended

3.80+	Amended and Restated Operating Agreement of Cash Central of Nevada, LLC

Exhibit No.	Description

3.81+	Articles of Organization, filed August 1, 2005, of Cash Central of North Dakota, LLC (formerly known as Direct Financial Solutions of North Dakota LLC), as amended

3.82+	Amended and Restated Operating Agreement of Cash Central of North Dakota, LLC

3.83+	Articles of Organization, filed June 28, 2005, of Cash Central of South Dakota, LLC (formerly known as Direct Financial Solutions of South Dakota LLC), as amended

3.84+	Amended and Restated Operating Agreement of Cash Central of South Dakota, LLC

3.85+	Certificate of Formation, filed April 10, 2006, of Cash Central of Texas, LLC (formerly known as Direct Financial Solutions of Texas LLC), as amended

3.86+	Amended and Restated Limited Liability Company Agreement of Cash Central of Texas, LLC

3.87+	Articles of Organization, filed June 20, 2005, of Cash Central of Utah, LLC (formerly known as Direct Financial Solutions of Utah, LLC), as amended

3.88+	Amended and Restated Operating Agreement of Cash Central of Utah, LLC

3.89+	Certificate of Formation, filed June 20, 2005, of Cash Central of Washington, LLC (formerly known as Direct Financial Solutions of Washington LLC), as amended

3.90+	Amended and Restated Limited Liability Company Agreement of Cash Central of Washington, LLC

3.91+	Articles of Organization, filed June 20, 2005, of Cash Central of Wisconsin, LLC (formely known as Direct Financial Solutions of Wisconsin LLC), as amended

3.92+	Amended and Restated Operating Agreement of Cash Central of Wisconsin, LLC

3.93+	Articles of Organization, filed August 5, 2005, of Cash Central of Wyoming, LLC (formerly known as Direct Financial Solutions of Wyoming LLC), as amended

3.94+	Amended and Restated Operating Agreement of Cash Central of Wyoming, LLC

Exhibit No.	Description

3.95+	Articles of Incorporation, filed September 23, 2005, of CCCIS, Inc.

3.96+	Amended and Restated Bylaws of CCCIS, Inc.

3.97+	Amended and Restated Certificate of Incorporation, filed April 29, 2011, of CCCS Corporate Holdings, Inc., as amended

3.98+	Amended and Restated Bylaws of CCCS Corporate Holdings, Inc.

3.99+	Certificate of Formation, filed July 13, 2006, of CCCS Holdings, LLC

3.100+	Amended and Restated Limited Liability Company Agreement of CCCS Holdings, LLC

3.101+	Certificate of Incorporation, filed April 25, 2006, of CheckSmart Financial Company

3.102+	Bylaws of CheckSmart Financial Company

3.103+	Amended and Restated Certificate of Incorporation, filed April 29, 2011, of Checksmart Financial Holdings Corp., as amended

3.104+	Amended and Restated Bylaws of CheckSmart Financial Holdings Corp.

3.105+	Certificate of Formation, filed February 26, 2007, of CheckSmart Financial, LLC

3.106+	Amended and Restated Limited Liability Company Agreement of CheckSmart Financial, LLC

3.107	Intentionally omitted

3.108	Intentionally omitted

3.109+	Certificate of Incorporation, filed February 18, 2009, of Checksmart Money Order Services, Inc.

3.110+	Bylaws of CheckSmart Money Order Services, Inc.

3.111+	Certificate of Formation, filed August 29, 2011, of Community Choice Family Insurance Agency, LLC (formerly known as Community Choice Family Insurance, LLC), as amended

3.112+	Amended and Restated Limited Liability Company Agreement of Community Choice Family Insurance Agency, LLC

Exhibit No.	Description

3.113+	Certificate of Formation, filed May 7, 2010, of CS-Arizona, LLC

3.114+	Amended and Restated Limited Liability Company Agreement of CS-Arizona, LLC

3.115+

Certificate of Formation and Certificate of Conversion, filed August 10, 2009, of Direct Financial Solutions, LLC (formerly known as Direct Financial Solutions, L.L.C. and Financial Denouement, LLC), as amended

3.116+	Amended and Restated Limited Liability Company Agreement of Direct Financial Solutions, LLC

3.117+	Articles of Incorporation, filed May 25, 2005, of Express Payroll Advance of Ohio, Inc.

3.118+	Code of Regulations of Express Payroll Advance of Ohio, Inc.

3.119+	Amended and Restated Articles of Incorporation, filed March 15, 2007, of Fast Cash, Inc., as amended

3.120+	Amended and Restated Bylaws of Fast Cash, Inc.

3.121+	Certificate of Formation, filed October 13, 2009, of First Virginia Credit Solutions, LLC

3.122+	Amended and Restated Limited Liability Company Agreement of First Virginia Credit Solutions, LLC

3.123+	Certificate of Formation, filed March 26, 2009, of First Virginia Financial Services, LLC

3.124+	Amended and Restated Limited Liability Company Agreement of First Virginia Financial Services, LLC

3.125+	Articles of Organization, filed October 19, 1995, of Hoosier Check Cashing of Ohio, Ltd

3.126+	Amended and Restated Operating Agreement of Hoosier Check Cashing of Ohio, Ltd

3.127+	Articles of Organization, filed September 18, 2003, of Insight Capital, LLC, as amended

3.128+	Amended and Restated Operating Agreement of Insight Capital, LLC

3.129+	Certificate of Formation, filed December 16, 2010, of National Tax Lending, LLC

3.130+	Amended and Restated Limited Liability Company Agreement of National Tax Lending, LLC

3.131+	Articles of Incorporation, filed November 24, 2006, of Reliant Software, Inc.

Exhibit No.	Description

3.132+	Bylaws of Reliant Software, Inc.

4.1	Intentionally omitted

4.2+

Indenture, dated as of April 29, 2011, among Community Choice Financial Inc., the Subsidiary Guarantors (as defined therein) and U.S. Bank National Association, as trustee and collateral agent, with respect to our 10.75% Senior Secured Notes due 2019

4.3+	Revolving Credit Agreement, dated as of April 29, 2011, among Community Choice Financial Inc., the lenders party thereto and Credit Suisse AG, as administrative agent

4.4+	Amended and Restated Credit Agreement, dated as of April 29, 2011, by and between Insight Capital, LLC, and Republic Bank of Chicago

4.5+	First Modification to Amended and Restated Credit Agreement, dated as of July 31, 2011, by and between Insight Capital, LLC, and Republic Bank of Chicago

4.6+

Registration Rights Agreement, dated as of April 29, 2011, among Community Choice Financial Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Jefferies & Company, Inc. and Stephens Inc.

4.7+	First Supplemental Indenture, dated as of April 1, 2012, among Community Choice Financial Inc., the Guaranteeing Subsidiaries (as defined therein) and U.S. Bank National Association, as trustee

4.8+	Indenture, dated as of July 6, 2012, among Community Choice Financial Inc., the Subsidiary Guarantors (as defined therein) and U.S. Bank National Association, as trustee

5.1+	Opinion of Jones Day

5.2	Opinion of Kutak Rock LLP (Kansas)

5.3+	Opinion of Lindquist & Vennum PLLP

5.4	Opinion of McCorriston Miller Mukai MacKinnon LLP

5.5+	Opinion of Serkland Law Firm

5.6	Opinion of Sirote & Permutt PC

5.7+	Opinion of Stoel Rives LLP

5.8	Opinion of Whyte, Hirschboeck Dudek S.C.

5.9	Opinion of Kutak Rock LLP (Missouri)

10.1+	Shareholders Agreement, dated as of April 29, 2011, among Community Choice Financial Inc. and the Shareholders of Community Choice Financial Inc.

10.2+	Community Choice Financial Inc. 2011 Management Equity Incentive Plan, effective as of April 29, 2011

10.3+

Advisory Services and Monitoring Agreement dated as of April 29, 2011, by and among Community Choice Financial Inc., CheckSmart Financial Company, California Check Cashing Stores, LLC, Diamond Castle Holdings, LLC and GGC Administration, LLC

10.4+	Employment Agreement, dated as of May 1, 2006, by and between CheckSmart Financial Company

Exhibit No.	Description

and William E. Saunders, Jr., as amended three times to date, including (A) Restricted Share Award Agreement (2006 Management Equity Incentive Plan), dated as of May 1, 2006, between CheckSmart Financial Holdings Corp. and William E. Saunders, Jr., (B) Tandem Stock Option/Stock Unit Liquidity Event Award Agreement (2006 Management Equity Incentive Plan), dated as of May 1, 2006, between CheckSmart Financial Holdings Corp. and William E. Saunders, Jr. and (C) Confidentiality, Non-Competition and Intellectual Property agreement, dated as of May 1, 2006, between CheckSmart Financial Company and William E. Saunders, Jr.*

10.5+

Employment Agreement, dated as of May 1, 2006, by and between CheckSmart Financial Company and Kyle Hanson, as amended two times to date, including (A) Option Grant Award Agreement (2006 Management Equity Incentive Plan), dated as of May 9, 2006, between CheckSmart Financial Holdings Corp. and Kyle Hanson and (B) Confidentiality, Non-Competition and Intellectual Property agreement, dated as of May 1, 2006, between CheckSmart Financial Company and Kyle Hanson*

10.6+

Employment Agreement, dated as of May 1, 2006, by and between CheckSmart Financial Company and Chad Streff, as amended two times to date, including (A) Stock Appreciation Right Award Agreement (2006 Management Equity Incentive Plan), dated as of May 1, 2006, between CheckSmart Financial Holdings Corp. and Chad M. Streff and (B) Confidentiality, Non-Competition and Intellectual Property agreement, dated as of May 1, 2006, between CheckSmart Financial Company and Chad Streff*

10.7+

Employment Agreement, dated as of January 1, 2011, by and between CheckSmart Financial Company and Michael Durbin, including (A) Option Grant Award Agreement (2006 Management Equity Incentive Plan, as amended), dated as of December 31, 2010, between CheckSmart Financial Holdings Corp. and Michael Durbin and (B) Confidentiality, Non-Competition and Intellectual Property agreement, dated as of January 1, 2011, between CheckSmart Financial Company and Michael Durbin*

10.8+

Employment Agreement, dated as of April 1, 2011, by and between Community Choice Financial Inc. and Bridgette C. Roman, including Confidentiality, Non-Competition and Intellectual Property agreement, dated as of April 1, 2011, between Community Choice Financial Inc. and Bridgette C.

Exhibit No.	Description

Roman*

10.9+	Option Grant Award Agreement (2006 Management Equity Incentive Plan), dated as of June 4, 2007, between CheckSmart Financial Holdings Corp. and Kyle Hanson*

10.10+	Form Option Grant Award Agreement (2006 Management Equity Incentive Plan, as amended), dated as of December 31, 2008, with CheckSmart Financial Holdings Corp.*

10.11+	Option Grant Award Agreement (2006 Management Equity Incentive Plan, as amended), dated as of December 31, 2008, between CheckSmart Financial Holdings Corp. and Bridgette Roman*

10.12+	Stock Appreciation Right Award Agreement (2006 Management Equity Incentive Plan, as amended), dated as of December 31, 2008, between CheckSmart Financial Holdings Corp. and Chad Streff*

10.13+	2012 Executive Compensation, Benefit and Severance Program*

10.14+	Form Option Grant Award Agreement (2011 Management Equity Incentive Plan)*

10.15+	Form Restricted Stock Unit Agreement (2011 Management Equity Incentive Plan)*

10.16+	Amendment to Shareholders Agreement among Community Choice Financial Inc. and the Shareholders of Community Choice Financial Inc., effective as of April 20, 2012

12.1+	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1+	Subsidiaries of Community Choice Financial Inc. Incorporated

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

Exhibit No.	Description

23.3+	Consent of Jones Day (included in Exhibit 5.1 hereto)

23.4	Consent of Kutak Rock LLP (Kansas) (included in Exhibit 5.2 hereto)

23.5+	Consent of Lindquist & Vennum PLLP (included in Exhibit 5.3 hereto)

23.6	Consent of McCorriston Miller Mukai MacKinnon LLP (included in Exhibit 5.4 hereto)

23.7+	Consent of Serkland Law Firm (included in Exhibit 5.5 hereto)

23.8	Consent of Sirote & Permutt PC (included in Exhibit 5.6 hereto)

23.9+	Consent of Stoel Rives LLP (included in Exhibit 5.7 hereto)

23.10	Consent of Whyte, Hirschboeck Dudek S.C. (included in Exhibit 5.8 hereto)

23.11	Consent of Kutak Rock LLP (Missouri) (included in Exhibit 5.9 hereto)

24.1+	Power of Attorney with respect to Community Choice Financial Inc. (included in the signature pages hereto)

24.2+	Power of Attorney with respect to ARH-Arizona, LLC (included in the signature pages hereto)

24.3+	Power of Attorney with respect to BCCI CA, LLC (included in the signature pages hereto)

24.4+	Power of Attorney with respect to BCCI Management Company (included in the signature pages hereto)

24.5+	Power of Attorney with respect to Buckeye Check Cashing II, Inc. (included in the signature pages hereto)

24.6+	Power of Attorney with respect to Buckeye Check Cashing of Arizona, Inc. (included in the signature pages hereto)

24.7+	Power of Attorney with respect to Buckeye Check Cashing of California, LLC (included in the signature pages hereto)

24.8+	Power of Attorney with respect to Buckeye Check Cashing of Florida, Inc. (included in the signature pages hereto)

24.9+	Power of Attorney with respect to Buckeye Check Cashing of Illinois, LLC (included in the signature pages hereto)

24.10+	Power of Attorney with respect to Buckeye Check Cashing of Kansas, LLC (included in the signature pages hereto)

24.11+	Power of Attorney with respect to Buckeye Check Cashing of Kentucky, Inc. (included in the signature pages hereto)

24.12+	Power of Attorney with respect to Buckeye Check Cashing of Michigan, Inc. (included in the signature pages hereto)

24.13+	Power of Attorney with respect to Buckeye Check Cashing of Missouri, LLC(included in the signature pages hereto)

24.14+	Power of Attorney with respect to Buckeye Check Cashing of Texas, LLC (included in the signature pages hereto)

Exhibit No.	Description

24.15+	Power of Attorney with respect to Buckeye Check Cashing of Utah, Inc. (included in the signature pages hereto)

24.16+	Power of Attorney with respect to Buckeye Check Cashing of Virginia, Inc. (included in the signature pages hereto)

24.17+	Power of Attorney with respect to Buckeye Check Cashing, Inc. (included in the signature pages hereto)

24.18+	Power of Attorney with respect to Buckeye Commercial Check Cashing of Florida, LLC (included in the signature pages hereto)

24.19	Intentionally omitted

24.20+	Power of Attorney with respect to Buckeye Credit Solutions, LLC (included in the signature pages hereto)

24.21+	Power of Attorney with respect to Buckeye Lending Solutions of Arizona, LLC (included in the signature pages hereto)

24.22+	Power of Attorney with respect to Buckeye Lending Solutions, LLC (included in the signature pages hereto)

24.23+	Power of Attorney with respect to Buckeye Small Loans, LLC (included in the signature pages hereto)

24.24+	Power of Attorney with respect to Buckeye Title Loans of California, LLC (included in the signature pages hereto)

24.25+	Power of Attorney with respect to Buckeye Title Loans of Kansas, LLC (included in the signature pages hereto)

24.26+	Power of Attorney with respect to Buckeye Title Loans of Missouri, LLC (included in the signature pages hereto)

24.27+	Power of Attorney with respect to Buckeye Title Loans of Utah, LLC (included in the signature pages hereto)

24.28+	Power of Attorney with respect to Buckeye Title Loans of Virginia, LLC (included in the signature pages hereto)

24.29+	Power of Attorney with respect to Buckeye Title Loans, Inc. (included in the signature pages hereto)

Exhibit No.	Description

24.30+	Power of Attorney with respect to California Check Cashing Stores, LLC (included in the signature pages hereto)

24.31+	Power of Attorney with respect to Cash Central of Alabama, LLC (included in the signature pages hereto)

24.32+	Power of Attorney with respect to Cash Central of Alaska, LLC (included in the signature pages hereto)

24.33+	Power of Attorney with respect to Cash Central of California, LLC (included in the signature pages hereto)

24.34+	Power of Attorney with respect to Cash Central of Delaware, LLC (included in the signature pages hereto)

24.35+	Power of Attorney with respect to Cash Central of Hawaii, LLC (included in the signature pages hereto)

24.36+	Power of Attorney with respect to Cash Central of Idaho, LLC (included in the signature pages hereto)

24.37+	Power of Attorney with respect to Cash Central of Kansas, LLC (included in the signature pages hereto)

24.38+	Power of Attorney with respect to Cash Central of Minnesota, LLC (included in the signature pages hereto)

24.39+	Power of Attorney with respect to Cash Central of Missouri, LLC (included in the signature pages hereto)

24.40+	Power of Attorney with respect to Cash Central of Nevada, LLC (included in the signature pages hereto)

24.41+	Power of Attorney with respect to Cash Central of North Dakota, LLC (included in the signature pages hereto)

24.42+	Power of Attorney with respect to Cash Central of South Dakota, LLC (included in the signature pages hereto)

24.43+	Power of Attorney with respect to Cash Central of Texas, LLC (included in the signature pages hereto)

24.44+	Power of Attorney with respect to Cash Central of Utah, LLC (included in the signature pages hereto)

Exhibit No.	Description

24.45+	Power of Attorney with respect to Cash Central of Washington, LLC (included in the signature pages hereto)

24.46+	Power of Attorney with respect to Cash Central of Wyoming, LLC (included in the signature pages hereto)

24.47+	Power of Attorney with respect to Cash Central of Wisconsin, LLC (included in the signature pages hereto)

24.48+	Power of Attorney with respect to CCCIS, Inc. (included in the signature pages hereto)

24.49+	Power of Attorney with respect to CCCS Corporate Holdings, Inc. (included in the signature pages hereto)

24.50+	Power of Attorney with respect to CCCS Holdings, LLC (included in the signature pages hereto)

24.51+	Power of Attorney with respect to CheckSmart Financial Company (included in the signature pages hereto)

24.52+	Power of Attorney with respect to Checksmart Financial Holdings Corp. (included in the signature pages hereto)

24.53+	Power of Attorney with respect to CheckSmart Financial, LLC (included in the signature pages hereto)

24.54	Intentionally omitted

24.55+	Power of Attorney with respect to Checksmart Money Order Services, Inc. (included in the signature pages hereto)

24.56+	Power of Attorney with respect to Community Choice Family Insurance Agency, LLC(included in the signature pages hereto)

24.57+	Power of Attorney with respect to CS-Arizona, LLC (included in the signature pages hereto)

24.58+	Power of Attorney with respect to Direct Financial Solutions, LLC (included in the signature pages hereto)

24.59+	Power of Attorney with respect to Express Payroll Advance of Ohio, Inc. (included in the signature pages hereto)

Exhibit No.	Description

24.60+	Power of Attorney with respect to Fast Cash, Inc. (included in the signature pages hereto)

24.61+	Power of Attorney with respect to First Virginia Credit Solutions, LLC (included in the signature pages hereto)

24.62+	Power of Attorney with respect to First Virginia Financial Services, LLC (included in the signature pages hereto)

24.63+	Power of Attorney with respect to Hoosier Check Cashing of Ohio, Ltd (included in the signature pages hereto)

24.64+	Power of Attorney with respect to Insight Capital, LLC (included in the signature pages hereto)

24.65+	Power of Attorney with respect to National Tax Lending, LLC (included in the signature pages hereto)

24.66+	Power of Attorney with respect to Reliant Software, Inc. (included in the signature pages hereto)

25.1+	Statement of Eligibility of Trustee

99.1+	Form of Letter of Transmittal

99.2+	Form of Notice of Guaranteed Delivery

99.3+	Form of Letter to Clients

99.4+	Form of Letter to Nominees

*              Indicates a management contract or compensation plan or arrangement.

+              Previously filed.

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)           To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)           To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 11th day of September, 2012.

COMMUNITY CHOICE FINANCIAL INC. (Registrant)

By:	/s/ William E. Saunders
Name: William E. Saunders, Jr.
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director
/s/ William E. Saunders	(Principal Executive Officer)	September 11, 2012
William E. Saunders, Jr.

	Chief Financial Officer	September 11, 2012
/s/ Michael Durbin	(Principal Financial Officer and Principal Accounting Officer)
Michael Durbin

*	Chairman of the Board of Directors	September 11, 2012
H. Eugene Lockhart

*	Director	September 11, 2012
Lee A. Wright

*	Director	September 11, 2012
Michael Langer

*	Director	September 11, 2012
Felix Lo

*	Director	September 11, 2012
Andrew Rush

*	Director	September 11, 2012
Eugene Schutt

*	Director	September 11, 2012
David M. Wittels

*              The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named directors and officers.

By:	/s/ Michael Durbin
Attorney-in-fact

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 11th day of September, 2012.

ARH-Arizona, LLC
BCCI CA, LLC
Buckeye Check Cashing of California, LLC
Buckeye Check Cashing of Illinois, LLC
Buckeye Check Cashing of Kansas, LLC
Buckeye Check Cashing of Missouri, LLC
Buckeye Check Cashing of Texas, LLC
Buckeye Commercial Check Cashing of Florida, LLC
Buckeye Credit Solutions, LLC
Buckeye Lending Solutions of Arizona, LLC
Buckeye Lending Solutions, LLC
Buckeye Small Loans, LLC
Buckeye Title Loans of California, LLC
Buckeye Title Loans of Kansas, LLC
Buckeye Title Loans of Missouri, LLC
Buckeye Title Loans of Utah, LLC
Buckeye Title Loans of Virginia, LLC
Checksmart Financial, LLC
CS-Arizona, LLC
First Virginia Credit Solutions, LLC
First Virginia Financial Services, LLC
Hoosier Check Cashing of Ohio, LTD
Insight Capital, LLC
National Tax Lending, LLC (Registrants)

By:	/s/ William E. Saunders
	Name:	William E. Saunders, Jr.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Manager
/s/ William E. Saunders	(Principal Executive Officer)	September 11, 2012
William E. Saunders, Jr.

Chief Financial Officer, Treasurer, Senior Vice President and Manager
/s/ Michael Durbin	(Principal Financial Officer and Principal Accounting Officer)	September 11, 2012
Michael Durbin

*	President and Manager
Kyle Hanson		September 11, 2012

*	Chief Compliance Officer, Chief Technology Officer, Senior Vice President and Manager	September 11, 2012
Chad Streff

*	General Counsel, Secretary, Senior Vice President and Manager
Bridgette Roman		September 11, 2012

*                                         The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named directors and officers.

By:	/s/ Michael Durbin
Attorney-in-fact.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 11th day of September, 2012.

BCCI MANAGEMENT COMPANY
BUCKEYE CHECK CASHING II, INC.
BUCKEYE CHECK CASHING OF ARIZONA, INC.
BUCKEYE CHECK CASHING OF FLORIDA, INC.
BUCKEYE CHECK CASHING OF KENTUCKY, INC.
BUCKEYE CHECK CASHING OF MICHIGAN, INC.
BUCKEYE CHECK CASHING OF UTAH, INC.
BUCKEYE CHECK CASHING OF VIRGINIA, INC.
BUCKEYE CHECK CASHING, INC.
BUCKEYE TITLE LOANS, INC.
CHECKSMART FINANCIAL COMPANY
CHECKSMART MONEY ORDER SERVICES, INC.
EXPRESS PAYROLL ADVANCE OF OHIO, INC. (Registrants)

By:	/s/ William E. Saunders
	Name:	William E. Saunders, Jr.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director
/s/ William E. Saunders	(Principal Executive Officer)	September 11, 2012
William E. Saunders, Jr.

Chief Financial Officer, Treasurer, Senior Vice President and Director
/s/ Michael Durbin	(Principal Financial Officer and Principal Accounting Officer)	September 11, 2012
Michael Durbin

*	President and Director
Kyle Hanson		September 11, 2012

*	Chief Compliance Officer, Chief Technology Officer, Senior Vice President and Director	September 11, 2012
Chad Streff

*	General Counsel, Secretary, Senior Vice President and Director
Bridgette Roman		September 11, 2012

*              The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named directors and officers.

By:	/s/ Michael Durbin
Attorney-in-fact.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Logan, State of Utah, on the 11th day of September, 2012.

Direct Financial Solutions, LLC
Cash Central of Alabama, LLC
Cash Central of Alaska, LLC
Cash Central of California, LLC
Cash Central of Delaware, LLC
Cash Central of Hawaii, LLC
Cash Central of Kansas, LLC
Cash Central of Minnesota, LLC
Cash Central of Missouri, LLC
Cash Central of North Dakota, LLC
Cash Central of South Dakota, LLC
Cash Central of Texas, LLC
Cash Central of Utah, LLC
Cash Central of Washington, LLC
Cash Central of Wyoming, LLC
Cash Central of Wisconsin, LLC
(Registrants)

By:	/s/ William E. Saunders
Name:	William E. Saunders, Jr.
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Manager
/s/ William E. Saunders	(Principal Executive Officer)	September 11, 2012
William E. Saunders, Jr.

	Chief Financial Officer, Treasurer, Senior Vice President and Manager	September 11, 2012
/s/ Michael Durbin	(Principal Financial Officer and Principal Accounting Officer)
Michael Durbin

*	President and Manager	September 11, 2012
Kyle Hanson

*	Chief Compliance Officer, Chief Technology Officer, Senior Vice President and Manager	September 11, 2012
Chad Streff

*	General Counsel, Secretary, Senior Vice President and Manager	September 11, 2012
Bridgette Roman

*	Manager	September 11, 2012
Trevin G. Workman

*	Manager	September 11, 2012
S. Todd Jensen

*              The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named directors, officers and managers.

By:	/s/ Michael Durbin
Attorney-in-fact.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Logan, State of Utah, on the 11th day of September, 2012.

Reliant Software, Inc. (Registrant)

By:	/s/ William E. Saunders
	Name:	William E. Saunders, Jr.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director
/s/ William E. Saunders	(Principal Executive Officer)	September 11, 2012
William E. Saunders, Jr.

/s/ Michael Durbin	Chief Financial Officer, Treasurer, Senior Vice President and Director (Principal Financial Officer and Principal Accounting Officer)	September 11, 2012
Michael Durbin

*	President and Director	September 11, 2012
Kyle Hanson

*	Chief Compliance Officer, Chief Technology Officer, Senior Vice President and Director	September 11, 2012
Chad Streff

*	General Counsel, Secretary, Senior Vice President and Director	September 11, 2012
Bridgette Roman

*	Director	September 11, 2012
Trevin G. Workman

*	Director	September 11, 2012
S. Todd Jensen

*              The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named directors and officers.

By:	/s/ Michael Durbin
Attorney-in-fact.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Logan, State of Utah, on the 11th day of September, 2012.

Cash Central of Nevada, LLC
Cash Central of Idaho, LLC (Registrants)

By:	/s/ Michael Durbin
	Name:	Michael Durbin
	Title:	Chief Financial Officer, Treasurer, Senior Vice
President and Manager

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chief Financial Officer, Treasurer, Senior Vice President and Manager
/s/ Michael Durbin	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	September 11, 2012
Michael Durbin

*	General Counsel, Secretary, Senior Vice President and Manager	September 11, 2012
Bridgette Roman

*	Vice President and Manager	September 11, 2012
Trevin G. Workman

*	Vice President and Manager	September 11, 2012
S. Todd Jensen

*              The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named directors, officers and managers.

By:	/s/ Michael Durbin
Attorney-in-fact.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 11th day of September, 2012.

COMMUNITY CHOICE FAMILY INSURANCE
AGENCY, LLC (Registrant)

By:	/s/ Michael Durbin
	Name:	Michael Durbin
	Title:	Chief Financial Officer, Treasurer, Senior Vice
President and Manager

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chief Financial Officer, Treasurer, Senior Vice President and Manager
/s/ Michael Durbin	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	September 11, 2012
Michael Durbin

*	General Counsel, Secretary, Senior Vice President and Manager	September 11, 2012
Bridgette Roman

*	Manager	September 11, 2012
Brandon Jones

*              The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named directors, officers and managers.

By:	/s/ Michael Durbin
Attorney-in-fact.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 11th day of September, 2012.

Checksmart Financial Holdings Corp.
CCCS Corporate Holdings, Inc. (Registrants)

By:	/s/ William E. Saunders
	Name:	William E. Saunders, Jr.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ William E. Saunders	Chief Executive Officer and Director (Principal Executive Officer)	September 11, 2012
William E. Saunders, Jr.

/s/ Michael Durbin	Chief Financial Officer, Treasurer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)	September 11, 2012
Michael Durbin

*	Chairman of the Board of Directors	September 11, 2012
H. Eugene Lockhart

*	Director	September 11, 2012
Lee A. Wright

*	Director	September 11, 2012
Michael Langer

*	Director	September 11, 2012
Andrew Rush

*	Director	September 11, 2012
David M. Wittels

*	Director	September 11, 2012
Felix Lo

*              The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named directors and officers.

By:	/s/ Michael Durbin
Attorney-in-fact.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 11th day of September, 2012.

CCCS Holdings, LLC
California Check Cashing Stores, LLC (Registrants)

By:	/s/ William E. Saunders
	Name:	William E. Saunders, Jr.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Manager
/s/ William E. Saunders,	(Principal Executive Officer)	September 11, 2012
William E. Saunders, Jr.

	Chief Financial Officer, Treasurer, Senior Vice President and Manager	September 11, 2012
/s/ Michael Durbin	(Principal Financial Officer and Principal Accounting Officer)
Michael Durbin

*	President and Manager	September 11, 2012
Kyle Hanson

*	Chief Compliance Officer, Senior Vice President and Manager	September 11, 2012
Chad Streff

*	Secretary, Senior Vice President and Manager	September 11, 2012
Bridgette Roman

*	Senior Vice President and Manager	September 11, 2012
Lance Solomon

*              The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named directors, officers and managers.

By:	/s/ Michael Durbin
Attorney-in-fact.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 11th day of September, 2012.

CCCIS, INC.
FAST CASH, INC. (Registrants)

By:	/s/ William E. Saunders
	Name:	William E. Saunders, Jr.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director
/s/ William E. Saunders	(Principal Executive Officer)	September 11, 2012
William E. Saunders, Jr.

Chief Financial Officer, Treasurer, Senior Vice President and Director
/s/ Michael Durbin	(Principal Financial Officer and Principal Accounting Officer)	September 11, 2012
Michael Durbin

*	President and Director	September 11, 2012
Kyle Hanson

*	Chief Compliance Officer, Senior Vice President and Director	September 11, 2012
Chad Streff

*	Secretary, Senior Vice President and Director	September 11, 2012
Bridgette Roman

*	Senior Vice President and Director	September 11, 2012
Lance Solomon

*              The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named directors and officers.

By:	/s/ Michael Durbin
Attorney-in-fact.

EXHIBIT INDEX

Exhibit No.	Description

2.1+

Agreement and Plan of Merger, dated as of April 13, 2011, by and among CheckSmart Financial Holdings Corp., Community Choice Financial Inc., CCFI Merger Sub I Inc., CCFI Merger Sub II Inc., the Seller Parties (as defined therein), the Seller Representative (as defined therein), CCCS Corporate Holdings, Inc., CCCS Holdings, LLC and CheckSmart Financial Company

2.2+

First Amendment to Agreement and Plan of Merger, dated as of April 28, 2011, by and among CheckSmart Financial Holdings Corp., Community Choice Financial Inc., CCFI Merger Sub I Inc., CCFI Merger Sub II Inc., the Seller Parties (as defined therein), the Seller Representative (as defined therein), CCCS Corporate Holdings, Inc., CCCS Holdings, LLC and CheckSmart Financial Company

3.1+	Articles of Incorporation of Community Choice Financial Inc.

3.2+	Code of Regulations of Community Choice Financial Inc.

3.3+	Certificate of Formation, filed May 7, 2010, of ARH-Arizona, LLC

3.4+	Amended and Restated Limited Liability Company Agreement of ARH-Arizona, LLC

3.5+	Certificate of Formation, filed April 2, 2007, of BCCI CA, LLC

3.6+	Amended and Restated Limited Liability Company Agreement of BCCI CA, LLC

3.7+	Articles of Incorporation, filed January 24, 2001, of BCCI Management Company

3.8+	Code of Regulations of BCCI Management Company

3.9+	Articles of Incorporation, filed October 15, 1996, of Buckeye Check Cashing II, Inc.

Exhibit No.	Description

3.10+	Code of Regulations of Buckeye Check Cashing II, Inc.

3.11+	Articles of Incorporation, filed June 2, 2000, of Buckeye Check Cashing of Arizona, Inc.

3.12+	Code of Regulations of Buckeye Check Cashing of Arizona, Inc.

3.13+	Certificate of Formation, filed October 18, 2006, of Buckeye Check Cashing of California, LLC

3.14+	Amended and Restated Limited Liability Company Agreement of Buckeye Check Cashing of California, LLC

3.15+	Articles of Incorporation, filed April 20, 2000, of Buckeye Check Cashing of Florida, Inc.

3.16+	Code of Regulations of Buckeye Check Cashing of Florida, Inc.

3.17+	Certificate of Formation, filed January 17, 2011, of Buckeye Check Cashing of Illinois, LLC

3.18+	Amended and Restated Limited Liability Company Agreement of Buckeye Check Cashing of Illinois, LLC

3.19+	Certificate of Formation, filed May 12, 2006, of Buckeye Check Cashing of Kansas, LLC

3.20+	Amended and Restated Limited Liability Company Agreement of Buckeye Check Cashing of Kansas, LLC

3.21+	Articles of Incorporation, filed January 8, 2005, of Buckeye Check Cashing of Kentucky, Inc.

3.22+	Code of Regulations of Buckeye Check Cashing of Kentucky, Inc.

3.23+	Certificate of Incorporation, filed June 23, 2004, of Buckeye Check Cashing of Michigan, Inc.

3.24+	Bylaws of Buckeye Check Cashing of Michigan, Inc.

3.25+	Certificate of Formation, filed May 12, 2006, of Buckeye Check Cashing of Missouri, LLC

3.26+	Amended and Restated Limited Liability Company Agreement of Buckeye Check Cashing of Missouri, LLC

3.27+	Certificate of Formation, filed June 12, 2007, of Buckeye Check Cashing of Texas, LLC

Exhibit No.	Description

3.28+	Amended and Restated Limited Liability Company Agreement of Buckeye Check Cashing of Texas, LLC

3.29+	Articles of Incorporation, filed July 26, 2004, of Buckeye Check Cashing of Utah, Inc.

3.30+	Code of Regulations of Buckeye Check Cashing of Utah, Inc.

3.31+	Articles of Incorporation, filed March 22, 2002, of Buckeye Check Cashing of Virginia, Inc.

3.32+	Code of Regulations of Buckeye Check Cashing of Virginia, Inc.

3.33+	Articles of Incorporation, filed January 20, 1987, of Buckeye Check Cashing, Inc.

3.34+	By-Laws of Buckeye Check Cashing Inc.

3.35+	Certificate of Formation, filed May 31, 2007, of Buckeye Commercial Check Cashing of Florida, LLC

3.36+	Amended and Restated Limited Liability Company Agreement of Buckeye Commercial Check Cashing of Florida, LLC

3.37	Intentionally omitted

3.38	Intentionally omitted

3.39+	Certificate of Formation, filed September 3, 2008, of Buckeye Credit Solutions, LLC

3.40+	Amended and Restated Limited Liability Company Agreement of Buckeye Credit Solutions, LLC

3.41+	Certificate of Formation, filed September 4, 2009, of Buckeye Lending Solutions of Arizona, LLC

3.42+	Amended and Restated Limited Liability Company Agreement of Buckeye Lending Solutions of Arizona, LLC

3.43+	Certificate of Formation, filed July 18, 2008, of Buckeye Lending Solutions, LLC

3.44+	Amended and Restated Limited Liability Company Agreement of Buckeye Lending Solutions, LLC

Exhibit No.	Description

3.45+	Certificate of Formation, filed May 16, 2008, of Buckeye Small Loans, LLC

3.46+	Amended and Restated Limited Liability Company Agreement of Buckeye Small Loans, LLC

3.47+	Certificate of Formation, filed November 30, 2006, of Buckeye Title Loans of California, LLC

3.48+	Amended and Restated Limited Liability Company Agreement of Buckeye Title Loans of California, LLC

3.49+	Certificate of Formation, filed September 14, 2006, of Buckeye Title Loans of Kansas, LLC

3.50+	Amended and Restated Limited Liability Company Agreement of Buckeye Title Loans of Kansas, LLC

3.51+	Certificate of Formation, filed May 18, 2006, of Buckeye Title Loans of Missouri, LLC

3.52+	Amended and Restated Limited Liability Company Agreement of Buckeye Title Loans of Missouri, LLC

3.53+	Certificate of Formation, filed April 4, 2006, of Buckeye Title Loans of Utah, LLC

3.54+	Amended and Restated Limited Liability Company Agreement of Buckeye Title Loans of Utah, LLC

3.55+	Certificate of Formation, filed April 4, 2006, of Buckeye Title Loans of Virginia, LLC

3.56+	Amended and Restated Limited Liability Company Agreement of Buckeye Title Loans of Virginia, LLC

3.57+	Articles of Incorporation, filed November 9, 2005, of Buckeye Title Loans, Inc.

3.58+	Code of Regulations of Buckeye Title Loans, Inc.

3.59+	Certificate of Formation, filed July 13, 2006, of California Check Cashing Stores, LLC

3.60+	Amended and Restated Limited Liability Company Agreement of California Check Cashing Stores, LLC

3.61+	Articles of Organization, filed June 27, 2005, of Cash Central of Alabama, LLC (formerly known as Direct Financial Solutions of Alabama, LLC), as amended

3.62+	Amended and Restated Operating Agreement of Cash Central of Alabama, LLC

Exhibit No.	Description

3.63+	Articles of Organization, filed June 16, 2005, of Cash Central of Alaska, LLC (formerly known as Direct Financial Solutions of Alaska LLC), as amended

3.64+	Amended and Restated Operating Agreement of Cash Central of Alaska, LLC

3.65+	Articles of Organization, filed June 21, 2005, of Cash Central of California, LLC (formerly known as Direct Financial Solutions of California LLC), as amended

3.66+	Amended and Restated Operating Agreement of Cash Central of California, LLC

3.67+	Certificate of Formation, filed June 21, 2005, of Cash Central of Delaware, LLC (formerly known as Direct Financial Solutions of Delaware LLC), as amended

3.68+	Amended and Restated Limited Liability Company Agreement of Cash Central of Delaware, LLC

3.69+	Articles of Organization for Limited Liability Company, filed August 12, 2005, of Cash Central of Hawaii, LLC (formerly known as Direct Financial Solutions of Hawaii LLC), as amended

3.70+	Amended and Restated Operating Agreement of Cash Central of Hawaii, LLC

3.71+	Articles of Organization Limited Liability Company, filed June 27, 2005, of Cash Central of Idaho, LLC (formerly known as Direct Financial Solutions of Idaho LLC), as amended

3.72+	Amended and Restated Operating Agreement of Cash Central of Idaho, LLC

3.73+	Articles of Organization, filed June 20, 2005, of Cash Central of Kansas, LLC (formerly known as Direct Financial Solutions of Kansas LLC), as amended

3.74+	Amended and Restated Operating Agreement of Cash Central of Kansas, LLC

3.75+	Articles of Organization, filed September 18, 2008, of Cash Central of Minnesota, LLC

3.76+	Amended and Restated Operating Agreement of Cash Central of Minnesota, LLC

3.77+	Articles of Organization, filed June 21, 2005, of Cash Central of Missouri, LLC (formerly known as Direct Financial Solutions of Missouri LLC), as amended

Exhibit No.	Description

3.78+	Amended and Restated Operating Agreement of Cash Central of Missouri, LLC

3.79+	Articles of Organization, filed August 8, 2005, of Cash Central of Nevada, LLC (formerly known as Direct Financial Solutions of Nevada LLC), as amended

3.80+	Amended and Restated Operating Agreement of Cash Central of Nevada, LLC

3.81+	Articles of Organization, filed August 1, 2005, of Cash Central of North Dakota, LLC (formerly known as Direct Financial Solutions of North Dakota LLC), as amended

3.82+	Amended and Restated Operating Agreement of Cash Central of North Dakota, LLC

3.83+	Articles of Organization, filed June 28, 2005, of Cash Central of South Dakota, LLC (formerly known as Direct Financial Solutions of South Dakota LLC), as amended

3.84+	Amended and Restated Operating Agreement of Cash Central of South Dakota, LLC

3.85+	Certificate of Formation, filed April 10, 2006, of Cash Central of Texas, LLC (formerly known as Direct Financial Solutions of Texas LLC), as amended

3.86+	Amended and Restated Limited Liability Company Agreement of Cash Central of Texas, LLC

3.87+	Articles of Organization, filed June 20, 2005, of Cash Central of Utah, LLC (formerly known as Direct Financial Solutions of Utah, LLC), as amended

3.88+	Amended and Restated Operating Agreement of Cash Central of Utah, LLC

3.89+	Certificate of Formation, filed June 20, 2005, of Cash Central of Washington, LLC (formerly known as Direct Financial Solutions of Washington LLC), as amended

3.90+	Amended and Restated Limited Liability Company Agreement of Cash Central of Washington, LLC

3.91+	Articles of Organization, filed June 20, 2005, of Cash Central of Wisconsin, LLC (formely known as Direct Financial Solutions of Wisconsin LLC), as amended

Exhibit No.	Description

3.92+	Amended and Restated Operating Agreement of Cash Central of Wisconsin, LLC

3.93+	Articles of Organization, filed August 5, 2005, of Cash Central of Wyoming, LLC (formerly known as Direct Financial Solutions of Wyoming LLC), as amended

3.94+	Amended and Restated Operating Agreement of Cash Central of Wyoming, LLC

3.95+	Articles of Incorporation, filed September 23, 2005, of CCCIS, Inc.

3.96+	Amended and Restated Bylaws of CCCIS, Inc.

3.97+	Amended and Restated Certificate of Incorporation, filed April 29, 2011, of CCCS Corporate Holdings, Inc., as amended

3.98+	Amended and Restated Bylaws of CCCS Corporate Holdings, Inc.

3.99+	Certificate of Formation, filed July 13, 2006, of CCCS Holdings, LLC

3.100+	Amended and Restated Limited Liability Company Agreement of CCCS Holdings, LLC

3.101+	Certificate of Incorporation, filed April 25, 2006, of CheckSmart Financial Company

3.102+	Bylaws of CheckSmart Financial Company

3.103+	Amended and Restated Certificate of Incorporation, filed April 29, 2011, of Checksmart Financial Holdings Corp., as amended

3.104+	Amended and Restated Bylaws of CheckSmart Financial Holdings Corp.

3.105+	Certificate of Formation, filed February 26, 2007, of CheckSmart Financial, LLC

3.106+	Amended and Restated Limited Liability Company Agreement of CheckSmart Financial, LLC

3.107	Intentionally omitted

3.108	Intentionally omitted

3.109+	Certificate of Incorporation, filed February 18, 2009, of Checksmart Money Order Services, Inc.

Exhibit No.	Description

3.110+	Bylaws of CheckSmart Money Order Services, Inc.

3.111+	Certificate of Formation, filed August 29, 2011, of Community Choice Family Insurance Agency, LLC (formerly known as Community Choice Family Insurance, LLC), as amended

3.112+	Amended and Restated Limited Liability Company Agreement of Community Choice Family Insurance Agency, LLC

3.113+	Certificate of Formation, filed May 7, 2010, of CS-Arizona, LLC

3.114+	Amended and Restated Limited Liability Company Agreement of CS-Arizona, LLC

3.115+

Certificate of Formation and Certificate of Conversion, filed August 10, 2009, of Direct Financial Solutions, LLC (formerly known as Direct Financial Solutions, L.L.C. and Financial Denouement, LLC), as amended

3.116+	Amended and Restated Limited Liability Company Agreement of Direct Financial Solutions, LLC

3.117+	Articles of Incorporation, filed May 25, 2005, of Express Payroll Advance of Ohio, Inc.

3.118+	Code of Regulations of Express Payroll Advance of Ohio, Inc.

3.119+	Amended and Restated Articles of Incorporation, filed March 15, 2007, of Fast Cash, Inc., as amended

3.120+	Amended and Restated Bylaws of Fast Cash, Inc.

3.121+	Certificate of Formation, filed October 13, 2009, of First Virginia Credit Solutions, LLC

3.122+	Amended and Restated Limited Liability Company Agreement of First Virginia Credit Solutions, LLC

3.123+	Certificate of Formation, filed March 26, 2009, of First Virginia Financial Services, LLC

3.124+	Amended and Restated Limited Liability Company Agreement of First Virginia Financial Services, LLC

3.125+	Articles of Organization, filed October 19, 1995, of Hoosier Check Cashing of Ohio, Ltd

3.126+	Amended and Restated Operating Agreement of Hoosier Check Cashing of Ohio, Ltd

3.127+	Articles of Organization, filed September 18, 2003, of Insight Capital, LLC, as amended

Exhibit No.	Description

3.128+	Amended and Restated Operating Agreement of Insight Capital, LLC

3.129+	Certificate of Formation, filed December 16, 2010, of National Tax Lending, LLC

3.130+	Amended and Restated Limited Liability Company Agreement of National Tax Lending, LLC

3.131+	Articles of Incorporation, filed November 24, 2006, of Reliant Software, Inc.

3.132+	Bylaws of Reliant Software, Inc.

4.1	Intentionally omitted

4.2+

Indenture, dated as of April 29, 2011, among Community Choice Financial Inc., the Subsidiary Guarantors (as defined therein) and U.S. Bank National Association, as trustee and collateral agent, with respect to our 10.75% Senior Secured Notes due 2019

4.3+	Revolving Credit Agreement, dated as of April 29, 2011, among Community Choice Financial Inc., the lenders party thereto and Credit Suisse AG, as administrative agent

4.4+	Amended and Restated Credit Agreement, dated as of April 29, 2011, by and between Insight Capital, LLC, and Republic Bank of Chicago

4.5+	First Modification to Amended and Restated Credit Agreement, dated as of July 31, 2011, by and between Insight Capital, LLC, and Republic Bank of Chicago

4.6+

Registration Rights Agreement, dated as of April 29, 2011, among Community Choice Financial Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Jefferies & Company, Inc. and Stephens Inc.

4.7+	First Supplemental Indenture, dated as of April 1, 2012, among Community Choice Financial Inc., the Guaranteeing Subsidiaries (as defined therein) and U.S. Bank National Association, as trustee

4.8+	Indenture, dated as of July 6, 2012, among Community Choice Financial Inc., the Guaranteeing Subsidiaries (as defined therein) and U.S. Bank National Association, as trustee

5.1+	Opinion of Jones Day

5.2	Opinion of Kutak Rock LLP (Kansas)

5.3+	Opinion of Lindquist & Vennum PLLP

5.4	Opinion of McCorriston Miller Mukai MacKinnon LLP

5.5+	Opinion of Serkland Law Firm

5.6	Opinion of Sirote & Permutt PC

5.7+	Opinion of Stoel Rives LLP

5.8	Opinion of Whyte, Hirschboeck Dudek S.C.

5.9	Opinion of Kutak Rock LLP (Missouri)

10.1+	Shareholders Agreement, dated as of April 29, 2011, among Community Choice Financial Inc. and the Shareholders of Community Choice Financial Inc.

Exhibit No.	Description

10.2+	Community Choice Financial Inc. 2011 Management Equity Incentive Plan, effective as of April 29, 2011

10.3+

Advisory Services and Monitoring Agreement dated as of April 29, 2011, by and among Community Choice Financial Inc., CheckSmart Financial Company, California Check Cashing Stores, LLC, Diamond Castle Holdings, LLC and GGC Administration, LLC

10.4+

Employment Agreement, dated as of May 1, 2006, by and between CheckSmart Financial Company and William E. Saunders, Jr., as amended three times to date, including (A) Restricted Share Award Agreement (2006 Management Equity Incentive Plan), dated as of May 1, 2006, between CheckSmart Financial Holdings Corp. and William E. Saunders, Jr., (B) Tandem Stock Option/Stock Unit Liquidity Event Award Agreement (2006 Management Equity Incentive Plan), dated as of May 1, 2006, between CheckSmart Financial Holdings Corp. and William E. Saunders, Jr. and (C) Confidentiality, Non-Competition and Intellectual Property agreement, dated as of May 1, 2006, between CheckSmart Financial Company and William E. Saunders, Jr.*

10.5+

Employment Agreement, dated as of May 1, 2006, by and between CheckSmart Financial Company and Kyle Hanson, as amended two times to date, including (A) Option Grant Award Agreement (2006 Management Equity Incentive Plan), dated as of May 9, 2006, between CheckSmart Financial Holdings Corp. and Kyle Hanson and (B) Confidentiality, Non-Competition and Intellectual Property agreement, dated as of May 1, 2006, between CheckSmart Financial Company and Kyle Hanson*

10.6+

Employment Agreement, dated as of May 1, 2006, by and between CheckSmart Financial Company and Chad Streff, as amended two times to date, including (A) Stock Appreciation Right Award Agreement (2006 Management Equity Incentive Plan), dated as of May 1, 2006, between CheckSmart Financial Holdings Corp. and Chad M. Streff and (B) Confidentiality, Non-Competition and Intellectual Property agreement, dated as of May 1, 2006, between CheckSmart Financial Company and Chad Streff*

10.7+

Employment Agreement, dated as of January 1, 2011, by and between CheckSmart Financial Company and Michael Durbin, including (A) Option Grant Award Agreement (2006 Management Equity Incentive Plan, as amended), dated as of December 31, 2010, between CheckSmart Financial Holdings

Exhibit No.	Description

Corp. and Michael Durbin and (B) Confidentiality, Non-Competition and Intellectual Property agreement, dated as of January 1, 2011, between CheckSmart Financial Company and Michael Durbin*

10.8+

Employment Agreement, dated as of April 1, 2011, by and between Community Choice Financial Inc. and Bridgette C. Roman, including Confidentiality, Non-Competition and Intellectual Property agreement, dated as of April 1, 2011, between Community Choice Financial Inc. and Bridgette C. Roman*

10.9+	Option Grant Award Agreement (2006 Management Equity Incentive Plan), dated as of June 4, 2007, between CheckSmart Financial Holdings Corp. and Kyle Hanson*

10.10+	Form Option Grant Award Agreement (2006 Management Equity Incentive Plan, as amended), dated as of December 31, 2008, with CheckSmart Financial Holdings Corp.*

10.11+	Option Grant Award Agreement (2006 Management Equity Incentive Plan, as amended), dated as of December 31, 2008, between CheckSmart Financial Holdings Corp. and Bridgette Roman*

10.12+	Stock Appreciation Right Award Agreement (2006 Management Equity Incentive Plan, as amended), dated as of December 31, 2008, between CheckSmart Financial Holdings Corp. and Chad Streff*

10.13+	2012 Executive Compensation, Benefit and Severance Program*

10.14+	Form Option Grant Award Agreement (2011 Management Equity Incentive Plan)*

10.15+	Form Restricted Stock Unit Agreement (2011 Management Equity Incentive Plan)*

10.16+	Amendment to Shareholders Agreement among Community Choice Financial Inc. and the Shareholders of Community Choice Financial Inc., effective as of April 20, 2012

12.1+	Statement of Computation of Ratio of Earnings to Fixed Charges

Exhibit No.	Description

21.1+	Subsidiaries of Community Choice Financial Inc. Incorporated

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3+	Consent of Jones Day (included in Exhibit 5.1 hereto)

23.4	Consent of Kutak Rock LLP (Kansas) (included in Exhibit 5.2 hereto)

23.5+	Consent of Lindquist & Vennum PLLP (included in Exhibit 5.3 hereto)

23.6	Consent of McCorriston Miller Mukai MacKinnon LLP (included in Exhibit 5.4 hereto)

23.7+	Consent of Serkland Law Firm (included in Exhibit 5.5 hereto)

23.8	Consent of Sirote & Permutt PC (included in Exhibit 5.6 hereto)

23.9+	Consent of Stoel Rives LLP (included in Exhibit 5.7 hereto)

23.10	Consent of Whyte, Hirschboeck Dudek S.C. (included in Exhibit 5.8 hereto)

23.11	Consent of Kutak Rock LLP (Missouri) (included in Exhibit 5.9 hereto)

24.1+	Power of Attorney with respect to Community Choice Financial Inc. (included in the signature pages hereto)

24.2+	Power of Attorney with respect to ARH-Arizona, LLC (included in the signature pages hereto)

24.3+	Power of Attorney with respect to BCCI CA, LLC (included in the signature pages hereto)

24.4+	Power of Attorney with respect to BCCI Management Company (included in the signature pages hereto)

24.5+	Power of Attorney with respect to Buckeye Check Cashing II, Inc. (included in the signature pages hereto)

24.6+	Power of Attorney with respect to Buckeye Check Cashing of Arizona, Inc. (included in the signature pages hereto)

24.7+	Power of Attorney with respect to Buckeye Check Cashing of California, LLC (included in the signature pages hereto)

24.8+	Power of Attorney with respect to Buckeye Check Cashing of Florida, Inc. (included in the signature pages hereto)

24.9+	Power of Attorney with respect to Buckeye Check Cashing of Illinois, LLC (included in the signature pages hereto)

24.10+	Power of Attorney with respect to Buckeye Check Cashing of Kansas, LLC (included in the signature pages hereto)

24.11+	Power of Attorney with respect to Buckeye Check Cashing of Kentucky, Inc. (included in the signature pages hereto)

24.12+	Power of Attorney with respect to Buckeye Check Cashing of Michigan, Inc. (included in the signature pages hereto)

Exhibit No.	Description

24.13+	Power of Attorney with respect to Buckeye Check Cashing of Missouri, LLC(included in the signature pages hereto)

24.14+	Power of Attorney with respect to Buckeye Check Cashing of Texas, LLC (included in the signature pages hereto)

24.15+	Power of Attorney with respect to Buckeye Check Cashing of Utah, Inc. (included in the signature pages hereto)

24.16+	Power of Attorney with respect to Buckeye Check Cashing of Virginia, Inc. (included in the signature pages hereto)

24.17+	Power of Attorney with respect to Buckeye Check Cashing, Inc. (included in the signature pages hereto)

24.18+	Power of Attorney with respect to Buckeye Commercial Check Cashing of Florida, LLC (included in the signature pages hereto)

24.19	Intentionally omitted

24.20+	Power of Attorney with respect to Buckeye Credit Solutions, LLC (included in the signature pages hereto)

24.21+	Power of Attorney with respect to Buckeye Lending Solutions of Arizona, LLC (included in the signature pages hereto)

24.22+	Power of Attorney with respect to Buckeye Lending Solutions, LLC (included in the signature pages hereto)

24.23+	Power of Attorney with respect to Buckeye Small Loans, LLC (included in the signature pages hereto)

24.24+	Power of Attorney with respect to Buckeye Title Loans of California, LLC (included in the signature pages hereto)

24.25+	Power of Attorney with respect to Buckeye Title Loans of Kansas, LLC (included in the signature pages hereto)

24.26+	Power of Attorney with respect to Buckeye Title Loans of Missouri, LLC (included in the signature pages hereto)

Exhibit No.	Description

24.27+	Power of Attorney with respect to Buckeye Title Loans of Utah, LLC (included in the signature pages hereto)

24.28+	Power of Attorney with respect to Buckeye Title Loans of Virginia, LLC (included in the signature pages hereto)

24.29+	Power of Attorney with respect to Buckeye Title Loans, Inc. (included in the signature pages hereto)

24.30+	Power of Attorney with respect to California Check Cashing Stores, LLC (included in the signature pages hereto)

24.31+	Power of Attorney with respect to Cash Central of Alabama, LLC (included in the signature pages hereto)

24.32+	Power of Attorney with respect to Cash Central of Alaska, LLC (included in the signature pages hereto)

24.33+	Power of Attorney with respect to Cash Central of California, LLC (included in the signature pages hereto)

24.34+	Power of Attorney with respect to Cash Central of Delaware, LLC (included in the signature pages hereto)

24.35+	Power of Attorney with respect to Cash Central of Hawaii, LLC (included in the signature pages hereto)

24.36+	Power of Attorney with respect to Cash Central of Idaho, LLC (included in the signature pages hereto)

24.37+	Power of Attorney with respect to Cash Central of Kansas, LLC (included in the signature pages hereto)

24.38+	Power of Attorney with respect to Cash Central of Minnesota, LLC (included in the signature pages hereto)

24.39+	Power of Attorney with respect to Cash Central of Missouri, LLC (included in the signature pages hereto)

24.40+	Power of Attorney with respect to Cash Central of Nevada, LLC (included in the signature pages hereto)

24.41+	Power of Attorney with respect to Cash Central of North Dakota, LLC (included in the signature pages hereto)

Exhibit No.	Description

24.42+	Power of Attorney with respect to Cash Central of South Dakota, LLC (included in the signature pages hereto)

24.43+	Power of Attorney with respect to Cash Central of Texas, LLC (included in the signature pages hereto)

24.44+	Power of Attorney with respect to Cash Central of Utah, LLC (included in the signature pages hereto)

24.45+	Power of Attorney with respect to Cash Central of Washington, LLC (included in the signature pages hereto)

24.46+	Power of Attorney with respect to Cash Central of Wyoming, LLC (included in the signature pages hereto)

24.47+	Power of Attorney with respect to Cash Central of Wisconsin, LLC (included in the signature pages hereto)

24.48+	Power of Attorney with respect to CCCIS, Inc. (included in the signature pages hereto)

24.49+	Power of Attorney with respect to CCCS Corporate Holdings, Inc. (included in the signature pages hereto)

24.50+	Power of Attorney with respect to CCCS Holdings, LLC (included in the signature pages hereto)

24.51+	Power of Attorney with respect to CheckSmart Financial Company (included in the signature pages hereto)

24.52+	Power of Attorney with respect to Checksmart Financial Holdings Corp. (included in the signature pages hereto)

24.53+	Power of Attorney with respect to CheckSmart Financial, LLC (included in the signature pages hereto)

24.54	Intentionally omitted

24.55+	Power of Attorney with respect to Checksmart Money Order Services, Inc. (included in the signature pages hereto)

24.56+	Power of Attorney with respect to Community Choice Family Insurance Agency, LLC(included in the signature pages hereto)

24.57+	Power of Attorney with respect to CS-Arizona, LLC (included in the signature pages hereto)

Exhibit No.	Description

24.58+	Power of Attorney with respect to Direct Financial Solutions, LLC (included in the signature pages hereto)

24.59+	Power of Attorney with respect to Express Payroll Advance of Ohio, Inc. (included in the signature pages hereto)

24.60+	Power of Attorney with respect to Fast Cash, Inc. (included in the signature pages hereto)

24.61+	Power of Attorney with respect to First Virginia Credit Solutions, LLC (included in the signature pages hereto)

24.62+	Power of Attorney with respect to First Virginia Financial Services, LLC (included in the signature pages hereto)

24.63+	Power of Attorney with respect to Hoosier Check Cashing of Ohio, Ltd (included in the signature pages hereto)

24.64+	Power of Attorney with respect to Insight Capital, LLC (included in the signature pages hereto)

24.65+	Power of Attorney with respect to National Tax Lending, LLC (included in the signature pages hereto)

24.66+	Power of Attorney with respect to Reliant Software, Inc. (included in the signature pages hereto)

25.1+	Statement of Eligibility of Trustee

99.1+	Form of Letter of Transmittal

99.2+	Form of Notice of Guaranteed Delivery

99.3+	Form of Letter to Clients

99.4+	Form of Letter to Nominees

*              Indicates a management contract or compensation plan or arrangement.

+              Previously filed.